  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 1997

                                                REGISTRATION NO. 333-27897
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
           TEXAS                     6712                   76-0519693
      (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
       JURISDICTION       CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
    OF INCORPORATION OR
       ORGANIZATION)
                             4400 POST OAK PARKWAY
                             HOUSTON, TEXAS 77027
                                (713) 235-8800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               DAVID C. FARRIES
                           EXECUTIVE VICE PRESIDENT
                    SOUTHWEST BANCORPORATION OF TEXAS, INC.
                             4400 POST OAK PARKWAY
                             HOUSTON, TEXAS 77027
                                (713) 235-8800
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                  COPIES TO:

       MICHAEL P. FINCH, ESQ.                    CHARLES D. POWELL, ESQ.
       VINSON & ELKINS L.L.P.                 BROWN, PARKER & LEAHY, L.L.P.
       1001 FANNIN, SUITE 2300                1200 SMITH STREET, SUITE 3600
      HOUSTON, TEXAS 77002-6760                 HOUSTON, TEXAS 77002-4595
           (713) 758-2128                            (713) 951-5817

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                          PROPOSED
                                           PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF                    MAXIMUM       AGGREGATE      AMOUNT OF
    SECURITIES TO BE      AMOUNT TO BE  OFFERING PRICE    OFFERING     REGISTRATION
       REGISTERED        REGISTERED(1)    PER SHARE       PRICE(2)         FEE
-----------------------------------------------------------------------------------
Common Stock, par value    1,859,375
 $1.00 per share........     shares          N/A        $19,171,000       $5,810
-----------------------------------------------------------------------------------

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(1) Based upon the maximum number of shares that may be issued in the transaction described herein.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, based upon the book value as of March 31, 1997, of all shares of capital stock of Pinemont Bank that may be acquired by the Registrant in the transaction described herein.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                                 PINEMONT BANK
                       12130 HEMPSTEAD HIGHWAY AT BINGLE
                             HOUSTON, TEXAS 77092

                                                                         , 1997

Dear Fellow Shareholder:

  You are cordially invited to a special meeting of the shareholders (the "Meeting") of Pinemont Bank, a Texas banking association (the "Bank"), to be
held on        , 1997, in the office of the Bank at 12130 Hempstead Highway at
Bingle, Houston, Texas 77092, at 10:00 a.m. (local time). The matter to be considered and voted upon at the Meeting is of great importance to the future of your investment in the Bank.

  At the Meeting you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), between Southwest Bancorporation of Texas, Inc., a Texas corporation ("Southwest Bancorp"), Southwest Bank of Texas National Association, a national banking association and wholly owned subsidiary of Southwest Bancorp ("SW Bank") (Southwest Bancorp and SW Bank are collectively referred to as "Southwest") and the Bank, pursuant to which the Bank will be merged with and into SW Bank (the "Merger"), with SW Bank being the surviving entity. Pursuant to the Merger, each issued and outstanding share of common stock of the Bank ("Bank Common Stock") will be converted into the right to receive 0.625 of a share of common stock of Southwest Bancorp.

  We are excited about the prospects of combining the Bank with Southwest and are enthusiastic about the opportunities this brings to the shareholders and customers of the Bank. As each of you is probably aware, the Bank has grown significantly in recent years through implementation of its plan of expansion. The Bank's asset base has grown from approximately $107 million at the end of 1993 to over $235 million today. Earnings and equity have also increased while the Bank's branch network has expanded dramatically. Although these increases have been dramatic, we believe that joining Southwest will create synergies and benefits for the Bank and its shareholders and customers that would not be present if the Bank remained independent.

  Based on total assets, Southwest is the largest independent bank holding company headquartered in the Houston metropolitan area. As discussed in the accompanying Proxy Statement/Prospectus, Southwest had assets of $1.07 billion (which had grown from $43.4 million in 1989 without mergers and acquisitions), net loans of $643.0 million, total deposits of $868.6 million and total shareholders' equity of $79.1 million as of March 31, 1997. Southwest provides a full range of commercial and private banking services, including financial planning and investment management, to small and middle market businesses and individuals in the Houston metropolitan area. The common stock of Southwest is listed for trading on the NASDAQ Stock Market and, as such, would afford each of you liquidity which has not been present in the Bank Common Stock.

  Details of the proposed Merger and other important information are set forth in the accompanying Proxy Statement/Prospectus, which we urge you to read carefully.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN.

  Whether or not you plan to attend the Meeting in person, and regardless of the number of shares you own, we urge you to complete, sign, date and return the enclosed proxy promptly in the accompanying postage-paid envelope. You may, of course, attend the Meeting and vote in person, even if you have previously returned the proxy.

                                          Sincerely yours,

                                          J. Nolan Bedford
                                          President

           PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY
              TODAY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                                 PINEMONT BANK
                            12130 HEMPSTEAD HIGHWAY
                             HOUSTON, TEXAS 77092
                                (713) 462-2611

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON           , 1997

                               ----------------

  A special meeting (the "Special Meeting") of shareholders of Pinemont Bank, a Texas banking association (the "Bank"), will be held at the Bank's offices,
located at 12130 Hempstead Highway, Houston, Texas, on           , 1997, at
10:00 a.m., Houston time, for the following purposes:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated April 28, 1997 (the "Merger Agreement"), among the Bank, Southwest Bancorporation of Texas, Inc. (the "Company") and Southwest Bank of Texas National Association, a wholly-owned subsidiary of the Company ("SW Bank"). The Merger Agreement provides that the Bank will merge with and into SW Bank (the "Merger") and shareholders of the Bank will receive
  0.625 of a share of Common Stock, $1.00 par value, of the Company in exchange for each of their shares of Common Stock, $.66 2/3 par value, of the Bank. A copy of the Merger Agreement is attached as an appendix to the accompanying Proxy Statement/Prospectus.

    2. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only shareholders of record on the books of the Bank at the close of business on July 1, 1997 will be entitled to vote at the Special Meeting or any adjournments thereof.

  Your attention is directed to the Proxy Statement/Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting. Shareholders of the Bank who object to the Merger will be entitled to dissenters' rights in accordance with the Texas Business Corporation Act. The steps which must be taken in order to exercise such rights are described under "The Merger--Dissenters' Rights" in the Proxy Statement/Prospectus and Appendix C thereto.

                                          By Order of the Board of Directors

                                          Ervin A. Lev
                                          Executive Vice President and Cashier

      , 1997

 PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT IS EXERCISED.

          PLEASE DO NOT SEND IN ANY SHARE CERTIFICATES AT THIS TIME.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   2
SUMMARY...................................................................   3
  Parties to the Merger...................................................   3
  Special Meeting and Vote Required.......................................   3
  The Merger..............................................................   4
  Market Information......................................................   6
  Comparison of Rights of Holders of Bank Capital Stock and Company Common
   Stock..................................................................   6
  Historical and Pro Forma Comparative Per Share Data.....................   7
  Selected Consolidated Financial Data--Southwest Bancorporation of Texas,
   Inc....................................................................   8
  Selected Consolidated Financial Data--Pinemont Bank.....................   9
  Pro Forma Combined Condensed Balance Sheet as of March 31, 1997.........  10
  Pro Forma Combined Condensed Statements of Income.......................  11
RISK FACTORS..............................................................  16
  Exposure to Local Economic Conditions...................................  16
  Interest Rate Risk......................................................  16
  Competition.............................................................  16
  Supervision and Regulation..............................................  17
  Dependent on Key Personnel..............................................  17
  Certain Charter and Bylaw Provisions....................................  18
MEETING INFORMATION.......................................................  18
  General.................................................................  18
  Record Date; Voting Rights; Vote Required...............................  18
  Voting and Revocation of Proxies........................................  18
  Solicitation of Proxies.................................................  19
THE MERGER................................................................  19
  General.................................................................  19
  Background and Reasons for the Merger...................................  20
  Opinion of the Bank's Financial Advisor.................................  22
  Merger Consideration....................................................  26
  Bank Stock Options......................................................  26
  Dissenters' Rights......................................................  26
  Surrender of Certificates...............................................  28
  Conditions to the Merger................................................  28
  Regulatory Approvals....................................................  29
  Conduct of Business Pending the Merger..................................  30
  No Solicitation.........................................................  30
  Certain Additional Agreements...........................................  30
  Termination of the Merger Agreement.....................................  31
  Amendment of Merger Agreement...........................................  31
  Waiver of Performance of Obligations....................................  31
  Interests of Certain Persons in the Merger..............................  31
  Certain Federal Income Tax Consequences.................................  32
  Resale of Company Common Stock..........................................  33
  NASDAQ Listing..........................................................  33
  Accounting Treatment....................................................  33
  Expenses................................................................  34

                                                                            PAGE
                                                                            ----
MARKET PRICE OF COMPANY COMMON STOCK......................................   34
COMPANY DIVIDEND POLICY...................................................   34
DESCRIPTION OF SECURITIES OF THE COMPANY..................................   35
  General.................................................................   35
  Company Common Stock....................................................   35
  Preferred Stock.........................................................   35
  Texas Law and Certain Provisions of the Articles of Incorporation and
   Bylaws.................................................................   36
COMPARATIVE RIGHTS OF SHAREHOLDERS........................................   38
  General.................................................................   38
  Directors...............................................................   38
  Amendment of Articles of Association or Incorporation and Bylaws........   39
  Shareholder Approval of Mergers and Asset Sales.........................   39
  Special Meeting.........................................................   39
  Limitation of Director Liability........................................   40
THE BANK..................................................................   40
  Business of the Bank....................................................   40
  Market Areas and Facilities.............................................   41
  Employees...............................................................   42
  Supervision and Regulation..............................................   43
  Dividend History and Market for Capital Stock...........................   45
  Security Ownership of Management and Certain Beneficial Owners..........   46
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF THE BANK...................................................   47
  Overview................................................................   47
  Results of Operations...................................................   47
  Financial Condition.....................................................   50
THE COMPANY...............................................................   57
  Business of the Company.................................................   57
  SW Bank.................................................................   58
  Facilities..............................................................   59
  Competition.............................................................   59
  Employees...............................................................   59
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF THE COMPANY................................................   60
  Overview................................................................   60
  Results of Operations...................................................   60
  Financial Condition.....................................................   67
MANAGEMENT OF THE COMPANY.................................................   80
  Directors and Executive Officers........................................   80
  Committees and Meetings of the Board of Directors.......................   83
  Compensation Committee Interlocks and Insider Participation in
   Compensation Decisions.................................................   83
  Director Compensation...................................................   83
  Executive Compensation..................................................   84
  Interests of Management and Others in Certain Transactions..............   86
PRINCIPAL SHAREHOLDERS....................................................   87

                                                                           PAGE
                                                                           ----
SUPERVISION AND REGULATION................................................  88
  SW Bank.................................................................  88
  The Company.............................................................  91
  Enforcement Powers of the Federal Banking Agencies......................  92
  Expanding Enforcement Authority.........................................  93
  Effect on Economic Environment..........................................  93
LEGAL MATTERS.............................................................  94
EXPERTS...................................................................  94
INDEX TO FINANCIAL STATEMENTS............................................. F-1
APPENDIX A AGREEMENT AND PLAN OF MERGER
APPENDIX B OPINION OF THE CHARLES T. MEEKS COMPANY, INC.
APPENDIX C TEXAS BUSINESS CORPORATION ACT, ARTICLES 5.11, 5.12 AND 5.13

                              PROXY STATEMENT OF
                                 PINEMONT BANK
                     FOR A SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON             , 1997

                               ----------------

                                  PROSPECTUS
                                      OF
                    SOUTHWEST BANCORPORATION OF TEXAS, INC.
                         COMMON STOCK $1.00 PAR VALUE

                               ----------------

  This Proxy Statement/Prospectus is being furnished to the holders of the Common Stock, par value $.66 2/3 per share ("Bank Common Stock"), of Pinemont Bank, a Texas banking association (the "Bank"), in connection with the solicitation of proxies by the board of directors of the Bank (the "Bank Board") for a special meeting of the Bank's shareholders to be held on
               , 1997 (the "Special Meeting").

  At the Special Meeting, the Bank's shareholders will consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated April 28, 1997 (the "Merger Agreement"), among the Bank, Southwest Bancorporation of Texas, Inc., a Texas corporation (the "Company"), and Southwest Bank of Texas National Association, a national banking association and wholly-owned subsidiary of the Company ("SW Bank"), pursuant to which the Bank will be merged with and into SW Bank (the "Merger"). If the Merger Agreement is approved and the Merger becomes effective, a maximum of 1,859,375 shares of the Common Stock, $1.00 par value, of the Company ("Company Common Stock") will be issued to the holders of Bank Common Stock (including holders of outstanding options to purchase Bank Common Stock who exercise such options prior to the Merger), who will receive 0.625 of a share of Company Common Stock in exchange for each of their outstanding shares of Bank Common Stock. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference.

  The Company has filed a registration statement on Form S-4 (File No. 333-27897) (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering under the Securities Act of 1933, as amended (the "Securities Act"), the shares of Company Common Stock to be issued in the Merger. In addition to serving as the proxy statement in connection with the Special Meeting, this document constitutes the prospectus of the Company filed as part of the Registration Statement.

  Company Common Stock trades on The NASDAQ Stock Market ("NASDAQ") under the symbol "SWBT." The closing price of Company Common Stock as reported by NASDAQ
on              , 1997, was $      per share.

  All information concerning the Company contained in this Proxy
Statement/Prospectus has been provided by the Company, and all information concerning the Bank contained in this Proxy Statement/Prospectus has been provided by the Bank.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first
being mailed to shareholders of the Bank on or about            , 1997.

  SEE "RISK FACTORS" ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS OF THE BANK.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED  UPON THE ACCURACY
    OR ADEQUACY OF THIS  PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
     THE CONTRARY IS A CRIMINAL OFFENSE.

THE  SHARES  OF  COMPANY   COMMON  STOCK  OFFERED  BY  THIS  PROXY  STATEMENT/
 PROSPECTUS  ARE NOT  SAVINGS ACCOUNTS,  DEPOSITS OR OTHER  OBLIGATIONS OF  A
  BANK  OR SAVINGS ASSOCIATION  AND ARE NOT INSURED  BY THE FEDERAL  DEPOSIT
   INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

       The date of this Proxy Statement/Prospectus is           , 1997.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, the Company files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D. C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other issuers that file electronically with the Commission (http://www.sec.gov). Reports, proxy statements and other information concerning the Company also may be inspected at the offices of NASDAQ, located at 1735 K Street, N.W., Washington, D.C. 20006.

  This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to the Company, the Bank and the shares of Company Common Stock offered hereby. Statements contained herein concerning the provisions of certain documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached hereto as an appendix.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN MADE OR AUTHORIZED BY THE COMPANY OR THE BANK. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE BANK COMMON STOCK OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE BANK SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                    SUMMARY

  The following summary of the material aspects of the Merger is not intended to be complete and is qualified in all respects by the more detailed information contained in this Proxy Statement/Prospectus and the appendices hereto. Unless otherwise indicated, all share and per share information has been adjusted to give effect to a 2.5 for 1 split of the Company Common Stock (the "Stock Split") effected in the form of a stock dividend issued to shareholders of record as of November 20, 1996. Shareholders of the Bank are urged to read this Proxy Statement/Prospectus and the appendices hereto in their entirety.

PARTIES TO THE MERGER

  THE COMPANY. The Company is a bank holding company headquartered in Houston, Texas. As of March 31, 1997, the Company had assets of $1.07 billion, net loans of $643.0 million, total deposits of $868.6 million and total shareholders' equity of $79.1 million. On January 27, 1997, the Company completed its initial public offering, pursuant to which it issued and sold 1,322,500 shares of Company Common Stock at a price to the public of $16.50 per share. Substantially all of the Company's revenue and income is derived from the operation of its subsidiary, SW Bank, a national bank with seven full service banking facilities in the Houston area. SW Bank provides a full range of commercial and private banking services, including financial planning and investment management, to small and middle market businesses and individuals in the Houston metropolitan area. Based on total assets as of March 31, 1997, the Company is the largest independent bank holding company headquartered in the Houston metropolitan area.

  Walter E. Johnson joined SW Bank in June 1989 as President and Chief Executive Officer and began to assemble the Company's current management team, utilizing his 30 years of Houston banking experience. An opportunity to develop a premier middle market franchise existed because many of the large established Texas banks had either failed or had been acquired by out-of-state banks and many super-community banks were suffering from severe asset quality problems. In addition, some of the large regional banks currently operating in Texas had not entered the market place at that time. As a result, the Company's assets have grown from $43.4 million at June 30, 1989 to $1.07 billion at March 31, 1997, without acquisitions or mergers.

  The Company's business strategy is to (i) target middle market operating companies and private banking customers in the Houston area for loans, deposits and treasury management, investment and international services, (ii) explore selected opportunities to establish branches in areas that demographically complement the Company's existing and targeted customer base and (iii) pursue selected opportunities to acquire other financial institutions.

  THE BANK. The Bank has nine locations in Houston, Texas. At March 31, 1997, the Bank had assets of $235.3 million, net loans of $135.5 million, total deposits of $214.8 million and shareholders' equity of $19.2 million. The Bank provides a wide range of banking services for its commercial, industrial and financial customers. Commercial lending activities include short-term and medium-term loans, revolving credit arrangements, inventory and accounts receivable financing, equipment financing, and interim and long-term real estate lending. Consumer banking services include savings and checking accounts, various savings programs, home improvement loans, real estate loans, and installment and other personal loans. The Bank also provides a 24-hour access to routine banking services through automated teller machines.

SPECIAL MEETING AND VOTE REQUIRED

  SPECIAL MEETING. The Special Meeting will be held on             , 1997, at
the Bank's offices, located at 12130 Hempstead Highway, Houston, Texas for the purpose of voting on a proposal to approve the Merger Agreement. Only holders of record of Bank Common Stock at the close of business on July 1, 1997 (the "Record Date") will be entitled to receive notice of and to vote at the Special Meeting. At such date, there were 2,670,000 shares of Bank Common Stock outstanding and entitled to vote. Each share of Bank Common Stock is entitled to one vote. For additional information relating to the Special Meeting, see "Meeting Information."

  VOTE REQUIRED. Approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank Common Stock. Directors and executive officers of the Bank and their affiliates beneficially owned an aggregate of 1,551,013, or approximately 56.2%, of the shares of Bank Common Stock outstanding on the Record Date. For additional information concerning the number of shares of Bank Common Stock held by the Bank's management, see "Information Concerning the Bank--Security Ownership of Management and Certain Beneficial Owners." If the holders of at least two-thirds of the outstanding shares of Bank Common Stock do not vote in favor of approval of the Merger Agreement, the Bank will continue to act as a separate entity and a going concern. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. Proxies voting against approval of the Merger Agreement may not be used by the Bank's management to vote for adjournment of the Special Meeting to permit further solicitation. MEMBERS OF THE BANK'S MANAGEMENT INTEND TO VOTE ALL SHARES OF BANK COMMON STOCK HELD IN THEIR INDIVIDUAL CAPACITIES IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT. See "Meeting Information--Record Date; Voting Rights; Vote Required."

THE MERGER

  EFFECT OF THE MERGER. If the Merger Agreement is approved and the Merger becomes effective, the Bank will be merged with and into SW Bank and SW Bank, as the surviving corporation in the Merger, will remain a wholly-owned subsidiary of the Company. In the Merger, outstanding shares of Bank Common Stock will be automatically converted into the right to receive 0.625 of a share (the "Exchange Ratio") of Company Common Stock as set forth in the Merger Agreement and described herein. In lieu of issuing fractional shares of Company Common Stock, the Company will pay cash to the holders of Bank Common Stock who would otherwise be entitled to receive fractional shares. See "The Merger-- Merger Consideration."

  BANK STOCK OPTIONS. Pursuant to the Merger, the currently outstanding options to purchase an aggregate of 305,000 shares of Bank Common Stock (the "Bank Stock Options") held by certain employees of the Bank will, in accordance with their terms (unless exercised or terminated prior to the Merger), (i) be converted into options to purchase an aggregate of 190,625 shares of Company Common Stock, in each case, at an exercise price per share equal to the exercise price per share subject thereto divided by 0.625, and (ii) become fully exercisable.

  RECOMMENDATION OF THE BANK'S BOARD OF DIRECTORS. At a meeting of the Board of Directors of the Bank (the "Bank Board") held on April 28, 1997, after considering the terms and conditions of the Merger Agreement, the Bank Board unanimously approved the Merger Agreement. The Bank Board believes that the Merger is advisable and in the best interests of the Bank and its shareholders and recommends that shareholders of the Bank vote "FOR" approval of the Merger Agreement. For a discussion of the circumstances surrounding the Merger and the factors considered by the Bank Board in making its recommendation, see "The Merger--Background and Reasons for the Merger."

  OPINION OF THE BANK'S FINANCIAL ADVISOR. The Bank Board retained The Charles
T. Meeks Company, Inc. ("Meeks") to act as financial advisor in connection with the Merger. Meeks has delivered its written opinion to the Bank Board dated as of April 28, 1997 and reaffirmed as of the date of this Proxy Statement/Prospectus that the consideration to be received by the shareholders of the Bank in the Merger is fair from a financial point of view. The opinion of Meeks is attached as Appendix B to this Proxy Statement/Prospectus. Shareholders are urged to read such opinion in its entirety for a description of the procedures followed, matters considered and limitations on the reviews undertaken in connection therewith. For additional information, see "The Merger--Opinion of the Bank's Financial Advisor."

  CONDITIONS TO THE MERGER; TERMINATION OF THE MERGER AGREEMENT. The obligations of the Company and the Bank to effect the Merger are subject to the satisfaction or, if permissible under the Merger Agreement, waiver of a number of conditions, in addition to approval of the Merger Agreement by the Bank's shareholders. The Merger Agreement allows one or more parties to the Merger to terminate the Merger Agreement if one or more of these conditions are not satisfied or waived. The Merger Agreement may also be terminated at any time prior to the Merger becoming effective by mutual consent of the Company and the Bank, or by either the Company or the Bank if the Merger has not been effected on or before October 31, 1997, provided the failure of the Merger to become effective by such date is not due to the failure of the party seeking to terminate to perform or observe in all material respects its covenants and agreements under the Merger Agreement. See "The Merger--Conditions to the Merger" and "--Termination of the Merger Agreement."

  REGULATORY APPROVALS. The Merger is subject to the approval of the Office of the Comptroller of the Currency (the "OCC"). The Company has filed an application with the OCC requesting approval of the Merger; however, there can be no assurances that the necessary regulatory approval will be obtained or as to the timing of or conditions placed on such approval. The Merger is also subject to certain filing and other requirements of the Texas Department of Banking and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). See "The Merger--Regulatory Approvals."

  EFFECTIVE TIME AND CLOSING OF THE MERGER. The closing of the transactions contemplated by the Merger Agreement (the "Closing") shall take place on a mutually agreeable date following the receipt of all necessary approvals and satisfaction of all closing conditions. The Merger shall become effective at the time that the Company and Bank agree to be the effective time (the "Effective Time").

  NO SOLICITATION. The Bank has agreed under the Merger Agreement that neither it nor any of its directors, officers, employees or agents, will directly or indirectly solicit, authorize the solicitation of or enter into any discussions with any third party concerning any proposal for a merger or other business combination involving the Bank or for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, the Bank (an "Acquisition Proposal"). See "The Merger--No Solicitation."

  INTERESTS OF CERTAIN PERSONS IN THE MERGER. In the Merger, the directors and executive officers of the Bank will receive the same consideration for each of their shares as that received by the other shareholders of the Bank. For information concerning the number of shares of Bank Common Stock held by the directors and executive officers of the Bank, see "The Bank--Security Ownership of Management and Certain Beneficial Owners."

  The Company expects to enter into separate three-year employment agreements (the "Employment Agreements") with J. Nolan Bedford and Maurice L. Junod at annual salaries of $177,575 and $156,700, respectively. Under the terms of the Employment Agreements, (i) Mr. Bedford will be the senior officer in charge of all lending and personnel functions and responsibilities over the Bank's present nine branch locations and will hold the title of Vice Chairman of the Board of Directors of SW Bank, and (ii) Mr. Junod will report to Mr. Bedford and will be the senior officer supervising all lending and personnel functions and responsibilities over the Bank's present nine branch locations. The Employment Agreements also provide that Messrs. Bedford and Junod will be entitled to participate in all of the Company's employee bonus plan, stock option plan, 401(k) plan and health insurance plan in a manner comparable to SW Bank's other senior officers.

  As soon as practicable following the Effective Time, the Company intends to increase the size of its Board of Directors by one member and elect Adolph A. Pfeffer, Jr. to fill the vacancy created by such increase. In addition, the Company intends to cause the Board of Directors of SW Bank to be increased by four members and to elect Adolph A. Pfeffer, Jr., Stanley D. Stearns, Jr., J. Nolan Bedford and Timothy R. Brown as directors of SW Bank to fill the vacancies created by such increase. See "The Merger--Interests of Certain Persons in the Merger."

  DISSENTERS' RIGHTS. The Texas Banking Act (the "TBA") makes the merger procedures of Texas corporations under the Texas Business Corporation Act (the "TBCA") applicable to Texas bank mergers. The TBCA provides that a shareholder of a Texas corporation who dissents from a merger is generally entitled to receive payment of the appraised value of his or her stock. See "The Merger-- Dissenters' Rights."

  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The Merger is intended to be a tax-free reorganization so that no gain or loss will be recognized by the Bank's shareholders who exchange Bank Common Stock for Company Common Stock in the Merger. The Merger's effectiveness is conditioned upon the receipt by the Bank of a written opinion of Brown, Parker & Leahy, L.L.P., counsel to the Bank, substantially to the effect that, for U.S. federal income tax purposes:
(i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the Company, the Bank and SW Bank will each be a party to that reorganization,
(iii) no gain or loss will be recognized by the holders of Bank Common Stock upon receipt of Company Common Stock except for cash received in lieu of fractional shares; and (iv) the basis of the Company Common Stock received by the shareholders of the Bank will be the same as the basis of the Bank Common Stock exchanged therefor (reduced by the excess, if any, of the cash received over the amount of gain recognized on the exchange); and (v) the holding period of the shares of Company Common Stock (including fractional share interests, if any) received by the shareholders of the Bank will include the holding period of the Bank Common Stock, provided such shares of Bank Common Stock were held as a capital asset as of the Effective Time.

  THE U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER MAY BE DIFFERENT FOR PARTICULAR TYPES OF BANK SHAREHOLDERS OR IN LIGHT OF EACH BANK SHAREHOLDER'S PERSONAL INVESTMENT CIRCUMSTANCES. FOR THAT REASON, BANK SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO THEM IN CONNECTION WITH THE MERGER, AS WELL AS THE APPLICATION TO THEM OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS. SEE "THE MERGER--CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES."

  ACCOUNTING TREATMENT. Management of the Company anticipates that the Merger will be accounted for as a "pooling of interests" under generally accepted accounting principles. See "The Merger--Accounting Treatment."

MARKET INFORMATION

  On April 25, 1997, the last business day preceding public announcement of the
Merger Agreement, and on           , 1997, the last practicable date prior to
the mailing of this Proxy Statement/Prospectus, the closing price per share of Company Common Stock (as reported by The NASDAQ Stock Market) was $19.69 and
$         , respectively.

  The market price for Company Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the Effective Time. The market value per share of the Company Common Stock that Bank shareholders ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement/Prospectus. No assurance can be given concerning the market price of Company Common Stock before or after the Effective Time.

COMPARISON OF RIGHTS OF HOLDERS OF BANK CAPITAL STOCK AND COMPANY COMMON STOCK

  As of the date of this Proxy Statement/Prospectus, the rights of the Bank's shareholders are governed by the TBA, the TBCA (with respect to certain matters) and the Bank Articles of Incorporation and Bank Bylaws. At the Effective Time, the Bank shareholders will become shareholders of the Company. As such, their rights will thereafter be governed by the TBCA and the Company Articles of Incorporation and the Company Bylaws. See "Comparative Rights of Shareholders."

              HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

  Set forth below are the comparative earnings and book value per common share data of (a) each of the Company and the Bank on an historical basis, (b) the Company on a pro forma combined basis giving effect to the Merger and (c) the Bank on an equivalent pro forma combined basis giving effect to the Merger, in each case giving effect to the Merger under the pooling of interests method of accounting for business combinations, all on the basis described in the unaudited pro forma condensed financial information and notes thereto included elsewhere in this Proxy Statement/Prospectus. The equivalent pro forma data for the Bank was calculated by multiplying the Company pro forma per common share data by the Exchange Ratio of 0.625. Neither the Company nor the Bank paid any dividends to their common shareholders during the periods presented.

  The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements and related notes of the Company and the Bank and the unaudited pro forma condensed financial information and notes thereto included elsewhere in this Proxy Statement/Prospectus.

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.
                             PER COMMON SHARE DATA

                                               THREE
                                              MONTHS
                                               ENDED
                                             MARCH 31,  YEAR ENDED DECEMBER 31,
                                            ----------- -----------------------
                                            1997  1996   1996    1995    1994
                                            ----- ----- ------- ------- -------
HISTORICAL:
  Net Income............................... $0.32 $0.29 $  1.12 $  0.92 $  0.70
  Book value...............................  8.43  6.07    7.07    5.81    4.65
PRO FORMA COMBINED AFTER THE MERGER:
  Net Income............................... $0.33 $0.29 $  1.14 $  0.95 $  0.70
  Book value...............................  8.89  6.72    7.81    6.45    5.21

                                 PINEMONT BANK
                             PER COMMON SHARE DATA

                                              THREE
                                             MONTHS
                                              ENDED
                                            MARCH 31,  YEAR ENDED DECEMBER 31,
                                           ----------- -----------------------
                                           1997  1996   1996    1995    1994
                                           ----- ----- ------- ------- -------
HISTORICAL:
  Net Income.............................. $0.21 $0.21 $  0.78 $  0.71 $  0.42
  Book value..............................  7.18  6.53    7.02    6.36    5.28
EQUIVALENT PRO FORMA COMBINED AFTER THE
 MERGER:
  Net Income.............................. $0.21 $0.18 $  0.71 $  0.59 $  0.44
  Book value..............................  5.56  4.20    4.88    4.03    3.25

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    SOUTHWEST BANCORPORATION OF TEXAS, INC.

  The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto, appearing elsewhere in this Proxy Statement/Prospectus, and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company." The selected historical consolidated financial data as of the end of and for each of the five years in the period ended December 31, 1996 are derived from the Company's Consolidated Financial Statements which have been audited by independent public accountants. The selected historical consolidated financial data as of and for the three months ended March 31, 1997 and 1996 have not been audited but in the opinion of management, contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the consolidated financial position and consolidated results of operations of the Company as of such dates and for such periods. The financial information and results of operations as of and for the three months ended March 31, 1997, are not necessarily indicative of the financial position or results of operations that may be expected at and for the year ended December 31, 1997, or for any future periods.

                          THREE MONTHS ENDED
                               MARCH 31,          AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                          --------------------  --------------------------------------------------
                             1997       1996       1996       1995      1994      1993      1992
                          ----------  --------  ----------  --------  --------  --------  --------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Interest income........  $   18,360  $ 14,989  $   63,433  $ 50,582  $ 34,288  $ 24,690  $ 18,605
 Interest expense.......       7,860     6,438      27,262    21,890    11,444     7,750     6,631
                          ----------  --------  ----------  --------  --------  --------  --------
   Net interest income..      10,500     8,551      36,171    28,692    22,844    16,940    11,974
 Provision for loan
  losses................         438       280       1,670       925     1,145     1,005       767
                          ----------  --------  ----------  --------  --------  --------  --------
   Net interest income
    after provision for
    loan losses.........      10,062     8,271      34,501    27,767    21,699    15,935    11,207
 Noninterest income.....       1,828     1,065       4,888     3,712     3,063     2,159     1,478
 Noninterest expenses...       7,090     5,395      23,968    19,458    15,782    12,684     9,042
                          ----------  --------  ----------  --------  --------  --------  --------
   Income before taxes..       4,800     3,941      15,421    12,021     8,980     5,410     3,643
 Provision for income
  taxes.................       1,681     1,379       5,376     4,214     3,141     1,871     1,252
 Cumulative effect of
  change in accounting
  principle.............          --        --          --        --        --        16        --
                          ----------  --------  ----------  --------  --------  --------  --------
 Net income before
  extraordinary item....       3,119     2,562      10,045     7,807     5,839     3,555     2,391
 Extraordinary item.....          --        --          --        --        --        --       372
 Preferred stock
  dividend..............          36       115         457        50        --        --        --
                          ----------  --------  ----------  --------  --------  --------  --------
 Net income available
  for common
  shareholders..........  $    3,083  $  2,447  $    9,588  $  7,757  $  5,839  $  3,555  $  2,763
                          ==========  ========  ==========  ========  ========  ========  ========
PER SHARE DATA:
 Net income(1)..........  $     0.32  $   0.29  $     1.12  $   0.92  $   0.70  $   0.43  $   0.44
 Book value.............        8.43      6.07        7.07      5.81      4.65      3.84      3.38
 Weighted average
  common shares and
  common share
  equivalents
  outstanding (in
  thousands)............       9,539     8,488       8,535     8,394     8,302     8,211     6,281
BALANCE SHEET DATA(2):
 Total assets...........  $1,073,498  $833,926  $1,044,499  $825,474  $578,335  $472,314  $339,114
 Securities.............     311,820   318,790     289,217   295,183   151,467   136,504    63,581
 Loans..................     649,334   452,163     601,475   438,259   358,304   285,892   210,458
 Allowance for loan
  losses................       6,302     5,198       6,024     4,921     4,294     3,249     2,204
 Total deposits.........     868,578   670,114     833,569   672,641   489,836   417,695   303,762
 Total shareholders'
  equity................      79,147    46,901      54,669    44,826    35,770    29,443    25,848
PERFORMANCE RATIOS:
 Return on average
  assets................        1.23%     1.27%       1.11%     1.16%     1.14%     0.90%     1.02%
 Return on average
  common equity.........       17.74     21.47       19.44     19.20     17.44     12.93     16.34
 Net interest margin....        4.58      4.53        4.51      4.60      4.82      4.65      4.81
 Efficiency ratio(3)....       58.14     56.12       58.10     58.08     60.67     66.41     67.22
ASSET QUALITY RATIOS(2):
 Nonperforming assets
  to loans and other
  real estate...........        0.24%     0.14%       0.21%     0.07%     0.19%     0.22%     0.31%
 Net charge-offs
  (recoveries) to
  average loans.........        0.11      0.00        0.12      0.08      0.03     (0.02)     0.24
 Allowance for loan
  losses to total
  loans.................        0.97      1.15        1.00      1.12      1.20      1.14      1.05
 Allowance for loan
  losses to
  nonperforming
  loans(4)..............      489.67    843.90      616.58  1,673.78  1,081.58  1,406.84  1,231.31
CAPITAL RATIOS(2):
 Leverage ratio.........        7.77%     6.71%       6.59%     6.29%     6.33%     6.23%     7.62%
 Average shareholders'
  equity to average
  total assets..........        6.91      5.64        5.71      6.04      6.55      6.99      6.25
 Tier 1 risk-based
  capital ratio.........       10.83     11.10        9.49     10.72      9.59     10.04     12.23
 Total risk-based
  capital ratio.........       11.70     12.15       10.41     11.74     10.72     11.15     13.27

-------
(1) Net income per share is based upon the weighted average number of common shares outstanding and common share equivalents during the period.
(2) At period end, except net charge-offs (recoveries) to average loans and average shareholders' equity to average total assets.
(3) Calculated by dividing total noninterest expenses, excluding securities losses, by net interest income plus noninterest income.
(4) Nonperforming loans consist of nonaccrual loans and loans contractually past due 90 days or more.

                            SELECTED FINANCIAL DATA

                                 PINEMONT BANK

  The following selected financial data should be read in conjunction with the Financial Statements of the Bank and the Notes thereto, appearing elsewhere in this Proxy Statement/Prospectus, and the information contained in "The Bank-- Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected historical financial data as of the end of and for each of the five years in the period ended December 31, 1996 are derived from the Bank's Financial Statements which have been audited by independent public accountants. The selected historical financial data as of and for the three months ended March 31, 1997 and 1996 have not been audited but, in the opinion of management of the Bank, contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Bank as of such dates and for such periods. The financial information and results of operations as of and for the three months ended March 31, 1997, are not necessarily indicative of the financial position or results of operations that may be expected at and for the year ended December 31, 1997, or for any future periods.

                            THREE MONTHS                   AS OF AND FOR THE
                           ENDED MARCH 31,              YEAR ENDED DECEMBER 31,
                          ------------------  -----------------------------------------------
                            1997      1996      1996      1995      1994      1993     1992
                          --------  --------  --------  --------  --------  --------  -------
INCOME STATEMENT DATA:
Interest income.........  $  4,227  $  3,345  $ 14,824  $ 11,113  $  7,775  $  6,213  $ 6,489
Interest expense........     1,468     1,139     5,013     3,619     2,404     2,220    2,695
                          --------  --------  --------  --------  --------  --------  -------
   Net interest income..     2,759     2,206     9,811     7,494     5,371     3,993    3,794
Provision for loan
 losses.................       103        60       420       196       204        32       --
                          --------  --------  --------  --------  --------  --------  -------
Net interest income
 after provision for
 loan loss..............     2,656     2,146     9,391     7,298     5,167     3,961    3,794
Noninterest income......       501       422     1,959     1,155       923     1,193    1,286
Noninterest expenses....     2,243     1,862     8,242     6,226     5,121     4,682    4,654
                          --------  --------  --------  --------  --------  --------  -------
 Income before taxes....       914       706     3,108     2,227       969       472      426
 Provision for income
  taxes.................       325       264     1,092       705       321       131      136
                          --------  --------  --------  --------  --------  --------  -------
Net income..............  $    589  $    442  $  2,016  $  1,522  $    648  $    341  $   290
                          ========  ========  ========  ========  ========  ========  =======
PER SHARE DATA:
Net income(1)...........  $   0.21  $   0.21  $   0.78  $   0.71  $   0.42  $   0.23  $  0.19
Book value..............      7.18      6.53      7.02      6.36      5.28      5.77     5.59
Weighted average common
 shares and common share
 equivalents outstanding
 (in thousands).........     2,757     2,139     2,595     2,139     1,552     1,500    1,500
BALANCE SHEET DATA:
Total assets............  $235,311  $185,762  $227,642  $182,142  $125,162  $107,595  $97,964
Securities..............    58,576    50,281    56,181    52,725    44,866    53,457   64,048
Loans...................   136,982   104,674   130,387    93,511    59,297    41,504   25,630
Allowance for loan
 losses.................     1,441     1,167     1,377     1,103       697       552      549
Total deposits..........   214,814   170,716   207,878   167,533   113,645    98,469   88,881
Total shareholders'
 equity.................    19,171    13,848    18,746    13,478    11,199     8,648    8,380
PERFORMANCE RATIOS:
 Return on average
  assets................      1.03%     0.97%     1.01%     1.08%     0.56%     0.33%    0.31%
 Return on average
  common equity.........     12.42     12.70     12.07     12.06      7.54      4.03     3.47
 Net interest margin....      5.42      5.45      5.45      5.84      5.04      4.18     4.40
 Efficiency ratio(3)....     68.80     70.85     70.03     71.99     81.36     90.28    91.61
ASSET QUALITY RATIOS(2):
 Nonperforming assets
  to total loans and
  other real estate.....      0.70%     0.91%     0.51%     0.75%     0.14%     0.47%    0.87%
 Net charge-offs
  (recoveries) to
  average loans.........      0.12     (0.02)     0.13      0.16      0.11      0.09     0.23
 Allowance for loan
  losses to total
  loans.................      1.05      1.11      1.06      1.18      1.18      1.33     2.14
 Allowance for loan
  losses to
  nonperforming
  loans(4)..............    161.73    422.83    208.64    190.83       N/A       N/A   915.00
CAPITAL RATIOS(2):
 Leverage ratio.........      7.85%     6.66%     7.95%     6.85%    10.09%     7.99%    8.68%
 Average shareholders'
  equity to average
  total assets..........      8.29      7.66      8.34      8.95      7.48      8.12     8.96
 Tier 1 risk-based
  capital ratio.........     11.34      9.99     11.46     10.79     17.07     17.17    22.23
 Total risk-based
  capital ratio.........     12.25     10.96     12.37     11.79     18.05     18.26    23.70

--------
(1) Net income per share is based upon the weighted average number of common shares outstanding and common share equivalents during the period.

(2) At period end, except net charge-offs (recoveries) to average loans and average shareholders' equity to average total assets.

(3) Calculated by dividing total noninterest expenses by net interest income plus noninterest income.

(4) Nonperforming loans consist of nonaccrual loans and loans contractually past due 90 days or more.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma combined condensed balance sheet as of March 31, 1997 and the unaudited pro forma combined condensed statements of income for the three months ended March 31, 1997 and for the years ended December 31, 1996, 1995 and 1994 combine the historical financial statements of the Company and the Bank and are presented under the "pooling-of-interest" method of accounting for business combinations. The pro forma combined condensed balance sheet gives effect to the Merger as if the Merger had occurred on March 31, 1997. The pro forma combined condensed statements of income give effect to the Merger as if the Merger had occurred at the beginning of each of the periods presented. The "pooling-of-interests" method of accounting requires all assets and liabilities to be carried at their book values. The Merger represents a stock exchange whereby Bank shareholders will receive 0.625 of a share of Company Common Stock for each share of Bank Common Stock.

  The pro forma statements are provided for informational purposes. The unaudited pro forma combined condensed financial statements presented are not necessarily indicative of the results that would have been obtained if the Merger had occurred on the dates indicated or that may be realized in the future. The unaudited pro forma combined condensed financial statements should be read in conjunction with the audited financial statements and the notes thereto of the Company and the Bank and their unaudited interim financial statements included herein.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 MARCH 31, 1997

                                  (UNAUDITED)

                                                                     PRO FORMA
                                   COMPANY      BANK    ADJUSTMENTS   COMBINED
                                  ----------  --------  -----------  ----------
             ASSETS                         (DOLLARS IN THOUSANDS)
Cash and due from banks.......... $   72,550  $ 10,954               $   83,504
Federal funds sold and interest-
 bearing deposits................     22,600    17,683                   40,283
                                  ----------  --------               ----------
    Total cash and cash
     equivalents.................     95,150    28,637                  123,787
Securities--available for sale...    311,820    58,576                  370,396
Loans receivable, net............    643,032   135,541                  778,573
Premises and equipment, net......      9,548     8,492                   18,040
Accrued interest receivable......      7,264     1,350                    8,614
Prepaid expenses and other as-
 sets............................      6,684     2,715                    9,399
                                  ----------  --------               ----------
    Total assets................. $1,073,498  $235,311               $1,308,809
                                  ==========  ========               ==========
  LIABILITIES AND SHAREHOLDERS'
             EQUITY
Deposits:
  Demand--noninterest-bearing.... $  287,183  $ 64,486               $  351,669
  Demand--interest-bearing.......      8,523    16,765                   25,288
  Money market accounts..........    416,069    48,839                  464,908
  Savings........................      3,194     7,702                   10,896
  Time, $100 and over............     98,071    39,414                  137,485
  Other time.....................     55,538    37,608                   93,146
                                  ----------  --------               ----------
    Total deposits...............    868,578   214,814                1,083,392
Securities sold under repurchase
 agreements......................    116,989        --                  116,989
Other short-term borrowings......      5,044        --                    5,044
Accrued interest payable.........        622       535                    1,157
Other liabilities................      3,118       791                    3,909
                                  ----------  --------               ----------
    Total liabilities............    994,351   216,140                1,210,491
                                  ----------  --------               ----------
Commitments and contingencies
Shareholders' equity:
  Common stock...................      9,391     1,780     (111)(a)      11,060
  Additional paid-in capital.....     38,135    10,395      111 (a)      48,641
  Retained earnings..............     31,813     7,423       --          39,236
  Net unrealized depreciation on
   securities available for sale.       (192)     (427)      --            (619)
                                  ----------  --------     ----      ----------
    Total shareholders' equity...     79,147    19,171       --          98,318
                                  ----------  --------     ----      ----------
    Total liabilities and
     shareholders' equity........ $1,073,498  $235,311       --      $1,308,809
                                  ==========  ========     ====      ==========

             See Notes to Unaudited Pro Forma Financial Statements

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                       THREE MONTHS ENDED MARCH 31, 1997

                                  (UNAUDITED)

                                                                    PRO FORMA
                                         COMPANY  BANK  ADJUSTMENTS COMBINED
                                         ------- ------ ----------- ---------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER
                                                    SHARE AMOUNTS)
Interest income:
  Loans................................. $13,590 $3,190              $16,780
  Securities............................   4,418    859                5,277
  Federal funds sold and other..........     352    178                  530
                                         ------- ------     ---      -------
    Total interest income...............  18,360  4,227               22,587
Interest expense on deposits and other
 borrowings.............................   7,860  1,468                9,328
                                         ------- ------     ---      -------
    Net interest income.................  10,500  2,759               13,259
Provision for loan losses...............     438    103                  541
                                         ------- ------     ---      -------
    Net interest income after provision
     for loan losses....................  10,062  2,656               12,718
                                         ------- ------     ---      -------
Other income:
  Service charges.......................     927    403                1,330
  Other operating income................     764     98                  862
  Gain on sale of securities, net.......     137     --                  137
                                         ------- ------     ---      -------
    Total other income..................   1,828    501                2,329
                                         ------- ------     ---      -------
Other expenses:
  Salaries and employee benefits........   4,204  1,361                5,565
  Occupancy expense.....................   1,219    389                1,608
  Other operating expenses..............   1,667    493                2,160
                                         ------- ------     ---      -------
    Total other expenses................   7,090  2,243                9,333
                                         ------- ------     ---      -------
    Income before income taxes..........   4,800    914                5,714
Provision for income taxes..............   1,681    325                2,006
                                         ------- ------     ---      -------
    Net income before bank preferred
     stock dividend.....................   3,119    589                3,708
SW Bank preferred stock dividend........      36     --                   36
                                         ------- ------     ---      -------
    Net income available for common
     shareholders....................... $ 3,083 $  589              $ 3,672
                                         ======= ======     ===      =======
    Earnings per common share........... $  0.32 $ 0.21              $  0.33
                                         ======= ======              =======
    Weighted average common shares and
     common share equivalents
     outstanding........................   9,539  2,861               11,262(b)
                                         ======= ======              =======

             See Notes to Unaudited Pro Forma Financial Statements

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996

                                  (UNAUDITED)

                                                                    PRO FORMA
                                        COMPANY  BANK   ADJUSTMENTS COMBINED
                                        ------- ------- ----------- ---------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER
                                                   SHARE AMOUNTS)
Interest income:
  Loans................................ $44,709 $11,062              $55,771
  Securities...........................  17,856   3,036               20,892
  Federal funds sold and other.........     868     726                1,594
                                        ------- -------     ---      -------
    Total interest income..............  63,433  14,824               78,257
Interest expense on deposits and other
 borrowings............................  27,262   5,013               32,275
                                        ------- -------     ---      -------
    Net interest income................  36,171   9,811               45,982
Provision for loan losses..............   1,670     420                2,090
                                        ------- -------     ---      -------
    Net interest income after provision
     for loan losses...................  34,501   9,391               43,892
                                        ------- -------     ---      -------
Other income:
  Service charges......................   2,883   1,590                4,473
  Other operating income...............   2,005     369                2,374
                                        ------- -------     ---      -------
    Total other income.................   4,888   1,959                6,847
                                        ------- -------     ---      -------
Other expenses:
  Salaries and employee benefits.......  14,379   4,605               18,984
  Occupancy expense....................   3,475   1,406                4,881
  Loss on sale of securities, net           112      --                  112
  Other operating expenses.............   6,002   2,231                8,233
                                        ------- -------     ---      -------
    Total other expense................  23,968   8,242               32,210
                                        ------- -------     ---      -------
    Income before income taxes.........  15,421   3,108               18,529
Provision for income taxes.............   5,376   1,092                6,468
                                        ------- -------     ---      -------
    Net income before bank preferred
     stock dividend....................  10,045   2,016               12,061
SW Bank preferred stock dividend.......     457      --                  457
                                        ------- -------     ---      -------
    Net income available for common
     shareholders...................... $ 9,588 $ 2,016              $11,604
                                        ======= =======     ===      =======
    Earnings per common share.......... $  1.12 $  0.78              $  1.14
                                        ======= =======              =======
    Weighted average common shares and
     common share equivalents
     outstanding.......................   8,535   2,700               10,157(b)
                                        ======= =======              =======

             See Notes to Unaudited Pro Forma Financial Statements

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1995

                                  (UNAUDITED)

                                                                    PRO FORMA
                                        COMPANY  BANK   ADJUSTMENTS COMBINED
                                        ------- ------- ----------- ---------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER
                                                   SHARE AMOUNTS)
Interest income:
  Loans................................ $37,089 $ 7,925              $45,014
  Securities...........................  11,668   2,622               14,290
  Federal funds sold and other.........   1,825     566                2,391
                                        ------- -------     ---      -------
    Total interest income..............  50,582  11,113               61,695
Interest expense on deposits and other
 borrowings............................  21,890   3,619               25,509
                                        ------- -------     ---      -------
    Net interest income................  28,692   7,494               36,186
Provision for loan losses..............     925     196                1,121
                                        ------- -------     ---      -------
    Net interest income after provision
     for loan losses...................  27,767   7,298               35,065
                                        ------- -------     ---      -------
Other income:
  Service charges......................   2,386     933                3,319
  Other operating income...............   1,326     222                1,548
                                        ------- -------     ---      -------
    Total other income.................   3,712   1,155                4,867
                                        ------- -------     ---      -------
Other expenses:
  Salaries and employee benefits.......  10,686   3,425               14,111
  Occupancy expense....................   2,510     870                3,380
  Other operating expenses.............   6,262   1,931                8,193
                                        ------- -------     ---      -------
    Total other expenses...............  19,458   6,226               25,684
                                        ------- -------     ---      -------
    Income before income taxes.........  12,021   2,227               14,248
Provision for income taxes.............   4,214     705                4,919
                                        ------- -------     ---      -------
    Net income before bank preferred
     stock dividend....................   7,807   1,522                9,329
SW Bank preferred stock dividend.......      50      --                   50
                                        ------- -------     ---      -------
    Net income available for common
     shareholders...................... $ 7,757 $ 1,522              $ 9,279
                                        ======= =======     ===      =======
    Earnings per common share.......... $  0.92 $  0.71              $  0.95
                                        ======= =======              =======
    Weighted average common shares and
     common share equivalents
     outstanding.......................   8,394   2,244                9,731(b)
                                        ======= =======              =======

             See Notes to Unaudited Pro Forma Financial Statements

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1994

                                  (UNAUDITED)

                                                                    PRO FORMA
                                         COMPANY  BANK  ADJUSTMENTS COMBINED
                                         ------- ------ ----------- ---------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER
                                                    SHARE AMOUNTS)
Interest income:
  Loans................................. $26,684 $4,895              $31,579
  Securities............................   6,898  2,632                9,530
  Federal funds sold and other..........     706    248                  954
                                         ------- ------     ---      -------
    Total interest income...............  34,288  7,775               42,063
Interest expense on deposits and other
 borrowings.............................  11,444  2,404               13,848
                                         ------- ------     ---      -------
    Net interest income.................  22,844  5,371               28,215
Provision for loan losses...............   1,145    204                1,349
                                         ------- ------     ---      -------
    Net interest income after provision
     for loan losses....................  21,699  5,167               26,866
                                         ------- ------     ---      -------
Other income:
  Service charges.......................   2,122    736                2,858
  Other operating income................     941    187                1,128
                                         ------- ------     ---      -------
    Total other income..................   3,063    923                3,986
                                         ------- ------     ---      -------
Other expenses:
  Salaries and employee benefits........   8,672  2,725               11,397
  Occupancy expense.....................   1,995    765                2,760
  Other operating expenses..............   5,115  1,631                6,746
                                         ------- ------     ---      -------
    Total other expense.................  15,782  5,121               20,903
                                         ------- ------     ---      -------
    Income before income taxes..........   8,980    969                9,949
Provision for income taxes..............   3,141    321                3,462
                                         ------- ------     ---      -------
    Net income before bank preferred
     stock dividend.....................   5,839    648                6,487
SW Bank preferred stock dividend........      --     --                   --
                                         ------- ------     ---      -------
    Net income available for common
     shareholders....................... $ 5,839 $  648              $ 6,487
                                         ======= ======     ===      =======
    Earnings per common share........... $  0.70 $ 0.42              $  0.70
                                         ======= ======              =======
    Weighted average common shares and
     common share equivalents
     outstanding........................   8,302  1,560                9,272(b)
                                         ======= ======              =======

             See Notes to Unaudited Pro Forma Financial Statements

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

BASIS OF PRESENTATION

  Certain revenues, expenses, assets and liabilities of the Bank have been reclassified to conform with the presentation utilized by the Company. The effects of accounting policy differences are immaterial and have not been adjusted in the unaudited pro forma financial statements.

(A) Bank Common Stock to be exchanged:

   Bank Common Stock outstanding at March 31, 1997...................... 2,670
   Exchange ratio....................................................... 0.625
                                                                         -----
   Assumed number of shares of Company Common Stock issued ............. 1,669
   Par value per share.................................................. $   1
                                                                         -----
   Total amount of Company Common Stock to be issued.................... 1,669
   Amount of Bank Common Stock.......................................... 1,780
                                                                         -----
   Total pro forma adjustment to common stock........................... $(111)
                                                                         =====

  Bank stock options outstanding at March 31, 1997 totaling 305,000 are assumed to be converted to Company stock options totaling 190,625.

(B) Pro forma number of common shares and common share equivalents outstanding represents the historical weighted average shares outstanding of Company Common Stock in addition to the pro forma number of shares of Company Common Stock assumed to be issued in exchange for Bank Common Stock.

                                       THREE MONTHS   YEAR ENDED DECEMBER 31,
                                          ENDED      --------------------------
                                      MARCH 31, 1997   1996     1995     1994
                                      -------------- -------- -------- --------
   Weighted average Bank common
    shares and common share
    equivalents outstanding.........      2,757         2,595    2,139    1,552
   Exchange Ratio...................      0.625         0.625    0.625    0.625
                                          -----      -------- -------- --------
   Assumed number of shares of
    Company Common Stock issued.....      1,723         1,622    1,337      970
                                          =====      ======== ======== ========

                                 RISK FACTORS

  Bank shareholders should carefully review the information contained elsewhere in this Proxy Statement/Prospectus and should particularly consider the following matters. Information contained in this Proxy Statement/Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "projected," "contemplates" or "anticipates" or the negative thereof or other variations thereon or comparable terminology. See, e.g., "Summary--The Company" and "The Company." No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors, such as the general state of the economy, could also cause actual results to vary materially from the future results covered in such forward-looking statements.

EXPOSURE TO LOCAL ECONOMIC CONDITIONS

  The Company's success is dependent to a significant extent upon general economic conditions in the Houston metropolitan area. The banking industry in Texas and Houston is affected by general economic conditions such as inflation, recession, unemployment and other factors beyond the Company's control. During the mid-1980's, severely depressed oil and gas prices materially and adversely affected the Texas and Houston economies, causing recession and unemployment in the region and resulting in excess vacancies in the Houston real estate market and elsewhere in the state. Since 1987, the local economy has improved in part due to its expansion into non-energy related industries. As the Houston economy has diversified away from the energy industry, however, it has become more susceptible to adverse effect resulting from recession in the national economy. Economic recession over a prolonged period of time in the Houston area could cause significant increases in nonperforming assets, thereby causing operating losses, impairing liquidity and eroding capital. There can be no assurance that future adverse changes in the local economy would not have a material adverse effect on the Company's consolidated financial condition, results of operations or cash flows.

INTEREST RATE RISK

  The Company's earnings depend to a substantial extent on "rate differentials," i.e., the differences between the income the Company receives from loans, securities and other earning assets, and the interest expense it pays to obtain deposits and other liabilities. These rates are highly sensitive to many factors which are beyond the Company's control, including general economic conditions and the policies of various governmental and regulatory authorities. For example, in an expanding economy, loan demand usually increases and the interest rates charged on loans usually increase. Increases in the discount rate by the Federal Reserve Board usually lead to rising interest rates, which affect the Company's interest income, interest expense and securities portfolio. Also, governmental policies such as the creation of a tax deduction for individual retirement accounts can increase savings and affect the Company's cost of funds. From time to time, maturities of assets and liabilities are not balanced, and a rapid increase or decrease in interest rates could have an adverse effect on the net interest margin and results of operations of the Company. The nature, timing and effect of any future changes in federal monetary and fiscal policies on the Company and its results of operations are not predictable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company-- Financial Condition--Interest Rate Sensitivity and Liquidity."

COMPETITION

  The banking business is highly competitive, and the profitability of the Company depends principally upon its ability to compete in the Houston metropolitan area. In addition to competing with other commercial and savings banks and savings and loan associations, the Company competes with credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and governmental organizations that may offer subsidized financing at lower rates than those offered by the Company. Many of such competitors have significantly greater financial and other resources than the Company. Although the Company has been able to compete effectively in the past, no assurance can be given that the Company will continue to be able to compete effectively in the future. Various legislative acts in recent years have led to increased competition among financial institutions. There can be no assurance that the United States Congress will not enact legislation that may further increase competitive pressures on the Company. Competition from both financial and non-financial institutions is expected to continue.

SUPERVISION AND REGULATION

  Bank holding companies and banks operate in a highly regulated environment and are subject to extensive supervision and examination by federal and state regulatory agencies. The Company is subject to the Bank Holding Company Act of 1956, as amended (the "BHCA"), and to regulation and supervision by the Federal Reserve Board. SW Bank, as a national banking association, is subject to regulation and supervision by the OCC and, as a result of the insurance of its deposits, the Federal Deposit Insurance Corporation (the "FDIC"). These regulations are intended primarily for the protection of depositors, rather than for the benefit of investors. The Company and SW Bank are subject to changes in federal and state law, as well as changes in regulation and governmental policies, income tax laws and accounting principles. The effects of any potential changes cannot be predicted but could adversely affect the business and operations of the Company and SW Bank in the future.

  Federal Reserve Board policy requires a bank holding company such as the Company to serve as a source of financial strength to its banking subsidiaries and commit resources to their support. The Federal Reserve Board has required bank holding companies to contribute cash to their troubled bank subsidiaries based upon this "source of strength" regulation, which could have the effect of decreasing funds available for distributions to shareholders. See "Supervision and Regulation."

  The Company's principal source of funds is cash dividends from SW Bank. The payment of dividends by SW Bank to the Company is subject to restrictions imposed by federal banking laws, regulations and authorities. Without approval of the OCC, dividends in any calendar year may not exceed SW Bank's total net profits for that year, plus its retained profits for the preceding two years, less any required transfers to capital surplus or to a fund for the retirement of any preferred stock. In addition, a dividend may not be paid in excess of a bank's cumulative net profits after deducting bad debts in excess of the allowance for loan losses. As of March 31, 1997, approximately $20.4 million was available for payment of dividends by SW Bank to the Company under these restrictions without regulatory approval.

  The federal banking statutes also prohibit a national bank from making any capital distribution (including a dividend payment), if, after making the distribution, the institution would be "undercapitalized," as defined by statute. In addition, the relevant federal regulatory agencies also have authority to prohibit a national bank from engaging in an unsafe or unsound practice in conducting its business, as determined by the agency. The payment of dividends could be deemed to constitute such an unsafe or unsound practice, depending upon the financial condition of SW Bank. Regulatory authorities could also impose administratively stricter limitations on the ability of SW Bank to pay dividends to the Company if such limits were deemed appropriate to preserve SW Bank's capital. See "Supervision and Regulation" and "Description of Securities of the Company."

DEPENDENCE ON KEY PERSONNEL

  The Company and SW Bank are dependent on certain key personnel, including Walter E. Johnson, Paul B. Murphy, Jr., Joseph H. Argue, Yale Smith, Steve D. Stephens, Sharon K. Sokol and David C. Farries, each of whom has relationships with customers of SW Bank that the Company considers important to its business. The loss of such individuals or other members of senior management could have an adverse effect on the Company's growth and profitability. The Company has entered into employment contracts with these officers, as described under "Management of the Company." Neither the Company nor SW Bank maintains any key man life insurance policy on any of these individuals or any other member of senior management.

CERTAIN CHARTER AND BYLAW PROVISIONS

  The Company's Articles of Incorporation and Bylaws contain certain provisions that could delay, discourage or prevent an attempted acquisition or change of control of the Company. These provisions include (i) a Board of Directors classified into three classes with the directors of each class having staggered, three-year terms, (ii) a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual meeting of shareholders and (iii) a provision that special meetings of the shareholders of the Company may be called by shareholders only upon the written request of holders of at least 33 1/3% of the outstanding shares of capital stock entitled to vote at any such meeting. The Company's Articles of Incorporation authorize the Board of Directors of the Company to issue shares of preferred stock without shareholder approval and upon such terms as the Board of Directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could also have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in the Company. See "Description of Securities of the Company--Texas Law and Certain Provisions of the Articles of Incorporation and Bylaws."

                              MEETING INFORMATION

GENERAL

  This Proxy Statement/Prospectus is being furnished to holders of Bank Common Stock in connection with the solicitation of proxies by the Bank Board for use
at the Special meeting to be held on            , 1997 and at any adjournments
or postponements thereof. At the Special Meeting, shareholders of the Bank will consider and vote upon a proposal to approve the Merger Agreement. The Bank Board is not aware as of the date of this Proxy Statement/Prospectus of any business to be acted upon at the Special Meeting other than the proposal to approve the Merger Agreement. If other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

RECORD DATE; VOTING RIGHTS; VOTE REQUIRED

  The Bank Board has fixed the close of business on          , 1997 as the
record date for the determination of shareholders of the Bank entitled to receive notice of and to vote at the special Meeting (the "Record Date"). On the Record Date, there were 2,670,000 shares of Bank Common Stock outstanding. Each holder of Bank Common Stock is entitled to one vote per share held of record on the Record Date.

  The presence in person or by proxy at the Special Meeting of the holders of a majority of the outstanding shares of Bank Common Stock will constitute a quorum for the transaction of business at the Special Meeting. Under the TBA and the TBCA, approval of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank Common Stock. Directors and executive officers of the Bank and their affiliates beneficially owned on the Record Date an aggregate of 1,551,013, or approximately 56.2%, of the outstanding shares of Bank Common Stock. MEMBERS OF THE BANK'S MANAGEMENT AND THEIR AFFILIATES INTEND TO VOTE ALL SHARES OF BANK COMMON STOCK HELD BY THEM IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT. For additional information concerning the number of shares of Bank Common Stock held by the Bank's management and their affiliates, see "The Bank-- Security Ownership of Management and Certain Beneficial Owners."

VOTING AND REVOCATION OF PROXIES

  Shares of Bank Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Bank Common Stock represented by such proxy will be voted FOR approval of the Merger Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the cashier of the Bank prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

  A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of such proposal. The proposal to approve the Merger Agreement must be approved by the holders of at least two-thirds of the shares of Bank Common Stock outstanding on the Record Date. Because the proposal to approve the Merger Agreement requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, directors, officers and employees of the Bank may solicit proxies from the shareholders of the Bank, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners. The Bank will bear its own expenses in connection with any solicitation of proxies for the Special Meeting. See "The Merger--Expenses."

  THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF THE BANK. SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS AND TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO THE BANK IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

THE MERGER

  This section of the Proxy Statement/Prospectus describes all material aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. Shareholders are urged to read the Merger Agreement in its entirety.

GENERAL

  At the Effective Time, the Bank will be merged with and into SW Bank, with SW Bank being the surviving corporation in the Merger. Following the Merger, SW Bank will continue to be a wholly-owned subsidiary of the Company, and the Bank will no longer exist as an independent entity. Except with respect to fractional shares as discussed below, if the Merger Agreement is approved and the Merger becomes effective, shareholders of the Bank will receive 0.625 of a share of Company Common Stock for each of their shares of Bank Common Stock. See "--Merger Consideration." Shares of Company Common Stock issued and outstanding immediately before the Effective Time will remain issued and outstanding immediately after the Effective Time.

  The market price for Company Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the Effective Time. The market value of the shares of Company Common Stock that shareholders of the Bank receive at the Effective Time may be more or less than the market value of such shares on the date of this Proxy Statement/Prospectus.

BACKGROUND AND REASONS FOR THE MERGER

  Over the last several years, the Bank has attempted to expand its customer base and market share by opening branch offices and acquiring other institutions in selected markets in the Houston area. These activities have required significant capital investment which the Bank has financed through its cash flow and equity offerings. As the banking industry in the Houston area has undergone significant consolidation over the last several years, the opportunities to acquire other institutions has required more capital. Moreover, this consolidation has brought many larger banking institutions into the markets served by the Bank. These larger banking institutions have greater access to services and technology than the Bank. As a result, the Bank is experiencing greater competition, while at the same time requiring additional capital to expand its operations. While the Bank Board had never solicited offers to sell the Bank or its assets, the Bank Board had not ruled out the possibility of combination with a larger banking institution which would allow the shareholders of the Bank to experience greater value through the access that such larger institution would have to capital, services and technology.

  On January 30, 1997, J. Nolan Bedford, President and Chief Executive Officer of the Bank, and Maurice L. Junod, Vice Chairman and Chief Operating Officer of the Bank, were approached by Walter E. Johnson, Chairman of the Board and Chief Executive Officer of the Company, and Paul B. Murphy, Jr., President of SW Bank, about the possible merger of the Bank with SW Bank in exchange for shares of Company Common Stock. Messrs. Bedford and Junod then met with Adolph
A. Pfeffer, Jr., Chairman of the Bank Board, to discuss the proposal. Thereafter, Messrs. Pfeffer, Bedford and Junod met with Messrs. Johnson and Murphy in several meetings to further define the potential acquisition and to develop a framework for the offer by the Company. On April 4, 1997, the representatives of the Bank presented the proposed offer to the Executive Committee of the Bank Board which determined that the proposed offer should be presented to the entire Bank Board.

  The framework of the proposed transaction between the Bank and the Company was presented to the Bank Board at a special meeting held on April 11, 1997. After reviewing the offer, the Bank Board formed the Southwest Bank Acquisition Special Committee (the "Special Committee") to determine whether to proceed with the proposed transaction, and if the decision was to proceed with the transaction, to negotiate the terms of the proposed transaction and produce a recommendation for the Bank Board with regard to the transaction. The Special Committee was comprised of Robert J. Adam, Anan Golub, Robert G. Pond, Robert A. Skilton and Weems Turner, who are all independent directors of the Bank. The Bank Board then approved engaging Brown, Parker & Leahy, L.L.P. ("Brown, Parker") as the Bank's legal counsel for the negotiations with the Company and approved hiring Meeks as the financial advisor to the Bank Board and the Bank in connection with the proposed transaction.

  The Special Committee held its first meeting on April 14, 1997. The Special Committee confirmed the engagement of Brown, Parker and Meeks to assist the Special Committee in connection with analyzing and negotiating the proposed transaction. The Special Committee reviewed the terms of the proposed transaction as presented to the Bank Board and specifically discussed the merits of accepting stock versus cash in the transaction, including the potential for appreciation in value in a stock transaction and the tax-free nature of the exchange. The Special Committee then discussed the trading risks involved with holding the Company's Common Stock (e.g., a NASDAQ stock with a limited trading volume). Thereafter, the Special Committee discussed the possibility of receiving any additional offers and the responsibilities of the Special Committee if such additional offers were received. With the assistance of Meeks, the Special Committee generally discussed the factors and considerations to be addressed in determining the fair value of the Bank and whether the price proposed by the Company was within the range of fair values for the Bank. The factors that were discussed included calculations of multiples of earnings, the book value of the respective banking institution and comparable banking institutions and a comparison of the two entities on both a stand-alone basis and on a combined basis. The Special Committee made an initial decision to proceed with the negotiation of the proposed transaction in order to more fully develop the terms of the offer.

  The Special Committee held its next meeting on April 18, 1997, and evaluated the negotiation process to that date. Charles D. Powell of Brown, Parker presented the Special Committee with a summary of the initial draft of the Merger Agreement and explained various sections in detail, including the representations and warranties, the covenants, the breakup fee, and termination rights. The Special Committee expressed concern that the restrictive covenants upon the daily business activities of the Bank were too limiting and should be raised to higher levels in order to allow the Bank to operate as usual during the negotiation process. The Special Committee agreed that the breakup fee of $2 million requested by the Company if the Bank did not consummate the transaction was too high and asked that the amount be reduced to a more reasonable level. The Special Committee also reviewed the Bank's due diligence process regarding the Company.

  The Special Committee also reviewed the issue of the employment agreements for senior management of the Bank. The Special Committee agreed that Messrs. Bedford and Junod should negotiate those contracts separate from the overall transaction but that the terms of the employment contracts should be made known to the Special Committee and the Bank Board in order for the Special Committee and the Bank Board to determine whether the transaction, as a whole, will be fair to the shareholders of the Bank.

  On April 22, 1997, the Bank Board and the Special Committee both met to update the respective members on the progress of the transaction. The Bank and the Company had not yet reached agreement on the terms of a definitive Merger Agreement, but both sides were moving forward in the process and refining the Merger Agreement. Significant open issues included the Company bearing the cost of extending liability insurance for the directors of the Bank throughout the period of the statute of limitations and reduction of the breakup fee to an acceptable level for the Bank.

  The Special Committee convened again on April 23, 1997, and Mr. Adam reported on the progress of the negotiations. The negotiations remained focused on the breakup fee, the representations and warranties of the parties, the covenants restricting the activities of the Bank, and the covenant by the Company to refrain from any other material transactions during the period prior to Closing. Mr. Adam reported that the parties had tentatively agreed upon a new breakup fee of $500,000 plus expenses, which were limited to $400,000.

  The Special Committee then received a fairness opinion report (the "Opinion") from Meeks. Meeks' general conclusions in the Opinion were that the offer from the Company was fair to the shareholders of the Bank and should be accepted by the Bank.

  On April 25, 1997 the Special Committee met to conclude its analysis and review of the transaction. Mr. Adam presented an analysis of the SW Bank's CRA Compliance Report and discussed SW Bank's fair lending issues. The Special Committee agreed that there were no areas of concern regarding those issues and that the Special Committee was comfortable with SW Bank's compliance in those areas. The Special Committee then heard a report of the due diligence process of reviewing SW Bank's loan practices. The Special Committee was impressed by the high credit quality of the loans at SW Bank and the experience and knowledge of the credit officers at SW Bank. After further discussion on SW Bank's loan practices, the Special Committee noted that SW Bank had a very different customer base and a larger number of higher net worth clients than the Bank. The Special Committee agreed that it was comfortable with the lending philosophy of SW Bank.

  The next topic at the meeting was a discussion regarding the insurance coverage to be provided to the directors of the Bank throughout the period of the statute of limitations. The Special Committee agreed that the coverage would be set for four years and that the legal fee element of the termination fee would be capped at $125,000.

  After further discussion, the Special Committee unanimously adopted a resolution recommending the adoption of the Merger Agreement by the Bank Board and stating that the terms and conditions of the Merger Agreement were fair to the shareholders of the Bank (collectively, the "Recommendation"). All of the material factors, which were considered as a whole by the Bank Board in accepting the Company's offer were as follows:

  . The Exchange Ratio would result in a premium to the shareholders of the Bank for their shares which was comparable to premiums in other similar transactions.

  . The increase in liquidity offered to the shareholders of the Bank.

  . The ability to consummate the transaction as a tax-free merger.

  . The Opinion of Meeks.

  . The complementary nature of the Bank's and the Company's respective businesses and business practices.

  . The strength of the Company's management and the potential of aligning the Bank with the premier independent bank in Houston, Texas.

  . The efficiencies and accretive benefits of operating the Bank and SW Bank as a combined entity.

  . The potential for new business and an expanded client base of the combined entity.

  . The investments in technology by the Company and the benefits such investments would bring to the combined entity.

  On April 28, 1997 the Bank Board convened a meeting to review the Recommendation and to consider the transaction. All directors were present at the meeting. Each director of the Bank had received a copy of the Recommendation and the most recent draft of the Merger Agreement prior to the meeting. At the meeting, Mr. Adam presented the Recommendation and discussed with the Bank Board the Special Committee's reasons for accepting the offer by the Company. The Bank Board, after a discussion of the merits of the Merger Agreement, unanimously voted to accept the Merger Agreement and directed Mr. Bedford to execute the Merger Agreement on behalf of the Bank. The Bank Board agreed that accepting the Merger Agreement and effecting the Merger were both in the best interests of the Bank and its shareholders.

  FOR REASONS SET FORTH ABOVE, THE BANK BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS FAIR TO AND IN THE BEST INTERESTS OF THE BANK'S SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF THE BANK VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF THE BANK'S FINANCIAL ADVISOR

  In April, 1997 the Bank retained Meeks, an investment banking firm located in Austin, Texas, on the basis of its experience, to render the Opinion regarding the Merger to the Bank Board. Meeks has extensive experience in consulting for the banking industry, including the appraisal and valuation of banking institutions and their securities in connection with mergers and acquisitions, having participated in the completion of over ten mergers and acquisitions. Meeks has familiarity with and involvement with the banking industry nationwide, as well as familiarity with the Texas market and recent transactions in this market, with the owner, Charles T. Meeks, having served as a banker for 38 years and a bank consultant for eight years. Meeks reviewed the negotiated terms of the Merger Agreement, including corporate governance matters. The Bank paid Meeks a fee of $21,500 in connection with its services relating to the Meger and the rendering of the Opinion.

  On April 23, 1997 and in connection with its consideration of the Merger Agreement, Meeks issued to the Bank Board its opinion (the "Opinion"), that the terms of the Merger as provided in the Merger Agreement are fair and equitable, from a financial perspective, to the Bank and its shareholders. The Opinion was based upon conditions as they existed on April 23, 1997; however, the Opinion was reaffirmed by Meeks as of the date of this Proxy Statement/Prospectus. A copy of the Opinion is attached as Appendix B to this Proxy Statement/Prospectus and should be read in its entirety by the Bank's shareholders. The Opinion does not constitute an endorsement of the Merger or a recommendation to any shareholder as to how such shareholder should vote in connection with the approval of the Merger and the Merger Agreement.

  In rendering the Opinion, Meeks reviewed certain publicly available information concerning the Bank, the Company and SW Bank. Meeks also considered other nonpublic information and factors in making its evaluation. In arriving at the Opinion, Meeks reviewed: (i) the Merger Agreement; (ii) the most recent audited balance sheets and income statements of the Bank; (iii) the most recent listing of the Bank's marketable securities showing rate, maturity and market value as compared to book value; (iv) the Bank's internal loan classification list; (v) the 1997 budget and performance to date of the Bank; (vi) the minutes of meetings of the Bank Board and special committees thereof; (vii) the most recent monthly report of the Bank Board; (viii) the analysis of loan loss reserve adequacy for the Bank; (ix) market conditions and current trading levels of the Bank Common Stock; (x) information regarding lawsuits in which the Bank is a defendant; (xi) information regarding real estate owned and leased by the Bank, and (xii) other information as supplied by the Bank. Meeks also reviewed all of the above items with regard to the Company and SW Bank. Reviews were conducted primarily onsite at the applicable corporate headquarters.

  In reaching the Opinion, Meeks analyzed the total purchase price on a fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples (market value), net present value, return on investment and the price as a percentage of total assets based on certain assumptions of projected growth, earnings and dividends. Meeks also considered, as one of the methods of determining the fairness of the transaction, the financial projections for both the Bank and the Company, compared to the projected earnings per share and equity per share following the Merger.

  In performing its analysis, Meeks relied upon financial projections for the Bank which were prepared and furnished by management of the Bank and certain financial projections made by Meeks. Meeks also relied on financial projections for the Company made by Meeks following discussions with the management of the Company and a review of the financial information supplied by management. The internal management projections provided to Meeks in connection with its review of the Merger are not publicly disclosed, as they were not prepared with a view towards public disclosure. The projections were based on reasonable assumptions which are reasonably believed by management and which are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

  In addition, Meeks discussed with management of the Bank and the Company the relative operating performance and future prospects of each organization, primarily with respect to the current level of their earnings and future expected operating results, giving weight to Meeks' assessment of the future of the banking industry and each organization's performance within the industry. Meeks also extensively discussed with management of the Bank and the Company the future prospects for the Company following the Merger.

  Many variables affect the value of banks, not the least of which is the uncertainty of future events, so that the relative importance of the valuation variables fluctuates in different situations, with the result that appraisal theorists argue about which variables are the most appropriate. However, most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity and asset quality. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights, block size, history of past sales of the banking company's stock, nature and relationship of the other shareholdings in the bank, and special ownership or management considerations.

  NET ASSET VALUE. Net asset value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate depreciation or appreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, net asset value is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking) this method still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to a going concern such as the interrelationship among a company's assets and liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, Meeks has given limited weight to the net asset value method of valuation in its analysis.

  MARKET VALUE. Market value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and quality of the comparable data are deemed sufficient. However, the relatively limited trading market for the stock of the banking company being appraised may require alternative methods for comparative pricing purposes. Such is the case when valuing the Bank Common Stock. The hypothetical market value for a small bank with a thinly trading market for its stock is normally determined by comparison to the average price-to-earnings, price-to-equity and dividend yield of local or regional publicly-traded bank issues, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a bank is determined by the previous sales of banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weight than the net asset value and similar emphasis as to investment value discussed below.

  Meeks accesses files concerning the prices paid for banking institutions nationwide. The information includes transactions involving Texas banking organizations which sold for 100% common stock during 1996 and for the five prior years. The information provides comparable pricing and financial performance data for banking organizations sold or acquired. The information presents averages of financial performance and purchase price levels, thereby facilitating a valid purchase price analysis. In analyzing the transaction value of the Merger, Meeks considered the market approach and evaluated price-to-equity and price-to-earnings multiples of transactions in Texas during 1996.

  COMPARABLE SALES MULTIPLES. Meeks calculated an "Adjusted Book Value" of $11.41 per share of Bank Common Stock based on the Bank's April 23, 1997 shareholders' equity and the average price-to-equity multiple of 1.80x for Texas bank transactions during 1996. This calculation result was then compared to the transaction value of $12.11 per share, which is 1.90x the book value per share of the Bank Common Stock. (The transaction value of $12.11 per share is equal to 0.625 multiplied by $19.375, which was the market price per share of the Company Common Stock at the time of the determination of the Exchange Ratio.) Meeks calculated an "Adjusted Earnings Value" of $8.00 per share based on the Bank's estimated 1997 earnings and the average price-to-earnings multiple of 11.43x for Texas bank transactions during 1996. Meeks then compared this to the transaction price of $12.11 per share, which is 17.28x the Bank's estimated 1997 earnings per share. The financial performance characteristics of the banking organizations in Texas may vary substantially in many cases from those of the Bank. When the variance is significant for relevant performance factors, adjustment to the price multiples are appropriate when comparing them to the transaction value.

  INVESTMENT VALUE. Investment value is sometimes referred to as the income value or earnings value. One frequently used investment value method estimates the present value of a bank's future earnings. Another popular investment value method determines the level of current annual benefits (earnings, dividends, etc.), and then capitalizes one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. The investment value methods which were analyzed in connection with this transaction were the net present value analysis and the return on investment analysis, which are discussed below.

  NET PRESENT VALUE ANALYSIS. The investment or earnings value of any banking organization's stock is an estimate of the present value of the future benefits, usually earnings or dividends, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over ten years normally and the residual value of the earnings stream after ten years, using an appropriate capitalization rate (the net present value discount rate). Meeks' computations were based on an analysis of the banking industry, the economic and competitive situations in the Bank's market area, its current financial condition and historical levels of growth and earnings. Using a net present value discount rate of 12%, the "Net Present Value of Future Earnings" equaled $5.40 per share of Bank Common Stock compared to the transaction value of $12.11 per share.

  RETURN ON INVESTMENT ANALYSIS. Return on investment analysis (ROI) analyzes the ten-year ROI of an equity investment at the fair market value of $9.00 per share for Bank Common Stock compared to a liquidation at projected book value ten years forward. This ROI analysis provides a benchmark for assessing the validity of the value of a majority block of stock. The ROI analysis is one approach to valuing a going concern, and is directly impacted by the earnings stream, dividend payout levels and levels of debt, if any. Other financial and nonfinancial factors indirectly affect the ROI; however, these factors more directly influence the level of ROI an investor would demand from an investment in a majority block of stock of a specific bank at a certain point in time. The ROI assuming liquidation of the Bank Common Stock at book value in ten years equaled 7.89%, which compares unfavorably to the ROI generated in comparable transactions.

  TRANSACTION VALUE AS A PERCENTAGE OF TOTAL ASSETS. A price level indicator, the transaction value as a percentage of total assets, may be used to confirm the validity of the transaction value. The transaction value as a percentage of total assets facilitates an accurate price level comparison with comparable banking organizations, regardless of the differing levels of equity capital and earnings. In this instance the transaction value as a percentage of total assets of the Bank as of April 23, 1997 was 14.54%, which was well within the acceptable range and compares very favorably to the average of 16.01% generated in comparable transactions.

  Finally, another test of appropriateness for the transaction value of a majority block of stock is the net present value-to-transaction value ratio. Theoretically, an earnings stream may be valued through the use of a net present value analysis. In Meeks' experience with majority block community bank stock valuations, it has determined that a relationship does exist between the net present value of an "average" community banking organization and the transaction value of a majority block of the banking organization's stock. The net present value-to-transaction value ratio is 45% for the Bank, which compares very favorably to the percentages generated in comparable transactions. There are many other factors to consider, when valuing a going concern, which do not directly impact the earnings stream and the net present value but which do exert a degree of influence over the fair market value of a going concern. These factors, include, but are not limited to, the general condition of the industry, the economic and competitive situations in the market area and the expertise of the management of the organization being valued.

  PROJECTED IMPACT ON THE BANK'S SHAREHOLDERS. Meeks recognized this transaction as a merger rather than a purchase. An accretive value analysis was performed, thus giving consideration to the levels of book value and earnings per share of the Company over the next five years following completion of the Merger. To justify the fairness of the transaction for the Bank's shareholders, it is important to project, based upon realistic projections of future performance, a positive impact for the Bank's shareholders. These projections developed by Meeks support the Opinion as to the fairness of the transaction to the Bank's shareholders from a financial point of view. This analysis does not address future shareholder transactions involving the Company Common Stock after consummation of the transaction.

  Neither the Bank nor the Company imposed any limitations upon the scope of the analysis performed by Meeks in formulating the Opinion. In rendering the Opinion, Meeks did not independently verify the asset quality and financial condition of the Bank, the Company or SW Bank, but instead relied upon the data provided by or in behalf of the Bank, the Company and SW Bank to be true and accurate in all material aspects.

  For its services as an independent financial analyst for the Merger, including the rendering of the Opinion referred to above, the Bank has paid a fee to Meeks. Prior to being retained for this assignment, Meeks provided other professional but non-investment banking services to the Bank. The revenues derived from such services were insignificant when compared to Meeks' total gross revenues.

MERGER CONSIDERATION

  SHARES OF COMPANY COMMON STOCK. Except with respect to fractional shares as described below, if the Merger Agreement is approved and the Merger becomes effective, each share of Bank Common Stock outstanding immediately prior to the Effective Time will be automatically converted into 0.625 of a share of Company Common Stock. If no Bank Stock Options are exercised prior to the Effective Time, the 2,670,000 outstanding shares of Bank Common Stock will be converted into a total of 1,668,750 shares of Company Common Stock at the Effective Time. Up to 190,625 additional shares of Company Common Stock could be issued at the Effective Time to holders of the Bank Stock Options if such options are exercised prior to the Effective Time. At the Effective Time, each unexercised Bank Stock Option will be converted into a fully-exercisable option to purchase Company Common Stock as described under "--Bank Stock Options."

  CASH IN LIEU OF FRACTIONAL SHARES. The Company will not issue any fractional shares of Company Common Stock in the Merger. The Company will pay cash to each holder of Bank Common Stock who would otherwise be entitled to receive a fractional share of Company Common Stock. The cash payment will be equal to the product of the fractional part of the share of Company Common Stock multiplied by the average closing sales price per share of Company Common Stock as reported by The Wall Street Journal over the five consecutive trading day period ending on the trading day immediately preceding the Closing Date.

BANK STOCK OPTIONS

  In accordance with the terms of the Bank Stock Options, at the Effective Time, each Bank Stock Option (i) will become fully exercisable as to the total number of shares subject thereto, and (ii) be automatically converted into an option to purchase a number of shares of Company Common Stock equal to the total number of shares subject to such Bank Stock Option multiplied by 0.625, at an exercise price per share equal to the exercise price per share of such Bank Stock Option divided by 0.625. The Company shall enter into an agreement with each holder of a Bank Stock Option whereby the parties acknowledge the foregoing conversion and acknowledge the continuation of the other terms of the Bank Stock Options, which will remain substantially the same, except that no "dividend credits" (as defined in the Bank's Stock Option Plan) shall be accrued or paid with respect to any Bank Stock Option after the Effective Time.

DISSENTERS' RIGHTS

  The following is a brief summary of the rights of dissenting shareholders pursuant to Texas law and, although it discusses all material aspects of such rights, it does not purport to be a complete statement thereof. The summary is qualified in its entirety by reference to Articles 5.11 through 5.13 of the TBCA, which are set forth in full in Appendix C to this Proxy Statement/Prospectus.

  Record holders of Bank Common Stock will have the right to dissent with respect to the Merger and, subject to certain conditions, receive a cash payment equal to the fair value of their shares under the TBCA. ANY SHAREHOLDER WHO WISHES TO ASSERT HIS OR HER DISSENTER'S RIGHTS MUST CAUSE THE BANK TO RECEIVE, BEFORE THE VOTE ON THE MERGER IS TAKEN, WRITTEN NOTICE OF HIS OR HER INTENT TO DEMAND PAYMENT FOR HIS OR HER SHARES IF THE MERGER IS EFFECTED AND MAY NOT VOTE ANY OF HIS OR HER SHARES IN FAVOR OF THE MERGER. VOTING AGAINST THE MERGER IS NOT SUFFICIENT, IN AND OF ITSELF, FOR A SHAREHOLDER TO ASSERT HIS OR HER DISSENTER'S RIGHTS.

  In the event the Bank's shareholders approve the Merger at the Special Meeting, the Bank is required to deliver or mail a written notice to all shareholders who are entitled to demand payment for their shares no later than 10 days after the Effective Time. Any shareholder to whom a notice is sent by the Bank and who desires to exercise his or her dissenter's rights must, within 10 days from the delivery or mailing of the Bank's notice, make written demand on the Bank for the payment of the fair value of his or her shares. Pursuant to the TBCA, the fair value of the shares is the value thereof as of the day immediately preceding the Special Meeting, excluding any appreciation or depreciation in anticipation of the Merger. The demand must state the number of shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder who does not demand payment for his or her shares within the 10 day period is bound by the Merger.

Upon receiving a demand for payment from a dissenting shareholder, the Bank must make an appropriate notation of the demand in its shareholder records. Within 20 days after making such demand, the dissenting shareholder must submit his or her share certificates to the Bank for notation thereon that demand has been made.

  Within 20 days after the Bank's receipt of a demand from a dissenting shareholder, the Bank must deliver or mail to the shareholder a written notice that either accepts the amount claimed in the shareholder's demand as the fair value of the shares or sets forth the Bank's estimate of the fair value of the shares. If the shareholder's amount is accepted, the notice must state that the Bank will pay that amount to the shareholder within 90 days after the date the Merger was effected, upon surrender of the certificates for the shareholder's shares, duly endorsed. If the notice includes the Bank's estimate of the fair value of the shares, such notice must also include an offer to pay the amount of that estimate to the shareholder within 90 days after the date the Merger was effected, upon receipt of notice within 60 days after that date from the shareholder that he or she agrees to accept that amount and surrenders the certificates for the shareholder's shares. The failure of a dissenting shareholder to submit his or her share certificates for notation terminates such shareholder's right to dissent, at the option of the Bank, unless a court of competent jurisdiction for good and sufficient cause directs otherwise.

  If, within 60 days after the date on which the Merger was effected, the value of the shares is agreed upon by the Bank and the dissenting shareholder, then payment for the shares must be made by the Bank to the shareholder within 90 days after the date on which the Merger was effected, upon the shareholder's surrender of the certificates, duly endorsed. Upon payment of the agreed value, the shareholder will cease to have any interest in the shares or the Bank.

  If, however, within 60 days after the date on which the Merger was effected, the dissenting shareholder and the Bank do not agree upon the value of the shares, then either may, within an additional 60 days after the expiration of the first 60 day period, file a petition in any court of competent jurisdiction in Harris County, Texas, asking the court to determine the fair value of the shareholder's shares. If the petition is filed by the shareholder, the Bank must, within 10 days after service of the petition upon it, file in the office of the clerk of the court a list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the Bank. If the petition is filed by the Bank, then the petition must be accompanied by such list. The clerk of the court then gives notice of the time and place fixed for the hearing by the court of the petition by registered mail to the Bank and each of the shareholders named on the list at the addresses stated therein, and the shareholders as notified and the Bank are bound by the final judgment of the court.

  After the hearing of the petition, the court determines the shareholders who have complied with the foregoing procedure and become entitled to the valuation of and payment for their shares and appoints one or more appraisers to determine that value. The appraisers may examine the books and records of the Bank and are required to afford a reasonable opportunity to the interested parties to submit pertinent evidence as to the value of the shares. The appraisers then determine the fair value of the shares of all of the shareholders entitled to payment for their shares and file their report of that value in the office of the clerk of the court, who gives notice of such filing to the parties in interest. After hearing any exceptions to the report, the court then determines the fair value of the shares of all the shareholders entitled to payment and directs the Bank to pay that value, together with interest thereon, beginning 91 days after the date on which the Merger was effected until the date of the judgment, to the shareholders entitled to payment, upon surrender of the certificates for their shares, duly endorsed. Upon payment of the judgment, the dissenting shareholders will cease to have any interest in those shares or the Bank. The court allows the appraisers a reasonable fee as court costs, and all court costs are allotted between the parties in a manner as the court determines to be fair and equitable.

  Any shareholder who has demanded payment for his or her shares may withdraw such demand at any time before payment for the shares or before any petition is filed seeking a determination of the fair value of the shares and, with the consent of the Bank, after any such petition is filed. If (i) the demand is withdrawn, (ii) the Bank has terminated the shareholder's rights under Article
5.12 of the TBCA because of the failure of the shareholder to submit the certificates for his other shares for notation of demand, (iii) no petition is timely filed, or (iv) after hearing the petition, the court determines the shareholder is not entitled to the relief provided by Article 5.12 of the TBCA, then the shareholder is conclusively presumed to have approved the Merger and is bound thereby, and his or her status as a shareholder is restored and he or she is entitled to receive any dividends paid to shareholders in the interim.

  In the absence of fraud, the remedy provided by Article 5.12 of the TBCA to a shareholder objecting to the proposed Merger is the exclusive remedy for the recovery of the value of his or her shares and, if the Bank complies with
Article 5.12, then any shareholder who fails to comply with the requirements of Article 5.12 is not entitled to bring suit for the recovery of the value of his or her shares or money damages to the shareholder with respect to the Merger.

SURRENDER OF CERTIFICATES

  Promptly following the Effective Time, the Company's transfer agent, American Securities Transfer & Trust, Inc., acting in the capacity of exchange agent for the Company (the "Exchange Agent"), will mail to each holder of record of shares of Bank Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's stock certificates for a certificate representing the shares of Company Common Stock to which he or she is entitled.

  SHAREHOLDERS OF THE BANK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

  Upon surrender to the Exchange Agent of one or more certificates for Bank Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Company Common Stock to which such holder is entitled and, if applicable, a check for the amount representing any fractional share (without interest). A certificate for Company Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and is otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not due.

  All Company Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time. No dividends in respect of the Company Common Stock with a record date after the Effective Time will be paid to the former shareholders of the Bank entitled to receive certificates for shares of Company Common Stock until such shareholders surrender their certificates representing shares of Bank Common Stock. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such shares of Company Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Time and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Company Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Company Common Stock which shall have a record date after the Effective Time, as the case may be, and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

CONDITIONS TO THE MERGER

  The effectiveness of the Merger is subject to the satisfaction as of the Closing Date or, if permissible under the Merger Agreement, waiver of a number of conditions.

  CONDITIONS TO THE OBLIGATIONS OF BOTH PARTIES. Conditions to the obligations of both parties to effect the Merger include but are not limited to the following: (i) the approval of the Merger Agreement by the requisite vote of the Bank's shareholders, (ii) the receipt of all requisite regulatory approvals; and (iii) the absence of any pending or threatened suits, claims, actions, investigations or proceedings challenging or in any manner seeking to restrict or prohibit the transactions contemplated by the Merger Agreement or seeking to obtain any damages against any person as a result of the transactions contemplated by the Merger Agreement.

  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. Conditions to the obligation of the Company to effect the Merger include but are not limited to the following: (i) the receipt by the Company of a certificate from the Bank's chief executive officer certifying compliance with the Bank's representations, warranties and covenants and confirming the absence of any pending or threatened litigation against the Bank that, when aggregated with any breaches of representations and warranties, would have a material adverse effect on the Bank; (ii) the absence of any general banking moratorium or general suspension of payments in respect of banks in the United States or any event that significantly and adversely affects the normal functioning or operation of the convertibility of major European currencies into United States dollars; (iii) the holders of not more than 10% of the outstanding shares of Bank Common Stock having taken action entitling them to exercise dissenters' rights of appraisal; (iv) the receipt by the Company of an opinion of counsel to the Company at the Closing regarding certain federal income tax consequences of the Merger to the Company and SW Bank; (v) the execution and delivery by holders of the Bank Stock Options of agreements confirming the conversion of such options into options to purchase Company Common Stock as described under "--Bank Stock Options;" (vi) the qualification of the Merger as a "pooling of interests" for financial accounting purposes and the receipt by the Company of appropriate opinions from Coopers & Lybrand L.L.P. and Grant Thornton LLP to that effect; (vii) the receipt by the Company of agreements substantially in the form of Exhibit A to the Merger Agreement from each of the "affiliates" of the Bank; (viii) the receipt by the Company of releases from the directors and officers of the Bank; and (ix) the receipt by the Company of an opinion of counsel from Brown Parker & Leahy L.L.P., special counsel to the Bank.

  CONDITIONS TO THE OBLIGATION OF THE BANK. Conditions to the obligations of the Bank to effect the Merger include but are not limited to the following:
(i) the receipt of an opinion of counsel to the Bank at the Closing regarding certain federal income tax consequences of the Merger to the Bank shareholders as described under "--Certain Federal Income Tax Consequences," (ii) the Company shall have entered into the Employment Agreements, (iii) the receipt by the Bank of a certificate from the Company's chief executive officer, president or any executive vice president, certifying compliance with the Company's representations, warranties and covenants, and (iv) the receipt by the Bank of an opinion of Vinson & Elkins L.L.P., counsel to the Company and SW Bank.

  Those conditions to consummation of the Merger which are required by law, such as the approval of the Merger Agreement by the requisite vote of the Bank's shareholders and the receipt of all requisite regulatory approvals, may not be waived by either party to the Merger Agreement. If any other condition to the consummation of the Merger which is material to the Bank shareholders, such as receipt of the opinion that the Merger will constitute a tax free reorganization, is not fulfilled, the Bank Board will call another special meeting of the Bank's shareholders requesting reapproval of the Merger Agreement with such fact being disclosed to the Bank's shareholders in the proxy solicitation materials relating to such meeting. For a complete description of all of the conditions to the obligations of the parties to effect the Merger, see Article VI of the Merger Agreement.

REGULATORY APPROVALS

  The Merger is subject to prior approval by the OCC under the National Bank Act. The Merger is also subject to certain filing and other requirements of the Texas Department of Banking and the Federal Reserve Board. The Company has filed an application with the OCC requesting approval of the Merger; however, there can be no assurances that the necessary regulatory approval will be obtained or as to the timing of or conditions placed on such approval.

  The approval of any application merely implies satisfaction of regulatory criteria for approval, which does not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

  The Company and the Bank are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Merger to become effective other than those described above. The parties currently intend to seek to obtain any other approval and to take any other action that may be required to effect the Merger. There can be no assurance that any required approval or action can be obtained or taken prior to the Special Meeting. The receipt of all necessary regulatory approvals is a condition to effecting the Merger. See "--Conditions to the Merger" and "--Termination of the Merger Agreement."

CONDUCT OF BUSINESS PENDING THE MERGER

  BY THE BANK. The Merger Agreement requires the Bank to maintain the general character of its business and conduct its business in the ordinary and usual manner at all times prior to the Effective Time. In addition, without the prior written consent of the Company, the Bank may not, among other things,
(i) make any loans or other extensions of credit to any borrower in excess of $500,000; (ii) enter into any material agreement, contract or commitment exceeding $50,000 (other than banking transactions in the ordinary course of business); (iii) issue, sell or otherwise dispose of any shares of its capital stock other than pursuant to the exercise of Bank Stock Options; (iv) sell or otherwise dispose of any of its material assets or properties other than in the ordinary course of business; (v) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock; (vi) amend its Articles of Association or Bylaws; (vii) open or close any branch office; or (viii) make any material change in its interest rate risk profile as of March 31, 1997.

  BY THE COMPANY. The Company is required (i) to conduct its consolidated affairs only in the ordinary course of business consistent with prudent banking practice and in accordance with applicable laws and its compliance, loan and other policies; and (ii) to refrain from entering into any agreement which would provide for the sale of the Company or its assets to another entity pursuant to which the management of the acquiring or surviving entity would be substantially different from that of the Company as of the date of the Merger Agreement.

  See Article V of the Merger Agreement for additional restrictions on the conduct of the business of the Bank and the Company pending the Merger.

NO SOLICITATION

  The Bank has agreed under the Merger Agreement that neither it nor any of its directors, officers, employees or agents, will directly or indirectly solicit, initiate, encourage or facilitate any Acquisition Proposal, or, except as otherwise required in the opinion of Counsel to the Bank in order for the Bank Board to fulfill its fiduciary duties to the Bank's shareholders, participate in any negotiation in respect of or cooperate with any Acquisition Proposal. If any third party makes an offer or inquiry to the Bank concerning any Acquisition Proposal, the Bank is required to promptly disclose such offer or inquiry (including the terms thereof) to the Company.

CERTAIN ADDITIONAL AGREEMENTS

  THE BANK. The Bank has also agreed under the Merger Agreement to (i) if requested by the Company, terminate or amend, effective as of the Effective Time, certain employment, consulting, severance or similar agreements which would otherwise extend past the Effective Time; (ii) establish such additional accruals and reserves as may be necessary to conform the Bank's accounting and credit loss reserve practices and methods to those of the Company with respect to the conduct of the Bank's business after the Effective Time; and (iii) cooperate with the Company in obtaining and delivering environmental assessment reports on certain properties.

  THE COMPANY. The Company has also agreed under the Merger Agreement to (i) enter into the Employment Agreements; and (ii) indemnify the directors, officers, employees and agents of the Bank against all losses, expenses, claims, damages and liabilities in connection with any claim, action, suit, proceeding or investigation based in whole or in part on the fact that such person is or was a director, officer, employee or agent of the Bank and arising out of actions or omissions occurring prior to the Effective Time, in each case to the fullest extent permitted under applicable law, and to provide liability insurance for such purpose for a period of up to four years. For more information concerning the Employment Agreements, see "--Interests of Certain Persons in the Merger."

  For information concerning additional agreements and covenants of the Bank and the Company, see Article V of the Merger Agreement.

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual written consent of the parties; (ii) by either party if the Merger has not become effective by October 31, 1997, unless the party seeking to terminate is in default under the Merger Agreement; (iii) by either party upon the expiration of 15 days after any governmental authority having jurisdiction over the Merger indicates that it intends to deny or to refuse to grant its approval (provided, that with respect to governmental authorities other than the OCC or the Texas Banking Commissioner, the parties shall use their reasonable efforts during such 15 day period to obtain the withdrawal of such denial or refusal); (iv) by the Company upon the expiration of 30 days after the date the Company has given notice to the Bank of the Bank's material failure to satisfy any covenant or agreement in the Merger Agreement or of the Bank's breach of representations and warranties which in the aggregate represent a material adverse effect on the Bank (provided the Bank has not corrected the grounds for such termination within such 30 day period); (v) by the Bank upon the expiration of 30 days following the date that the Bank has given written notice to the Company of the Company's or SW Bank's material failure to satisfy any covenant or agreement contained in the Merger Agreement or of the Company's breach of representations and warranties which in the aggregate represent a material adverse effect on the Company (provided that the Company has not corrected such grounds for termination within such 30 day period); (vi) by either the Company or the Bank if the requisite approval of the Bank's shareholders is not obtained at the meeting thereof or the Bank Board has determined not to recommend approval of the Merger to the Bank's shareholders in order to fulfill its fiduciary duty to such shareholders;
(vii) by the Company if there shall have occurred since March 31, 1997, any change in or effect on the business of the Bank or any occurrence, development or event of any nature that has had or may reasonably be expected to have, together with all such other changes and effects, a material adverse effect on the Bank; and (viii) by the Bank, if there shall have occurred since March 31, 1997, any change in or effect on the business of the Company or any occurrence, development or event of any nature that has had or may reasonably be expected to have, together with all such other changes and effects, a material adverse effect on the Company. The Company may also terminate the Merger Agreement if it advises the Bank in writing on or prior to July 15, 1997, that it disapproves of the results of the environmental inspections of the Bank's properties because of material violations of environmental laws or because estimated aggregate cleanup costs for such properties exceed $500,000; provided, however, that the Bank shall have the opportunity to correct any such violations or conditions to the Company's reasonable satisfaction prior to August 31, 1997 in order to prevent such termination.

AMENDMENT OF MERGER AGREEMENT

  The Merger Agreement may be amended by the parties thereto, pursuant to action taken by their respective boards of directors or pursuant to authority delegated by their respective boards of directors, at any time before or after approval of the Merger Agreement by the Bank's shareholders; provided that, after the Merger Agreement is approved by the Bank's shareholders, no amendment can be made to the Merger Agreement that reduces the consideration to be received by the Bank's shareholders in the Merger.

WAIVER OF PERFORMANCE OF OBLIGATIONS

  Any of the parties to the Merger Agreement may, in writing, waive any of the inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  The Merger Agreement provides, as a condition to the Bank's obligations thereunder, that the Company shall have entered into the Employment Agreements with J. Nolan Bedford and Maurice L. Junod. Mr. Bedford's

Employment Agreement has a three year term with an annual salary of $177,575. Mr. Bedford will also be entitled to normal salary increases, to be determined in the sole discretion of the Company, and to be included in the Company's employee bonus plan, stock option plan, 401(k) Plan and health insurance plan in a manner comparable to SW Bank's other senior officers. Mr. Bedford will be the senior officer of SW Bank in charge of all lending and personnel functions and responsibilities over the Bank's present nine locations (which will become branches of SW Bank). Mr. Bedford will also become a member of SW Bank's Management Committee and Vice Chairman of SW Bank's Board of Directors.

  Mr. Junod's Employment Agreement provides for an annual salary of $156,700. He will also be entitled to normal salary increases, determined at the sole discretion of the Company, and to participate in the Company's employee bonus plan, stock option plan, 401(k) Plan and health insurance plan in a manner comparable to SW Bank's other senior officers. Mr. Junod will report to Mr. Bedford and will be the senior officer supervising all lending and personnel functions and responsibilities over the Bank's present nine locations.

  As soon as practicable following the Effective Time, the Company intends to increase the size of its Board of Directors by one member and to elect Adolph
A. Pfeffer, Jr. to fill the vacancy created by such increase. In addition, the Company intends to cause the Board of Directors of SW Bank to be increased by four members and to elect Adolph A. Pfeffer, Jr., Stanley D. Stearns, Jr., J. Nolan Bedford and Timothy R. Brown as directors of SW Bank to fill the vacancies created by such increase. None of the foregoing proposed director elections is a condition to the consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The receipt of the following opinions from Brown, Parker & Leahy, L.L.P., the Bank's counsel, as to the Federal income tax consequences of the Merger, in form and substance satisfactory to the Bank, is a condition to the consummation of the Merger:

    (a) the proposed merger qualifies as a tax-free "reorganization" within the meaning of Section 368(a) of the Code;

    (b) the Company, the Bank and SW Bank will each be a party to that reorganization;

    (c) no gain or loss will be recognized to the shareholders of the Bank on the receipt by them of shares of Company Common Stock in exchange for their shares of Bank Common Stock, except to the extent they receive cash;

    (d) the basis of the Company Common Stock received by the shareholders of the Bank will be the same as the basis of the Bank Common Stock surrendered in exchange therefor (reduced by the excess, if any, of the cash received over the amount of gain recognized on the exchange); and

    (e) the holding period of the Company Common Stock (including fractional share interests, if any) received by shareholders of the Bank will include the period during which the Bank Common Stock exchanged therefor was held, provided the surrendered Bank Common Stock was held as a capital asset on the date of the exchange.

  The above opinion of counsel, which will be delivered on the Closing Date, is filed as an exhibit to the Registration Statement. A further condition to the consummation by the Company of the Merger is the receipt of additional opinions of the Company's counsel, in form and substance satisfactory to the Company, as to the Federal income tax consequences of the Merger as they affect the Company and SW Bank.

  With respect to a holder of Bank Common Stock who dissents from the Merger and receives cash for the value of his stock, it is believed that the Internal Revenue Service will take the position that the cash payment constitutes a distribution by the Bank in redemption of the dissenting shareholder's Bank Common Stock and that the redemption (i) occurs immediately prior to the Merger, and (ii) is separate and distinct from the Merger. Under the Internal Revenue Service's position, a dissenting shareholder will be entitled to capital gain or loss treatment (provided that the Bank Common Stock was held as a capital asset on the date of redemption) with respect to his shares of Bank Common Stock "redeemed" by the Bank only if such transaction does not have the effect of the distribution of a dividend under Section 302 of the Code. In determining whether the transaction has such effect, the constructive ownership rules of
Section 318 of the Code will be applied.

  The foregoing discussion is only a summary of the tax consequences as described above. An opinion of counsel only represents counsel's best legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither the Bank nor the Company has requested or will request a ruling from the Internal Revenue Service with regard to the federal income tax consequences of the Merger.

  THE ABOVE SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING ON AN INDIVIDUAL BASIS. IN ADDITION TO THE FEDERAL INCOME TAX CONSEQUENCES DISCUSSED ABOVE, CONSUMMATION OF THE MERGER MAY HAVE SIGNIFICANT STATE AND LOCAL INCOME TAX CONSEQUENCES WHICH ARE NOT DISCUSSED IN THIS PROSPECTUS-PROXY STATEMENT. ACCORDINGLY, PERSONS CONSIDERING THE MERGER ARE URGED TO CONSULT THEIR TAX ADVISORS WITH SPECIFIC REFERENCE TO THE EFFECT OF THEIR OWN PARTICULAR FACTS AND CIRCUMSTANCES ON THE MATTERS DISCUSSED HEREIN.

RESALE OF COMPANY COMMON STOCK

  The shares of Company Common Stock issuable to shareholders of the Bank upon the Merger becoming effective have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of the Bank or the Company as that term is defined in the rules under the Securities Act. Persons who may be deemed to be affiliates of the Bank generally include individuals or entities that control, are controlled by or are under common control with, the Bank and may include the executive officers and directors of the Bank as well as certain principal shareholders of the Bank. Company Common Stock received by those shareholders of the Bank who are deemed to be "affiliates" of the Bank may be resold without registration as provided for by Rule 145 under the Securities Act (or in the case of such persons who become "affiliates" of the Company, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. Under guidelines published by the Commission, the sale or other disposition of Company Common Stock or Bank Common Stock by an affiliate of either of the Company or the Bank as the case may be, within 30 days prior to the Effective Time or the sale or other disposition of Company Common Stock thereafter prior to the publication of financial results that include at least 30 days of post-Merger combined operations of the Company and the Bank could preclude pooling of interests accounting treatment of the Merger. In the Merger Agreement, the Bank has agreed to use its reasonable efforts to cause the Merger to qualify for pooling of interests accounting treatment and to cause each executive officer, director or shareholder who may reasonably be deemed an affiliate of the Bank to represent to the Company that such affiliate will not sell, transfer or otherwise dispose of the shares of Company Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder and to deliver to the Company an agreement in the form of Exhibit A to the Merger Agreement with respect thereto. This Proxy Statement/Prospectus does not cover any resales of Company Common Stock received by affiliates of the Bank.

NASDAQ LISTING

  The Merger Agreement provides for the filing by the Company of a listing application with NASDAQ covering the shares of Company Common Stock issuable upon the Merger becoming effective. The Merger's effectiveness is conditioned on the authorization for listing of such shares on NASDAQ.

ACCOUNTING TREATMENT

  The Merger is designed to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of the Company and the Bank will be carried forward to the consolidated financial statements of the Company at their recorded amounts; income of the Company will include income of the Bank for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations will be combined and restated as income for prior periods of the Company. The receipt by the Company of a letter from Coopers & Lybrand L.L.P. and by the Bank of a letter from Grant Thornton LLP, their respective independent accountants, stating that the transaction will qualify as a pooling of interests, is a condition to the consummation of the Merger. See "The Merger--Conditions to the Merger" and "Unaudited Pro Forma Combined Condensed Financial Statements."

  Representatives of Grant Thornton LLP are expected to be present at the Bank's Special Meeting and to be available to respond to questions, and will have an opportunity to make a statement if they desire to do so.

EXPENSES

  Except as otherwise provided in the Merger Agreement, the Company and the Bank will each pay their own expenses in connection with the Merger, including fees and expenses of their respective independent auditors and counsel. In addition, if the Merger Agreement is terminated because the Board of Directors of the Bank has either failed to recommend approval of the Merger to the Bank's shareholders or has recommended against approval of the Merger because of the receipt by the Bank of an Acquisition Proposal, the Bank shall reimburse the Company for all of its reasonable out of pocket expenses up to $400,000 (with reimbursable legal fees being limited to $125,000) upon such termination and shall pay to the Company the additional sum of $500,000 upon consummation by the Bank of an Acquisition Proposal within one year following termination of the Merger Agreement.

                     MARKET PRICE OF COMPANY COMMON STOCK

  The Company Common Stock commenced trading on NASDAQ on January 27, 1997 under the symbol "SWBT." Quotations of the sales volume and the closing sales prices of the Company Stock are listed daily in NASDAQ's national market listings. The following table sets forth the range of high and low sale prices of the Common Stock as quoted by NASDAQ's monthly statistical report for the periods indicated.

                                                                  HIGH    LOW
                                                                 ------ -------
        1997
        Second Quarter (through May 14, 1997)................... $23.00 $ 18.00
        First Quarter (beginning January 27, 1997).............. $20.50 $17.875

  On              , 1997, the closing sale price for the Common Stock as
reported by NASDAQ was $      per share. As of            , 1997, the Company
had approximately              stockholders of record.

                            COMPANY DIVIDEND POLICY

  The Company has not previously paid any cash dividends on the Company Common Stock and does not intend to declare dividends on the Company Common Stock for the foreseeable future.

  In the future, the declaration and payment of dividends on the Company Common Stock will depend upon the earnings and financial condition of the Company, liquidity and capital requirements, the general economic and regulatory climate, the Company's ability to service any equity or debt obligations senior to the Common Stock and other factors deemed relevant by the Company Board. See "Description of Securities of the Company." For a foreseeable period of time, the principal source of cash revenues to the Company will be dividends paid by SW Bank with respect to SW Bank's common stock. As of March 31, 1997, approximately $20.4 million was available for payment of dividends by SW Bank to the Company under applicable restrictions without regulatory approval. Regulatory authorities could impose administratively stricter limitations on the ability of SW Bank to pay dividends to the Company if such limits were deemed appropriate to preserve certain capital adequacy requirements. See "Risks Factors--Supervision and Regulation" and "Supervision and Regulation."

                   DESCRIPTION OF SECURITIES OF THE COMPANY

GENERAL

  The Company has authorized two classes of stock: (i) 50,000,000 authorized shares of Company Common Stock, $1.00 par value per share, 9,390,933 shares of which are issued and outstanding as of March 31, 1997; and (ii) 1,000,000 authorized shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"), none of which have been issued. The following summary is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Company (the "Company Articles" and "Company Bylaws", respectively), copies of which have been filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

COMPANY COMMON STOCK

  The holders of the Company Common Stock are entitled to one vote for each share of Company Common Stock owned. Except as expressly provided by law and except for any voting rights which may be conferred on any shares of Preferred Stock issued by the Board of Directors of the Company (the "Company Board"), all voting power is in the Company Common Stock. Holders of Company Common Stock may not cumulate their votes for the election of directors. Holders of Company Common Stock do not have preemptive rights to acquire any additional, unissued or treasury shares of the Company, or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of the Company.

  Holders of Company Common Stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Company Board. However, the Company Board may not declare or pay cash dividends on Company Common Stock, and no Company Common Stock may be purchased by the Company, unless full dividends on outstanding Preferred Stock for all past dividend periods and for the current dividend period, if any, have been declared and paid. See "Risk Factors--Supervision and Regulation" and "Supervision and Regulation."

  On the liquidation of the Company, the holders of Company Common Stock are entitled to share pro rata in any distribution of the assets of the Company, after the holders of shares of Preferred Stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends (whether or not earned or declared), if any, and after all other indebtedness of the Company has been retired.

PREFERRED STOCK

  The Company is authorized to issue 1,000,000 shares of Preferred Stock. The Preferred Stock is available for issuance from time to time for various purposes as determined by the Company Board, including, without limitation, making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Company Articles, the Preferred Stock may be issued on such terms and conditions, and at such times and in such situations, as the Company Board in its sole discretion determines to be appropriate, without any further approval or action by the shareholders (unless otherwise required by laws, rules, regulations or agreements applicable to the Company).

  Moreover, except as otherwise limited by the Company Articles or applicable laws, rules or regulations, the Company Board has the sole authority to determine the relative rights and preferences of the Preferred Stock and any series thereof without shareholder approval. The Company Articles require all shares of Preferred Stock to be identical, except as to the following characteristics, which may vary between different series of Preferred Stock;
(i) dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends; (ii) redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed; (iii) sinking fund provisions, if any, for the redemption or purchase of shares; (iv) the amount payable upon shares in the event of voluntary or involuntary liquidation; (v) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and (vi) voting rights.

  The Company Board does not intend to seek shareholder approval prior to any issuance of Preferred Stock or any series thereof, unless otherwise required by law or the rules of any applicable securities exchange. Under the TBCA, shareholder approval prior to the issuance of shares of Company Common Stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Company Board that the delay necessary for shareholder approval of a specific issuance could be to the detriment of the Company and its shareholders.

  The Preferred Stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of Preferred Stock could be issued to purchasers sympathetic with the Company's management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management.

  The effects of the issuance of the Preferred Stock on the holders of Company Common Stock could include, among other things, (i) reduction of the amount otherwise available for payments of dividends on Company Common Stock if dividends are payable on the series of Preferred Stock; (ii) restrictions on dividends on Company Common Stock if dividends on the series of Preferred Stock are in arrears; (iii) dilution of the voting power of Company Common Stock if the series of Preferred Stock has voting rights, including a possible "veto" power if the series of Preferred Stock has class voting rights; (iv) dilution of the equity interest of holders of Company Common Stock if the series of Preferred Stock is convertible, and is converted, into Company Common Stock; and (v) restrictions on the rights of holders of Company Common Stock to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of Preferred Stock.

TEXAS LAW AND CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

  Certain provisions of Texas law, the Company Articles and the Company Bylaws could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Company.

  The following discussion is a summary of certain material provisions of the Company Articles and the Company Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

  CLASSIFIED BOARD OF DIRECTORS. Under the Company Bylaws, the Company Board is classified into three classes, with the directors being elected for staggered, three-year terms. The classification of the Company Board has the effect of making it more difficult to change the composition of the Company Board, because at least two annual meetings of the shareholders would be required to change the control of the Company Board rather than one. In addition, the Bylaws provide that directors may be removed by the shareholders only for cause and that vacancies on the Company Board may be filled by the remaining directors.

  ADVANCE NOTICE OF SHAREHOLDER PROPOSALS AND NOMINATIONS. The Company Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or bring other business before an annual meeting of shareholders of the Company (the "Shareholder Notice Procedure"). The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Company Board, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company and that, at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Company Board or by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before such meeting.

  Under the Shareholder Notice Procedure, for notice of shareholder nominations or other business to be made at an annual meeting to be timely, such notice must be received by the Company not less than 70 days prior to the first anniversary of the previous year's annual meeting (or if the date of the annual meeting is advanced by more than 20 days not later than the 10th day after public announcement of the date of such meeting is first made). Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Company Board made by the Company at least 80 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Company not later than the 10th day after such public announcement is first made by the Company. The Company Bylaws further provide that, for notice of a shareholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by the Company not later than the 10th day after public announcement of the date of such meeting is first made.

  Under the Shareholder Notice Procedure, a shareholder's notice to the Company proposing to nominate a person for election as a director or proposing other business must contain certain information specified in the Company Bylaws, including the identity and address of the nominating shareholder, the class and number of shares of stock of the Company owned by such shareholder, information regarding the proposed nominee that would be required under the federal securities laws to be included in a proxy statement soliciting proxies for the proposed nominee and, with respect to business other than a nomination, a brief description of the business the shareholder proposes to bring before the meeting, the reasons for conducting such business at such meeting and any material interest of such shareholder in the business so proposed.

  The Shareholder Notice Procedure may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its shareholders.

  SPECIAL MEETINGS OF SHAREHOLDERS. The Company Articles and Company Bylaws provide that special meetings of shareholders can be called by shareholders only upon a written request signed by holders of one-third of the outstanding shares of stock entitled to vote at the meeting.

  REDUCED SHAREHOLDER VOTE REQUIRED FOR CERTAIN ACTIONS. The Company Articles provide that, notwithstanding any provision of the TBCA that would require approval of more than a majority of the shares entitled to vote on such matter, the vote or approval of a majority of the shares of the Company's stock entitled to vote on such matter will be sufficient to approve such matter. This provision reduces the required shareholder approval level for certain actions such as a merger, a consolidation, a share exchange, certain sales of substantially all of the Company's assets, a dissolution or an amendment to the Company Articles, each of which would otherwise require two-thirds shareholder approval under Texas law.

  AMENDMENT OF BYLAWS. The Company Articles and Company Bylaws provide that the Company Bylaws may be amended only by the Company Board. Shareholders do not have the power to amend the Company Bylaws.

                      COMPARATIVE RIGHTS OF SHAREHOLDERS

GENERAL

  Upon consummation of the transactions contemplated by the Agreement, the shareholders of the Bank who do not exercise and perfect their statutory dissenters' rights will become shareholders of the Company. Since the primary governing corporate law of both the Company and the Bank is the TBCA, holders of Bank Common Stock and of Company Common Stock have similar rights in many respects. The principal similarities are as follows: each shareholder is entitled to one vote for each share held by him; no shareholder is entitled to cumulative voting rights in the election of directors; each shareholder is entitled to such dividends as the Board of Directors may declare from legally available funds; each shareholder is, upon liquidation, entitled to receive, pro rata, any assets distributed to shareholders; and the directors and officers are indemnified to the fullest extent permitted by the TBCA. Holders of Company Common Stock, however, have no pre-emptive rights to subscribe for or purchase any shares of Company Common Stock which may be issued from time to time, while holders of Bank Common Stock are entitled to pre-emptive rights with respect to the Bank Common Stock.

  Under the laws of some jurisdictions, shares of Company Common Stock may not be legal investments for certain institutional investors, such as insurance companies and savings banks, whereas shares of Bank Common Stock are legal investments. In addition, dividends on shares of Company Common Stock may be subject to certain state taxes in jurisdictions other than Texas, whereas dividends on shares of Bank Common Stock may not be subject to such taxes. Shareholders may wish to determine whether their status under state laws applicable to them will be changed as a result of the Merger.

  There are certain significant differences between the Company and the Bank. The Bank is organized under the Texas Banking Code of 1943, and as such, its activities are generally limited to commercial banking business. The Company is a Texas business corporation and a bank holding company registered with the Federal Reserve Board. As a bank holding company, the Company can engage in certain activities which are not permitted of a bank. Of most significance is the fact that within the limits and under the conditions of the Bank Holding Company Act of 1956, as amended (the "1956 Act"), and the regulations issued thereunder (the "Regulations"), the Company may own interests in other banks. Also, within the limits and under the conditions of the 1956 Act and Regulations, the Company may make and acquire loans and other extensions of credit such as those made by a mortgage company, may act as an insurance agent or broker, and may act as an underwriter for credit life, accidence and health insurance related to extensions of credit. The 1956 Act also permits the ownership of stock in any company, the activities of which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

DIRECTORS

  THE BANK. The Bank Bylaws provide for a board of directors consisting of not less than 5 nor more than 25 directors and that the number of directors may be changed within those limits at any meeting of Bank Shareholders. The number of directors of the Bank is currently fixed at 17. Vacancies on the Bank Board may be filled by a majority of the remaining directors even though such majority may be less than a quorum of the Bank Board. Directors of the Bank are elected by the holders of a majority of the shares of stock entitled to vote thereon, present in person or by proxy at the meeting at which directors are elected. The Bank Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors at an annual meeting of the shareholders of the Bank, pursuant to which a notice of such nominations must be delivered to the President of the Bank not less than 14 days nor more than 50 days prior to such meeting of shareholders, with such notice containing the information specified in the Bank Bylaws.

  THE COMPANY. The Company Bylaws provide that the number of directors shall be fixed from time to time by the Company Board and that the directors shall be divided into three classes, each serving a three-year term. See "Description of Securities of the Company--Texas Law and Certain Provisions of the Articles of Incorporation and Bylaws--Classified Board of Directors," above. The number of directors of the Company is currently fixed at 9. Vacancies on the Company Board may be filled by a majority of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by a majority vote of the Company shareholders. Directors of the Company are elected by plurality of the votes of shares of Company capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. The Company Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of shareholders of the Company, as described under "Description of Securities of the Company--Texas Law and Certain Provisions of the Articles of Incorporation and Bylaws--Advance Notice of Shareholder Proposals and Nominations," above.

AMENDMENT OF ARTICLES OF ASSOCIATION OR INCORPORATION AND BYLAWS

  THE BANK. The Bank Articles may be amended only if the proposed amendment is approved by the Bank Board and thereafter approved by holders of two-thirds of the outstanding shares of stock entitled to vote thereon. The Bank Bylaws may be amended by the holders of a majority of the outstanding shares of stock entitled to vote thereon.

  THE COMPANY. The Company Articles may be amended only if the proposed amendment is approved by the Company Board and thereafter approved by the holders of a majority of the outstanding shares of stock entitled to vote thereon. The Company Bylaws may be amended only by a majority of the Company Board. Shares of Company Preferred Stock currently authorized in the Company Articles may be issued by the Company Board without amending the Company Articles or otherwise obtaining the approval of the Company's shareholders. See "Description of Securities of the Company--Preferred Stock."

SHAREHOLDER APPROVAL OF MERGERS AND ASSET SALES

  THE BANK. Except as described below, the affirmative vote of holders of two-thirds of the outstanding shares of stock entitled to vote thereon is required to approve a merger or consolidation involving the Bank or the sale, lease or exchange of all or substantially all of the Bank's assets. No vote of the shareholders is required, however, in connection with a merger in which the Bank is the surviving corporation and (i) the agreement of merger does not amend in any respect the Bank Articles, (ii) each share of Bank capital stock outstanding immediately before the merger is to be an identical outstanding share of Bank capital stock after the merger, and (iii) the voting power of the number of voting shares outstanding immediately after the merger, plus the voting power of the shares issuable as a result of the merger, will not exceed by more than 20% the voting power of the total number of voting shares of the Bank outstanding immediately before the merger.

  THE COMPANY. Except as described below, the affirmative vote of a majority of the outstanding shares of stock entitled to vote thereon is required to approve a merger or consolidation involving the Company or the sale, lease or exchange of all or substantially all of the Company's assets. No vote of the shareholders is required, however, in connection with a merger in which the Company is the surviving corporation and (i) the agreement of merger for the merger does not amend in any respect the Company Articles, (ii) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of the Company after the merger, and (iii) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of the Company's capital stock outstanding immediately before the merger.

SPECIAL MEETINGS

  THE BANK. The Bank Bylaws provide that special meetings of the shareholders may be called by the Chairman of the Board or the President, and shall be called by the Secretary at the request in writing of a majority of the Bank Board, or at the request in writing of Bank shareholders owning a majority of all the shares entitled to vote at the meeting.

  THE COMPANY. The Company Bylaws provide that a special meeting of shareholders may be called by the Chairman of the Board, the President or a majority of the Company Board, and shall be called by the President at the request of the holders of not less than one-third of the shares entitled to vote at the meeting.

LIMITATION OF DIRECTOR LIABILITY

  Article 1302-7.06 of the Texas Civil Statutes provides that the articles of incorporation may provide that a director of the corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, provided that there shall be no limitation of liability of a director to the extent the director is found liable for (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. The Bank Articles do not contain any special provisions relating to limitation of liability of directors; however, such special provisions are contained in the Company Articles.

                                   THE BANK

BUSINESS OF THE BANK

  The Bank was organized as a Texas state banking association in 1960 under the laws of the state of Texas. The Bank provides a full range of commercial and consumer banking services from nine full-service banking locations in the east, northeast, northwest and west areas of Houston, Texas, including its headquarters in northwest Houston and eight branches--Bell Tower, Kingwood, Memorial, Northport, Pasadena, Porter, Spring and Tanglewood. All of the Bank's locations are in permanent buildings except for the Pasadena and Tanglewood offices, which are now in temporary quarters but are expected to be in permanent quarters before the end of 1997. At March 31, 1997, the Bank had total assets of $235.3 million, net loans of $135.5 million, total deposits of $214.8 million, and total shareholders' equity of $19.2 million.

  The business strategy of the Bank is to provide its customers with full-service banking together with a community bank's level of customer services. The Board of Directors and senior management of the Bank have maintained the Bank's community orientation by tailoring products and services to meet community and customer needs. By endeavoring to understand the needs of its customers and communities, the Bank is working to maintain and further enhance its reputation of providing excellent customer service. The Bank believes that it is able to make credit and other banking decisions rapidly. Management believes that this capability, when compared to competing financial institutions, enables the Bank to provide a higher degree of service and responsiveness to creditworthy customers. Management believes that the Bank is well positioned in its markets due to its responsive customer service, strong community involvement, knowledge of its market areas and financial strength.

  Bank employees actively participate in a variety of civic and community activities and organizations within each market, including local chambers of commerce and charitable and civic activities. The Bank believes that these activities assist the Bank's marketing efforts through increased visibility and development of new customer relationships and maintenance and expansion of existing customer relationships.

  The Bank serves as a community bank, providing for the banking needs of retailers, manufacturers, real estate developers and builders, and other businesses in its market areas. For businesses, the Bank offers checking facilities, certificates of deposit, short-term loans for working capital purposes, construction financing, mortgage loans, loans for fixed assets and expansion needs, other commercial loans to fit the needs of its business customers, and a variety of non-credit services.

  The services provided for individuals by the Bank include checking accounts, savings accounts, certificates of deposit, individual retirement accounts and consumer loan programs, including installment loans for home repairs and purchases of consumer goods (primarily automobiles, trucks and boats), mortgage loans, travelers checks, money orders and safe deposit facilities. The Bank provides 24-hour access to routine banking services through automated teller machines (ATM), network affiliations for shared ATMs and point-of-sale
(POS) services with organizations such PULSE EFT Association and other regional and national/international organizations.

MARKET AREAS AND FACILITIES

  The principal banking office of the Bank is located in the northwest area of Houston; and its branches are located in the east, northeast, northwest and west areas of Houston. The market areas served by the Bank consist of all economic levels of consumers and nearly all types of commercial activity. The Bank's operations are located in the Houston Primary Metropolitan Statistical Area ("PMSA"), which consists of six counties in Southeast Texas. The City of Houston, where the Bank is based, serves as the center of a 598 square mile commercial and consumer market. The economy of the region relies on widely-diversified industries.

  The bank services its customers through the following banking locations.

BANKING LOCATION                                                  DATE OPENED(1)
----------------                                                  --------------
Main Office Location.............................................      1960
12130 Hempstead Highway
Houston, Texas 77092
Memorial.........................................................      1992
14803 Memorial Drive
Houston, Texas 77079
Spring...........................................................      1994
2000 Spring Cypress Road
Spring, Texas 77388
Kingwood.........................................................      1995
29805 Loop 494
Kingwood, Texas 77325
Northport........................................................      1995
9191 North Loop East
Houston, Texas 77029
Bell Tower.......................................................      1995
1330 Wirt Road
Houston, Texas 77055
Porter...........................................................      1995
2 Porterwood Village Center
Porter, Texas 77365
Pasadena(2)......................................................      1996
4207 Fairmont Parkway
Pasadena, TX 77504
Tanglewood(2)....................................................      1996
5791 Woodway
Houston, TX 77057

--------
(1) Represents the date the facility opened for business as a commercial bank.
(2) The bank is currently engaged in the construction of permanent facilities for its Pasadena and Tanglewood branches, located at 4500 Fairmont Parkway and at 1075 Augusta, respectively. It is anticipated that these new facilities will open for business in 1997.

  The Bank owns its main-office banking location on Hempstead Highway and the Memorial, Spring, Kingwood and Northport branch locations. The Bell Tower and Porter locations are leased under separate long term (five year or greater) lease arrangements. The Pasadena location is on a month-to-month lease. The Tanglewood location is on a six month lease with month-to-month thereafter. The banking locations include drive-through facilities at the main banking location and at the Memorial, Spring, Northport, Kingwood, Bell Tower and Porter branches.

EMPLOYEES

  At March 31, 1997, the Bank employed 126 full-time equivalent employees. The following table is a listing of all senior officers of the Bank:

                                                                        OFFICER
         NAME           AGE                   OFFICE                     SINCE
         ----           ---                   ------                    -------
J. Nolan Bedford.......  59 President and Chief Executive Officer        1993
Maurice L. Junod.......  56 Vice Chairman of the Board and Chief         1994
                             Operating Officer
John B. Avara..........  43 Executive Vice President                     1994
Larry R. Bone..........  50 Executive Vice President                     1991
J. Clifton Green.......  38 Executive Vice President                     1996
Ervin A. Lev...........  53 Executive Vice President Operations and      1994
                             Cashier
Milan B. Saunders......  52 Executive Vice President                     1993
Stephen Bertram........  44 Senior Vice President                        1997
Harry J. Brooks........  39 Senior Vice President                        1995
James B. Coleman.......  36 Senior Vice President                        1995
Linda Cruz.............  41 Senior Vice President                        1994
William H. Fowler, II..  41 Senior Vice President                        1995
John Shirley...........  42 Senior Vice President                        1996
Laurie Stockstill......  46 Senior Vice President                        1996

  The background of each of the senior management officers listed above is described below.

  J. Nolan Bedford. Mr. Bedford has served as President and Chief Executive Officer of the Bank since 1993. Previously, Mr. Bedford served as Senior Executive Vice President, Chief Lending Officer and Director of Lockwood National Bank in Houston from 1985 to 1993.

  Maurice L. Junod. Mr. Junod has served as Vice Chairman and Chief Operating Officer of the Bank since 1994. Previously, Mr. Junod was the founding President and Organizing Director of Spring National Bank in Spring, Texas, where he also served as Chief Executive Officer from 1984 to 1993.

  John B. Avara. Mr. Avara joined the Bank in 1994 as Senior Vice President and Commercial Loan Officer. Previously, Mr. Avara served as Senior Vice President at Spring National Bank in Spring, Texas from 1989 to 1993.

  Larry R. Bone. Mr. Bone joined the Bank in 1991 as Senior Vice President and Senior Lending Officer. Previously, Mr. Bone served as Middle Market Relationship Manager at First Interstate Bank of Texas, formerly Allied Bancshares, Inc., and as Chief Executive Officer at Allied Fairbanks Bank from 1979 to 1991.

  J. Clifton Green. Mr. Green joined the Bank in June, 1996 as an Executive Vice President in commercial lending. Previously, Mr. Green served as a Vice President in lending at Northern Trust Bank of Texas, N.A., and its predecessor, Tanglewood Bank, N.A., from 1991 to 1996. He has been active in lending since 1980.

  Ervin A. Lev. Mr. Lev joined the Bank in 1994 as Senior Vice President of Operations and Cashier. Prior to that time, Mr. Lev served as Executive Vice President and Advisory Director at Peoples National Bank, Houston from 1990 to 1993 and as Senior Vice President and Cashier at North Houston Bank from 1986 to 1990.

  Milan B. Saunders. Mr. Saunders joined the Bank in 1993 as Senior Vice President and Commercial Loan Officer. Previously, Mr. Saunders served as Branch President for the Humble branch of First City Bank of Texas, N.A. from 1988 to 1993.

  Stephen Bertram. Mr. Bertram joined the Bank in 1997 as a Senior Vice President, commercial lender. He has been in banking since 1977, most recently with Coastal Banc and its predecessor, Texas Capital Bank, N.A. from 1994 to 1996. He was also President and Chief Executive Officer of a $50 million subsidiary of First City Bank of Texas, N.A. from 1988 to 1993.

  Harry J. Brooks. Mr. Brooks joined the Bank in July, 1995 as a Senior Vice President in commercial lending. Prior to joining the Bank, he was in lending at First Freeport National Bank (1985-1988), First City Bank of Texas, N.A. (1988-1992), Bank One of Texas, N.A. (1992) and Prime Bank (1993-1995).

  James B. Coleman. Mr. Coleman joined the Bank in October, 1995 as a Vice President in commercial lending. He was promoted to Senior Vice President in January, 1997. Prior to joining the Bank, he was President of CTY Mortgage Company during 1994 after serving as a Vice President in commercial lending for nine years at Spring National Bank, predecessor to Compass Bank.

  Linda Cruz. Mrs. Cruz joined the Bank in September, 1994 as a Branch Manager of the Spring location. She was promoted to Assistant Cashier in 1995. Her previous experience includes Chief Financial Officer and Cashier of Spring National Bank for six years, having worked in banking operations since 1978.

  William H. Fowler, II. Mr. Fowler joined the Bank in May, 1995 as Senior Vice President and Commercial Loan Officer. Previously, he was Vice President-Private Client Services, First Interstate Bank of Texas from 1993 to 1995. From 1989 to 1993 he was Vice President and Senior Commercial Lending Officer, First City Bank of Texas, N.A.

  John Shirley. Mr. Shirley joined the Bank in 1988 as a commercial lender and was promoted to Senior Vice President in 1996. Mr. Shirley has worked in banking since 1979, primarily in commercial lending.

  Laurie Stockstill. Mrs. Stockstill joined the Bank in April, 1996 as a Senior Vice President in commercial lending. For the nine years prior to joining the Bank, she served as a Senior Vice President, Senior Loan Officer and Compliance Officer at Woodforest National Bank.

SUPERVISION AND REGULATION

  In addition to the generally applicable state and federal laws governing businesses and employers, the Bank is further extensively regulated by special federal and state laws applicable only to financial institutions. Virtually all aspects of the Bank's operations are subject to specific requirements or restrictions and general regulatory oversight, from laws regulating consumer finance transactions, such as the Truth in Lending Act, the Home Mortgage Disclosure Act and the Equal Credit Opportunity Act, to laws regulating collections and confidentiality, such as the Fair Debt Collections Practices Act, the Fair Credit Reporting Act and the Right to

Financial Privacy Act. With few exceptions, state and federal banking laws have as their principal objective either the maintenance of the safety and soundness of the federal deposit insurance system or the protection of consumers or classes of consumers, rather than the specific protection of shareholders of the Bank. To the extent the following material describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statute or regulation.

  The Bank is a Texas state-chartered banking association subject to regulation by the Texas Department of Banking. The Bank, the deposits of which are insured by the Bank Insurance Fund (the "BIF") of the Federal Deposit Insurance Corporation ("FDIC"), is not a member of the Federal Reserve System, and therefore the FDIC is the primary federal regulator for the Bank.

  The requirements and restrictions applicable to the Bank under the laws of the United States and the State of Texas include (i) the requirement that reserves be maintained, (ii) restrictions on the nature and amount of loans which can be made, (iii) restrictions on the business activities in which the Bank may engage, (iv) restrictions on the payment of dividends to shareholders, and (v) the maintenance of minimum capital requirements.

  Although the Bank has not historically paid dividends, subject to applicable minimum capital and safety and soundness restrictions, the Bank may distribute dividends from its undivided profits without regulatory approval. See "-- Dividend History and Market for Capital Stock." Minimum capital requirements and other rules and regulations applicable to the Bank may restrict dividend payments by the Bank. The Texas Department of Banking and the FDIC can each further limit payment of dividends if the regulatory authority finds that the payment of dividends would constitute an unsafe or unsound practice. Except to absorb losses in excess of undivided profits and uncertified surplus, such certified surplus may not be reduced without the prior written consent of the Banking Commissioner.

  Interest rate limitations for the Bank are governed primarily by the laws of the State of Texas. The maximum annual interest rate that may be charged on most loans made by the Bank is based on doubling the average auction rate, to the nearest 0.25%, for United States Treasury Bills, as computed by the Office of Consumer Credit Commissioner of the State of Texas. However, the maximum rate does not decline below 18% or rise above 24% (except for loans in excess of $250,000 that are made for business, commercial, investment or other similar purposes (excluding agricultural loans), in which case the maximum annual rate may not rise above 28%, rather than 24%). Generally, on fixed rate closed-end loans, the maximum nonusurious rate is to be determined at the time the rate is contracted, while on floating rate and open-end loans (such as credit cards), the ceiling varies over the term of the indebtedness. State usury laws (but not late charge limitations) have been preempted by federal law for loans secured by a first lien on residential real property.

  Banks are affected by the credit policies of other monetary authorities, including the Federal Reserve Board, which regulate the national supply of bank credit. Such regulation influences overall growth of bank loans, investments, and deposits and may also affect interest rates charged on loans and paid on deposits. The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires that federal bank regulatory authorities take "prompt corrective action" with respect to any depository institution which does not meet specified minimum capital requirements. The applicable regulations establish five capital levels which require or permit the FDIC and other regulatory authorities to take supervisory action. The relevant classifications range from "well capitalized" to "critically undercapitalized." Under these regulations, which became effective December 19, 1992, an institution is considered well capitalized if it has a total risk-based capital ratio of 10.0% or greater, a Tier I risk-based capital ratio of 6.0% or greater, and a leverage ratio of 5.0% or greater, and it is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An institution is considered adequately capitalized if it has a total risk-based capital ratio of 8.0% or greater, a Tier I risk-based capital ratio and leverage capital ratio of 4.0% or greater (or a leverage ratio of 3.0% or greater if the institution is rated composite 1 in its most recent report of examination, subject to appropriate federal banking agency guidelines), and the institution does not meet the definition of a well capitalized institution. An institution is considered undercapitalized if it has a total risk-based capital ratio that is less than 8.0%, or a Tier I risk-based capital ratio that is less than 4.0%, or a leverage ratio that is less than 4.0% (or a leverage ratio that is less than 3.0% if the institution is rated composite 1 in its most recent report of examination, subject to appropriate federal banking agency guidelines). A significantly undercapitalized institution is one which has a total risk-based capital ratio that is less than 6.0%, or a Tier I risk-based capital ratio that is less than 3.0%, or a leverage ratio that is less than 3.0%. A critically undercapitalized institution is one which has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

  The FDIC is authorized by the legislation to take various enforcement actions against any significantly undercapitalized institution and any undercapitalized institution that fails to submit an acceptable capital restoration plan or fails to implement a plan accepted by the appropriate agency. These powers include, among other things, requiring the institution to be recapitalized, prohibiting asset growth, restricting interest rates paid, requiring prior approval of capital distributions by any bank holding company which controls the institution, requiring divestiture by the institution of its subsidiaries or by the holding company of the institution itself, requiring a new election of directors, and requiring the dismissal of directors and officers.

  Based on the Bank's capital ratios as of March 31, 1997, the Bank was classified as "well capitalized" under the applicable regulations. As a result, the Bank does not believe that FDICIA's prompt corrective action regulations will have any material effect on its activities or operations. However, if the Bank were to become undercapitalized and these restrictions were to be imposed, the restrictions, either individually or in the aggregate, could have a significant adverse impact on the operations of the Bank.

DIVIDEND HISTORY AND MARKET FOR CAPITAL STOCK

  The Bank has not historically paid dividends on the Bank Common Stock. If the Merger is not consummated, the Bank Board does not have any plans to pay dividends in the foreseeable future. The final determination of the timing, amount and payment of dividends on the Bank Common Stock is at the discretion of the Bank Board, subject to certain restrictions imposed by federal and state banking laws, regulations and authorities.

  The Bank Common Stock is not traded in any recognized market and is only traded on a sporadic and isolated basis in privately arranged sales.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth the information indicated regarding beneficial ownership of the Bank Common Stock, as of March 31, 1997, by (i) each director of the Bank, (ii) all directors and executive officers of the Bank as a group and (iii) each person known to the Bank to be the beneficial owner of more than 5% of the issued and outstanding Bank Common Stock. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person.

                                                                           PERCENTAGE
                                                             NUMBER OF    BENEFICIALLY
          NAME                 RELATIONSHIP TO THE BANK      SHARES(1)       OWNED
          ----                 ------------------------      ---------    ------------
Robert J. Adam..........  Director                              53,891         2.0%
J. Nolan Bedford........  President, Chief Executive            49,098         1.8%
                           Officer and Director
Timothy R. Brown........  Director                              21,000           *
Harry L. Chambers,        Director                               7,500           *
 Sr.(2).................
Dale C. Cheesman, Jr....  Director                               6,000           *
Sam M. Eng..............  Director                                   0           *
Donald J. Genitempo.....  Director                              37,147         1.4%
A. J. Gerland, Jr.......  Director                             160,680         6.0%
Anan Golub..............  Director                              40,000         1.5%
Maurice L. Junod........  Vice Chairman of the Board, Chief     58,720         2.2%
                           Operating Officer and Director
Herbert E. Koenig.......  Director                             106,040(3)      4.0%
Dennis M. Malloy........  Director                              84,800         3.2%
Robert N. Murray........  Director                             142,977         5.4%
Adloph A. Pfeffer, Jr...  Chairman of the Board                446,453(4)     16.7%
Robert G. Pond..........  Director                              20,618           *
Robert A. Skilton.......  Director and Secretary to the         22,500           *
                           Board
Stanley D. Stearns, Jr..  Director                             276,508        10.4%
Weems D. Turner.........  Director                              17,081           *
Directors and executive
 officers as a group....                                     1,551,013        56.2%

--------
(*) Does not exceed 1.0%
(1) These amounts include shares which are beneficially owned by each person including shares underlying options which may be exercised within 60 days of March 31, 1997. The share amounts for Messrs. Bedford and Junod include 37,813 and 52,005 shares, respectively, underlying such options.
(2) Mr. Chambers serves as an Advisory Director of the Bank.
(3) This amount includes 53,020 shares which are held in a testamentary trust for which Mr. Koenig acts as the trustee.
(4) This amount includes (i) 400,568 shares held by the Pfeffer Family Limited Partnership of which the general partner is controlled by Mr. Pfeffer,
    (ii) 23,393 shares held by Pfeffer & Sons, an affiliate of Mr. Pfeffer, of which he is a general partner, (iii) 5,817 shares held by The Margaret Sayer Pfeffer Estate Trusts for which Mr. Pfeffer acts as trustee and (iv) 16,675 shares held by Mr. Pfeffer's wife.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF THE BANK

  Management's Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of the Bank's balance sheets and statements of income. This section should be read in conjunction with the Bank's financial statements and accompanying notes and other detailed information appearing elsewhere in this document.

OVERVIEW

  Total assets at March 31, 1997, and December 31, 1996 were $235.3 million and $227.6 million, respectively. Loans were $137.0 million at March 31, 1997, an increase of $6.6 million or 5.1% from $130.4 million at December 31, 1996. This growth was a result of a strong economy and the Bank's ability to build relationships with commercial and consumer customers. Deposits experienced similar growth, increasing to $214.8 million at March 31, 1997 from $207.9 million at December 31, 1996. Shareholders' equity was $19.2 million and $18.8 million at March 31, 1997 and December 31, 1996, respectively.

  Total assets at December 31, 1996, 1995 and 1994 were $227.6 million, $182.1 million, and $125.2 million, respectively. This growth was a result of a strong local economy, the addition of new loan officers, the acquisition of Kingwood Bank and the addition of new service locations. Loans were $130.4 million at December 31, 1996, an increase of $36.9 million or 39.5% from $93.5 million at the end of 1995. Loans were $59.3 million at year end 1994. Deposits experienced similar growth, increasing to $207.9 million at year end 1996 from $167.5 million at year end 1995 and $113.7 million at the year end 1994. Shareholders' equity was $18.8 million, $13.5 million and $11.2 million at December 31, 1996, 1995 and 1994, respectively.

  The Bank acquired Kingwood Bank on September 13, 1995 for a price of $3.3 million in a transaction accounted for as a purchase. In 1996, the Bank sold 550,000 shares of Bank Common Stock in a private placement, with net proceeds to the Bank being $3.3 million.

  For the three months ended March 31, 1997, the Bank had net income of $589,000, an increase of $147,000 or 33.3% from the same period in 1996. Net income per share was $0.21 for the three months ended March 31, 1997 and for the same period in 1996. This earnings growth was due primarily to a sharp increase in net interest income, which was driven by strong loan growth. The reason that the per share income did not increase at the same rate as net income was due to an offering of Bank Common Stock which closed subsequent to March 31, 1996, resulting in an increase in the number of outstanding shares. This resulted in a return on average assets of 1.03% and an annualized return on average equity of 12.42% for the three months ended March 31, 1997 compared to 0.97% and 12.68%, respectively, for the same time period in 1996.

  Net income was $2.0 million, $1.5 million, and $648,000 and earnings per common share was $0.78, $0.71, and $0.42 for the years ended 1996, 1995 and 1994, respectively. This increase in net income was primarily the result of strong loan growth, maintaining strong asset quality and branch expansion and resulted in returns on average assets of 1.01%, 1.08%, and 0.56% and returns on average common equity of 12.07%, 12.06%, and 7.54% for the years ended 1996, 1995, and 1994, respectively.

RESULTS OF OPERATIONS

  NET INTEREST INCOME. Net interest income is defined as interest income less interest expense. Net interest income for the three months ending March 31, 1997 was $2.8 million, reflecting an increase of $600,000, or 27.3%, compared to $2.2 million for the three months ending March 31, 1996. The increase in net interest income was primarily the result of an increase of $34.3 million in the Bank's average loan portfolio during the same period.

  Net interest income was $9.8 million for the year ended December 31, 1996, an increase of $2.3 million or 30.7% compared to the year ended December 31, 1995. The majority of the growth in net interest income for 1996 and 1995 was due to strong loan growth and higher yields on loans, while increases in interest expense from deposit rates lagged behind. Net interest income in the period ending December 31, 1994 was $5.4 million.

  Interest on investment securities for the three months ended March 31, 1997 was $859,000 which represents an increase of approximately $124,000, as compared to the same period in 1996. Interest on investment securities was $3.0 million for the year ended December 31, 1996, representing an increase of $400,000, or 15.4%, from the year ended December 31, 1995. These increases reflect the decision of the Bank's management beginning in 1994 to increase the size of the Bank's investment portfolio through the growth of the Bank's deposit base.

  Interest on federal funds sold and other earning assets was $178,000 for the three months ended March 31, 1997 representing an increase of $20,000, or 12.7%, over the same period in 1996. Interest on federal funds sold and other earning assets was $726,000 for the year ended December 31, 1996, representing an increase of $160,000, or 28.3%, over the same period in 1995. Interest on federal funds sold was $566,000 at December 31, 1995 and 248,000 in 1994, representing an increase of 128.2%.

  Interest expense on deposits for the three months ended March 31, 1997 was $1.5 million representing an increase of $400,000, or 36.4%, from the same period in 1996. Interest expense on deposits for the year ended December 31, 1996 was $5.0 million representing an increase of $1.4 million, or a 38.9% increase from the year ended December 31, 1995. These increases were primarily the result of the growth in deposits at the Bank. Further impacting the changes in interest expense on deposits were average cost of funds which was 4.04% for the three months ending March 31, 1997 as compared to 3.95% for the same period in 1996, and 3.95% for the year ended December 31, 1996, as compared to 4.01% for the year ended December 31, 1995 and 3.05% for the year ended December 31, 1994.

  The Bank actively performs sensitivity analyses to understand and react to market conditions. Areas such as loan and deposit pricing to insulate the Bank from adverse market conditions are continually addressed by management through the use of outside econometric consultants and internal asset/liability analyses.

  The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made and all average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield. The yield on the securities portfolio is based on average historical cost balances and does not give effect to changes in fair value that are reflected as a component of consolidated shareholders' equity.

                                THREE MONTHS ENDED              THREE MONTHS ENDED
                                  MARCH 31, 1997                  MARCH 31, 1996
                          ------------------------------- -------------------------------
                            AVERAGE   INTEREST              AVERAGE   INTEREST
                          OUTSTANDING EARNED/   AVERAGE   OUTSTANDING EARNED/   AVERAGE
                            BALANCE     PAID   YIELD/RATE   BALANCE     PAID   YIELD/RATE
                          ----------- -------- ---------- ----------- -------- ----------
ASSETS                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans.................   $134,086    $3,190     9.52%    $ 99,517    $2,452     9.91%
  Securities............     59,038       859     5.90       50,858       735     5.81
  Federal funds sold and
   other earning assets.     13,221       178     5.46       12,300       158     5.17
                           --------    ------     ----     --------    ------     ----
    Total interest-
     earning assets.....    206,345     4,227     8.19%     162,675    $3,345     8.27%
                                       ------     ----                 ------
Less allowance for loan
 losses.................     (1,399)                         (1,133)
                           --------                        --------
Total earning assets,
 net of allowance.......    204,946                         161,542
Nonearning assets.......     24,162                          19,882
                           --------                        --------
    Total assets........   $229,108                        $181,424
                           ========                        ========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Interest-bearing
 liabilities:
  Interest-bearing
   demand deposits......   $ 13,601        48     1.44%    $ 13,083        71     2.19%
  Money market and
   savings deposits.....     64,292       557     3.51       48,286       378     3.15
  Certificates of
   deposits.............     69,589       863     5.03       54,719       690     5.07
                           --------    ------     ----     --------    ------     ----
    Total interest-
     bearing
     liabilities........    147,482     1,468     4.04%     116,088     1,139     3.95%
                                       ------     ----                 ------     ----
Noninterest-bearing
 liabilities:
  Noninterest-bearing
   demand deposits......     61,317                          50,225
  Other liabilities.....      1,307                           1,217
                           --------                        --------
    Total liabilities...    210,106                         167,530
Shareholders' equity....     19,002                          13,894
                           --------                        --------
    Total liabilities
     and shareholders'
     equity.............   $229,108                        $181,424
                           ========                        ========
Net interest income.....               $2,759                          $2,206
                                       ======                          ======
Net interest spread.....                          4.26%                           4.31%
                                                  ====                            ====
Net interest margin.....                          5.42%                           5.45%
                                                  ====                            ====

                                                         YEAR ENDED DECEMBER 31,
                          --------------------------------------------------------------------------------------
                                      1996                         1995                         1994
                          ---------------------------- ---------------------------- ----------------------------
                            AVERAGE   INTEREST AVERAGE   AVERAGE   INTEREST AVERAGE   AVERAGE   INTEREST AVERAGE
                          OUTSTANDING EARNED/  YIELD/  OUTSTANDING EARNED/  YIELD/  OUTSTANDING EARNED/  YIELD/
                            BALANCE     PAID    RATE     BALANCE     PAID    RATE     BALANCE     PAID    RATE
                          ----------- -------- ------- ----------- -------- ------- ----------- -------- -------
ASSETS
Interest-earning assets:
 Loans..................   $113,506   $11,062   9.75%   $ 74,481    $7,925   10.64%  $ 53,052    $4,895   9.23%
 Securities.............     52,732     3,036   5.76      44,169     2,622    5.94     47,733     2,632   5.51
 Federal funds sold and
  other earning assets..     13,667       726   5.31       9,610       566    5.89      5,839       248   4.25
                           --------   -------   ----    --------    ------   -----   --------    ------   ----
   Total interest-
    earning assets......    179,905    14,824   8.24%    128,260    11,113    8.66%   106,624     7,775   7.29%
                                      -------   ----                ------   -----               ------   ----
Less allowance for loan
 losses.................     (1,245)                        (832)                        (833)
                           --------                     --------                     --------
Total earning assets,
 net of allowance.......    178,660                      127,428                      105,791
Nonearning assets.......     21,693                       13,656                        8,981
                           --------                     --------                     --------
   Total assets.........   $200,353                     $141,084                     $114,772
                           ========                     ========                     ========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Interest-bearing
 liabilities:
 Interest-bearing
  demand deposits.......   $ 14,531       262   1.80%   $ 11,300       276    2.44%  $ 11,656       287   2.46%
 Money market and
  savings deposits......     51,447     1,695   3.30      35,445     1,148    3.24     36,284     1,014   2.79
 Certificates of
  deposits..............     61,078     3,056   5.00      43,580     2,195    5.04     30,857     1,103   3.57
                           --------   -------   ----    --------    ------   -----   --------    ------   ----
   Total interest-
    bearing liabilities.    127,056     5,013   3.95%     90,325     3,619    4.01%    78,797     2,404   3.05%
                                      -------   ----                ------   -----               ------   ----
Noninterest-bearing
 liabilities:
 Noninterest-bearing
  demand deposits.......     55,062                       37,165                       26,865
 Other liabilities......      1,532                          969                          528
                           --------                     --------                     --------
   Total liabilities....    183,650                      128,459                      106,190
Shareholders' equity....     16,703                       12,625                        8,582
                           --------                     --------                     --------
   Total liabilities and
    shareholders'
    equity..............   $200,353                     $141,084                     $114,772
                           ========                     ========                     ========
Net interest income.....              $ 9,811                       $7,494                       $5,371
                                      =======                       ======                       ======
Net interest spread.....                        4.29%                         4.66%                       4.24%
                                                ====                         =====                        ====
Net interest margin.....                        5.45%                         5.84%                       5.04%
                                                ====                         =====                        ====

  The following table presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to higher outstanding balances and the volatility of interest rates. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated.

VOLUME/RATE ANALYSIS

                             THREE MONTHS ENDED            YEAR ENDED              YEAR ENDED
                                 MARCH 31,                DECEMBER 31,            DECEMBER 31,
                           -------------------------  ----------------------  ----------------------
                               1997 VS. 1996              1996 VS. 1995          1995 VS. 1994
                           -------------------------  ----------------------  ----------------------
                               INCREASE                  INCREASE               INCREASE
                              (DECREASE)                (DECREASE)             (DECREASE)
                                DUE TO                    DUE TO                 DUE TO
                           ------------------         --------------          --------------
                           VOLUME RATE   DAYS  TOTAL  VOLUME  RATE    TOTAL   VOLUME   RATE   TOTAL
                           ------ ----   ----  -----  ------  ----    ------  ------  ------  ------
INTEREST-EARNING ASSETS:
Loans....................   $849  $(84)  $(27) $738   $4,152 $(1,015) $3,137  $1,977  $1,053  $3,030
Securities...............    119     13    (8)  124      508     (94)    414    (197)    187     (10)
Federal funds sold and
 other earning assets....     12     10    (2)   20      239     (79)    160     160     158     318
                            ----  ----   ----  ----   ------ -------  ------  ------  ------  ------
  Total increase
   (decrease) in interest
   income................    980   (61)   (37)  882    4,899  (1,188)  3,711   1,940   1,398   3,338
                            ----  ----   ----  ----   ------ -------  ------  ------  ------  ------
INTEREST-BEARING
 LIABILITIES:
Interest-bearing demand
 deposits................      3   (25)    (1)  (23)      79     (93)    (14)     (9)     (2)    (11)
Money market and savings
 deposits................    125     58    (4)  179      518      29     547     (23)    157     134
Certificates of deposits.    188     (7)   (8)  173      881     (20)    861     455     637   1,092
                            ----  ----   ----  ----   ------ -------  ------  ------  ------  ------
  Total increase
   (decrease) in interest
   expense...............    316     26   (13)  329    1,478     (84)  1,394     423     792   1,215
                            ----  ----   ----  ----   ------ -------  ------  ------  ------  ------
Increase in net interest
 income..................   $664  $(87)  $(24) $553   $3,421 $(1,104) $2,317  $1,517  $  606  $2,123
                            ====  ====   ====  ====   ====== =======  ======  ======  ======  ======

  PROVISION FOR LOAN LOSSES. The provision for loan losses represents an amount charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management based on such factors as historical experience, the volume and type of lending conducted by the Bank, the amount of non-performing assets, regulatory policies, generally accepted accounting principles, general economic conditions, particularly as they relate to the Bank's lending region, and other factors related to the collectibility of the Bank's loan portfolio.

  The provision for loan losses for the three months ending March 31, 1997, was $103,000, reflecting an increase of 71.7% compared to the three months ending March 31, 1996. The provision for loan losses for the year ended December 31, 1996 was $420,000 which increased $224,000 from the year ended December 31, 1995. The Bank did not experience any significant loan losses during the three-month period ended March 31, 1997. The provision for loan losses for the year ending December 31, 1994 was $204,000.

  NON-INTEREST INCOME. Non-interest income for the three months ending March 31, 1997, was $501,000, reflecting a net increase of $79,000 or 18.7% compared to $422,000 for the three months ending March 31, 1996. Non-interest income of $2.0 million for the year ended December 31, 1996, increased $800,000 or 66.7% compared to $1.2 million for the year ended December 31, 1995 and $923,000 for the year ended December 31, 1994. The year-to-year increases are primarily a result of the Bank's growth and a continual review and adjustment of service fees. Customer service fees on deposit accounts for the year ended December 31, 1996 were $1.6 million, representing an increase of $700,000, or 77.8%, from the year ended December 31, 1995.

  NON-INTEREST EXPENSE. Non-interest expense for the three months ending March 31, 1997, was $2.2 million reflecting a net increase of $300,000 or 15.8% compared to $1.9 million for the three months ending March 31, 1996. Occupancy expense increased $71,000, or 22.3%, in the three months ended March 31, 1997, as compared to the same period in 1996, primarily as a result of a 21.3% increase in net occupancy and a 32.7% increase in fixtures and equipment associated with the opening of new branches.

  Non-interest expense was $8.2 million for the year ended December 31, 1996, an increase of $2.0 million or 32.3% compared to $6.2 million for the year ended December 31, 1995 and $5.1 million for the year ended December 31, 1994. Several of the elements of the overall expense changed significantly. Salaries and employee benefits increased $1.2 million, or 35.3%, which resulted primarily from the addition of personnel in the Bank's expanding operations. Also resulting from expanded operations was occupancy expense increasing $536,000, or 61.6%, furniture and fixtures increasing $239,000, or 50.0% offset by a reduction in legal expense of 280.0%.

  INCOME TAX. Income taxes for the three months ending March 31, 1997, were $325,000, reflecting a net increase of $61,000 or 23.1% compared to $264,000 for the three months ending March 31, 1996. The Bank recorded income tax expense of $1.1 million for the year ended December 31, 1996, compared to $705,000 for the year ended December 31, 1995 and $321,000 for the year ended December 31, 1994. Income taxes have increased as a direct result of increases in the Bank's net taxable income before taxes.

  IMPACT OF INFLATION. The effects of inflation on the local economy and on the Bank's operating results have been relatively modest for the past several years. Since substantially all of the Bank's assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. The Bank tries to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities. See "--Financial Condition--Interest Rate Sensitivity and Liquidity" below.

FINANCIAL CONDITION

  LOAN PORTFOLIO. Total loans of $137.0 million as of March 31, 1997, reflected an increase of $6.6 million or 5.1% from $130.4 million as of December 31, 1996. Total loans increased by $36.8 million, or 39.4%, from December 31, 1995 to December 31, 1996 to $130.4 million compared to $93.5 million and $59.3 million at

December 31, 1995 and 1994, respectively. These increases are due mainly to the addition of experienced loan officers with large, established customer bases and the addition of new branches. As mentioned above, the Bank has increased its focus on increasing its loan portfolio.

  The Bank's loans are widely diversified by borrower and industry group due to the Bank's strong orientation toward the small business market. The Bank has a significant involvement in the local real estate industry, in both construction and real estate loans. Real estate loans make up approximately 60.4% of the Bank's total loan portfolio as of March 31, 1997. These real estate loans consist primarily of commercial building loans to small business individuals. These loans are typically part of a larger lending relationship and are normally subject to cross-collateralization and guarantees. The other segment of the real estate portfolio, construction, consists primarily of loans to builders of one to four family residences. Most of these loans are made to builders based on a permanent take-out commitment from a secondary lender. This category of loans has yielded high returns both in the interest rate earned on the loans, as well as origination fees charged when these loans are initiated.

  Consumer loans, net of unearned discount, comprise approximately 11.4% of the loan portfolio as of March 31, 1997. The Bank's objective is to make high quality consumer loans based on credit quality and yield rather than acquiring a large number of consumer loans at very low rates through third parties such as the dealer paper market.

  The following table presents the composition of the loan portfolio at the end of each of the last five years and at March 31, 1997:

                                                  DECEMBER 31,
                          MARCH 31, ----------------------------------------
                            1997      1996    1995    1994    1993    1992
                          --------- -------- ------- ------- ------- -------
                                          (DOLLARS IN THOUSANDS)
Real Estate Loans
 Construction and land
  development...........  $ 18,019  $ 17,995 $15,634 $ 9,221 $ 7,026 $ 3,656
 Secured by farmland....        28        34      44     152      --      --
 Secured by 1-4 family
  residential
  properties............    17,521    16,606  11,220   6,017   5,393   2,773
 Secured by multifamily
  (5 or more)
  residential
  properties............       354       367     417   1,280   1,167      --
 Secured by non-farm
  non-residential
  properties............    46,768    44,611  26,884  14,846   7,778   3,487
                          --------  -------- ------- ------- ------- -------
   Total real estate
    loans...............    82,690    79,613  54,199  31,516  21,364   9,916
Loans to finance
 agricultural production
 and other loans to
 farmers................        --        --      --      --      --       2
Commercial and
 industrial loans.......    38,441    35,563  23,979  18,621  10,789   8,801
Loans to individuals for
 household, family and
 other personal
 expenditures, credit
 card and related plans.       157       153   1,246   1,576     776     773
Other (includes single
 payment, installment
 and student loans).....    15,407    14,766  13,499   7,103   5,381   3,889
Obligations of states
 and political
 subdivisions of the
 U.S....................        93        93     130      --      --      --
All other loans.........       194       199     458     481   3,194   2,249
                          --------  -------- ------- ------- ------- -------
Total loans.............   136,982   130,387  93,511  59,297  41,504  25,630
Less: Allowance for loan
 losses.................     1,441     1,377   1,103     697     552     549
                          --------  -------- ------- ------- ------- -------
Net loans...............  $135,541  $129,010 $92,408 $58,600 $40,952 $25,081
                          ========  ======== ======= ======= ======= =======

  The following table sets forth the maturity distribution of the Bank's loan portfolio at December 31, 1996:

                                                              ONE
                                                  ONE YEAR  THROUGH      OVER
                                                  OR LESS  FIVE YEARS FIVE YEARS
                                                  -------- ---------- ----------
                                                      (DOLLARS IN THOUSANDS)
Real Estate Loans
  Construction and land development.............  $16,881   $   953     $  161
  Secured by farmland...........................       --        34         --
  Secured by 1-4 family residential properties..    9,948     5,645      1,013
  Secured by multifamily (5 or more) residential
   properties...................................       --       367         --
  Secured by non-farm non-residential
   properties...................................   21,413    16,506      6,692
                                                  -------   -------     ------
    Total real estate loans.....................   48,242    23,505      7,866
Commercial and industrial loans.................   24,717    10,704        142
Loans to individuals for household, family and
 other personal expenditures, credit card and
 related plans..................................      153        --         --
Other (includes single payment, installment and
 student loans).................................    2,038    12,728         --
Obligations of states and political subdivisions
 of the U.S.....................................       --        93         --
All other loans.................................       --       199         --
                                                  -------   -------     ------
Total loans.....................................  $75,150   $47,229     $8,008
                                                  =======   =======     ======

  The following table sets forth the sensitivity to changes in interest rates of the Bank's loan portfolio as of December 31, 1996:

                                                               ONE
                                                   ONE YEAR  THROUGH   OVER FIVE
                                                   OR LESS  FIVE YEARS   YEARS
                                                   -------- ---------- ---------
                                                      (DOLLARS IN THOUSANDS)
Predetermined interest rates...................... $ 6,400   $47,229    $7,649
Floating or adjustable rates......................  68,750        --       359
                                                   -------   -------    ------
  Total........................................... $75,150   $47,229    $8,008
                                                   =======   =======    ======

  OFF-BALANCE SHEET ASSETS. Off-balance sheet assets consist of unfunded commitments and letters of credit. All letters of credit are standby performance or commercial related and are issued to meet a range of customer financing needs. Off-balance sheet commitments are analyzed as if they were funded and appropriate collateral is procured at the origination of the commitment. The unfunded real estate related commitments are related primarily to construction of one to four family housing, where there is typically a permanent take-out commitment in place from a third party prior to funding. Fees are generally collected on real estate related commitments; however, there is normally no fee associated with the commercial related or credit card unfunded commitments. As of March 31, 1997, off-balance sheet assets were $33.8 million, representing an increase of 71.6% over $19.7 million as of March 31, 1996 and an increase of 7.3% over the amount as of December 31, 1996, being primarily for standby letters of credit and other commitments to extend credit. Off-balance sheet assets were $25.5 million and $21.5 million at December 31, 1995 and 1994, respectively.

  NONPERFORMING ASSETS. Nonperforming loans include loans on which interest has ceased to be recognized due to management's determination that the borrower's financial and collateral condition has weakened and the ability of the borrower to pay interest or principal on such loans is doubtful. Payments received on such loans in excess of interest recognized are applied to reduce the principal balance.

  The Bank with its experienced lending staff manages its loans very closely and has been able to maintain net chargeoffs and other asset-quality ratios below its peers. For the three-month period ending March 31, 1997, net chargeoffs as a percentage of average loans was 0.12%, and watchlist loans as a percentage of total loans was 1.82%. Nonperforming loans as a percentage of total loans was 0.70%.

  The following table sets forth loans accounted for on a nonaccrual basis; accruing loans which are contractually past due 90 days or more as to principal or interest payments; and loans not included above which are troubled debt restructurings as of the end of each reported period:

                                                     DECEMBER 31,
                                     MARCH 31, ----------------------------
                                       1997    1996  1995  1994  1993  1992
                                     --------- ----  ----  ----  ----  ----
                                             (DOLLARS IN THOUSANDS)
Nonaccrual.........................    $891    $660  $578  $ --  $ --  $ 60
Accruing loans 90 or more days past
 due...............................      24      --    20     2     6    76
Restructured bonds.................      40      --    --    --    --    --
Other real estate and foreclosed
 property..........................      --      --   102    80   190    88
                                       ----    ----  ----  ----  ----  ----
  Total nonperforming assets.......    $955    $660  $700  $ 82  $196  $224
                                       ====    ====  ====  ====  ====  ====
  Nonperforming assets to total
   loans and other real estate.....    0.70%   0.51% 0.75% 0.14% 0.47% 0.87%

  If non-accrual loans at December 31, 1996 had been current according to their original terms and had been outstanding throughout 1996, or since origination if originated during the year, interest income on these loans for 1996 would have been $68,000. There was no interest actually recognized on these loans during 1996.

  SUMMARY OF LOAN LOSS EXPERIENCE. The Bank's management believes that the Bank's allowance for loan losses as of March 31, 1997 of $1.4 million was determined in accordance with generally accepted accounting principles and is in conformity with regulatory standards. Presented on the following table is a summary of the Bank's loan loss experience for the periods indicated:

                                            YEAR ENDED DECEMBER 31,
                              MARCH 31, -----------------------------------
                                1997     1996    1995   1994   1993   1992
                              --------- ------  ------  -----  ----  ------
                                         (DOLLARS IN THOUSANDS)
Allowance for loan losses at
 beginning of period........    $1,377  $1,103  $  697  $ 552  $549  $  608
Provision for loan losses...       103     420     196    204    32      --
Chargeoffs..................       (41)   (212)   (128)   (76)  (63)    (97)
Recoveries..................         2      66      10     17    34      38
Increase from Kingwood
 acquisition................        --      --     328     --    --      --
                               -------  ------  ------  -----  ----  ------
Allowance for loan losses at
 end of period..............   $ 1,441  $1,377  $1,103  $ 697  $552  $  549
                               =======  ======  ======  =====  ====  ======
Ratios:
Net loan chargeoffs to
 average loans..............      0.12%   0.13%   0.16%  0.11% 0.09%   0.23%
Allowance for loan losses to
 loans at end of period.....      1.05    1.06    1.18   1.18  1.33    2.14
Allowance for loan losses to
 nonperforming loans at end
 of period..................    161.73  208.64  190.83    N/A   N/A  915.00

  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES. The following tables describe the allocation of the allowance for loan losses among various categories of loans and certain other information as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future loan losses may occur. The total allowance is available to absorb losses for any segment of loans.

                                                         DECEMBER 31,
                                             -------------------------------------
                            MARCH 31, 1997          1996               1995
                          ------------------ ------------------ ------------------
                                 PERCENT OF         PERCENT OF         PERCENT OF
                                  LOANS TO           LOANS TO           LOANS TO
                          AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS
                          ------ ----------- ------ ----------- ------ -----------
                                           (DOLLARS IN THOUSANDS)
Balance of allowance for
 loan losses applicable
 to:
 Commercial and
  industrial............  $   96    28.08%   $   83    27.27%   $    6    25.64%
 Real estate:
  Construction and land
   development..........      16    13.15        53    13.80         1    16.72
  1-4 family
   residential..........       7    12.83         7    12.73         6    12.00
  Commercial owner
   occupied.............      64    34.42        29    34.52        75    29.20
  Farmland..............      --     0.02        --     0.02        --     0.05
  Other.................       1     0.26         1     0.22         5     0.62
 Consumer...............       6    11.24         5    11.44         6    15.77
 Unallocated............   1,251              1,199              1,004
                          ------             ------             ------
Total allowance for loan
 losses.................  $1,441             $1,377             $1,103
                          ======             ======             ======
                                                DECEMBER 31,
                          --------------------------------------------------------
                                 1994               1993               1992
                          ------------------ ------------------ ------------------
                                 PERCENT OF         PERCENT OF         PERCENT OF
                                  LOANS TO           LOANS TO           LOANS TO
                          AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS
                          ------ ----------- ------ ----------- ------ -----------
                                           (DOLLARS IN THOUSANDS)
Balance of allowance for
 loan losses applicable
 to:
 Commercial and
  industrial............  $   52    31.40%   $   15    25.99%   $   67    34.34%
 Real estate:
  Construction and land
   development..........      24    15.55       140    16.93        21    14.26
  1-4 family
   residential..........      10    10.15        15    13.00        12    10.82
  Commercial owner
   occupied.............      63    27.20        23    21.55        18    13.60
  Farmland..............      --     0.26        --     0.00        --     0.00
  Other.................       4     0.80        --     7.70        --     8.80
 Consumer...............       2    14.64         4    14.83        15    18.18
 Unallocated............     542                355                416
                          ------             ------             ------
Total allowance for loan
 losses.................  $  697             $  552             $  549
                          ======             ======             ======

  SECURITIES. The following table summarizes the book values and the categories of the securities held as of the dates indicated:

                                           MARCH 31,      DECEMBER 31,
                                           --------- -----------------------
                                             1997     1996    1995    1994
                                           --------- ------- ------- -------
                                                  (DOLLARS IN THOUSANDS)
      U.S. Treasury securities............  $13,491  $11,512 $13,274 $ 4,029
      U.S. Government Agencies............   34,147   32,497  25,806  24,342
      Mortgage-backed securities..........    8,756   10,230  11,707  14,618
      Corporate notes and other...........    2,181    1,942   1,938   1,876
                                            -------  ------- ------- -------
          Total...........................  $58,575  $56,181 $52,725 $44,865
                                            =======  ======= ======= =======

  The following table summarizes the amortized cost of remaining maturity and weighted average yields of securities as of December 31, 1996:

                          WITHIN ONE     ONE TO FIVE   FIVE TO TEN     OVER TEN
                             YEAR           YEARS         YEARS         YEARS          TOTAL
                         -------------  -------------  ------------  ------------  -------------
                         AMOUNT  YIELD  AMOUNT  YIELD  AMOUNT YIELD  AMOUNT YIELD  AMOUNT  YIELD
                         ------- -----  ------- -----  ------ -----  ------ -----  ------- -----
                                               (DOLLARS IN THOUSANDS)
U.S. Treasury
 securities............. $ 7,531 5.07%  $ 3,968 6.11%  $   -- 0.00%   $ --  0.00%  $11,499 5.43%
U.S. Government
 Agencies...............   3,004 5.22    29,119 5.62       -- 0.00      --  0.00    32,123 5.58
Mortgage-backed
 securities.............   2,716 6.76     5,511 6.63    1,913 6.55     894  6.38    11,034 6.63
Corporate notes and
 other..................   1,318 4.68       500 5.90      106 6.22      --  0.00     1,924 5.08
                         -------        -------        ------         ----         -------
  Total................. $14,569        $39,098        $2,019         $894         $56,580
                         =======        =======        ======         ====         =======

  DEPOSITS. The Bank offers a variety of deposit accounts having a wide range of interest rates and terms. The Bank's deposits consist of demand, savings, NOW accounts, money market and time accounts. The Bank relies primarily on advertising, competitive pricing policies and customer service to attract and retain these deposits. As of December 31, 1996, the Bank had less than five percent of its deposits classified as brokered funds and does not anticipate any significant increase in the foreseeable future. Deposits provide generally all the funding for the Bank's lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense.

  Interest-bearing deposits increased $7.0 million or 4.9% to $150.3 million at March 31, 1997, compared to $143.3 million at December 31, 1996, $113.2 million at December 31, 1995 and $79.3 million at December 31, 1994.

  Demand deposits remained flat at $64.5 million, at March 31, 1997, compared to $64.6 million at December 31, 1996, but represented an increase over $54.3 million and $34.3 million at December 31, 1995 and 1994, respectively. The Bank has a stable non-interest bearing source of funds as reflected in the ratio of demand deposit to total deposits at March 31, 1997 of 30.0% and at December 31, 1996, and 1995, of 31.1% and 32.4%, respectively.

  The following table sets forth information for the periods indicated regarding the average balances of and weighted average rates paid on deposits by category:

                          THREE MONTHS
                              ENDED                YEAR ENDED DECEMBER 31,
                            MARCH 31,     ----------------------------------------------
                              1997            1996            1995            1994
                          --------------  --------------  --------------  --------------
                           AMOUNT   RATE   AMOUNT   RATE   AMOUNT   RATE   AMOUNT   RATE
                          --------  ----  --------  ----  --------  ----  --------  ----
                                              (DOLLARS IN THOUSANDS)
Non interest-bearing
 deposits...............  $ 61,317  0.00% $ 55,062  0.00% $ 37,165  0.00% $ 26,865  0.00%
Interest-bearing demand
 deposits...............    66,242  3.14    58,762  3.04    39,828  3.15    39,756  2.72
Savings deposits........     7,336  2.40     7,215  2.37     6,924  2.49     6,957  2.44
Time deposits...........    73,905  5.00    61,079  4.99    43,573  5.01    32,084  3.57
                          --------        --------        --------        --------
Total deposits..........  $208,800        $182,118        $127,490        $105,662
                          ========        ========        ========        ========
Ratio of public deposits
 to total private
 deposits...............      3.68%           1.47%           2.10%           1.16%
                          ========        ========        ========        ========

  The following table indicates the maturity of certificates of deposit in denominations of $100,000 or greater as of March 31, 1997:

                                                                    PERCENT
                            MATURITY                        AMOUNT  OF TOTAL
                            --------                        ------- --------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
      Less than three months............................... $20,996   53.27%
      Over three to six months.............................   7,116   18.05
      Over six to twelve months............................   8,966   22.75
      Over twelve months...................................   2,336    5.93
                                                            -------  ------
          Total............................................ $39,414  100.00%
                                                            =======  ======

  INTEREST RATE SENSITIVITY AND LIQUIDITY. The successful management of risk is integral to the continued growth and profitability of the Bank. The Bank's asset/liability management policy is to generally maintain a balanced position of rate-sensitive assets as compared to rate-sensitive liabilities. The Bank does not attempt to predict interest rate movements and therefore monitors its "GAP" position on a monthly basis to ensure this position is maintained.

  The following table sets forth an interest rate sensitivity (GAP) analysis for the Bank as of December 31, 1996:

                                     VOLUMES SUBJECT TO REPRICING WITHIN
                                  ---------------------------------------------
                                                               AFTER
                                   0-30     31-180   181-360    ONE
                                   DAYS      DAYS     DAYS     YEAR     TOTAL
                                  -------  --------  -------  -------  --------
                                           (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Interest earning DDA-FHLB...... $14,348        --       --       --  $ 14,348
  Securities.....................   5,620    10,040    7,327   33,194    56,181
  Loans..........................  70,601    10,713    9,306   39,614   130,234
  Overdraft Loans................     153        --       --       --       153
  Federal funds sold.............   4,177        --       --       --     4,177
                                  -------  --------  -------  -------  --------
    Total interest-earning
     assets......................  94,899    20,753   16,633   72,808   205,093
                                  -------  --------  -------  -------  --------
Interest-bearing liabilities:
  Demand, money market and
   savings deposits..............  73,273        --       --       --    73,273
  Certificates of deposit and
   other time deposits...........  12,141    30,857   17,962    9,058    70,018
                                  -------  --------  -------  -------  --------
    Total interest-bearing
     liabilities.................  85,414    30,857   17,962    9,058   143,291
                                  -------  --------  -------  -------  --------
Period GAP....................... $ 9,485  $(10,104) $(1,329) $63,750  $ 61,802
Cumulative GAP................... $ 9,485  $   (619) $(1,948) $61,802
Period GAP to total assets.......    4.17%    -4.44%   -0.58%   28.00%
Cumulative GAP to total assets...    4.17%    -0.27%  --0.86%   27.15%

  The Bank intends to maintain a diversified asset base to minimize the adverse impact of any single event or set of occurrences and to periodically review the loan portfolio by industry segment to ensure this diversity. While the Bank continuously seeks deposits and strives to remain competitive with other financial institutions, it does not have a policy of paying above market rates to attract deposits, including certificates of deposit of $100,000 or more.

  Liquidity is simply the measure of the Bank's ability to fulfill its cash requirements. The Bank strives to increase its loan-to-deposit ratio to a maximum level of 75%. As of March 31, 1997, the loan-to-deposit ratio was 63.4% compared to 62.7% for December 31, 1996. The loan-to-deposit ratios for the periods ended December 31, 1995 and 1994 were 55.8% and 52.2%, respectively. The Bank sells the portion of its loans that are above its legal lending limit. The security portfolio as well as scheduled repayments and maturities of loans represent a substantial source of funds as well as new deposits. The Bank has a line of credit with the Federal Home Loan Bank, but historically has had limited need for such short-term borrowings.

  SHAREHOLDERS' EQUITY. Shareholders' equity for the Bank at March 31, 1997 was $19.2 million, an increase of 39.1% compared to $18.7 million at December 31, 1996. Shareholders' equity was $13.5 million and $11.2 million at December 31, 1995 and 1994, respectively. Retained earnings and the sale of additional common stock were the primary reasons for these increases.

                                  THE COMPANY

BUSINESS OF THE COMPANY

  The Company was incorporated as a business corporation under the laws of the State of Texas on March 28, 1996, for the purpose of serving as a bank holding company for SW Bank. The holding company formation was consummated and the Company acquired all of the outstanding shares of capital stock of SW Bank as of the close of business on June 30, 1996. On January 27, 1997, the Company completed its initial public offering of Company Common Stock, following which the Company Common Stock commenced trading on NASDAQ. Based upon total assets as of March 31, 1997, the Company ranks as the largest independent bank holding company headquartered in the metropolitan Houston area. The Company's headquarters are located at 4400 Post Oak Parkway, Houston, Texas 77027, and its telephone number is (713) 235-8800.

  The Company provides an array of sophisticated products typically found only in major regional banks. These services are provided to middle market businesses in the metropolitan Houston area through seven full service banking facilities. Each banking office has seasoned management with significant lending experience who exercises substantial autonomy over credit and pricing decisions, subject to loan committee approval for larger credits. This decentralized management approach, coupled with the continuity of service by the same staff members, enables the Company to develop long-term customer relationships, maintain high quality service and provide quick responses to customer needs. The Company believes that its emphasis on local relationship banking, together with its conservative approach to lending and resultant strong asset quality, are important factors in the success and the growth of the Company.

  The Company seeks credit risks of good quality within its target market that exhibit good historical trends, stable cash flows and secondary sources of repayment from tangible collateral. The Company extends credit for the purpose of obtaining and continuing long term relationships. Lenders are provided with detailed underwriting policies for all types of credit risks accepted by the Company and must obtain appropriate approvals for credit extensions in excess of conservatively assigned individuals' lending limits. The Company also maintains strict documentation requirements and extensive credit quality assurance practices in order to identify credit portfolio weaknesses as early as possible so any exposures that are discovered might be reduced.

  The Company has a three-part strategy for growth. First, the Company continues to actively target the "middle market" and private banking customers in Houston for loan and deposit opportunities as it has successfully done for the past seven years. The "middle market" is generally characterized by privately owned companies having annual revenues ranging from $1 million to $250 million and borrowings ranging from $50,000 to $10 million, but primarily in the $150,000 to $5 million range. Typical middle market customers seek a relationship with a local independent bank that is sensitive to their needs and understands their business philosophy. These customers desire a long-term relationship with a decision-making loan officer who is responsive and experienced and has ready access to a bank's senior management. In implementing this part of its strategy, the Company continues to explore opportunities (i) to solidify its existing customer relationships and build new customer relationships by providing new services required by its middle market customers and (ii) to expand its base of services in the professional and executive market to meet the demands of that sector.

  Second, the Company intends to establish branches in areas that demographically complement its existing or targeted customer base. As other local banks are acquired by out-of-state organizations, the Company believes that the establishment of branches will better meet the needs of customers in many Houston area neighborhoods who feel disenfranchised by larger regional or national organizations.

  Third, the Company may pursue selected acquisitions of other financial institutions. The Company intends to conduct thorough studies and reviews of any possible acquisition candidates to assure that they are consistent with the Company's existing goals, both from an economic and strategic perspective. The Company has not entered into any agreement or understanding with respect to the potential acquisition of any institution other than the Bank.

SW BANK

  SW Bank, a national banking association, was chartered in January 1982 and commenced business operations in October 1982. In July 1989, SW Bank hired as its President and Chief Executive Officer, Walter E. Johnson who had worked in the banking industry for over 30 years. From 1972 to 1988 Mr. Johnson had been president of Allied Bank of Texas, a premier Houston middle market lender whose total assets approached $4 billion at the time it was acquired by First Interstate Bancorp in 1988. Prior to the formation of the Company and the completion of its initial underwritten public offering, SW Bank completed two earlier successful capital offerings (without any underwriters), raising $13 million and $8 million of new capital in 1990 and 1992, respectively, primarily as a result of Mr. Johnson's reputation and community contacts. Mr. Johnson also improved SW Bank's credit review practices and lending policies and assembled an experienced team of loan officers, consisting primarily of individuals with whom he had worked at Allied Bank of Texas and First Interstate Bank. Under Mr. Johnson's leadership, SW Bank's assets have grown from $43.4 million at June 30, 1989 to $1.07 billion at March 31, 1997.

  SW Bank provides a complete range of retail and commercial banking services that compete directly with major regional banks. Loans consist of commercial loans to middle market businesses, loans to individuals, commercial real estate loans, residential mortgages and construction loans. In addition, SW Bank offers a broad array of fee income products including merchant card services, letters of credit, customized cash management services, brokerage and mutual funds and drive-in banking services. In the second half of 1997, SW Bank intends to introduce a home banking product.

  SW Bank maintains a staff of professional treasury management marketing officers who consult with middle market companies to design custom cost-effective cash management systems. SW Bank offers a full product line of cash concentration, disbursement and automated information reporting services comparable to those offered by any major regional bank. Through SW Bank's continued investment in new technology and people, SW Bank has been able to attract some of Houston's largest middle market companies to utilize SW Bank's treasury management products. SW Bank has also been able to attract new loan customers through their use of SW Bank's treasury management products, such as an image-based lock box service and controlled disbursement and sweep products, which allow borrowers to minimize interest expense and convert excess operating funds into interest income. Through the use of an interactive terminal or personal computer, SW Bank's STAR system provides customers with instant access to all bank account information with multiple intraday updates. SW Bank makes business communication more efficient through Electronic Data Interchange ("EDI"), which is an inter-organizational computer-to-computer exchange of business documentation in a standard computer-processable format. Through the use of EDI and electronic payments, SW Bank can provide the customer with a paperless funds management system. Positive Pay, a service under which SW Bank only pays checks listed on a legitimate "company issue" file, is another recent product addition which helps prevent check fraud. SW Bank's average commercial customer uses five treasury management services. Because these services help customers improve their treasury operations and achieve new efficiencies in cash management, they are extremely useful in building and maintaining long-term relationships.

  SW Bank maintains a strong community orientation by, among other things, supporting active participation of all employees in local charitable, civic, school and church activities. Each banking office also appoints selected customers to a business development board that assists in introducing prospective customers to SW Bank and in developing or modifying products and services to better meet customer needs.

FACILITIES

  The Company currently has seven leased facilities, each of which is located in a major business or professional area of Houston. The following table sets forth specific information on each branch, each of which offers full service banking. The Company's headquarters are located at 4400 Post Oak Parkway, in a 35-story office tower located in the Galleria area.

                                                                      BRANCH
                                      SQ.                          DEPOSITS AT
               BRANCH                 FT.         LOCATION        MARCH 31, 1997
               ------                ------ --------------------- --------------
                                                                  (IN THOUSANDS)
Galleria/Headquarters............... 83,770 4400 Post Oak Parkway    $507,436
Downtown--1100 Louisiana............ 10,000 1100 Louisiana             92,200
Northwest Crossing..................  8,134 Hwy 290 at Tidwell        111,032
Memorial City.......................  3,554 899 Frostwood              67,264
Greenway Plaza......................  2,669 12 Greenway Plaza          52,384
Medical Center......................  2,437 6602 Fannin                 5,828
Downtown--Two Houston Center........  2,219 909 Fannin                 32,434
                                                                     --------
                                                                     $868,578
                                                                     ========

COMPETITION

  The banking business is highly competitive, and the profitability of the Company will depend principally upon the Company's ability to compete in its market area. The Company competes with other commercial and savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other non-financial institutions, including certain governmental organizations which may offer subsidized financing at lower rates than those offered by the Company. The Company has been able to compete effectively with other financial institutions by emphasizing technology and customer service, including local office decision-making on loans, establishing long-term customer relationships and building customer loyalty, and by providing products and services designed to address the specific needs of its customers.

  The success of the Company is also highly dependent on the economic strength of the Company's general market area. Significant deterioration in the local economy or economic problems in the greater Houston area could substantially impact the Company's performance.

EMPLOYEES

  As of March 31, 1997, the Company had 341 full-time employees, 111 of whom were officers of SW Bank. The Company provides medical and hospitalization insurance to its full-time employees. The Company has also provided most of its employees with the benefit of Common Stock ownership through the Company's contributions to a 401(k) plan, in which 162 of its employees are currently participating. The Company considers its relations with its employees to be excellent.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATIONS OF THE COMPANY

  Management's Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of the Company's consolidated balance sheets and consolidated statements of income. This section should be read in conjunction with the Company's consolidated financial statements and accompanying notes and other detailed information appearing elsewhere in this Proxy Statement/Prospectus.

OVERVIEW

  Total assets at March 31, 1997, and December 31, 1996 were $1.07 billion and $1.04 billion, respectively. Loans were $649.3 million at March 31, 1997, an increase of $47.8 million or 7.9% from $601.5 million at December 31, 1996. This growth was a result of a strong local economy and the Company's style of relationship banking. Deposits experienced similar growth, increasing to $868.6 million at March 31, 1997 from $833.6 million at December 31, 1996. Shareholders' equity was $79.1 million and $54.7 million at March 31, 1997 and December 31, 1996, respectively. This increase was primarily due to the Company's recently completed initial public offering ("IPO") of Company Common Stock. A total of 1,322,500 shares of Company Common Stock were sold by the Company at $16.50 per share. Substantially all of the net proceeds from the IPO were contributed to SW Bank and used to redeem the 750,000 outstanding shares of SW Bank's preferred stock and for general corporate purposes.

  Total assets at December 31, 1996, 1995 and 1994 were $1.0 billion, $825.5 million, and $578.3 million, respectively. This growth was a result of a strong local economy, the addition of new loan officers and the Company's style of relationship banking. Loans were $601.5 million at December 31, 1996, an increase of $163.2 million or 37.2% from $438.3 million at the end of 1995. Loans were $358.3 million at year end 1994. Deposits experienced similar growth, increasing to $833.6 million at year end 1996 from $672.6 million at year end 1995 and $489.8 million at the year end 1994. Shareholders' equity was $54.7 million, $44.8 million and $35.8 million at December 31, 1996, 1995 and 1994, respectively.

  For the three months ended March 31, 1997, the Company had net income available to common shareholders of $3.1 million, an increase of $636,000 or 26.0% from the same time period in 1996. Net income per share increased to $0.32 for the three months ended March 31, 1997 from $0.29 for the same time period in 1996. This strong earnings growth was due primarily to a sharp increase in net interest income, which was driven by strong loan growth, and an increase in noninterest income. This resulted in a return on average assets of 1.23% and an annualized return on average common equity of 17.74% for the three months ended March 31, 1997 compared to 1.27% and 21.47%, respectively, for the same time period in 1996.

  Net income available for common shareholders was $9.6 million, $7.8 million, and $5.8 million and earnings per common share was $1.12, $0.92, and $0.70 for the years ended 1996, 1995 and 1994, respectively. This increase in net income was primarily the result of strong loan growth, maintaining strong asset quality and expense control and resulted in returns on average assets of 1.11%, 1.16%, and 1.14% and returns on average common equity of 19.44%, 19.20%, and 17.44% for the years ended 1996, 1995 and 1994, respectively.

RESULTS OF OPERATIONS

  NET INTEREST INCOME. Net interest income represents the amount by which interest income on interest-earning assets, including securities and loans, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of the Company's earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income.

  Net interest income was $10.5 million for the three months ended March 31, 1997 as compared to $8.6 million for the same period in 1996. The increase in net interest income was primarily due to an increase of

$171.2 million or 22.6% in average interest earning assets from the three months ended March 31, 1996. Net interest income was also positively affected by an improved net interest margin. The net interest margin is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities. The increase in the net interest margin was primarily due to the increase in the yield on average earning assets which improved six basis points to 8.00% for the three months ended March 31, 1997. The net interest margin for the three months ended March 31, 1997 was 4.58% compared to 4.53% for the comparable period in 1996.

  1996 versus 1995. Net interest income totaled $36.2 million in 1996 compared to $28.7 million in 1995, an increase of $7.5 million or 26.1%. This resulted in net interest margins of 4.51% and 4.60% and net interest spreads of 3.35% and 3.42% for 1996 and 1995, respectively.

  The increase in net interest income was due primarily to a $176.9 million or 28.3% increase in average earning assets. Average loans grew $100.6 million or 25.9% during 1996 while average securities grew $89.8 million or 43.4% during the same period. The yield earned on average loans outstanding decreased 41 basis points to 9.14% in 1996 and was partially offset by a 38 basis point increase in the yield earned on average securities. Overall, the yield earned on average earning assets declined 18 basis points to 7.92% in 1996 and was only partially offset by an 11 basis point decrease in the rate paid on average interest-bearing liabilities.

  1995 versus 1994. Net interest income totaled $28.7 million in 1995 compared to $22.8 million in 1994, an increase of $5.8 million or 25.6%. This resulted in net interest margins of 4.60% and 4.82% and net interest spreads of 3.42% and 3.89% for 1995 and 1994, respectively.

  The primary reason for higher net interest income was strong growth in average loans coupled with higher yields on the loan portfolio which increased to 9.55% from 8.41%. In addition, the securities portfolio experienced substantial growth and the yield on the portfolio increased 73 basis points to 5.64% for the year ended 1995. Offsetting these increases was a large increase in interest expense due to the growth in savings and money market account balances and an increase in the rate paid to 4.54% from 3.17% for the year ended 1995 versus 1994. Also, interest expense increased due to additional volume and interest rates paid on certificates of deposit and repurchase agreements and borrowed funds.

  The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made and all average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield. The yield on the securities portfolio is based on average historical cost balances and does not give effect to changes in fair value that are reflected as a component of consolidated shareholders' equity.

                               THREE MONTHS ENDED            THREE MONTHS ENDED
                                 MARCH 31, 1997                MARCH 31, 1996
                          ----------------------------- ----------------------------
                            AVERAGE    INTEREST AVERAGE   AVERAGE   INTEREST AVERAGE
                          OUTSTANDING  EARNED/  YIELD/  OUTSTANDING EARNED/  YIELD/
                            BALANCE    EXPENSED  RATE     BALANCE   EXPENSED  RATE
                          -----------  -------- ------- ----------- -------- -------
                                           (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
 Loans..................  $  614,021   $13,590   8.98%   $439,489   $10,185   9.32%
 Securities.............     290,533     4,418   6.17     307,212     4,629   6.06
 Federal funds sold and
  other earning assets..      25,865       352   5.52      12,504       175   5.63
                          ----------   -------   ----    --------   -------   ----
  Total interest-earning
   assets...............     930,419    18,360   8.00%    759,205    14,989   7.94%
                                       -------   ----               -------   ----
 Less allowance for loan
  losses................      (6,244)                      (5,065)
                          ----------                     --------
 Total earning assets,
  net of allowance......     924,175                      754,140
 Nonearning assets......      92,496                       59,415
                          ----------                     --------
  Total assets..........  $1,016,671                     $813,555
                          ==========                     ========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Interest-bearing
 liabilities:
 Interest-bearing demand
  deposits..............  $   42,797       145   1.37%   $ 31,910       120   1.51%
 Savings and money
  market accounts.......     352,417     3,947   4.54     303,749     3,285   4.35
 Certificates of
  deposit...............     154,354     2,056   5.40     132,823     1,770   5.36
 Repurchase agreements
  and borrowed funds....     143,211     1,712   4.85     101,979     1,263   4.98
                          ----------   -------   ----    --------   -------   ----
  Total interest-bearing
   liabilities..........     692,779     7,860   4.60%    570,461     6,438   4.54%
                          ----------   -------   ----    --------   -------   ----
Noninterest-bearing
 liabilities:
 Noninterest-bearing
  demand deposits.......     247,404                      184,861
 Other liabilities......       3,524                        4,631
                          ----------                     --------
  Total liabilities.....     943,707                      759,953
                          ----------                     --------
Bank preferred stock....       2,441                        7,323
Shareholders' equity....      70,523                       46,279
                          ----------                     --------
  Total liabilities and
   shareholders' equity.  $1,016,671                     $813,555
                          ==========                     ========
Net interest income.....               $10,500                      $ 8,551
                                       =======                      =======
Net interest spread.....                         3.40%                        3.40%
                                                 ====                         ====
Net interest margin.....                         4.58%                        4.53%
                                                 ====                         ====


                                YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------------
            1996                          1995                         1994
----------------------------  ---------------------------- ----------------------------
  AVERAGE    INTEREST AVERAGE   AVERAGE   INTEREST AVERAGE   AVERAGE   INTEREST AVERAGE
OUTSTANDING  EARNED/  YIELD/  OUTSTANDING EARNED/  YIELD/  OUTSTANDING EARNED/  YIELD/
  BALANCE    EXPENSED  RATE     BALANCE   EXPENSED  RATE     BALANCE   EXPENSED  RATE
-----------  -------- ------- ----------- -------- ------- ----------- -------- -------
                                (DOLLARS IN THOUSANDS)
  $488,978   $44,709   9.14%   $388,329   $37,089   9.55%   $317,373   $26,684   8.41%
   296,482    17,856   6.02     206,717    11,668   5.64     140,478     6,898   4.91
    15,804       868   5.49      29,325     1,825   6.22      15,839       706   4.46
  --------   -------   ----    --------   -------   ----    --------   -------   ----
   801,264    63,433   7.92%    624,371    50,582   8.10%    473,690    34,288   7.24%
  --------   -------   ----    --------   -------   ----    --------   -------   ----
    (5,348)                      (4,700)                      (3,679)
  --------                     --------                     --------
   795,916                      619,671                      470,011
    67,650                       49,325                       41,160
  --------                     --------                     --------
  $863,566                     $668,996                     $511,171
  ========                     ========                     ========
  $ 37,325       521   1.40%   $ 31,886       626   1.96%   $ 34,928       597   1.71%
   302,408    13,477   4.46     243,652    11,066   4.54     153,105     4,850   3.17
   139,994     7,501   5.36     119,349     6,290   5.27     116,099     4,530   3.90
   117,073     5,763   4.92      72,578     3,908   5.38      37,697     1,467   3.89
  --------   -------   ----    --------   -------   ----    --------   -------   ----
   596,800    27,262   4.57%    467,465    21,890   4.68%    341,829    11,444   3.35%
  --------   -------   ----    --------   -------   ----    --------   -------   ----
   205,720                      151,905                      133,696
     4,409                        8,425                        2,173
  --------                     --------                     --------
   806,929                      627,795                      477,698
  --------                     --------                     --------
     7,323                          804                          --
    49,314                       40,397                       33,473
  --------                     --------                     --------
  $863,566                     $668,996                     $511,171
  ========                     ========                     ========
             $36,171                      $28,692                      $22,844
             =======                      =======                      =======
                       3.35%                        3.42%                        3.89%
                       ====                         ====                         ====
                       4.51%                        4.60%                        4.82%
                       ====                         ====                         ====

  The following table presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to higher outstanding balances and the volatility of interest rates. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated.

                          THREE MONTHS ENDED MARCH
                                     31,                           YEAR ENDED DECEMBER 31,
                          ----------------------------  ------------------------------------------------
                                1997 VS. 1996                1996 VS. 1995             1995 VS. 1994
                          ----------------------------  -------------------------  ---------------------
                               INCREASE                    INCREASE                  INCREASE
                              (DECREASE)                  (DECREASE)                (DECREASE)
                                DUE TO                      DUE TO                    DUE TO
                          --------------------          ----------------           -------------
                          VOLUME  RATE   DAYS   TOTAL   VOLUME    RATE     TOTAL   VOLUME  RATE   TOTAL
                          ------  -----  -----  ------  -------  -------  -------  ------ ------ -------
                                                  (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans...................  $4,044  $(527) $(112) $3,405  $ 9,613  $(1,993) $ 7,620  $5,966 $4,439 $10,405
Securities..............    (239)    79    (51)   (211)   5,067    1,121    6,188   3,250  1,579   4,829
Federal funds sold and
 other earning assets...     186     (7)    (2)    177     (841)    (116)    (957)    571    490   1,061
                          ------  -----  -----  ------  -------  -------  -------  ------ ------ -------
  Total increase in
   interest income......   3,991   (455)  (165)  3,371   13,839     (988)  12,851   9,787  6,508  16,295
INTEREST-BEARING
 LIABILITIES:
Interest-bearing demand
 deposits...............      41    (15)    (1)     25      107     (212)    (105)  (51 )     96      45
Savings and money market
 accounts...............     531    167    (36)    662    2,669     (258)   2,411   2,877  3,325   6,202
Certificates of deposit.     288     17    (19)    286    1,088      123    1,211     127  1,632   1,759
Repurchase agreements
 and borrowed funds.....     511    (48)   (14)    449    2,396     (541)   1,855   1,358  1,083   2,441
                          ------  -----  -----  ------  -------  -------  -------  ------ ------ -------
  Total increase in
   interest expense.....   1,371    121    (70)  1,422    6,260     (888)   5,372   4,311  6,136  10,447
                          ------  -----  -----  ------  -------  -------  -------  ------ ------ -------
Increase in net interest
 income.................  $2,620  $(576) $ (95) $1,949  $ 7,579  $  (100) $ 7,479  $5,476 $  372 $ 5,848
                          ======  =====  =====  ======  =======  =======  =======  ====== ====== =======

  PROVISION FOR LOAN LOSSES. The provision for loan losses increased to $438,000 for the three months ended March 31, 1997 from $280,000 for the same time period in 1996, an increase of $158,000 or 56.4%. The increase was driven primarily by strong loan growth.

  The 1996 provision for loan losses increased to $1.67 million from $925,000 in 1995, an increase of $745,000 or 80.5%. The provision for the year ended 1995 decreased by $220,000 or 19.2% from the year ended December 31, 1994. The increased provision in 1996 resulted from higher than expected loan growth rather than higher nonperforming assets.

  NONINTEREST INCOME. Noninterest income for the three months ended March 31, 1997 was $1.8 million, an increase of $763,000 or 71.6% over the same period in 1996.

  Noninterest income for the year ended December 31, 1996 was $4.9 million, an increase of $1.2 million or 31.7% over the same period in 1995. Noninterest income of $3.7 million earned in the year ended December 31, 1995 represented an increase of $649,000 or 21.2% over the same period in 1994. The following table presents for the periods indicated the major changes in noninterest income.

                                              THREE MONTHS
                                                  ENDED     YEAR ENDED DECEMBER
                                                MARCH 31,           31,
                                              ------------- --------------------
                                               1997   1996   1996   1995   1994
                                              ------ ------ ------ ------ ------
                                                    (DOLLARS IN THOUSANDS)
Service charges on deposit accounts.......... $  927 $  662 $2,883 $2,386 $2,122
Retail services income.......................     22     22     90     44     37
Corporate services income....................     11      4     26     11     35
Loan operations..............................    155     96    535    439    354
Investment services..........................    508    268  1,201    695    221
Gain on sale of securities, net..............    137     --     --     --     --
Other noninterest income.....................     68     13    153    137    294
                                              ------ ------ ------ ------ ------
  Total noninterest income................... $1,828 $1,065 $4,888 $3,712 $3,063
                                              ====== ====== ====== ====== ======

  Service charges were $927,000 for the three months ended March 31, 1997, compared to $662,000 for the three months ended March 31, 1996, an increase of $265,000 or 40.0%. During this period the Company introduced several new products which contributed to the increase in service charge income. Additionally, the number of accounts serviced increased to 19,166 at March 31, 1997 from 15,409 at March 31, 1996.

  Other significant increases in noninterest income were recognized in the categories of loan operations and investment services. Fee income from investment services has increased significantly in the past year. For the three months ended March 31, 1997, investment services income grew to $508,000, an increase of $240,000 or 89.6% over the 1996 level. This increase is the result of a strategic focus by the Company to increase its competitive position in providing investment services.

  Service charges were $2.9 million for the year ended December 31, 1996, compared to $2.4 million for the year ended December 31, 1995, an increase of $497,000 or 20.8%, and increased $264,000 or 12.4% from 1994 to 1995. During this three year period the Company introduced several new products which contributed to the increase in service charge income. In addition, the number of deposit accounts similarly grew from 12,736 at December 31, 1994 to 14,686 at December 31, 1995 and to 17,997 at December 31, 1996.

  Other significant increases in noninterest income were recognized in the categories of loan operations and investment services. Fee income from investment services has increased significantly in each of the past three years. For the year ended 1996 investment services income grew to $1.2 million, an increase of $506,000 or 72.8% over the 1995 level, and increased to $695,000 for the year ended 1995, an increase of $474,000 or 214.5% from 1994. These increases are the result of a strategic focus by the Company to increase its competitive position in providing investment services.

  NONINTEREST EXPENSES. For the three months ended March 31, 1997, noninterest expenses totaled $7.1 million, an increase of $1.7 million, or 31.4%, from $5.4 million during the comparable period in 1996. The increase in noninterest expenses during these periods was due primarily to salaries and employee benefits. For the same time periods the efficiency ratio increased slightly to 58.14% for the three months ended March 31, 1997, from 56.12% for the comparable period in 1996. This slight deterioration resulted from an increase in salaries and benefits which as a percent of average earning assets increased to 1.84% for the three months ended March 31, 1997 from 1.69% for the comparable 1996 period.

  Salary and benefit expense for the three months ended March 31, 1997 was $4.2 million, an increase of $1.0 million or 31.2% from $3.2 million for the three months ended March 31, 1996. This increase was due primarily to the hiring of additional personnel required to accommodate the Company's growth, including staffing for two new branches, a second downtown branch at 909 Fannin, and a branch west of downtown in the Memorial area. Total full-time equivalent employees for the three months ended March 31, 1997 and March 31, 1996 were 332 and 275 respectively.

  Occupancy expense increased $415,000 or 51.6% to $1.2 million for the three months ended March 31, 1997. Major categories included within occupancy expense are building lease expense, depreciation expense, and maintenance contract expense. Building lease expense increased to $414,000 for the three months ended March 31, 1997 from $235,000 for the same period in 1996. This increase was the result of opening two new branches during the past year and additionally, by increasing the rentable square feet of the Galleria location by moving to a larger facility. Depreciation expense increased $187,000 or 54.0% in 1997 from the comparable period in 1996. This increase was due primarily to depreciation on equipment provided to new employees and expense related to technology upgrades throughout the Company. Maintenance contract expense for the three months ended March 31, 1997 was $114,000, an increase of $29,000 or 34.1% compared to $85,000 in 1996. The Company has purchased maintenance contracts for major operating systems throughout the organization.

  For the year ended 1996, noninterest expenses totaled $24.0 million, an increase of $4.5 million, or 23.2%, from $19.5 million during 1995, which had increased from $15.8 million during 1994. The increase in noninterest expenses during these periods was due primarily to salaries and employee benefits. For the same time periods the efficiency ratio was 58.10% in 1996, 58.08% in 1995 and 60.67% in 1994. The improvement was due primarily to a large increase in earning assets and the Company's continued efforts to control overhead expenses.

  Salary and benefit expense for the year ended December 31, 1996 was $14.4 million, an increase of $3.7 million or 34.6% from $10.7 million for the year ended December 31, 1995. Salary and benefit expense for the year ended December 31, 1995 was up $2.0 million or 23.0% from the same period in 1994. This increase was due primarily to hiring of additional personnel required to accommodate the Company's growth. Total full-time equivalent employees for the years ended 1996, 1995 and 1994 were 315, 256, and 205, respectively.

  Occupancy expense rose $965,000 and $515,000 or 38.4% and 25.8% in 1996 and 1995, respectively. Major categories included within occupancy expense are building lease expense, depreciation expense, and maintenance contract expense. Building lease expense increased to $1,047,000 in 1996 from $779,000 in 1995, an increase of $268,000 or 34.4% and increased $122,000 or 18.6% for the year ended 1995. Additionally, the Company increased the rentable square feet of the Galleria location by moving to a larger facility. Depreciation expense increased $597,000 and $412,000 or 41.5% and 40.1% in 1996 and 1995
respectively. This increase was due primarily to depreciation on equipment provided to new employees and expense related to technology upgrades throughout the Company. Maintenance contract expense for the year ended December 31, 1996 was $339,000, an increase of $92,000 or 37.2% compared to $247,000 in 1995 and $157,000 in 1994. The Company has purchased maintenance contracts for major operating systems throughout the organization.

  INCOME TAXES. Income tax expense includes the regular federal income tax at the statutory rate, plus the income tax component of the Texas franchise tax. The amount of federal income tax expense is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of nondeductible interest expense, and the amount of other nondeductible expenses. Taxable income for the income tax component of the Texas franchise tax is the federal pre-tax income, plus certain officers' salaries, less interest income from federal securities. For the three months ended March 31, 1997, income tax expense was $1.7 million, an increase of $300,000 or 21.4% from the $1.4 million of income tax expense for the same period in 1996. In 1996 income tax expense was $5.4 million, an increase of $1.2 million or 28.6% from the $4.2 million of income tax expense in 1995. In 1995 income tax expense was $4.2 million, an increase of $1.1 million or 35.5% from the $3.1 million of income tax expense in 1994. The income tax component of the Texas franchise tax was $18,600 in 1996, $145,000 in 1995, and $53,000 in 1994.

  IMPACT OF INFLATION. The effects of inflation on the local economy and on the Company's operating results have been relatively modest for the past several years. Since substantially all of the Company's assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. The Company tries to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities. See "--Financial Condition--Interest Rate Sensitivity and Liquidity" below.

FINANCIAL CONDITION

  LOAN PORTFOLIO. Total loans were $649.3 million at March 31, 1997, an increase of $47.8 million or 7.9% from $601.5 million at December 31, 1996. Consistent with the Company's historically high rate of growth, this increase is believed to be the result of the Company's style of relationship banking featuring professional, attentive and responsive service to customers' needs, and focusing on commercial lending to middle market companies and private banking for individuals.

  Total loans were $601.5 million at December 31, 1996, an increase of $163.2 million, or 37.2% from December 31, 1995. Total loans were $438.3 million at December 31, 1995, an increase of $80 million, or 22.3%, from $358.3 million at December 31, 1994.

  The following table summarizes the loan portfolio of the Company by major category as of the dates indicated:

                                                                        DECEMBER 31,
                                    ------------------------------------------------------------------------------------
                    MARCH 31, 1997        1996             1995             1994             1993             1992
                   ---------------- ---------------- ---------------- ---------------- ---------------- ----------------
                    AMOUNT  PERCENT  AMOUNT  PERCENT  AMOUNT  PERCENT  AMOUNT  PERCENT  AMOUNT  PERCENT  AMOUNT  PERCENT
                   -------- ------- -------- ------- -------- ------- -------- ------- -------- ------- -------- -------
Commercial and
 industrial......  $329,568   50.8% $295,003   49.0% $194,095   44.3% $148,177   41.3% $125,062   43.7% $ 95,339   45.3%
Real estate
 Construction &
  land
  development....    71,193   11.0    71,808   12.0    46,926   10.7    43,895   12.3    35,362   12.4    13,977    6.6
 1-4 family
  residential....   123,369   19.0   113,801   18.9    88,120   20.1    75,132   21.0    59,371   20.8    51,510   24.5
 Commercial owner
  occupied.......    61,109    9.4    52,138    8.7    36,765    8.4    26,907    7.5    21,167    7.4    17,866    8.5
 Farmland........     8,519    1.3     8,845    1.5     5,283    1.2     2,945    0.8     2,998    1.0     2,283    1.1
 Other...........     3,435    0.5     3,159    0.5    22,923    5.2    23,766    6.6    13,325    4.7    10,478    5.0
Consumer.........    52,142    8.0    56,721    9.4    44,147   10.1    37,483   10.5    28,607   10.0    19,005    9.0
                   --------  -----  --------  -----  --------  -----  --------  -----  --------  -----  --------  -----
 Total loans.....  $649,335  100.0% $601,475  100.0% $438,259  100.0% $358,305  100.0% $285,892  100.0% $210,458  100.0%
                   ========  =====  ========  =====  ========  =====  ========  =====  ========  =====  ========  =====

  The primary lending focus of the Company is on small and medium sized commercial, residential mortgage and consumer loans. The Company offers a variety of commercial lending products including term loans, lines of credit and equipment financing. A broad range of short- to medium-term commercial loans, both collateralized and uncollateralized, are made available to businesses for working capital (including inventory and receivables), business expansion (including acquisitions of real estate and improvements) and the purchase of equipment and machinery. The purpose of a particular loan generally determines its structure.

  Generally, the Company's commercial loans are underwritten in the Company's primary market area on the basis of the borrower's ability to service such debt from income. As a general practice, the Company takes as collateral a lien on any available real estate, equipment or other assets. Working capital loans are primarily collateralized by short-term assets whereas term loans are primarily collateralized by long-term assets.

  A substantial portion of the Company's real estate loans consists of loans collateralized by real estate and other assets of commercial customers. Additionally, a portion of the Company's lending activity consists of the origination of single-family residential mortgage loans collateralized by owner-occupied properties located in the Company's primary market area. The Company offers a variety of mortgage loan products which generally are amortized over five to 30 years.

  Loans collateralized by single-family residential real estate generally have been originated in amounts of no more than 80% of appraised value. The Company requires mortgage title insurance and hazard insurance in the amount of the loan. Although the contractual loan payment periods for single-family residential real estate loans are generally for a three to seven year period, such loans often remain outstanding for significantly shorter periods than their contractual terms.

  Consumer loans made by the Company include automobile loans, recreational vehicle loans, boat loans, home improvement loans, personal loans
(collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 84 months and vary based upon the nature of collateral and size of loan.

  The contractual maturity ranges of the commercial and industrial and real estate construction loan portfolio and the amount of such loans with fixed interest rates and floating rates in each maturity range as of December 31, 1996 are summarized in the following table:

                                                      DECEMBER 31, 1996
                                              ----------------------------------
                                                        AFTER
                                                         ONE
                                                       THROUGH   AFTER
                                              ONE YEAR   FIVE    FIVE
                                              OR LESS   YEARS    YEARS   TOTAL
                                              -------- -------- ------- --------
                                                    (DOLLARS IN THOUSANDS)
Commercial and industrial.................... $190,707 $ 91,637 $12,659 $295,003
Real estate construction.....................   44,004   26,719   1,085   71,808
                                              -------- -------- ------- --------
  Total...................................... $234,711 $118,356 $13,744 $366,811
                                              ======== ======== ======= ========
Loans with a fixed interest rate............. $ 56,651 $ 39,128 $ 7,714 $103,493
Loans with a floating interest rate..........  178,060   79,228   6,030  263,318
                                              -------- -------- ------- --------
  Total...................................... $234,711 $118,356 $13,744 $366,811
                                              ======== ======== ======= ========

  Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures. Under SFAS No. 114, as amended, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or based on the fair value of the collateral if the loan is collateral-dependent. The adoption of SFAS No. 114 did not result in any additional provision for loan losses.

  NONPERFORMING ASSETS. The Company has well developed procedures in place to maintain a high quality loan portfolio. These procedures include a Credit Quality Assurance Process that begins with approval of lending policies and underwriting guidelines by the Board of Directors, an independent loan review department staffed with OCC experienced personnel, low individual lending limits for officers, Senior Loan Committee approval for large credit relationships and quality loan documentation procedures. The loan review department has consistently identified and analyzed weaknesses in the portfolio and reports credit risk grade changes on a monthly basis to bank management and directors. The Company also maintains a well developed monitoring process for credit extensions in excess of $100,000. The Company performs monthly and quarterly concentration analyses based on industries, collateral types, business lines, large credit sizes and officer portfolio loads. The Company has established underwriting guidelines to be followed by its officers. The Company also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that the Company's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

  The Company generally places a loan on nonaccrual status and ceases accruing interest when loan payment performance is deemed unsatisfactory. All loans past due 90 days, however, are placed on nonaccrual status, unless the loan is both well collateralized and in the process of collection. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction of principal as long as doubt exists as to collection. The Company is sometimes required to revise a loan's interest rate or repayment terms in a troubled debt restructuring.

  The Company's conservative lending approach has resulted in strong asset quality. Nonperforming assets were $1.6 million at March 31, 1997, $1.3 million at December 31, 1996, $294,000 at December 31, 1995 and $688,000 at December 31, 1994. This resulted in a ratio of nonperforming assets to loans plus other real estate of 0.24%, 0.21%, 0.07%, and 0.19% for the three months ended March 31, 1997 and years ended 1996, 1995, and 1994, respectively.

  The following table presents information regarding nonperforming assets as of the dates indicated:

                                                   DECEMBER 31,
                                  MARCH 31, ------------------------------
                                    1997     1996   1995  1994  1993  1992
                                  --------- ------  ----  ----  ----  ----
                                           (DOLLARS IN THOUSANDS)
Nonaccrual loans.................  $1,230   $  955  $291  $397  $202  $179
Accruing loans 90 or more days
 past due........................      57       22     3    --    29    --
Restructured loans...............      --       --    --    --    --    --
Other real estate and foreclosed
 property........................     263      281    --   291   400   466
                                   ------   ------  ----  ----  ----  ----
  Total nonperforming assets.....  $1,550   $1,258  $294  $688  $631  $645
                                   ======   ======  ====  ====  ====  ====
Nonperforming assets to total
 loans and other real estate.....    0.24%    0.21% 0.07% 0.19% 0.22% 0.31%

  The Company regularly updates appraisals on loans collateralized by real estate, particularly those categorized as nonperforming loans and potential problem loans. In instances where updated appraisals reflect reduced collateral values, an evaluation of the borrower's overall financial condition is made to determine the need, if any, for possible writedowns or appropriate additions to the allowance for loan losses.

  ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Based on an evaluation of the loan portfolio, management presents a quarterly review of the allowance for loan losses to the Board of Directors, indicating any changes in the allowance since the last review and any recommendations as to adjustments in the allowance. In making its evaluation, management considers the diversification by industry of the Company's commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security, the evaluation of its loan portfolio by the loan review function and the annual examination of the Company's financial statements by its independent auditors. Charge-offs occur when loans are deemed to be uncollectible.

  In order to determine the adequacy of the allowance for loan losses, management considers the risk classification or delinquency status of loans and other factors, such as collateral value, portfolio composition, trends in economic conditions and the financial strength of borrowers. Management establishes specific allowances for loans which management believes require reserves greater than those allocated according to their classification or delinquent status. An unallocated allowance is also established based on the Company's historical charge-off experience. The Company then charges to operations a provision for loan losses determined on an annualized basis to maintain the allowance for loan losses at an adequate level determined according to the foregoing methodology.

  Management believes that the allowance for loan losses at March 31, 1997 is adequate to cover losses inherent in the portfolio as of such date. There can be no assurance, however, that the Company will not sustain losses in future periods, which could be greater than the size of the allowance at March 31, 1997.

  The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data:

                                             YEAR ENDED DECEMBER 31,
                          MARCH 31, ----------------------------------------------
                            1997     1996     1995      1994      1993      1992
                          --------- ------  --------  --------  --------  --------
                                           (DOLLARS IN THOUSANDS)
Allowance for loan
 losses at January 1....   $6,024   $4,921  $  4,294  $  3,250  $  2,204  $  1,857
Provision for loan
 losses.................      438    1,670       925     1,145     1,005       767
Charge-offs.............     (175)    (595)     (312)     (167)      (19)     (441)
Recoveries..............       16       28        14        66        60        21
                           ------   ------  --------  --------  --------  --------
Allowance for loan
 losses at end of
 period.................   $6,302   $6,024  $  4,921  $  4,294  $  3,250  $  2,204
                           ======   ======  ========  ========  ========  ========
Allowance to period-end
 loans..................     0.97%    1.00%     1.12%     1.20%     1.14%     1.05%
Net charge-offs
 (recoveries) to average
 loans..................     0.11     0.12      0.08      0.03     (0.02)     0.24
Allowance to period-end
 nonperforming loans....   489.67   616.58  1,673.78  1,081.58  1,406.84  1,231.28

  The following tables describe the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future loan losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                         DECEMBER 31,
                                             -------------------------------------
                            MARCH 31, 1997          1996               1995
                          ------------------ ------------------ ------------------
                                 PERCENT OF         PERCENT OF         PERCENT OF
                                  LOANS TO           LOANS TO           LOANS TO
                          AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS
                          ------ ----------- ------ ----------- ------ -----------
                                                   (DOLLARS IN THOUSANDS)
Balance of allowance for
 loan losses applicable
 to:
  Commercial and
   industrial...........  $  780    50.8%    $  385    49.0%    $  103    44.3%
  Real estate:
    Construction and
     land development...      --    11.0         --    12.0         --    10.7
    1-4 family
     residential........      --    19.0         --    18.9         --    20.1
    Commercial owner
     occupied...........      --     9.4         --     8.7         --     8.4
    Farmland............      --     1.3         --     1.5         --     1.2
    Other...............      --     0.5         --     0.5         --     5.2
  Consumer..............      57     8.0         49     9.4         25    10.1
  Unallocated...........   5,465              5,590              4,793
                          ------             ------             ------
Total allowance for loan
 losses.................  $6,302             $6,024             $4,921
                          ======             ======             ======

                                                DECEMBER 31,
                          --------------------------------------------------------
                                 1994               1993               1992
                          ------------------ ------------------ ------------------
                                 PERCENT OF         PERCENT OF         PERCENT OF
                                  LOANS TO           LOANS TO           LOANS TO
                          AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS
                          ------ ----------- ------ ----------- ------ -----------
                                           (DOLLARS IN THOUSANDS)
Balance of allowance for
 loan losses applicable
 to:
  Commercial and
   industrial...........  $   88    41.3%    $  100    43.7%    $  140    45.3%
  Real estate:
    Construction and
     land development...      --    12.3         --    12.4         --     6.6
    1-4 family
     residential........      --    21.0         --    20.8         --    24.5
    Commercial owner
     occupied...........      --     7.5         --     7.4         --     8.5
    Farmland............      --     0.8         --     1.0         --     1.1
    Other...............      --     6.6         --     4.7         --     5.0
  Consumer..............      51    10.5         58    10.0         32     9.0
  Unallocated...........   4,155              3,092              2,032
                          ------             ------             ------
Total allowance for loan
 losses.................  $4,294             $3,250             $2,204
                          ======             ======             ======

  SECURITIES. Effective January 1, 1994, the Company adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. At the date of purchase, the Company is required to classify debt and equity securities into one of three categories: held to maturity, trading or available for sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held to maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Securities not classified as either held to maturity or trading are classified as available for sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders' equity until realized. Prior to January 1, 1994, securities were stated at cost, adjusted for accretion of discounts and amortization of premiums which were recognized as adjustments to interest income. Gains and losses on sales of securities are determined using the specific-identification method.

  In November 1995, the Financial Accounting Standards Board issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" which provided a one-time reassessment of the appropriateness of the classifications of all securities. Based on such reassessment, the Company transferred all securities in the held to maturity portfolio to the available for sale portfolio in November 1995. The transferred securities had an amortized cost of approximately $150.3 million and net unrealized losses of approximately $574,000. The transfer resulted in a decrease of approximately $373,000 to consolidated shareholders' equity. Such reassessment does not change management's intent to hold other debt securities to maturity in the future. At this time, classification of all securities as available for sale allows the Company to manage its investment portfolio more effectively and to enhance the average yield on the portfolio.

  The following table summarizes the amortized cost of securities held by the Company as of the dates shown:

                                                   DECEMBER 31,
                          MARCH 31, -------------------------------------------
                            1997      1996     1995     1994     1993    1992
                          --------- -------- -------- -------- -------- -------
                                         (DOLLARS IN THOUSANDS)
U.S. Government
 securities.............. $ 88,461  $ 83,345 $ 97,797 $ 95,336 $ 88,745 $38,231
Mortgage-backed
 securities..............  177,841   159,106  154,083   55,079   45,857  24,003
Federal Reserve Bank
 Stock...................      950       950      946      718      716     479
Federal Home Loan Bank
 Stock...................   39,966    39,386   37,692    1,421    1,036     718
Other securities.........    4,898     6,161    4,329      150      150     150
                          --------  -------- -------- -------- -------- -------
  Total securities....... $312,116  $288,948 $294,847 $152,704 $136,504 $63,581
                          ========  ======== ======== ======== ======== =======

  The following table summarizes the carrying value and classification of securities as of the dates shown:

                                                            DECEMBER 31,
                                           MARCH 31, --------------------------
                                             1997      1996     1995     1994
                                           --------- -------- -------- --------
                                                  (DOLLARS IN THOUSANDS)
Available for sale........................ $311,820  $289,217 $295,183 $ 63,628
Held to maturity..........................       --        --       --   87,839
Securities at amortized cost..............       --        --       --       --
                                           --------  -------- -------- --------
  Total securities........................ $311,820  $289,217 $295,183 $151,467
                                           ========  ======== ======== ========

  The following tables present the amortized cost of securities classified as available for sale and their approximate fair values as of the dates shown:

                                MARCH 31, 1997                DECEMBER 31, 1996
                         ------------------------------ ------------------------------
                                     GROSS                          GROSS
                                   UNREALIZED                     UNREALIZED
                         AMORTIZED ----------    FAIR   AMORTIZED ----------    FAIR
                           COST    GAIN LOSS    VALUE     COST    GAIN LOSS    VALUE
                         --------- ---- -----  -------- --------- ---- -----  --------
                                           (DOLLARS IN THOUSANDS)
U.S. Government
 securities............. $ 88,461  $101 $(206) $ 88,356 $ 83,345  $315 $ (68) $ 83,592
Mortgage-backed
 securities.............  177,841   478  (671)  177,648  159,106   524  (507)  159,123
Federal Reserve Bank
 Stock..................      950    --    --       950      950    --    --       950
Federal Home Loan Bank
 Stock..................   39,966    --    --    39,966   39,386    --    --    39,386
Other securities........    4,898     2    --     4,900    6,161     5    --     6,166
                         --------  ---- -----  -------- --------  ---- -----  --------
  Total securities...... $312,116  $581 $(877) $311,820 $288,948  $844 $(575) $289,217
                         ========  ==== =====  ======== ========  ==== =====  ========

                               DECEMBER 31, 1995                DECEMBER 31, 1994
                         ------------------------------ ----------------------------------
                                     GROSS                           GROSS
                                   UNREALIZED                      UNREALIZED
                         AMORTIZED ----------    FAIR   AMORTIZED ------------
                           COST    GAIN LOSS    VALUE     COST    GAIN  LOSS    FAIR VALUE
                         --------- ---- -----  -------- --------- ---- -------  ----------
                                             (DOLLARS IN THOUSANDS)
U.S. Government
 securities............. $ 97,797  $491 $(200) $ 98,088  $47,584  $29  $  (810)  $46,803
Mortgage-backed
 securities.............  154,083   451  (416)  154,118   15,142   14     (470)   14,686
Federal Reserve Bank
 Stock..................      946    --    --       946      718   --       --       718
Federal Home Loan Bank
 Stock..................   37,692    --    --    37,692    1,421   --       --     1,421
Other securities........    4,329    10    --     4,339       --   --       --        --
                         --------  ---- -----  --------  -------  ---  -------   -------
  Total securities...... $294,847  $952 $(616) $295,183  $64,865  $43  $(1,280)  $63,628
                         ========  ==== =====  ========  =======  ===  =======   =======

  The following table presents the amortized cost of securities classified as held to maturity and their approximate fair values at December 31, 1994. No securities were classified as held to maturity at March 31, 1997, December 31, 1996 or December 31, 1995.

                                                   DECEMBER 31, 1994
                                        ---------------------------------------
                                                    GROSS      GROSS
                                        AMORTIZED UNREALIZED UNREALIZED  FAIR
                                          COST       GAIN       LOSS     VALUE
                                        --------- ---------- ---------- -------
                                                (DOLLARS IN THOUSANDS)
U.S. Government securities.............  $47,752     $--      $(1,928)  $45,824
Mortgage-backed securities.............   39,937      --       (2,294)   37,643
Other securities.......................      150      --          (7)       143
                                         -------     ---      -------   -------
  Total securities.....................  $87,839     $--      $(4,229)  $83,610
                                         =======     ===      =======   =======

  Securities totaled $289.2 million at December 31, 1996, a decrease of $6.0 million from $295.2 million at December 31, 1995. During 1995, securities increased $143.7 million from $151.5 million at December 31, 1994. The yield on the securities portfolio for 1996 was 6.02% while the yield was 5.64% in 1995.

  The Company has no mortgage-backed securities that have been issued by non-agency entities. Included in the Company's mortgage-backed securities at December 31, 1996 were $7.5 million in agency issued collateral mortgage obligations.

  At December 31, 1996, 53.6% of the mortgage-backed securities held by the Company had final maturities of more than 10 years. At December 31, 1996, approximately $78.2 million of the Company's mortgage-backed securities earned interest at floating rates and repriced within one year, and accordingly were less susceptible to declines in value should interest rates increase.

  The following table summarizes the contractual maturity of investments (including securities, federal funds sold and interest-bearing deposits) and their weighted average yields at December 31, 1996. The yield on the securities portfolio is based on average historical cost balances and does not give effect to changes in fair value that are reflected as a component of consolidated shareholders' equity.

                                            AFTER ONE     AFTER FIVE
                                            YEAR BUT       YEARS BUT
                            WITHIN ONE     WITHIN FIVE    WITHIN TEN      AFTER TEN
                               YEAR           YEARS          YEARS          YEARS           TOTAL
                          --------------  -------------  -------------  --------------  --------------
        SECURITY           AMOUNT  YIELD  AMOUNT  YIELD  AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT  YIELD
        --------          -------- -----  ------- -----  ------- -----  -------- -----  -------- -----
                                                   (DOLLARS IN THOUSANDS)
U.S. Government
 securities.............  $ 39,877 5.96%  $43,468 6.04%  $    --   --%  $     --   --%  $ 83,345 6.00%
Mortgage-backed
 securities.............        --   --    31,638 5.86    42,118 6.76     85,350 6.29    159,106 6.33
Federal Reserve Bank
 Stock..................        --   --        --   --        --   --        950 6.00        950 6.00
Federal Home Loan Bank
 Stock..................        --   --        --   --        --   --     39,386 5.90     39,386 5.90
Other securities........     6,011 5.02        50 7.86       100 7.86         --   --      6,161 5.09
Federal funds sold......    63,832 5.35        --   --        --   --         --   --     63,832 5.35
Interest-bearing
 deposits...............     1,154 5.18        --   --        --   --         --   --      1,154 5.18
                          -------- ----   ------- ----   ------- ----   -------- ----   -------- ----
 Total investments......  $110,874 5.55%  $75,156 5.97%  $42,218 6.76%  $125,686 6.17%  $353,934 6.00%
                          ======== ====   ======= ====   ======= ====   ======== ====   ======== ====

  DEPOSITS. The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company's deposits consist of demand, savings, NOW accounts, money market and time accounts. The Company relies primarily on advertising, competitive pricing policies and customer service to attract and retain these deposits. As of December 31, 1996, the Company had less than five percent of its deposits classified as brokered funds and does not anticipate any significant increase. Deposits provide generally all the funding for the Company's lending and investment activities, and the interest paid for deposits must be managed carefully to control the level of interest expense.

  The Company's ratio of average demand deposits to average total deposits for three months ended March 31, 1997 and for the years ended December 31, 1996, 1995, and 1994 were 31.0%, 30.0%, 28.4%, and 30.4%, respectively.

  Average total deposits during 1996 increased to $685.4 million from $551.7 million in 1995, an increase of $133.7 million or 24.2%. Average noninterest-bearing deposits increased to $205.7 million in 1996 from $156.8 million in 1995 due to the increase in the number of deposit accounts. Average deposits in 1995 rose to $551.7 million from $437.8 million in 1994, an increase of $113.8 million or 25.9%.

  The average daily balances and weighted average rates paid on deposits for the three months ended March 31, 1997 and each of the years ended December 31, 1996, 1995 and 1994 are presented below:

                                                  YEAR ENDED DECEMBER 31,
                            MARCH 31,    -------------------------------------------
                              1997           1996           1995           1994
                          -------------  -------------  -------------  -------------
                           AMOUNT  RATE   AMOUNT  RATE   AMOUNT  RATE   AMOUNT  RATE
                          -------- ----  -------- ----  -------- ----  -------- ----
                                          (DOLLARS IN THOUSANDS)
NOW accounts............  $ 42,797 1.37% $ 37,325 1.40% $ 31,886 1.96% $ 34,928 1.69%
Regular savings.........     3,218 2.21     2,739 2.30     2,680 2.83     2,126 2.77
Treasury Plus...........   217,751 4.89   172,597 4.84    91,396 5.35        --   --
Money market............   131,448 4.03   127,073 3.98   149,576 4.08   150,979 3.17
CD's less than $100,000.    45,540 5.28    43,182 5.23    38,306 5.14    40,536 3.99
CD's $100,000 and over..    99,998 5.46    88,390 5.42    73,760 5.32    70,190 3.83
IRA's & QRP's...........     8,816 5.38     8,421 5.36     7,281 5.46     5,373 4.17
                          -------- ----  -------- ----  -------- ----  -------- ----
  Total interest-bearing
   deposits.............   549,568 4.54%  479,727 4.48%  394,885 4.55%  304,132 3.28%
                          -------- ----  -------- ----  -------- ----  -------- ----
Noninterest-bearing
 deposits...............   247,404   --   205,720   --   156,776   --   133,696   --
                          -------- ----  -------- ----  -------- ----  -------- ----
  Total deposits........  $796,972 3.13% $685,447 3.14% $551,661 3.26% $437,828 2.28%
                          ======== ====  ======== ====  ======== ====  ======== ====

  The following table sets forth the maturity of the Company's certificates of deposit that are $100,000 or greater as of the dates indicated:

                                                             DECEMBER 31,
                                             MARCH 31, ------------------------
                                               1997      1996    1995    1994
                                             --------- -------- ------- -------
                                                   (DOLLARS IN THOUSANDS)
3 months or less............................  $50,719  $ 58,700 $42,418 $43,508
Between 3 months and 6 months...............   21,376    20,608  15,558   9,405
Between 6 months and 1 year.................   19,919    14,559  13,385  10,640
Over 1 year.................................    6,057    10,140   8,538   5,986
                                              -------  -------- ------- -------
  Total CD's $100,000 and over..............  $98,071  $104,007 $79,899 $69,539
                                              =======  ======== ======= =======

  The majority of the Company's certificates of deposits have traditionally had final maturities of one year or less. The Company's established strategy of maintaining a pricing structure that is competitive and attractive has resulted in consistently strong retention of these deposit customers as well as growth in new deposits in all categories. The Company expects that these deposits will be renewed but continues to market deposit products to both the public and private sectors to assure adequate short term liquidity in all conceivable environments. Should these deposits not be renewed, the Company has alternative sources of liquidity including the unpledged portion of its investment portfolio and credit facilities from the Federal Home Loan Bank. In addition, the Company could sell or participate some of its existing loans to other financial institutions, which would reduce funding requirements. The Company believes that these sources of liquidity would minimize or mitigate any operating impact on the Company resulting from the failure of its current holders of certificates of deposit to renew a substantial amount of such deposits.

  BORROWINGS. Securities sold under repurchase agreements and other short-term borrowings, consisting of federal funds purchased and treasury, tax, and loan deposits, generally represent borrowings with maturities ranging from one to thirty days. Information relating to these borrowings is summarized as follows:

                                                         DECEMBER 31,
                                        MARCH 31,  --------------------------
                                          1997       1996     1995     1994
                                        ---------  --------  -------  -------
                                              (DOLLARS IN THOUSANDS)
Securities sold under repurchase
 agreements:
  Average.............................. $126,090   $103,927  $65,674  $33,817
  Period-end...........................  116,989    136,119   95,638   42,448
  Maximum month-end balance during
   period..............................  123,884    136,119   95,638   44,630
Interest Rate:
  Average..............................     4.78%      4.88%    5.36%    3.80%
  Period-end...........................     4.84%      4.93%    5.41%    5.05%
Other short-term borrowings:
  Average.............................. $ 17,298   $ 13,137  $ 6,904  $ 3,880
  Period-end...........................    5,044     10,027    1,287    8,819
  Maximum month-end balance during
   period..............................   32,143     60,044   10,000   11,270
Interest rate:
  Average..............................     5.32%      5.30%    5.58%    4.73%
  Period-end...........................     5.68%      5.16%    5.32%    5.22%

  Securities sold under repurchase agreements are maintained in safekeeping by correspondent banks.

  INTEREST RATE SENSITIVITY AND LIQUIDITY. Asset and liability management is concerned with the timing and magnitude of repricing assets compared to liabilities. It is the objective of the Company to generate stable growth in net interest income and to attempt to control risks associated with interest rate movements. In general, management's strategy is to reduce the impact of changes in interest rates on its net interest income by maintaining a favorable match between the maturities or repricing dates of its interest-earning assets and interest-bearing liabilities. The Company's asset and liability management strategy is formulated and monitored by the Asset Liability Committee, which is composed of senior officers of SW Bank, in accordance with policies approved by SW Bank's Board of Directors. This Committee meets regularly to review, among other things, the sensitivity of the Company's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity, and maturities of investments and borrowings. The Asset Liability Committee also approves and establishes pricing and funding decisions with respect to the Company's overall asset and liability composition. The Committee reviews the Company's liquidity, cash flow flexibility, maturities of investments, deposits and borrowings, retail and institutional deposit activity, current market conditions, and interest rates on both a local and national level.

  The Company's policy is to maintain rate sensitive assets minus rate sensitive liabilities divided by total assets within 15% on a cumulative basis for one year. At December 31, 1996, this ratio was a positive 5.59%. The Company estimates that a 100 basis point change in interest rates would have no significant impact on its net interest income over a twelve-month period. The Committee regularly reviews interest rate risk exposure by forecasting the impact of alternative interest rate environments on net interest income. The Bank adjusts interest sensitivity accordingly during the year through changes in the mix of assets and liabilities and may use interest rate products such as interest rate swap and cap agreements.

  The interest rate sensitivity ("GAP") is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A GAP is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A GAP is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative GAP would tend to adversely affect net interest income, while a positive GAP would tend to result in an increase in net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to affect net interest income adversely. While the GAP is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on that measure. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

  Shortcomings are inherent in any GAP analysis since certain assets and liabilities may not move proportionally as interest rates change. Consequently, as the interest rate environment has become more volatile, SW Bank's management has increased monitoring its net interest rate sensitivity position and the effect of various interest rate environments on earnings.

  The following table sets forth an interest rate sensitivity analysis for the Company as of December 31, 1996:

                                 VOLUMES SUBJECT TO REPRICING WITHIN
                             --------------------------------------------------
                               0-30      31-180    181-360    AFTER
                               DAYS       DAYS       DAYS    ONE YEAR   TOTAL
                             --------   --------   --------  --------  --------
                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Money market funds........ $  6,011   $     --   $     --  $     --  $  6,011
  Securities................   42,746     35,137     95,325   108,781   281,989
  Loans.....................  383,379     40,641     36,256   139,847   600,123
  Overdrafts................    4,292         --         --        --     4,292
  Federal funds sold........   64,986         --         --        --    64,986
                             --------   --------   --------  --------  --------
  Total interest-earning
   assets...................  501,414     75,778    131,581   248,628   957,401
                             --------   --------   --------  --------  --------
Interest-bearing
 liabilities:
  Demand, money market and
   savings deposits.........  368,486         --         --        --   368,486
  Certificates of deposit
   and other time deposits..   38,020     71,978     25,701    20,946   156,645
  Short term borrowings.....  146,145         --         --        --   146,145
                             --------   --------   --------  --------  --------
  Total interest-bearing
   liabilities..............  552,651     71,978     25,701    20,946   671,276
                             --------   --------   --------  --------  --------
Period GAP.................. $(51,237)  $  3,800   $105,880  $227,682  $286,125
Cumulative GAP.............. $(51,237)  $(47,437)  $ 58,443  $286,125
Period GAP to total assets..    (4.89)%     0.36 %    10.12%    21.77%
Cumulative GAP to total
 assets.....................    (4.89)%    (4.54)%     5.59%    27.35%

  Liquidity involves the Company's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate the Company on an ongoing basis. For the year ended December 31, 1996, the Company's liquidity needs have primarily been met by growth in core deposits, as previously discussed. Although access to purchased funds from correspondent banks is available and has been utilized on occasion to take advantage of investment opportunities, the Company does not generally rely on these external funding sources. The cash and federal funds sold position, supplemented by amortizing securities and loan portfolios, have generally created an adequate liquidity position. In January 1997, the Company completed an initial public offering of Company Common Stock. Substantially all of the net proceeds (approximately $19.9 million) from the sale of 1,322,500 shares of Company Common Stock were contributed to SW Bank. Approximately $7.5 million was used to redeem the 750,000 outstanding shares of SW Bank's preferred stock, and the balance was used for general corporate purposes.

  CAPITAL RESOURCES. Capital management consists of providing equity to support both current and future operations. The Company is subject to capital adequacy requirements imposed by the Federal Reserve Board and SW Bank is subject to capital adequacy requirements imposed by the OCC. Both the Federal Reserve Board and the OCC have adopted risk-based capital requirements for assessing bank holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

  Bank regulatory authorities in the United States have issued risk-based capital standards by which all bank holding companies and banks are evaluated in terms of capital adequacy. The risk-based capital standards issued by the Federal Reserve Board apply to the Company, and the OCC guidelines apply to SW Bank. These guidelines relate a financial institution's capital to the risk profile of its assets. The risk-based capital standards require all financial organizations to have "Tier 1 capital" of at least 4.0% of risk-adjusted assets and "total risk-based" capital (Tier 1 and Tier 2) of at least 8.0% of risk-adjusted assets. "Tier 1 capital" includes, generally, common shareholders' equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, and minority interest in equity accounts of consolidated subsidiaries less deductions for goodwill and various other intangibles. "Tier 2 capital" may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses ("Tier 2 capital"). The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital."

  The agencies have also adopted guidelines which supplement the risk-based capital guidelines with a minimum leverage ratio of Tier 1 capital to average total consolidated assets ("leverage ratio") of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% to 5.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

  Shareholders' equity increased to $54.7 million at December 31, 1996 from $44.8 million at December 31, 1995, an increase of $9.80 million, or 22.0%. This increase was primarily the result of net income of $9.6 million. During 1994, shareholders' equity increased by $6.4 million, or 21.8%, from $29.4 million at December 31, 1993.

  The following table provides a comparison of the Company's and SW Bank's leverage and risk-weighted capital ratios:

                                                                   TO BE WELL
                                                                   CAPITALIZED
                                                                  UNDER PROMPT
                                                    FOR CAPITAL    CORRECTIVE
                                                     ADEQUACY        ACTION
                                       ACTUAL        PURPOSES      PROVISIONS
                                    -------------  -------------  -------------
                                    AMOUNT  RATIO  AMOUNT  RATIO  AMOUNT  RATIO
                                    ------- -----  ------- -----  ------- -----
As of March 31, 1997 (unaudited):
  Total capital (to risk weighted
   assets)......................... $85,285 11.70% $58,323  8.0%* $72,903  10.0%*
  Tier I capital (to risk weighted
   assets).........................  78,983 10.83   29,161  4.0*   43,742   6.0*
  Tier I capital (to average
   assets).........................  78,983  7.77   30,495  3.0*   50,820   5.0*
As of December 31, 1996:
  Total capital (to risk weighted
   assets).........................  67,728 10.41   52,039  8.0*   65,049  10.0*
  Tier I capital (to risk weighted
   assets).........................  61,704  9.49   26,020  4.0*   39,029   6.0*
  Tier I capital (to average
   assets).........................  61,704  6.59   28,090  3.0*   46,831   5.0*
As of December 31, 1995:
  Total capital (to risk weighted
   assets).........................  56,848 11.74   38,738  8.0*   48,422  10.0*
  Tier I capital (to risk weighted
   assets).........................  51,927 10.72   19,369  4.0*   29,053   6.0*
  Tier I capital (to average
   assets).........................  51,927  6.29   24,766  3.0*   41,277   5.0*

------------
* greater than or equal to

  Pursuant to FDICIA, each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. Also pursuant to FDICIA, each federal banking agency has promulgated regulations setting the levels at which an insured institution would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under the Federal Reserve Board's regulations, SW Bank is classified "well capitalized" for purposes of prompt corrective action. See "Supervision and Regulation."

  OTHER MATTERS. In the first quarter of 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128") and Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129"). These statements will be adopted by the Company effective December 31, 1997. SFAS 128 simplifies the computation of earnings per common share by replacing primary and fully-diluted presentations with the new basic and diluted disclosures. SFAS 129 establishes standards for disclosing information about an entity's capital structure. Under the provisions of SFAS 128, basic and diluted earnings per share would have been $0.35 and $0.32, respectively, for the three months ended March 31, 1997 and $0.32 and $0.29, respectively, for the three months ended March 31, 1996.

                           MANAGEMENT OF THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS

  The names and ages of the Company's executive officers and directors, the principal occupation or employment of each of them during the past five years and at present, the name and principal business of the corporation or other organization, if any, in which such occupation or employment is or was carried on, directorships of other public companies or investment companies held by them, and the period during which the directors have served in that capacity with the Company are set forth below. All of the directors of the Company are also directors of SW Bank except for Mr. Palandjoglou, and all of the directors live in Houston, Texas. Each of the directors and executive officers was elected to the position with the Company shown below in 1996, with the exception of Messrs. Argue, Heaney and Torentinos who were elected in 1997.

             NAME                                POSITION                   AGE
             ----                                --------                   ---
John B. Brock III.............. Director                                     64
Ernest H. Cockrell............. Director                                     51
J. David Heaney................ Director                                     48
John W. Johnson................ Director                                     51
Walter E. Johnson.............. Chairman of the Board and Chief Executive    61
                                 Officer
Wilhelmina R. Morian........... Director                                     50
Paul B. Murphy, Jr............. Director and President                       37
Andres Palandjoglou............ Director                                     49
Michael T. Willis.............. Director                                     52
Joseph H. Argue................ Executive Vice President                     48
David C. Farries............... Executive Vice President, Treasurer and      50
                                 Secretary of the Company
Yale Smith..................... Executive Vice President                     60
Sharon K. Sokol................ Executive Vice President                     46
Steve D. Stephens.............. Executive Vice President                     37
Anthony Torentinos............. Executive Vice President                     48
R. John McWhorter.............. Vice President and Controller                32

  John B. Brock III. Mr. Brock became a director of SW Bank in 1991. He has been the Chairman of the Board and Chief Executive Officer of United Meridian Corp. ("UMC") since May 1995 and a director of UMC since November 1989. Mr. Brock served as the President of UMC from May 1996 to October 1996, served as the President and Chief Executive Officer of UMC from February 1992 to May 1995 and served as the President and Chief Operating Officer of UMC from November 1989 to February 1992. Mr. Brock is a director and member of the Executive Committee of the Texas Midcontinent Oil and Gas Association, a director of the National Midcontinent Oil and Gas Association, a director of the American Petroleum Institute, a director of St. Luke's Episcopal Hospital and a director of St. Luke's Episcopal Health System.

  Ernest H. Cockrell. Mr. Cockrell became a director of SW Bank in 1982. In 1996 he became Chairman of Cockrell Oil Corporation, a company involved in oil and gas exploration and production, prior to which he had been President of such company for more than five years. Mr. Cockrell is also involved in ranching, farming and investments. He is a Director of Pennzoil Company, Independent Petroleum Association of America, and the Cockrell Foundation.

  J. David Heaney. Mr. Heaney became a director of SW Bank in 1990. He is a co-founder of Heaney Rosenthal Inc., a private investment company and serves as its Chairman. In 1986, Mr. Heaney was one of the founders of Sterling Chemicals, Inc., which later became a public company traded on the New York Stock Exchange. During his eight years with Sterling, Mr. Heaney served as Sterling's Administrative Vice President, and later as Chief Financial Officer. Prior to joining Sterling in 1986, Mr. Heaney was a partner in the Houston law firm of Bracewell & Patterson, specializing in business transactions. Mr. Heaney holds J.D. and B.B.A. degrees from the University of Texas and currently serves as a trustee of The Memorial Healthcare System.

  John W. Johnson. Mr. Johnson became a director and Chairman of the Board of SW Bank in 1982 and served in that capacity until 1996, when he was named Chairman of SW Bank's Executive Committee. For more than five years, he has been Chairman and President of Permian Mud Service, Inc., an oil field service company with several active subsidiaries including Champion Technologies, Inc., Densimix, Inc., and Johnson & Lindley, Inc. He is a Director of Weatherford Enterra, Inc. and is Chairman of the Board of Trustees of St. John's School. Mr. Johnson received a Bachelor of Engineering degree from Vanderbilt University in 1968. Mr. Johnson is not related to Walter E. Johnson.

  Walter E. Johnson. Mr. Johnson joined SW Bank in July 1989 as President, Chief Executive Officer and a director. From October 1972 to February 1988, he served as President of Allied Bank of Texas, and upon the purchase of that bank by First Interstate Bancorp, he served as President Central Office of First Interstate Bank of Texas, N.A. from March 1988 to June 1989. Mr. Johnson served on the Trust Committee, Profit Sharing Investment Committee, and Board of Directors of Allied Bank of Texas. He also served as a Director of the holding company, Allied Bancshares, Inc., which owned 52 banks and reached $9 billion in assets. Mr. Johnson was the Senior Lending Officer of Allied Bank of Texas and spent the majority of his time directing the lending staff and business development. Prior to joining Allied Bank of Texas, he accumulated an additional 12 years of banking experience, primarily with the international department of Bank of the Southwest. Mr. Johnson is a former member of the Board of Directors of the Houston Branch of the Dallas Federal Reserve Bank. He is a board member of the Boy Scouts of America, Junior Achievement and the American Free Enterprise Society. He is currently active in, and has been chairman of, numerous major fund raising campaigns for various Houston charities. Mr. Johnson is a graduate of Texas Christian University.

  Wilhelmina R. Morian. Ms. Morian became a director of SW Bank in 1982. Since 1980 she has been President of Westview Development, Inc. (real estate development) and Cockspur, Inc. and a partner in various real estate and oil and gas ventures. She is Chairman of the Board of the Cullen Trust for Healthcare, Past Chair, Board of Regents of the University of Houston Systems and serves on the Board of the Houston Zoological Society, The Neuhaus Education Center, The Greater Houston Partnership and The Museum of Fine Arts--Houston.

  Paul B. Murphy, Jr. Mr. Murphy joined SW Bank in January 1990 as an Executive Vice President, was elected a director in 1994 and became President in 1996. He began his banking career with Allied Bank of Texas in 1981, where he first became associated with Walter Johnson, Yale Smith, Sharon Sokol and several other SW Bank personnel. Mr. Murphy received his B.S. degree from Mississippi State University and his M.B.A. from the University of Texas at Austin. He is involved in numerous civic and community organizations including: Young Presidents Organization, Past Chairman of Houston Arts Fund, Trustee of Children's Museum of Houston and the Advisory Board of University of Texas Health Science Center at Houston.

  Andres Palandjoglou. Mr. Palandjoglou was elected a director of the Company upon its formation in 1996, and has been an advisory director of SW Bank since 1990. For more than five years, he has been President of Rio Largo, Inc., a company involved in real estate investments and, as a partner in Memorial Builders, in the development of residential subdivisions and the construction of custom homes. Also, Mr. Palandjoglou is involved in textile manufacturing and ranching in Argentina. He is a member of the Greater Houston Builders Association.

  Michael T. Willis. Mr. Willis became a director of SW Bank in 1988. He has over 20 years of experience in the personnel services and temporary help industry. In 1976 he founded Talent Tree Personnel and guided that company through more than 15 years of rapid growth with sales growing to an annualized rate of $300 million per year. Resigning from Talent Tree in March 1993, Mr. Willis founded COREStaff, Inc. in July 1993 where he is Chairman of the Board, President and CEO. He is also on the Board of Serv-Tech, Inc.

  Joseph H. Argue. Mr. Argue joined the Company and SW Bank in April 1997 as Executive Vice President of the Company and Executive Vice President of SW Bank's lending division at the Five Post Oak office, with 24 years of banking and lending experience at Wells Fargo Bank (Texas), N.A., First Interstate Bank of Texas, N.A. and Allied Bank of Texas. He has both bachelor's and master's degrees in business administration from Stephen F. Austin State University.

  David C. Farries. Mr. Farries joined SW Bank in 1993 as Senior Vice President and Treasurer with 19 years of banking and investment experience with First City National Bank of Houston and 3 years of public accounting experience with Price Waterhouse & Co. He was promoted to Executive Vice President and Chief Financial Officer of SW Bank in 1994 and Executive Vice President of the Company in 1996. Mr. Farries has both bachelor's and master's degrees in business administration from the University of Texas. He is a CPA and has his NASD Series 24 (Securities Principal) and Series 7 (Securities Representative) licenses.

  Sharon K. Sokol. Ms. Sokol joined SW Bank in 1990. She has over 26 years of banking experience, including over eight years of branch administration and retail services at Indiana National Bank. After moving to Texas in 1978, she successfully established several new products and departments at Western Bank, including a Corporate Cash Management Division. She moved on to Texas Commerce Bank where she was Vice President in Cash Management Marketing. In 1987, she joined First Interstate Bank of Texas as Vice President and Manager of Cash Management. Ms. Sokol joined SW Bank in February 1990 to establish its cash management services. In October 1990, she was appointed Chief Operations Officer, and in 1992 she was appointed Executive Vice President. Ms. Sokol serves as the Chairperson of the Board of Directors for the Southwest Automated Clearing House and also serves on the Board of Directors of the Clearing House Association of the Southwest. She also serves on the Board of Trustees for the Houston Heritage Society and the Juvenile Diabetes Foundation.

  Yale Smith. Mr. Smith has over 30 years of banking experience in Houston. He has focused his career on middle market lending since his days at First City National Bank where he managed the Metropolitan Division prior to joining Allied Bank of Texas in 1982. He joined SW Bank in February 1990 as an Executive Vice President and heads SW Bank's downtown branch offices. Mr. Smith is very active in the Houston community having served as past Chairman of the Board of the Salvation Army and currently serving as Director of the MIT Forum of Texas and as an Administrative Board Member of St. Luke's United Methodist Church.

  Steve D. Stephens. Mr. Stephens has over 15 years of commercial lending experience, and is currently in charge of SW Bank's Northwest Crossing office, and the Memorial City office. Prior to joining SW Bank as an Executive Vice President in 1990, he was Senior Vice President and Manager of Commercial Lending at Texas Commerce Bank Reagan. Mr. Stephens is active in a variety of community organizations including being past president of the Kiwanis Club of Houston, a Board member of the Children's Fund and active in the Muscular Dystrophy Association. He graduated from the University of Houston with a B.B.A. in accounting in 1980.

  Anthony Torentinos. Mr. Torentinos joined SW Bank in May 1997. He has over 20 years of consulting management experience in the areas of human resources, planning and administration. He started his Houston banking career in 1979 at Interfirst Bank, then moved to Capital Bank in 1981 as Vice President, Director of Human Resources. During the past 12 years he has served as an executive officer for two large regional banking organizations in the Mid-Atlantic area. Mr. Torentinos is a former officer of the University of Texas College of Business Administration and a graduate of the University of Texas at Austin.

  R. John McWhorter. Mr. McWhorter has been Vice President and Controller of SW Bank since 1990, prior to which he had been employed by Coopers & Lybrand L.L.P. He graduated from the University of Texas with a B.B.A. in accounting in 1987 and is a certified public accountant.

  Directors are elected for three-year terms, classified into Classes I, II and III. Messrs. Brock, Heaney and Palandjoglou are Class I directors with terms of office expiring on the date of the Company's Annual Meeting of Shareholders in 2000; Messrs. Cockrell, Murphy and Willis are Class II directors with terms of office expiring on the date of the Company's Annual Meeting of Shareholders in 1998; and Messrs. John W. Johnson and

Walter E. Johnson and Ms. Morian are Class III directors with terms of office expiring on the date of the Company's Annual Meeting of Shareholders in the year 1999. Each officer of the Company is elected by the Company Board and holds office until his successor is duly elected and qualified or until his or her earlier death, resignation or removal.

  Following the Effective Time, the Company Board intends to increase the number of Class II directors by one director and to elect Adolph A. Pfeffer, Jr. to fill the vacancy created by such increase. Mr. Pfeffer has been a director of the Bank since 1960. For more than five years, Mr. Pfeffer has been Chairman of the Bank Board and an investor who also devotes time to farming interests in Waller County, Texas.

  Also following the Effective Time, J. Nolan Bedford will be elected Vice Chairman of the Board and a director of SW Bank. Mr. Bedford has more than 38 years of banking experience in the Houston area, most recently serving as President and a director of the Bank since May 1993 and Senior Executive Vice President and a director of Lockwood National Bank, Houston, Texas for eight years prior thereto.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Company Board has established audit and compensation committees. The Audit Committee currently consists of John B. Brock III, J. David Heaney, Andres Palandjoglou and Wilhelmina R. Morian, none of whom is an employee of the Company. The Audit Committee reviews the general scope of the audit conducted by the Company's independent auditors, the fees charged therefor and matters relating to the Company's internal control systems. In performing its functions, the Audit Committee meets separately with representatives of the Company's independent auditors and with representatives of senior management.

  The Compensation Committee currently consists of John B. Brock III, John W. Johnson and Michael T. Willis, none of whom is an employee of the Company. The Compensation Committee administers the Company's stock option plans and makes recommendations to the Company Board as to option grants to Company employees under such plans. In addition, the Compensation Committee is responsible for making recommendations to the Company Board with respect to the compensation of the Company's executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters for the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  Prior to November 18, 1996, the Compensation Committee of SW Bank's Board of Directors (the "SW Bank Board") consisted of Walter E. Johnson, John W. Johnson and Michael T. Willis. As a member of this Committee, Walter E. Johnson participated in the determination of Committee recommendations to the Executive Committee of the SW Bank Board as to compensation for executive officers, including himself. Final determinations of such compensation were made by such Executive Committee. On November 18, 1996, the Company Board established the Compensation Committee consisting of John B. Brock III, John
W. Johnson and Michael T. Willis, described above, and the former Compensation Committee was terminated.

DIRECTOR COMPENSATION

  In an effort to attract and retain qualified directors, the SW Bank Board approved a methodology of awarding stock options to directors under the Company's employee stock option plans, effective beginning in 1994 (the "Directors' Plan"), which methodology was assumed and continued by the Company upon the formation thereof in 1996. Pursuant to the Directors' Plan, directors are awarded options for attendance and participation at monthly directors' meetings and, additionally, for introducing legitimate business prospects to the Company. Options to purchase shares of Company Common Stock may be granted under the Directors' Plan during a calendar year with the exercise price approximating the fair market value of the stock at December 31 of such year. Directors' options accumulate throughout the year, are issued during the following year and are considered fully vested upon issuance. Options for 18,050 shares were granted for 1995 with an exercise price of $8.80 per share, and options for 19,400 shares were granted for the 1996 calendar year with an exercise price of $16.50 per share.

  Directors of the Company do not receive any cash compensation for attending Company Board meetings; however, John W. Johnson receives $25,000 per year for serving as Chairman of the Executive Committee of the SW Bank Board and for serving on SW Bank's Management Committee. Directors of SW Bank receive a fee of $500 for each meeting of the SW Bank Board attended and Directors of SW Bank and the Company receive $200 for each Board Committee meeting attended. Directors of SW Bank who are also employees of SW Bank do not receive fees for attending Board Committee meetings.

EXECUTIVE COMPENSATION

  The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chairman of the Board and Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Executives") for the fiscal year ended December 31, 1996.

                                                        LONG TERM
                             ANNUAL COMPENSATION       COMPENSATION
                        ------------------------------ ------------
                                                        SECURITIES
  NAME AND PRINCIPAL                      OTHER ANNUAL  UNDERLYING     ALL OTHER
       POSITION          SALARY   BONUS   COMPENSATION  OPTIONS(#)  COMPENSATION(1)
  ------------------    -------- -------- ------------ ------------ ---------------
Walter E. Johnson...... $325,000 $662,500    $6,006      250,900        $4,500
 Chairman & Chief
  Executive Officer
Paul B. Murphy, Jr.....  175,000   87,500     6,660       60,425         4,500
 President
Sharon K. Sokol........  125,000   45,000     2,842        7,875         3,750
 Executive Vice
  President
Yale Smith.............  125,000   14,000     4,732        7,125         3,750
 Executive Vice
  President
Steve D. Stephens......  125,000   50,000     3,000       19,625         3,750
 Executive Vice
  President

--------
(1) Consists of the Company's contribution to the Company's 401(k) Plan.

  OPTION GRANTS DURING 1996. The following table contains information concerning the grant of stock options under the Company's 1996 Stock Option Plan to the Named Executives during fiscal year 1996.

                                      % OF TOTAL                       POTENTIAL REALIZABLE VALUE
                          NUMBER OF    OPTIONS                         AT ASSUMED ANNUAL RATES OF
                         SECURITIES   GRANTED TO                      STOCK PRICE APPRECIATION FOR
                         UNDERLYING  EMPLOYEES IN EXERCISE                   OPTION TERM(1)
                           OPTIONS   FISCAL YEAR   PRICE   EXPIRATION ----------------------------
          NAME           GRANTED (#)     1996      ($/SH)     DATE    0% ($)   5% ($)    10% ($)
          ----           ----------- ------------ -------- ---------- ------ ---------- ----------
Walter E. Johnson.......   250,900      60.03%     $16.50   11/19/06   $--   $2,603,529 $6,597,855
Paul B. Murphy, Jr......    60,425      14.46%      16.50   11/19/06    --      627,016  1,588,981
Sharon K. Sokol.........     7,875       1.88%      16.50   11/19/06    --       81,717    207,087
Steve D. Stephens.......    19,625       4.70%      16.50   11/19/06    --      203,644    516,074
Yale Smith..............     7,125       1.70%      16.50   11/19/06    --       73,934    187,364

--------
(1) The amounts shown under these columns are the result of calculations at 0% and at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

  STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES. The following table sets forth certain information concerning the value of unexercised options held by each of the Named Executives at December 31, 1996. None of the Named Executives exercised any stock options during the year ended December 31, 1996.

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                    OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                 DECEMBER 31, 1996       DECEMBER 31, 1996(1)
                             ------------------------- -------------------------
                             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                             ----------- ------------- ----------- -------------
Walter E. Johnson...........   342,160      288,750    $5,349,236    $406,500
Paul B. Murphy, Jr..........    19,400      106,425       288,948     585,133
Sharon K. Sokol.............    14,076       55,425       226,616     614,047
Yale Smith..................    17,300       45,200       278,530     489,008
Steve D. Stephens...........    17,300       57,700       278,530     489,008

--------
(1) The value is based on $16.50 per share.

  On January 31, 1997, Walter E. Johnson exercised an option for 250,000 of the 342,160 exercisable shares shown in the above table. Such option was granted to Mr. Johnson in 1989 in connection with his employment by the Bank at that time and was exercisable at a price of $.40 per share. Following his exercise of such option, Mr. Johnson sold such 250,000 shares in a private transaction.

  EMPLOYMENT AGREEMENTS. Walter E. Johnson, Paul B. Murphy, Jr., Sharon K. Sokol, Yale Smith, Steve D. Stephens, David C. Farries, Joseph H. Argue and Anthony Torentinos have entered into change in control agreements with the Company. Each agreement is for a term of three years and automatically renews each year absent notice to the contrary from the Company. Each agreement provides that upon the occurrence of a change in control, (i) the agreement is converted into a three-year employment agreement, which provides for a minimum annual compensation equal to the employee's current base salary plus the highest annual cash bonus paid to the employee during the three preceding years, (ii) all stock options held by the employee become fully exercisable (regardless of whether then vested) and (iii) all restrictions on any restricted stock granted to the employee shall lapse. Such employment agreement also provides that if the employee is thereafter terminated without cause or the employee terminates his or her employment as a result of the employer's breach of the agreement, the employee shall be entitled to receive from the Company a lump-sum severance payment equal to the discounted present value of the amount of compensation payable under such agreement for the remainder of the three-year term thereof. The employment agreements also automatically renew each year absent notice to the contrary from the Company.

  EMPLOYEE STOCK OPTION PLANS. The Company has two employee stock option plans, which were approved by the Bank's shareholders in 1989 and 1993, respectively, and were assumed by the Company upon its formation, effective June 30, 1996. The 1989 and 1993 stock option plans (the "Former Option Plans") reserve shares for the granting of "non-qualified" options to key employees of the Company to purchase Company Common Stock at a price which may be less than the fair market value on the dates of grant. For those options where the exercise price is less than the fair market value of the stock at the date of grant, the difference is considered compensation expense and is recognized ratably over the vesting period. The Company has recognized approximately $135,000, $132,000 and $187,000 of compensation expense in connection with the Former Option Plans during 1996, 1995 and 1994, respectively. Generally, under the Former Option Plans, options vest ratably over five to seven years, and must be exercised no later than three months after the employee's termination with the Company.

  The Company's shareholders adopted a new stock option plan in 1996 (the "1996 Option Plan") which authorizes the issuance of up to 650,000 shares of Company Common Stock under both "non-qualified" and "incentive" stock options to employees and "non-qualified" stock options to directors who are not employees. A total of 650,000 shares of Company Common Stock have been authorized for issuance under the 1996 Option Plan. Generally, under the 1996 Option Plan, it is intended that the options will vest 60% at the end of the third year following the date of grant and an additional 20% at the end of each of the two following years; however, an individual option may vest as much as 20% at the end of the first or second year following the date of grant if necessary to maximize the "incentive" tax treatment to the optionee for the particular option being granted. Options under the 1996 Option Plan generally must be exercised within ten years following the date of grant or no later than three months after the optionee's termination with the Company, if earlier. Upon adoption of the 1996 Option Plan, the Former Option Plans were terminated with respect to all authorized shares for which options had not been granted.

  At December 31, 1996, options for 1,523,650 shares granted to 79 employees and non-employee directors (including options granted under the Directors' Plan for the 1996 calendar year) were outstanding, with per share exercise prices ranging from $.40 to $16.50. Options for 418,000 shares were granted in 1996 at exercise prices ranging from $9.00 to $16.50 per share, and no options were exercised in 1996. At December 31, 1996, options to purchase an aggregate of 600,443 shares were exercisable and 271,375 shares were reserved for future grants.

  401(K) PLAN. SW Bank has adopted a contributory profit sharing plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees ("401(k) Plan"). Each year SW Bank determines, at its discretion, the amount of matching contributions. Beginning July 1, 1994, SW Bank has elected to match 50% of the employee contributions not to exceed 3% of the employee's annual compensation. For the period July 1, 1993 to June 30, 1994, SW Bank elected to match 100% of the employee contributions not to exceed 5% of the employee's annual compensation. Total plan expense charged to the Company's operations for 1996, 1995 and 1994 was approximately $180,000, $136,000 and $146,000, respectively.

  During April, 1993, the 401(k) Plan was amended to allow SW Bank to contribute shares of SW Bank common stock (valued at the approximate fair market value on the date of contribution) instead of cash. Pursuant to the formation of the Company in 1996, all rights to acquire SW Bank common stock under the 401(k) Plan were converted into rights to acquire Company Common Stock. Under the 401(k) Plan, 250,000 shares of Company Common Stock are issuable. A total of 17,435 shares, at prices ranging from $9.20 to $10.20 per share, were issued to the 401(k) Plan during 1996.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

  Many of the directors and executive officers of the Company and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of SW Bank. During 1996, SW Bank made loans in the ordinary course of business to certain directors of the Company and their associates, all of which the Company believes were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and principal shareholders of the Company (i.e., those who own 10% or more of the outstanding shares of Common Stock) are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by SW Bank to executive officers, directors and principal shareholders satisfy the foregoing standards. On December 31, 1996, all of such loans aggregated approximately $8.3 million, which was 13.5% of SW Bank's Tier 1 capital at such date. The Company expects to have such transactions or transactions on a similar basis with its directors, executive officers and principal shareholders and their associates in the future.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of March 31, 1997, by (i) each director, (ii) each of the Named Executives (as defined under "Executive Compensation") and (iii) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person. No person is known by the Company to own beneficially 5% or more of the outstanding shares of Company Common Stock.

                                                                     PERCENTAGE
                                                      NUMBER OF     BENEFICIALLY
                                                       SHARES          OWNED
                                                      ---------     ------------
      John B. Brock III..............................    53,818(1)         *%
      Ernest H. Cockrell.............................   132,812(2)       1.4
      J. David Heaney................................   102,466(3)       1.1
      John W. Johnson................................   207,202(4)       2.2
      Walter E. Johnson..............................   222,400(5)       2.4
      Wilhelmina R. Morian...........................   227,935(6)       2.4
      Paul B. Murphy, Jr.............................    38,707(7)         *
      Andres Palandjoglou............................   168,285(8)       1.8
      Yale Smith.....................................    36,805(9)         *
      Sharon K. Sokol................................    21,165(10)        *
      Steve D. Stephens..............................    24,330(9)         *
      Michael T. Willis..............................   140,770(11)      1.5
      Directors and executive officers as a group.... 1,412,987(12)     15.2

--------
  * Does not exceed 1.0%.
 (1) Includes 2,550 shares which may be acquired within 60 days pursuant to outstanding stock options.
 (2) Includes 17,500 shares held in trust for the benefit of Ernest H. Cockrell and 2,450 shares which may be acquired within 60 days pursuant to outstanding stock options.
 (3) Includes 31,160 shares owned by Mr. Heaney's wife, 31,844 shares held in trust for the benefit of his two children and 3,075 shares which may be acquired within 60 days pursuant to outstanding stock options.
 (4) Includes 40,000 shares held by John W. Johnson, Trustee for the benefit of his three children and 42,200 shares which may be acquired within 60 days pursuant to outstanding stock options.
 (5) Includes 3,750 shares held by Walter E. Johnson's wife and 102,160 shares which may be acquired by Walter E. Johnson within 60 days pursuant to outstanding stock options.
 (6) Includes 162,635 shares held by Cullen Estate Trust for the benefit of Wilhelmina R. Morian and 5,100 shares which may be acquired within 60 days pursuant to outstanding stock options.
 (7) Includes 26,725 shares which may be acquired within 60 days pursuant to outstanding stock options.
 (8) Includes 168,285 shares held by Rio Largo de Panama S.A., a family investment corporation in which Mr. Palandjoglou owns a 25% beneficial interest and shares voting and investment power, and 5,950 shares which may be acquired by Mr. Palandjoglou within 60 days pursuant to outstanding stock options.
 (9) Includes 21,050 shares which may be acquired within 60 days pursuant to outstanding stock options.
(10) Includes 17,825 shares which may be acquired within 60 days pursuant to outstanding stock options.
(11) Includes 3,250 shares which may be acquired within 60 days pursuant to outstanding stock options.
(12) Includes 255,811 shares which may be acquired within 60 days pursuant to outstanding stock options.

                          SUPERVISION AND REGULATION

  The federal banking laws contain numerous provisions affecting various aspects of the business and operations of the Company and SW Bank. The following description of references herein to applicable statutes and regulations, which are not intended to be complete descriptions of these provisions or their effects on the Company or SW Bank, are brief summaries and are qualified in their entirety by reference to such statutes and regulations.

SW BANK

  As a national banking association, SW Bank is principally supervised, examined and regulated by the OCC. The OCC regularly examines such areas as capital adequacy, reserves, loan portfolio, investments and management practices. SW Bank must also furnish quarterly and annual reports to the OCC, and the OCC may exercise cease and desist and other enforcement powers over SW Bank if its actions represent unsafe or unsound practices or violations of law. Since the deposits of SW Bank are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Company (the "FDIC"), SW Bank is also subject to regulation and supervision by the FDIC. Because the Federal Reserve Board regulates the Company, the Federal Reserve Board has supervisory authority which affects SW Bank.

  RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES AND INSIDERS. SW Bank is subject to certain federal statutes limiting transactions with the Company and its nonbanking affiliates. One set of restrictions is found in Section 23A of the Federal Reserve Act, which affects loans or other credit extensions to, asset purchases with and investments in affiliates of SW Bank. Such transactions with the Company or any of its nonbanking subsidiaries are limited in amount to ten percent of SW Bank's capital and surplus and, with respect to the Company and all of its nonbanking subsidiaries together, to an aggregate of twenty percent of SW Bank's capital and surplus. Furthermore, such loans and extensions of credit, as well as certain other transactions, are required to be secured in specified amounts.

  Another set of restrictions is found in Section 23B of the Federal Reserve Act. Among other things, Section 23B requires that certain transactions between SW Bank, including its subsidiaries, and its affiliates must be on terms substantially the same, or at least as favorable to SW Bank or its subsidiaries, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons. In the absence of such comparable transactions, any transaction between SW Bank and its affiliates must be on terms and under circumstances, including credit standards, that in good faith would be offered to or would apply to nonaffiliated persons. SW Bank is also subject to certain prohibitions against any advertising that indicates SW Bank is responsible for the obligations of its affiliates. The Company does not have any nonbanking affiliates as of the date of this Proxy Statement/Prospectus.

  The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as "insiders") contained in the Federal Reserve Act and Regulation O now apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such loans can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the OCC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

  INTEREST RATE LIMITS. Interest rate limitations for SW Bank are primarily governed by the National Bank Act which generally defers to the laws of the state where a bank is located. Under the laws of the State of Texas, the maximum annual interest rate that may be charged on most loans made by SW Bank is based on doubling the average auction rate, to the nearest 0.25%, for United States Treasury Bills, as computed by the Office of the Consumer Credit Commissioner of the State of Texas. However, the maximum rate does not decline below 18% or rise above 24% (except for loans in excess of $250,000 that are made for business, commercial, investment or other similar purposes (excluding agricultural loans), in which case the maximum annual rate may not rise above

28%, rather than 24%). On fixed rate closed-end loans, the maximum non-usurious rate is to be determined at the time the rate is contracted, while on floating rate and open-end loans (such as credit cards), the rate varies over the term of the indebtedness. State usury laws (but not late charge limitations) have been preempted by federal law for loans secured by a first lien on residential real property.

  EXAMINATIONS. The OCC periodically examines and evaluates national banks. Based upon such an evaluation, the OCC may revalue the assets of a national bank and require that it establish specific reserves to compensate for the difference between the OCC-determined value and the book value of such assets. Onsite examinations are to be conducted every 12 months, except that certain well capitalized banks may be examined every 18 months. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") authorizes the OCC to assess the institution for its costs of conducting the examinations.

  PROMPT CORRECTIVE ACTION. In addition to the capital adequacy guidelines, FDICIA requires the OCC to take "prompt corrective action" with respect to any national bank which does not meet specified minimum capital requirements. The applicable regulations establish five capital levels, ranging from "well capitalized" to "critically undercapitalized," which authorize, and in certain cases require, the OCC to take certain specified supervisory action. Under regulations implemented under FDICIA, a national bank is considered well capitalized if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and a leverage ratio of 5.0% or greater, and it is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. A national bank is considered adequately capitalized if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of at least 4% and leverage capital ratio of 4.0% or greater (or a leverage ratio of 3.0% or greater if the institution is rated composite 1 in its most recent report of examination, subject to appropriate federal banking agency guidelines), and the institution does not meet the definition of an undercapitalized institution. A national bank is considered undercapitalized if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0%, or a leverage ratio that is less than 4.0% (or a leverage ratio that is less than 3.0% if the institution is rated composite 1 in its most recent report of examination, subject to appropriate federal banking agency guidelines). A significantly undercapitalized institution is one which has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0%, or a leverage ratio that is less than 3.0%. A critically undercapitalized institution is one which has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category.

  With certain exceptions, national banks will be prohibited from making capital distributions or paying management fees to a holding company if the payment of such distributions or fees will cause them to become undercapitalized. Furthermore, undercapitalized national banks will be required to file capital restoration plans with the OCC. Such a plan will not be accepted unless, among other things, the banking institutions's holding company guarantees the plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy. Undercapitalized national banks also will be subject to restrictions on growth, acquisitions, branching and engaging in new lines of business unless they have an approved capital plan that permits otherwise. The OCC also may, among other things, require an undercapitalized national bank to issue shares or obligations, which could be voting stock, to recapitalize the institution or, under certain circumstances, to divest itself of any subsidiary.

  The OCC is authorized by the legislation to take various enforcement actions against any significantly undercapitalized national bank and any national bank that fails to submit an acceptable capital restoration plan or fails to implement a plan accepted by the OCC. These powers include, among other things, requiring the institution to be recapitalized, prohibiting asset growth, restricting interest rates paid, requiring primary approval of capital distributions by any bank holding company which controls the institution, requiring divestiture by the institution of its subsidiaries or by the holding company of the institution itself, requiring new election of directors, and requiring the dismissal of directors and officers.

  Significantly and critically undercapitalized national banks may be subject to more extensive control and supervision. The OCC may prohibit any such institution from, among other things, entering into any material transaction not in the ordinary course of business, amending its charter or bylaws, or engaging in certain transactions with affiliates. In addition, critically undercapitalized institutions generally will be prohibited from making payments of principal or interest on outstanding subordinated debt. Within 90 days of a national bank becoming critically undercapitalized, the OCC must appoint a receiver or conservator unless certain findings are made with respect to the prospect for the institution's continued viability.

  As of March 31, 1997, SW Bank met the capital requirements of a "well-capitalized" institution.

  DIVIDENDS. There are certain statutory limitations on the payment of dividends by national banks. Without approval of the OCC, dividends may not be paid by SW Bank in an amount in any calendar year which exceeds SW Bank's total net profits for that year, plus its retained profits for the preceding two years, less any required transfers to capital surplus. In addition, a national bank may not pay dividends in excess of total retained profits, including current year's earnings after deducting bad debts in excess of reserves for losses. In some cases, the OCC may find a dividend payment that meets these statutory requirements to be an unsafe or unsound practice. Under FDICIA, SW Bank cannot pay a dividend if it will cause SW Bank to be "undercapitalized."

  DEPOSIT INSURANCE. The deposits of SW Bank are insured by the FDIC through the BIF to the extent provided by law. Under the FDIC's risk-based insurance system, BIF-insured institutions are currently assessed premiums of between zero and 27c per $100 of eligible deposits, depending upon the institution's capital position and other supervisory factors. Congress recently enacted legislation that, among other things, provides for assessments against BlF-insured institutions that will be used to pay certain Financing Corporation ("FICO") obligations. In addition to any BIF insurance assessments, BIF-insured banks are expected to make payments for the FICO obligations equal to $0.01296 per $100 of eligible deposits each year during 1997 through 1999, and an estimated $0.024 per $100 of eligible deposits thereafter.

  CONSERVATOR AND RECEIVERSHIP POWERS. FDICIA significantly expanded the authority of the federal banking regulators to place depository institutions into conservatorship or receivership to include, among other things, appointment of the FDIC as conservator or receiver of an undercapitalized institution under certain circumstances. In the event SW Bank is placed into conservatorship or receivership, the FDIC is required, subject to certain exceptions, to choose the method for resolving the institution that is least costly to the BIF, such as liquidation. In any event, if SW Bank was placed into conservatorship or receivership, because of the cross-guarantee provisions of the Federal Deposit Insurance Act, as amended, the Company as the sole shareholder of SW Bank, would likely lose its investment in SW Bank.

  BROKERED DEPOSIT RESTRICTIONS. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and FDICIA generally limit institutions which are not well capitalized from accepting brokered deposits. In general, undercapitalized institutions may not solicit, accept or renew brokered deposits. Adequately capitalized institutions may not solicit, accept or renew brokered deposits unless they obtain a waiver from the FDIC. Even in that event, they may not pay an effective yield of more than 75 basis points over the effective yield paid on deposits of comparable size and maturity in the institution's normal market area for deposits accepted from within that area, or the national rate paid on deposits of comparable size and maturity for deposits accepted from outside the institution's normal market area.

  CONSUMER LAWS AND REGULATIONS. In addition to the laws and regulations discussed herein, SW Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Community Reinvestment Act, the Equal Credit Opportunity Act, and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. SW Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing customer relations.

THE COMPANY

  The Company is a bank holding company registered under the Bank Holding Company Act of 1956 (the "BHCA"), and is subject to supervision and regulation by the Federal Reserve Board. The BHCA and other Federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations. As a bank holding company, the Company's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, and the Company may not directly or indirectly acquire the ownership or control of more than five percent of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board.

  Because the Company is a legal entity separate and distinct from its subsidiaries, its right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of SW Bank, the claims of depositors and other general or subordinated creditors of SW Bank are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company (such as the Company) or any shareholder or creditor thereof.

  SAFE AND SOUND BANKING PRACTICES. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. For example, the Federal Reserve Board's Regulation Y requires a holding company to give the Federal Reserve Board prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve Board may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. As another example, a holding company could not impair its subsidiary bank's soundness by causing it to make funds available to nonbanking subsidiaries or their customers if the Federal Reserve Board believed it not prudent to do so.

  FIRREA expanded the Federal Reserve Board's authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. Notably, FIRREA increased the amount of civil money penalties which the Federal Reserve Board can assess for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues. FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.

  ANTI-TYING RESTRICTIONS. Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other services offered by a holding company or its affiliates.

  ANNUAL REPORTING; EXAMINATIONS. The Company is required to file an annual report with the Federal Reserve Board, and such additional information as the Federal Reserve Board may require pursuant to the BHCA. The Federal Reserve Board may examine a bank holding company or any of its subsidiaries, and charge the company for the cost of such an examination.

  CAPITAL ADEQUACY REQUIREMENTS. The Federal Reserve Board has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies. Under the guidelines, specific categories of assets and certain off-balance sheet assets such as letters of credit are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. The guidelines require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements).

  In addition to the risk-based capital guidelines, the Federal Reserve Board uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company's Tier 1 capital divided by its total consolidated assets. Bank holding companies must maintain a minimum leverage ratio of at least 3.0%, although most organizations are expected to maintain leverage ratios that are 100 to 200 basis points above this minimum ratio.

  The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the Federal Reserve Board provide that concentration of credit risk and certain risks arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy.

  The Federal Reserve Board recently adopted amendments to its risk-based capital regulations to provide for the consideration of interest rate risk in the agencies' determination of a banking institution's capital adequacy.

  SW Bank is subject to capital adequacy guidelines of the OCC that are substantially similar to the Federal Reserve Board's guidelines.

ENFORCEMENT POWERS OF THE FEDERAL BANKING AGENCIES

  The Federal Reserve Board and the OCC have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject the Company or SW Bank, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed above under "--SW Bank--Prompt Corrective Action," the appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

  IMPOSITION OF LIABILITY FOR UNDERCAPITALIZED SUBSIDIARIES. FDICIA requires bank regulators to take "prompt corrective action" to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan. Under FDICIA, the aggregate liability of all companies controlling an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be "adequately capitalized." The guarantee and limit on liability expire after the regulators notify the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. FDICIA grants greater powers to the bank regulators in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve Board approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates. At March 31, 1997, however, SW Bank satisfied the requirements of a "well capitalized" institution and, therefore, these requirements are presently inapplicable to the Company.

  ACQUISITIONS BY BANK HOLDING COMPANIES. The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or direct or indirect ownership or control of more than 5% of any class of voting shares of any bank.

  The Federal Reserve Board will allow the acquisition by a bank holding company of an interest in any bank located in another state only if the laws of the state in which the target bank is located expressly authorize such acquisition. The Texas Banking Code permits, in certain circumstances, out-of-state bank holding companies to acquire banks and bank holding companies in Texas.

  ECONOMIC GROWTH AND REGULATORY PAPERWORK REDUCTION ACT OF 1996. On September 30, 1996, President Clinton signed into law the Economic Growth and Regulatory Paperwork Reduction Act of 1996 (the "Regulatory Reduction Act"). The Regulatory Reduction Act's principal provisions relate to capitalization of the Savings Association Insurance Fund of the FDIC, but it also contains numerous regulatory relief measures, including provisions to reduce regulatory burdens associated with compliance with various consumer and other laws applicable to the Bank, including, for example, provisions designed to coordinate the disclosure and other requirements under the Truth-in-Lending Act and the Real Estate Settlement Procedures Act and modify certain insider lending restrictions and anti-tying prohibitions.

  Congress has been considering legislation in various forms that would require federal thrifts to convert their charters to national or state bank charters. The Regulatory Reduction Act required the Treasury Department to prepare for Congress by March 31, 1997 a comprehensive study on development of a common charter for federal savings associations and commercial banks; and, in the event that the thrift charter was eliminated by January 1, 1999, would require the merger of the BIF and the SAIF into a single Deposit Insurance Fund on that date. The Company cannot determine whether, or in what form, such legislation may eventually be enacted.

EXPANDING ENFORCEMENT AUTHORITY

  One of the major effects of FDICIA was the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve Board and FDIC have extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions.

EFFECT ON ECONOMIC ENVIRONMENT

  The policies of regulatory authorities, including the monetary policy of the Federal Reserve Board, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve Board to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

  Federal Reserve Board monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of the Company and SW Bank cannot be predicted.

                                 LEGAL MATTERS

  The validity of the shares of Company Common Stock to be issued by the Company will be passed upon by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters with respect to the Merger will be passed upon for the Bank by Brown, Parker & Leahy, L.L.P. Timothy R. Brown, a partner in Brown, Parker & Leahy, L.L.P. is a director of the Bank and the holder of 21,000 shares of Bank Common Stock.

                                    EXPERTS

  The consolidated balance sheet of Southwest Bancorporation of Texas, Inc. as of December 31, 1996 and 1995 and the consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, included in this Proxy Statement/Prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph for a change in accounting principles, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The balance sheets of Pinemont Bank as of December 31, 1996 and 1995 and the statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, included in this Proxy Statement/Prospectus, have been included herein in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES:
Consolidated Financial Statements
  Report of Independent Accountants.......................................  F-2
  Consolidated Balance Sheet as of March 31, 1997 (unaudited), December
   31, 1996 and 1995......................................................  F-3
  Consolidated Statement of Income for the Three Months Ended March 31,
   1997 (unaudited) and 1996 (unaudited) and the Years Ended December 31,
   1996, 1995 and 1994....................................................  F-4
  Consolidated Statement of Changes in Shareholders' Equity for the Three
   Months Ended March 31, 1997 (unaudited) and the Years Ended December
   31, 1996, 1995 and 1994................................................  F-5
  Consolidated Statement of Cash Flows for the Three Months Ended March
   31, 1997 (unaudited) and 1996 (unaudited) and the Years Ended December
   31, 1996, 1995 and 1994................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
Financial Statement Schedule
  Report of Independent Accountants....................................... F-25
  Schedule I--Parent Company Condensed Financial Statements............... F-26
PINEMONT BANK
  Report of Independent Certified Public Accountants...................... F-29
  Balance Sheets as of March 31, 1997 (unaudited), and December 31, 1996 and 1995............................................................... F-30
  Statements of Earnings for the Three Months Ended March 31, 1997
   (unaudited) and 1996 (unaudited) and the Years Ended December 31, 1996,
   1995 and 1994.......................................................... F-31
  Statements of Shareholders' Equity for the Three Months Ended March 31,
   1997 (unaudited) and the Years Ended December 31, 1996, 1995 and 1994.. F-32
  Statements of Cash Flows for the Three Months Ended March 31, 1997
   (unaudited) and 1996 (unaudited) and the Years Ended December 31, 1996,
   1995 and 1994.......................................................... F-33
  Notes to Financial Statements........................................... F-34

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Southwest Bancorporation of Texas, Inc.:

  We have audited the accompanying consolidated balance sheet of Southwest Bancorporation of Texas, Inc. and Subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Bancorporation of Texas, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

  As discussed in the notes to the financial statements, the Company changed its accounting for securities as of January 1, 1994.

                                          Coopers & Lybrand L.L.P.
Houston, Texas
January 31, 1997

            SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               DECEMBER 31,
                                               MARCH 31,   ---------------------
                                                 1997         1996       1995
                   ASSETS                     -----------  ----------- ---------
                                              (UNAUDITED)
Cash and due from banks.....................  $    72,550  $    79,734 $  57,310
Federal funds sold..........................       22,600       62,954    23,885
                                              -----------  ----------- ---------
    Total cash and cash equivalents.........       95,150      142,688    81,195
Securities--available for sale..............      311,820      289,217   295,183
Loans receivable, net.......................      643,032      595,451   433,338
Premises and equipment, net.................        9,548        7,959     5,676
Accrued interest receivable.................        7,264        6,803     5,974
Prepaid expenses and other assets...........        6,684        2,381     4,108
                                              -----------  ----------- ---------
    Total assets............................  $ 1,073,498  $ 1,044,499 $ 825,474
                                              ===========  =========== =========
    LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:...................................
  Demand--noninterest-bearing...............    $ 287,183    $ 308,438 $ 201,338
  Demand--interest-bearing..................        8,523       53,819    33,350
  Money market accounts.....................      416,069      311,499   308,933
  Savings...................................        3,194        3,168     2,667
  Time, $100 and over.......................       98,071      104,007    79,899
  Other time                                       55,538       52,638    46,454
                                              -----------  ----------- ---------
    Total deposits..........................      868,578      833,569   672,641
Securities sold under repurchase agreements.      116,989      136,119    95,638
Other short-term borrowings.................        5,044       10,027     1,287
Accrued interest payable....................          622          608       598
Other liabilities...........................        3,118        2,184     3,161
                                              -----------  ----------- ---------
    Total liabilities.......................      994,351      982,507   773,325
Commitments and contingencies...............
Bank preferred stock........................           --        7,323     7,323
                                              -----------  ----------- ---------
Shareholders' equity........................
  Common stock--$1 par value, 50,000,000
   shares authorized; 9,390,933; 7,734,961
   and 7,717,580 shares issued and
   outstanding at March 31,1997 (unaudited),
   December 31, 1996 and 1995, respectively.        9,391        7,734     7,717
  Additional paid-in capital................       38,135       18,030    17,745
  Retained earnings.........................       31,813       28,730    19,142
  Net unrealized (depreciation) appreciation
   on securities available for sale, net of
   deferred taxes of $103, $(94) and $(115)
   at March 31, 1997 (unaudited), December
   31,1996 and 1995, respectively...........         (192)         175       222
                                              -----------  ----------- ---------
    Total shareholders' equity..............       79,147       54,669    44,826
                                              -----------  ----------- ---------
    Total liabilities and shareholders'
     equity.................................  $ 1,073,498  $ 1,044,499 $ 825,474
                                              ===========  =========== =========

   The accompanying notes are an integral part of the consolidated financial statements.

            SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                THREE MONTHS ENDED
                                     MARCH 31,        YEAR ENDED DECEMBER 31,
                              ----------------------- -------------------------
                                 1997        1996      1996     1995     1994
                              ----------- ----------- -------  -------  -------
                              (UNAUDITED) (UNAUDITED)
Interest income:
  Loans.....................    $13,590     $10,185   $44,709  $37,089  $26,684
  Securities................      4,418       4,629    17,856   11,668    6,898
  Federal funds sold and
   other....................        352         175       868    1,825      706
                                -------     -------   -------  -------  -------
    Total interest income...     18,360      14,989    63,433   50,582   34,288
Interest expense on deposits
 and other borrowings.......      7,860       6 438    27,262   21,890   11,444
                                -------     -------   -------  -------  -------
    Net interest income.....     10,500       8,551    36,171   28,692   22,844
Provision for loan losses...        438         280     1,670      925    1,145
                                -------     -------   -------  -------  -------
    Net interest income
     after provision for
     loan losses............     10,062       8,271    34,501   27,767   21,699
                                -------     -------   -------  -------  -------
Other income:
  Service charges...........        927         661     2,883    2,386    2,122
  Other operating income....        764         404     2,005    1,258      665
  Gain on sale of other
   assets...................                                        68      276
  Gain on sale of
   securities, net..........        137
                                -------     -------   -------  -------  -------
    Total other income......      1,828       1,065     4,888    3,712    3,063
                                -------     -------   -------  -------  -------
Other expenses:
  Salaries and employee
   benefits.................      4,204       3,201    14,379   10,686    8,672
  Occupancy expense.........      1,219         804     3,475    2,510    1,995
  Loss on sale of
   securities, net..........                              112      639       63
  Other operating expenses..      1,667       1,390     6,002    5,623    5,052
                                -------     -------   -------  -------  -------
    Total other expenses....      7,090       5,395    23,968   19,458   15,782
                                -------     -------   -------  -------  -------
    Income before income
     taxes..................      4,800       3,941    15,421   12,021    8,980
Provision for income taxes..     (1,681)     (1,379)   (5,376)  (4,214)  (3,141)
                                -------     -------   -------  -------  -------
    Net income before bank
     preferred stock
     dividend...............      3,119       2,562    10,045    7,807    5,839
Bank preferred stock
 dividend...................         36         115       457       50
                                -------     -------   -------  -------  -------
    Net income available for
     common shareholders....    $ 3,083     $ 2,447   $ 9,588  $ 7,757  $ 5,839
                                =======     =======   =======  =======  =======
    Earnings per common
     share..................    $  0.32     $  0.29   $  1.12  $  0.92  $  0.70
                                =======     =======   =======  =======  =======

   The accompanying notes are an integral part of the consolidated financial statements.

            SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                  NET UNREALIZED
                                                                   APPRECIATION
                                                                  (DEPRECIATION)
                            COMMON STOCK     ADDITIONAL           ON SECURITIES      TOTAL
                          ------------------  PAID-IN   RETAINED    AVAILABLE    SHAREHOLDERS'
                           SHARES    DOLLARS  CAPITAL   EARNINGS     FOR SALE       EQUITY
                          ---------  ------- ---------- --------  -------------- -------------
BALANCE, DECEMBER 31,
 1993...................  7,659,938  $7,660   $16,237   $ 5,546                     $29,443
 Cumulative effect of
  change in accounting
  for securities, net of
  deferred taxes of
  $(279)................                                              $  541            541
 Issuance of common
  stock to benefit plan.     23,745      24       123                                   147
 Exercise of stock
  options...............     12,500      12        23                                    35
 Paid-in capital for
  stock options.........                          935                                   935
 Deferred compensation
  amortization..........                          187                                   187
 Net change in
  unrealized
  depreciation on
  securities available
  for sale, net of
  deferred taxes of
  $699..................                                              (1,357)        (1,357)
 Net income for the year
  ended December 31,
  1994..................                                  5,839                       5,839
                          ---------  ------   -------   -------       ------        -------
BALANCE, DECEMBER 31,
 1994...................  7,696,183   7,696    17,505    11,385         (816)        35,770
 Issuance of common
  stock to benefit plan.     18,172      18       109                                   127
 Exercise of stock
  options...............      3,225       3        (1)                                    2
 Deferred compensation
  amortization..........                          132                                   132
 Net change in
  unrealized
  depreciation on
  securities available
  for sale, net of
  deferred taxes of
  $(535)................                                               1,038          1,038
 Cash dividends on
  preferred stock ($.07
  per share)............                                    (50)                        (50)
 Net income for the year
  ended December 31,
  1995..................                                  7,807                       7,807
                          ---------  ------   -------   -------       ------        -------
BALANCE, DECEMBER 31,
 1995...................  7,717,580   7,717    17,745    19,142          222         44,826
 Issuance of common
  stock to benefit plan.     17,435      17       151                                   168
 Liquidation of partial
  shares................        (54)               (1)                                   (1)
 Deferred compensation
  amortization..........                          135                                   135
 Net change in
  unrealized
  appreciation on
  securities available
  for sale, net of
  deferred taxes of $25.                                                 (47)          (47)
 Cash dividends on
  preferred stock ($.61
  per share)............                                   (457)                       (457)
 Net income for the year
  ended December 31,
  1996..................                                 10,045                      10,045
                          ---------  ------   -------   -------       ------        -------
BALANCE, DECEMBER 31,
 1996...................  7,734,961   7,734    18,030    28,730          175         54,669
 Issuance of common
  stock to benefit plan
  (unaudited)...........      2,520       3        33                                    36
 Exercise of stock
  options (unaudited)...    330,952     331     1,648                                 1,979
 Proceeds of public
  offering (unaudited)..  1,322,500   1,323    18,578                                19,901
 Redemption of Bank
  preferred stock
  (unaudited)...........                         (177)                                 (177)
 Deferred compensation
  amortization
  (unaudited)...........                           23                                    23
 Net change in
  unrealized
  appreciation on
  securities available
  for sale, net of
  deferred taxes of $197
  (unaudited)...........                                                (367)         (367)
 Cash dividends on
  preferred stock ($.05
  per share)
  (unaudited)...........                                    (36)                        (36)
 Net income for the
  three months ended
  March 31, 1997
  (unaudited)...........                                  3,119                       3,119
                          ---------  ------   -------   -------       ------        -------
BALANCE, MARCH 31, 1997
 (unaudited)............  9,390,933  $9,391   $38,135   $31,813       $ (192)       $79,147
                          =========  ======   =======   =======       ======        =======

   The accompanying notes are an integral part of the consolidated financial statements.

            SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                            THREE MONTHS ENDED
                                 MARCH 31,          YEAR ENDED DECEMBER 31,
                          ----------------------- ------------------------------
                             1997        1996       1996       1995       1994
                          ----------- ----------- ---------  ---------  --------
                          (UNAUDITED) (UNAUDITED)
Cash flows from
 operating activities:
 Net income.............   $  3,119    $  2,562   $  10,045  $   7,807  $  5,839
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
  Provision for loan
   losses...............        438         280       1,670        925     1,145
  Depreciation..........        702         477       2,037      1,440     1,028
  Compensation expense..         36          33         168        127       147
  Deferred compensation
   amortization.........         23          33         135        132       187
  Deferred tax expense
   (benefit)............                                375       (445)     (419)
  Gain on sale of other
   assets...............                                           (68)     (276)
  Realized (gains)
   losses on securities
   available for sale...       (137)                    112        639        63
  Net amortization of
   premiums and
   discounts............        351          96       1,758        256       314
  Dividends on Federal
   Home Loan Bank stock.       (581)       (560)     (1,694)      (957)
  (Increase) decrease in
   accrued interest
   receivable, prepaid
   expenses and other
   assets...............     (4,595)       (857)        823     (3,646)   (1,655)
  Increase (decrease) in
   accrued interest
   payable and other
   liabilities..........      2,747       1,123      (1,032)     2,247       392
                           --------    --------   ---------  ---------  --------
  Net cash provided by
   operating activities.      2,103       3,187      14,397      8,457     6,765
Cash flows from
 investing activities:
 Proceeds from maturity
  of securities
  available for sale....      4,000      17,000      38,375     57,000    20,000
 Proceeds from maturity
  of securities held to
  maturity..............                                         8,000
 Principal paydowns of
  mortgage-backed
  securities available
  for sale..............     10,285      12,700      50,138      6,691     2,091
 Principal paydowns of
  mortgage-backed
  securities held to
  maturity..............                                         8,208     4,608
 Proceeds from sale of
  securities available
  for sale..............     24,608         567      43,011     56,152     7,939
 Purchase of securities
  available for sale....    (61,693)    (54,816)   (125,802)  (199,587)  (42,208)
 Purchase of securities
  held to maturity......                                       (78,546)   (9,008)
 Proceeds from sale of
  other real estate and
  other loan related
  assets................         18                      24        500       750
 Net increase in loans
  receivable............    (48,020)    (13,917)   (164,087)   (80,393)  (72,874)
 Purchase of premises
  and equipment.........     (2,291)       (496)     (4,320)    (2,516)   (2,607)
                           --------    --------   ---------  ---------  --------
  Net cash used in
   investing activities.    (73,093)    (38,962)   (162,661)  (224,491)  (91,309)
Cash flows from
 financing activities:
 Net (decrease) increase
  in noninterest-bearing
  demand deposits.......    (21,255)     (8,108)    107,100     28,745    40,823
 Net (decrease) increase
  in time deposits......     (3,036)     20,467      30,293     11,159    24,012
 Net increase (decrease)
  in other interest-
  bearing deposits......     59,300     (14,887)     23,536    142,901     7,306
 Net (decrease) increase
  in securities sold
  under repurchase
  agreements............    (19,130)      1,959      40,480     53,190    19,308
 Net (decrease) increase
  in other short-term
  borrowings............     (4,983)      5,823       8,739     (7,531)    8,819
 Net proceeds from
  issuance of Bank
  preferred stock.......                                         7,323
 Net proceeds from
  initial public
  offering of common
  stock.................     19,901
 Net proceeds from
  exercise of stock
  options...............        307
 Retirement of Bank
  preferred stock.......     (7,500)
 Payment of dividends on
  Bank preferred stock..       (152)                   (391)
                           --------    --------   ---------  ---------  --------
  Net cash provided by
   financing activities.     23,452       5,254     209,757    235,787   100,268
                           --------    --------   ---------  ---------  --------
Net (decrease) increase
 in cash and cash
 equivalents............    (47,538)    (30,521)     61,493     19,753    15,724
Cash and cash
 equivalents at
 beginning of year......    142,688      81,195      81,195     61,442    45,718
                           --------    --------   ---------  ---------  --------
Cash and cash
 equivalents at end of
 year...................   $ 95,150    $ 50,674   $ 142,688  $  81,195  $ 61,442
                           ========    ========   =========  =========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

           SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                  UNAUDITED)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation

  The consolidated financial statements for the three months ended March 31, 1997 and year ended December 31, 1996 include the accounts of Southwest Bancorporation of Texas, Inc. (the "Company") and its wholly-owned subsidiaries Southwest Bank of Texas National Association (the "Bank") and Southwest Bancorporation of Delaware, Inc. (the "Delaware Company"). All material intercompany accounts and transactions have been eliminated. The interim and annual financial statements for periods prior to June 30, 1996 include the accounts of the Bank.

  In the opinion of management, the unaudited consolidated interim financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the Company's consolidated financial position at March 31, 1997 and the Company's consolidated results of operations and cash flows for the three-month periods ended March 31, 1997 and 1996. Interim period results are not necessarily indicative of results of operations or cash flows for a full-year period.

 Nature of Operations

  The Company was incorporated in March 1996 for the purpose of serving as a holding company for the Bank and the Delaware Company. Substantially all of the Company's revenue and income is derived from the operation of the Bank. The Bank provides a full range of commercial and private banking services to small and middle market businesses and individuals in the Houston metropolitan area.

  On June 30, 1996, the Company acquired the Bank through a one for one exchange of common shares and assumed the Bank's stock option plans. Shareholders' equity has been restated for all periods presented to reflect the recapitalization. Accordingly, Bank preferred stock (See Note 10.), whose holders are other than the Company and the Delaware Company, was segregated from shareholders' equity in the accompanying consolidated balance sheet and consolidated statement of changes in shareholders' equity. In addition, certain other amounts in the financial statements have been reclassified to conform to current financial statement presentation. These other reclassifications had no effect on consolidated net income, shareholders' equity or cash flows. In November 1996, the Company effected a 2.5 for 1 common stock split in the form of a common stock dividend (the "Stock Split"). All share and per share information for common stock has been retroactively restated to reflect the Stock Split.

 Management's Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers its federal funds sold, due from bank demand accounts and other highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company classifies its investments in money market funds as securities and not cash equivalents.

  The Company is required to maintain noninterest-bearing cash reserve balances with the Federal Reserve Bank. The average balance was approximately $17,600 for the three months ended March 31, 1997 and $15,200 and $10,900 for the years ended December 31, 1996 and 1995, respectively.

 Securities

  The Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115") on January 1, 1994. The cumulative effect of the

           SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                  UNAUDITED)
change has been included in the accompanying statement of changes in shareholders' equity for the year ended December 31, 1994.

  Securities which management intends and has the ability to hold to maturity are classified as held to maturity. Securities held to maturity are stated at cost, increased by accretion of discounts and reduced by amortization of premiums, both computed by the interest method. The Company held no securities classified as held to maturity at March 31, 1997 or December 31, 1996 or 1995.

  Securities to be held for indefinite periods of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, are classified as available for sale and are carried at fair value. Fair values of securities are estimated based on available market quotations. Unrealized holding gains and losses, net of taxes, on available for sale securities are reported as a net amount in a separate component of shareholders' equity until realized. The carrying value of securities available for sale is increased by accretion of discounts and reduced by amortization of premiums, both computed by the interest method. Gains and losses on the sale of available for sale securities are determined using the specific identification method.

  Trading securities are carried at market value. Realized and unrealized gains and losses on trading securities are recognized in the consolidated statement of income as they occur. The Company held no trading securities during the three months ended March 31, 1997 or the years ended December 31, 1996, 1995, or 1994.

  The Company reviews its financial position, liquidity and future plans in evaluating the criteria for classifying investment securities. Securities are classified among categories at the time the securities are purchased. Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. The Company believes that none of the unrealized losses should be considered other than temporary.

  Transfer of securities between classifications are accounted for at fair value. In November 1995, the Company transferred all of its held to maturity securities to available for sale as explained further in Note 2.

 Loans

  Loans are reported at the principal amount outstanding, net of unearned discount, deferred loan fees and the allowance for loan losses.

  Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Loans are designated as nonaccrual when reasonable doubt exists as to the full, timely collection of interest or principal. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of interest and principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

  Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118. Under SFAS 114, as amended, a loan is considered impaired, based on current information and events, if it is probable that the

           SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                  UNAUDITED)
Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if the Company expects to collect all amounts due, including interest past due. The Company generally considers a period of delay in payment to include delinquency up to 90 days. Accordingly, for purposes of applying SFAS 114, as amended, impaired loans have been defined as all nonaccrual loans. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or based on the fair value of the collateral if the loan is collateral-dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through a valuation allowance and a corresponding charge to operations. The adoption of SFAS 114 did not result in additional provisions for loan losses.

 Allowance for Loan Losses

  The allowance for loan losses is established through a provision for such losses charged against operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to reflect the risks inherent in the existing loan portfolio and commitments to extend credit and is based on evaluations of the collectibility and prior loss experience of loans. The evaluations are based on a number of subjective factors including current and anticipated economic conditions, changes in the loan portfolio, adequacy of loan collateral and other relevant factors.

  The evaluation of the adequacy of loan collateral is often based upon estimates and appraisals. Because of changing economic conditions, the valuations determined from such estimates and appraisals may also change. Accordingly, the Company may ultimately incur losses which vary from management's current estimates. Adjustments to the allowance for loan losses will be reported in the period such adjustments become known or are reasonably estimable.

 Loan Fees and Costs

  Nonrefundable loan origination and commitment fees and direct costs associated with originating loans are deferred and recognized over the lives of the related loans as an adjustment to the loans' yield using a method which approximates the interest method.

 Premises and Equipment

  Premises and equipment are recorded at cost. Expenditures for renewals and improvements are capitalized, while repairs and maintenance are charged to expense as incurred. Any gain or loss from disposition of such assets is reflected in current operations. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

 Other Real Estate Owned

  Real estate acquired through foreclosure is carried at the lower of the recorded investment in the property or its fair value less estimated selling costs. Prior to foreclosure, the value of the underlying collateral of the loan is written down to its estimated fair value less estimated selling costs by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operations. Operating expenses of such properties, net of related income is included in other operating expenses.

           SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                  UNAUDITED)

 Earnings Per Common Share

  Earnings per common share is calculated by dividing net income available for common shareholders by the weighted average number of common shares and common share equivalents. Stock options are regarded as common share equivalents and are therefore considered in earnings per share calculations, if dilutive. The number of common share equivalents is determined using the treasury stock method.

 Federal Income Tax

  The Company provides for deferred income taxes utilizing the liability method whereby deferred income taxes are recognized for the tax consequences in future years of differences in the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be utilized.

  Investment tax credits are used to reduce the current provision for federal income tax in the year in which they are realized.

 Recent Accounting Pronouncements

  In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities ("SFAS 125"). This statement establishes the accounting standards for certain transactions related to transfers with continuing involvement in the transferred assets and the extinguishment of a liability in connection with a transfer. SFAS 125 is effective for transactions occurring after December 31, 1996. The impact on the consolidated financial statements of adopting this statement is not expected to be material to the Company's financial position, operations or cash flows.

2. SECURITIES:

  The amortized cost and approximate fair value of securities classified as available for sale is as follows:

                                                       MARCH 31, 1997
                                               --------------------------------
                                                            GROSS
                                                          UNREALIZED
                                               AMORTIZED ------------    FAIR
                                                 COST    GAINS LOSSES   VALUE
                                               --------- ----- ------  --------
                                                         (UNAUDITED)
U. S. Government securities................... $ 88,461  $101  $(206)  $ 88,356
Mortgage-backed securities....................  177,841   478   (671)   177,648
Federal Reserve Bank stock....................      950                     950
Federal Home Loan Bank stock, at cost.........   39,966                  39,966
Other securities..............................    4,898     2             4,900
                                               --------  ----  -----   --------
  Total securities available for sale......... $312,116  $581  $(877)  $311,820
                                               ========  ====  =====   ========

           SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                  UNAUDITED)

                                                      DECEMBER 31, 1996
                                               --------------------------------
                                                            GROSS
                                                          UNREALIZED
                                               AMORTIZED ------------    FAIR
                                                 COST    GAINS LOSSES   VALUE
                                               --------- ----- ------  --------
U. S. Government securities................... $ 83,345  $315  $ (68)  $ 83,592
Mortgage-backed securities....................  159,106   524   (507)   159,123
Federal Reserve Bank stock....................      950                     950
Federal Home Loan Bank stock, at cost.........   39,386                  39,386
Other securities..............................    6,161     5             6,166
                                               --------  ----  -----   --------
  Total securities available for sale......... $288,948  $844  $(575)  $289,217
                                               ========  ====  =====   ========

                                                      DECEMBER 31, 1995
                                               --------------------------------
                                                            GROSS
                                                          UNREALIZED
                                               AMORTIZED ------------    FAIR
                                                 COST    GAINS LOSSES   VALUE
                                               --------- ----- ------  --------
U. S. Government securities................... $ 97,797  $491  $(200)  $ 98,088
Mortgage-backed securities....................  154,083   451   (416)   154,118
Federal Reserve Bank stock....................      946                     946
Federal Home Loan Bank stock, at cost.........   37,692                  37,692
Other securities..............................    4,329    10             4,339
                                               --------  ----  -----   --------
  Total securities available for sale......... $294,847  $952  $(616)  $295,183
                                               ========  ====  =====   ========

  The scheduled maturities of securities classified as available for sale is as follows:

                            MARCH 31, 1997   DECEMBER 31, 1996  DECEMBER 31, 1995
                          ------------------ ------------------ ------------------
                          AMORTIZED   FAIR   AMORTIZED   FAIR   AMORTIZED   FAIR
                            COST     VALUE     COST     VALUE     COST     VALUE
                          --------- -------- --------- -------- --------- --------
                             (UNAUDITED)
Due in one year or less.  $ 46,020  $ 46,090 $ 39,877  $ 40,008 $ 41,533  $ 41,655
Due from one year to
 five years.............    42,441    42,266   43,468    43,584   56,264    56,433
                          --------  -------- --------  -------- --------  --------
                            88,461    88,356   83,345    83,592   97,797    98,088
                          --------  -------- --------  -------- --------  --------
Mortgage-backed
 securities.............   177,841   177,648  159,106   159,123  154,083   154,118
Federal Reserve Bank
 stock..................       950       950      950       950      946       946
Federal Home Loan Bank
 stock..................    39,966    39,966   39,386    39,386   37,692    37,692
Other securities........     4,898     4,900    6,161     6,166    4,329     4,339
                          --------  -------- --------  -------- --------  --------
 Total securities
  available for sale....  $312,116  $311,820 $288,948  $289,217 $294,847  $295,183
                          ========  ======== ========  ======== ========  ========

  In November 1995, the Financial Accounting Standards Board issued A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities which provided a one-time reassessment of the appropriateness of the classifications of all securities. Based on such reassessment, the Company transferred all securities in the held to maturity portfolio to the available for sale portfolio in November 1995. The transferred securities had an amortized cost of $150,278 and net unrealized losses of $574. The transfer resulted in a decrease of $373 to consolidated shareholders' equity. Such reassessment does not change management's intent to hold other debt securities to maturity in the future. At this time classification of all securities as available for sale allows the Company to manage its investment portfolio more effectively and to enhance the average yield on the portfolio.

           SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                  UNAUDITED)
  At March 31, 1997 and December 31, 1996 and 1995, respectively, securities amounting to $134,606, $168,190 and $148,600 with a market value of $144,762,
$160,167 and $148,538 have been pledged to collateralize repurchase agreements, public deposits and other items.

3. LOANS:

                                                               DECEMBER 31,
                                                  MARCH 31,  ------------------
                                                    1997       1996      1995
                                                 ----------- --------  --------
                                                 (UNAUDITED)
Commercial......................................  $329,867   $300,315  $194,304
Real estate:
  Construction..................................    75,115     68,205    47,152
  1-4 family residential........................   123,511    113,792    88,297
  Other.........................................    69,875     67,392    65,156
Consumer........................................    52,142     52,762    44,147
                                                  --------   --------  --------
                                                   650,510    602,466   439,056
Less:
  Unearned fees and discounts...................    (1,176)      (991)     (797)
  Allowance for loan losses.....................    (6,302)    (6,024)   (4,921)
                                                  --------   --------  --------
                                                  $643,032   $595,451  $433,338
                                                  ========   ========  ========

  An analysis of the allowance for loan losses is as follows:

                                  THREE MONTHS ENDED
                                      MARCH 31,             DECEMBER 31,
                                ----------------------  ----------------------
                                   1997        1996      1996    1995    1994
                                ----------- ----------  ------  ------  ------
                                (UNAUDITED) (UNAUDITED)
Balance, beginning of period...   $6,024      $4,921    $4,921  $4,294  $3,250
Provision charged against
 operations....................      438         280     1,670     925   1,145
Charge offs....................     (175)         (4)     (595)   (312)   (167)
Recoveries.....................       15           1        28      14      66
                                  ------      ------    ------  ------  ------
Balance, end of period.........   $6,302      $5,198    $6,024  $4,921  $4,294
                                  ======      ======    ======  ======  ======

  The Company had approximately $1,230, $955 and $291 in nonaccrual and impaired loans at March 31, 1997 and December 31, 1996 and 1995, respectively.

  The Company has loans, deposits, and other transactions with its principal shareholders, officers, directors and organizations with which such persons are associated which were made in the ordinary course of business. At March 31, 1997 and December 31, 1996 and 1995, the aggregate amount of loans and unfunded lines of credit to such related parties was $10,866, $8,318 and $6,574, respectively.

            SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                   UNAUDITED)

  Following is an analysis of activity with respect to these amounts:

                                                                 DECEMBER 31,
                                                      MARCH 31,  --------------
                                                        1997      1996    1995
                                                     ----------- ------  ------
                                                     (UNAUDITED)
Balance, beginning of period........................   $ 8,318   $6,574  $9,162
New loans...........................................     2,992    3,374   1,177
Repayments..........................................      (444)  (1,630) (3,765)
                                                       -------   ------  ------
Balance, end of period..............................   $10,866   $8,318  $6,574
                                                       =======   ======  ======

4. PREMISES AND EQUIPMENT:

  Premises and equipment consists of the following:

                                                                  DECEMBER 31,
                                                      MARCH 31,  ---------------
                                                        1997      1996    1995
                                                     ----------- ------- -------
                                                     (UNAUDITED)
Land................................................   $   955   $   955 $   955
Premises and leasehold improvements.................     3,142     2,737   1,892
Furniture and equipment.............................    12,363    10,662   7,539
                                                       -------   ------- -------
                                                        16,460    14,354  10,386
Less accumulated depreciation and amortization......     6,912     6,395   4,710
                                                       -------   ------- -------
                                                       $ 9,548   $ 7,959 $ 5,676
                                                       =======   ======= =======

5. PREPAID EXPENSES AND OTHER ASSETS:

  Prepaid expenses and other assets consists of the following:

                                                                  DECEMBER 31,
                                                       MARCH 31,  -------------
                                                         1997      1996   1995
                                                      ----------- ------ ------
                                                      (UNAUDITED)
Prepaid expenses.....................................   $  531    $  367 $  459
Foreclosed real estate...............................      262       262
Deferred taxes.......................................    1,380     1,193  1,883
Banker's acceptances.................................       61       322  1,713
Deposit on service application.......................    4,450
Other................................................                237     53
                                                        ------    ------ ------
                                                        $6,684    $2,381 $4,108
                                                        ======    ====== ======

            SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                   UNAUDITED)

6. DEPOSITS:

  Scheduled maturities of time deposits are summarized as follows:

                                                                 DECEMBER 31,
                                                    MARCH 31,  -----------------
                        MATURITY                      1997       1996     1995
                        --------                   ----------- -------- --------
                                                   (UNAUDITED)
      1997........................................  $131,778   $137,908 $108,970
      1998........................................    18,653     12,762    9,720
      1999........................................     1,062      3,375    4,989
      2000........................................     1,259        620    1,108
      2001........................................       135      1,410      591
      Thereafter..................................       722        570      975
                                                    --------   -------- --------
                                                    $153,609   $156,645 $126,353
                                                    ========   ======== ========

  At March 31, 1997 and December 31, 1996 and 1995, the aggregate amount of deposits from related parties was $56,466, $36,383 and $45,657, respectively.

7. SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS:

  Securities sold under repurchase agreements and other short-term borrowings, consisting of federal funds purchased and treasury, tax, and loan deposits, generally represent borrowings with maturities ranging from one to thirty days. Information relating to these borrowings is summarized as follows:

                                          MARCH 31,  DECEMBER 31, DECEMBER 31,
                                            1997         1996         1995
                                         ----------- ------------ ------------
                                         (UNAUDITED)
Securities sold under repurchase
 agreements:
  Average...............................  $126,090     $103,927     $65,674
  Period-end............................   116,989      136,119      95,638
  Maximum month-end balance during
   period...............................   123,884      136,119      95,638
Interest rate:
  Average...............................      4.78%        4.88%       5.36%
  Period-end............................      4.84%        4.93%       5.41%
Other short-term borrowings:
  Average...............................  $ 17,298     $ 13,137     $ 6,904
  Year-end..............................     5,044       10,027       1,287
  Maximum month-end balance during
   period...............................    32,143       60,044      10,000
Interest rate:
  Average...............................      5.32%        5.30%       5.58%
  Period-end............................      5.68%        5.16%       5.32%

  Securities sold under repurchase agreements are maintained in safekeeping by correspondent banks.

           SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                  UNAUDITED)

8. FEDERAL INCOME TAXES:

  The income tax (provision)/benefit for the years ended December 31, 1996, 1995 and 1994 is composed of the following:

                                                       1996     1995     1994
                                                      -------  -------  -------
      Current........................................ $(5,001) $(4,659) $(3,560)
      Deferred.......................................    (375)     445      419
                                                      -------  -------  -------
                                                      $(5,376) $(4,214) $(3,141)
                                                      =======  =======  =======

  The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to deferred income tax assets and liabilities and their approximate tax effects are as follows:

                                          DECEMBER 31, 1996  DECEMBER 31, 1995
                                          ------------------ ------------------
                                           TEMPORARY   TAX    TEMPORARY   TAX
                                          DIFFERENCES EFFECT DIFFERENCES EFFECT
                                          ----------- ------ ----------- ------
Premises and equipment...................   $   23    $    8   $  274    $   96
Allowance for loan losses................    5,555     1,944    4,101     1,435
Unearned fees............................       66        23      162        57
Deferred compensation....................    1,381       483    1,246       436
Accruals.................................      138        48       68        24
                                            ------    ------   ------    ------
  Deferred income tax asset..............   $7,163     2,506   $5,851     2,048
                                            ======    ------   ======    ------
Unrealized gain on securities available
 for sale................................   $  269        94   $  336       114
Market discounts on securities...........      255        89      147        51
Federal Home Loan Bank stock dividend....    3,230     1,130
                                            ------    ------   ------    ------
  Deferred income tax liability..........   $3,754     1,313   $  483       165
                                            ======    ------   ======    ------
Net deferred income tax asset............             $1,193             $1,883
                                                      ======             ======

  The reconciliation between the Company's effective income tax rate and the statutory federal income tax rate is as follows:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                               1996  1995  1994
                                                               ----  ----  ----
      Statutory federal income tax rate....................... 35.0% 35.0% 34.0%
      Permanent differences...................................  0.5   0.7   0.9
      Effect of utilization of graduated tax rates............ (0.7) (0.8)
      Other...................................................  0.1   0.2   0.1
                                                               ----  ----  ----
        Effective income tax rate............................. 34.9% 35.1% 35.0%
                                                               ====  ====  ====

           SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                  UNAUDITED)

9. EMPLOYEE BENEFITS:

 Stock-Based Compensation Plan

  The Company sponsors, and currently grants awards under, the Southwest Bancorporation of Texas, Inc. 1996 Stock Option Plan (the "Stock Option Plan"), which is a stock-based compensation plan as described below. The Company has also sponsored similar stock-based compensation plans in prior years.

  The Company applies Accounting Principle Board Opinion 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for the Stock Option Plan and the Company's other prior stock-based compensation plans. In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123") which, if fully adopted by the Company, would change the method the Company applies in recognizing the expense of its stock-based compensation plans. Adoption of the expense recognition provisions of SFAS 123 is optional and the Company has decided not to elect these provisions of SFAS 123. However, pro forma disclosures as if the Company adopted the expense recognition provisions of SFAS 123 in 1995 are required by SFAS 123 and are presented below.

 The Stock Option Plan

  Under the Stock Option Plan, the Company is authorized to issue up to 650,000 shares of common stock pursuant to "Awards" granted in the form of incentive stock options, nonqualified stock options, and stock appreciation rights. Awards may be granted to selected employees and directors of the Company or any subsidiary. The Stock Option Plan provides that the exercise price of any incentive stock option may not be less than the fair market value of the common stock on the date of grant.

  The Company granted 418,000 stock options in 1996 and 170,550 stock options in 1995. These stock options were granted with an exercise price, as determined in each individual grant agreement. Of the stock options granted in 1996, 19,400 options were 100% vested at grant and the balance vest over a five year period commencing on the date of grant (i.e., 60% vest on the third anniversary of the date of grant and 20% vest on each of the next two anniversaries of the date of grant). Of the stock options granted in 1995, 18,050 options were 100% vested at grant and the balance vest over a five year period on the same terms as the vesting schedule applicable to the 1996 stock options.

  Included in the 1996 grants were 2,500 nonqualified stock options that will vest only if a specified performance measure is attained. These performance-based stock options were not vested at December 31, 1996, but for purposes of the pro forma amounts shown below, are assumed to become fully vested by the anniversary of the date of grant in 1997.

  In accordance with APB 25, compensation expense is recognized for discounted stock options granted and for performance-based stock options granted (but not for the nondiscounted stock options granted). The Company has recognized $23 and $33 of compensation expense in connection with the Stock Option Plan during the three months ended March 31, 1997 and 1996, respectively, and $135, $132 and $187 of compensation expense in connection with the Stock Option Plan during 1996, 1995 and 1994, respectively.

           SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                  UNAUDITED)

  A summary of the status of the Company's stock options as of December 31, 1996, 1995, and 1994 and the change during the years is as follows:

                                 1996                1995                1994
                          ------------------- ------------------- -------------------
                                     WEIGHTED            WEIGHTED            WEIGHTED
                           # SHARES  AVERAGE   # SHARES  AVERAGE   # SHARES  AVERAGE
                          UNDERLYING EXERCISE UNDERLYING EXERCISE UNDERLYING EXERCISE
                           OPTIONS    PRICES   OPTIONS    PRICES   OPTIONS    PRICES
                          ---------- -------- ---------- -------- ---------- --------
Outstanding at beginning
 of the year............  1,129,400   $ 2.97    962,075   $2.19    810,150    $1.51
  Granted at a discount.     21,250   $ 9.46     26,250   $6.52    145,000    $5.09
  Granted at-the-money..    394,250   $16.23    126,250   $7.30     29,425    $6.76
  Granted at a premium..      2,500   $10.00     18,050   $8.80          0      n/a
Total granted...........    418,000   $15.85    170,550   $7.34    174,425    $5.37
Exercised...............          0      n/a      3,225   $0.40     12,500    $0.40
Forfeited...............     23,750   $ 8.31          0     n/a     10,000    $4.95
Expired.................          0      n/a          0     n/a          0      n/a
Outstanding at end of
 year...................  1,523,650   $ 6.42  1,129,400   $2.97    962,075    $2.19
Exercisable at end of
 year...................    600,443   $ 2.08    525,985   $1.64    446,163    $1.43

  The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes stock option valuation model with the following weighted-average assumptions for grants in 1996 and 1995: dividend yield of 0.00%; risk-free interest rates are different for each grant and range from 5.33% to 6.93%; and the expected lives of options range from 5 to 6 years. The weighted average fair value of options granted during the year is as follows:

                                                                     1996  1995
                                                                     ----- -----
      Weighted-average fair value of options granted at a discount.  $3.17 $2.91
      Weighted-average fair value of options granted at-the-money..  $4.77 $2.16
      Weighted-average fair value of options granted at a premium..  $2.40 $1.91
      Weighted-average fair value of all options granted during the year........................................................  $4.67 $2.25

  The following table summarizes information about stock options outstanding and exercisable at December 31, 1996:

                                  OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                            -------------------------------- --------------------
                                         WEIGHTED
                                          AVERAGE   WEIGHTED             WEIGHTED
                                         REMAINING  AVERAGE              AVERAGE
                              NUMBER    CONTRACTUAL EXERCISE   NUMBER    EXERCISE
 RANGE OF EXERCISE PRICES   OUTSTANDING    LIFE      PRICE   EXERCISABLE  PRICE
 ------------------------   ----------- ----------- -------- ----------- --------
 $0.40 to $5.00...........     798,175        *      $ 1.53    547,318    $ 1.20
 $5.01 to $11.00..........     346,850        *      $ 6.68     33,725    $ 8.06
 $11.01 to $16.50.........     378,625     9.89      $16.50     19,400    $16.50
                             ---------     ----      ------    -------    ------
 $0.40 to $16.50..........   1,523,650        *      $ 6.42    600,443    $ 2.08
                             =========                         =======

--------
* All options, with an exercise price between $0.40 to $11.00, are exercisable while the employee remains an employee at the Company and cease to be exercisable three months after termination of employment.

           SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                  UNAUDITED)

  If the fair value based method of accounting under SFAS 123 had been applied, the Company's net income available for common shareholders and earnings per common share would have been reduced to the pro forma amounts indicated below (assuming that the fair value of options granted during the year are amortized over the vesting period):

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1996   1995
                                                                  ------ ------
Net income available for common shareholders
  As reported.................................................... $9,588 $7,757
  Pro forma......................................................  9,455  7,688
Earnings per common share
  As reported.................................................... $ 1.12 $ 0.92
  Pro forma......................................................   1.11   0.92

  The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995, and the Company anticipates making awards in the future under its stock-based compensation plans.

  In January 1997, an officer of the Company exercised options to purchase 250,000 shares of common stock for an aggregate exercise price of $100,000.

 Benefit Plan

  The Company has adopted a contributory profit sharing plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees (the "401-K Plan"). Each year the Company determines, at its discretion, the amount of matching contributions. For the period July 1, 1993 to June 30, 1994, the Company elected to match 100% of the employee contributions not to exceed 5% of the employee's annual compensation. Beginning July 1, 1994 the Company has elected to match 50% of the employee contributions not to exceed 3% of the employee's annual compensation. Total plan expense charged to the Company's operations for the three months ended March 31, 1997 and 1996 was $48 and $41, respectively, and for the years ended December 31, 1996, 1995 and 1994 was $180, $136 and $146, respectively.

  During April 1993, the 401-K Plan was amended to allow the Company to contribute shares of common stock of the Company (valued at the approximate fair market value on the date of contribution) instead of cash. Under the plan 250,000 shares of common stock are issuable. A total of 2,520 and 610 shares at prices of $14.00 and $9.20 were issued to the 401-K Plan during the three months ended March 31, 1997 and 1996, respectively, and a total of 17,435, 18,172 and 23,745 shares at prices ranging from $9.20 to $10.20, $6.50 to $7.60 and $6.20 were issued to the 401-K Plan during the twelve months ended December 31, 1996, 1995 and 1994, respectively.

           SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                  UNAUDITED)

10. PREFERRED STOCK:

  The Bank authorized 1,500,000 shares of Series 1 Adjustable Rate First Preferred Stock, $5 par value, ("Bank Preferred Stock") in October 1995 and issued 750,000 shares in November 1995. The Bank Preferred Stock holders have no voting rights except in certain circumstances. Each share of Bank Preferred Stock is entitled to a liquidation preference of $10.

  Dividends on the Bank Preferred Stock are noncumulative. The Bank is prohibited from paying any cash dividends on the common stock unless all dividends on the Bank Preferred Stock have been paid in full for all completed quarterly periods. Bank Preferred Stock dividends are payable quarterly in arrears and are calculated on the $10 subscription price at a rate of 1% above the United States Treasury bill rate.

  The Bank Preferred Stock may be redeemed at any time on or after December 31, 1997, at the option of the Bank, in whole or in part, at $10.10 per share, together with all unpaid dividends per share, whether or not declared (the "Redemption Price"). Each quarter after December 31, 1999, the redemption price increases by $.05 per share. If a change of control occurs prior to December 31, 1997, the Bank Preferred Stock may be redeemed at the option of the Bank at the redemption price. Ninety days after a change of control, each share of Bank Preferred Stock is convertible, at the option of the holder, into the number of common shares equal to the quotient of $10 divided by the book value per common share.

  In January 1997, upon written approval of the holders of the Bank Preferred Stock, the Bank redeemed all of the outstanding shares for approximately $7.5 million. (See Note 17.)

11. EARNINGS PER COMMON SHARE:

  Earnings per common share is computed as follows:

                            THREE MONTHS ENDED
                                MARCH 31,             YEAR ENDED DECEMBER 31,
                          ----------------------  --------------------------------
                             1997        1996        1996       1995       1994
                          ----------- ----------  ---------- ---------- ----------
                          (UNAUDITED) (UNAUDITED)
Net income available for
 common shareholders....  $    3,083  $    2,447  $    9,588 $    7,757 $    5,839
Divided by average
 common shares and
 common share
 equivalents:
  Average common shares.   8,821,037   7,718,410   7,726,405  7,707,428  7,675,340
  Average common share
   equivalents..........     718,274     769,338     808,313    686,690    626,270
                          ----------  ----------  ---------- ---------- ----------
Total average common
 shares and common share
 equivalents............   9,539,311   8,487,748   8,534,718  8,394,118  8,301,610
Earnings per common
 share..................  $     0.32  $     0.29  $     1.12 $     0.92 $     0.70
                          ==========  ==========  ========== ========== ==========

 Litigation

  The Company is involved in various lawsuits that arose in the normal course of business. The Company's management believes there are substantial defenses against these claims. In the opinion of management of the Company, after consultation with its legal counsel, the ultimate liability, if any, will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

           SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                  UNAUDITED)

 Leases

  At December 31, 1996, the Company has certain noncancelable operating leases which cover the Company's premises with approximate future minimum annual rental payments as follows:

      1997.............................................................. $ 1,600
      1998..............................................................   1,600
      1999..............................................................   1,600
      2000..............................................................   1,600
      2001 and thereafter...............................................   7,500
                                                                         -------
                                                                         $13,900
                                                                         =======

  Rent expense was $414 and $235 for the three months ended March 31, 1997 and 1996, respectively, and $1,047, $779 and $657 for the years ended December 31, 1996, 1995 and 1994, respectively.

  On May 1, 1996, the Company entered into a ten year agreement to lease office space and a motor bank in the Galleria area. The lease commenced on November 11, 1996 with annual rental payments of approximately $1,200.

13. REGULATORY CAPITAL COMPLIANCE:

  The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possible additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company and the Bank meet all capital adequacy requirements to which each is subject.

  As of December 31, 1996, the most recent notification from the regulators categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

           SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                  UNAUDITED)

  The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                   TO BE WELL
                                                                   CAPITALIZED
                                                                  UNDER PROMPT
                                                    FOR CAPITAL    CORRECTIVE
                                                     ADEQUACY        ACTION
                                       ACTUAL        PURPOSES      PROVISIONS
                                    -------------  -------------  -------------
                                    AMOUNT  RATIO  AMOUNT  RATIO  AMOUNT  RATIO
                                    ------- -----  ------- -----  ------- -----
As of March 31, 1997 (unaudited):
  Total capital (to risk weighted
   assets)......................... $85,285 11.70% $58,323 ^8.0%  $72,903 ^10.0%
  Tier I capital (to risk weighted
   assets).........................  78,983 10.83   29,161 ^4.0    43,742  ^6.0
  Tier I capital (to average
   assets).........................  78,983  7.77   30,495 ^3.0    50,820  ^5.0
As of December 31, 1996:
  Total capital (to risk weighted
   assets).........................  67,728 10.41   52,039 ^8.0    65,049 ^10.0
  Tier I capital (to risk weighted
   assets).........................  61,704  9.49   26,020 ^4.0    39,029  ^6.0
  Tier I capital (to average
   assets).........................  61,704  6.59   28,090 ^3.0    46,831  ^5.0
As of December 31, 1995:
  Total capital (to risk weighted
   assets).........................  56,848 11.74   38,738 ^8.0    48,422 ^10.0
  Tier I capital (to risk weighted
   assets).........................  51,927 10.72   19,369 ^4.0    29,053  ^6.0
  Tier I capital (to average
   assets).........................  51,927  6.29   24,766 ^3.0    41,277  ^5.0

  The Company and the Bank are also subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval in addition to dividend restrictions associated with the Bank Preferred Stock.

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK:

  The Company is party to financial instruments with off-balance sheet risk in the normal course of business in order to meet the financing needs of its customers. These financial instruments include loan commitments and letters of credit that involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the financial statements.

  The Company's exposure to credit loss in the event of nonperformance by the other party to the loan commitments and letters of credit is limited to the contractual amount of those instruments. The Company uses the same credit policies in evaluating loan commitments and letters of credit as it does for on-balance sheet instruments.

  The approximate amounts of financial instruments with off-balance sheet risk are as follows:

                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1995
                                                        CONTRACT     CONTRACT
                                                         AMOUNT       AMOUNT
                                                      ------------ ------------
Financial instruments whole contract amounts
 represent credit risk:
Loan commitments including unfunded lines of credit.    $257,000     $230,000
Standby letters of credit...........................      25,000       20,000
Commercial letters of credit........................       5,000        1,000
                                                        --------     --------
                                                        $287,000     $251,000
                                                        ========     ========

           SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                  UNAUDITED)

  Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

  Since many of the loan commitments and letters of credit may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Standby letters of credit are conditional commitments by the Company to guarantee the performance of a customer to a third party.

  The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include certificates of deposit, accounts receivable, inventory, property, plant and equipment, and real property.

  The Company originates real estate, commercial and consumer loans primarily to customers in the greater Houston, Texas area. Although the Company has a diversified loan portfolio, a substantial portion of its customers' ability to honor their contracts is dependent upon the local Houston economy and the real estate market.

  The Company maintains funds on deposit at correspondent banks which at times exceed the federally insured limits. Management of the Company monitors the balance in these accounts and periodically assesses the financial condition of correspondent banks.

15. FAIR VALUES OF FINANCIAL INSTRUMENTS:

  Disclosure about fair value of financial instruments provided below is the information required by Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS 107"). These amounts represent estimates of fair values at a point in time. Significant estimates regarding economic conditions, loss experience, risk characteristics associated with particular financial instruments and other factors were used for the purposes of this disclosure. These estimates are subjective in nature and involve matters of judgment. Therefore, they cannot be determined with precision. Changes in the assumptions could have a material impact on the amounts estimated.

  While the estimated fair value amounts are designed to represent estimates of the amounts at which these instruments could be exchanged in a current transaction between willing parties, many of the Company's financial instruments lack an available trading market as characterized by willing parties engaging in an exchange transaction. In addition, it is the Company's intent to hold most of its financial instruments to maturity and, therefore, it is not probable that the fair values shown will be realized in a current transaction.

  The estimated fair values disclosed do not reflect the value of assets and liabilities that are not considered financial instruments. In addition, the value of long-term relationships with depositors (core deposit intangibles) and other customers is not reflected. The value of these items is significant.

  Because of the wide range of valuation techniques and the numerous estimates which must be made, it may be difficult to make reasonable comparisons of the Company's fair value information to that of other financial institutions. It is important that the many uncertainties discussed above be considered when using the estimated fair value disclosures and to realize that because of these uncertainties, the aggregate fair value amount should in no way be construed as representative of the underlying value of the Company.

           SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                  UNAUDITED)

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

  Cash and Cash Equivalents: The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents approximate their fair values.

  Securities: Fair values for investment securities are based on quoted market prices.

  Federal Home Loan Bank Stock: The fair value of stock in the Federal Home Loan Bank of Dallas is estimated to be equal to its carrying amount given it is not a publicly traded equity security, it has an adjustable dividend rate, and all transactions in the stock are executed at the stated par value.

  Loan Receivables and Accrued Interest Receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value of all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

  Off-Balance-Sheet Instruments: The fair values of the Company's off-balance-sheet instruments (lending commitments and letters of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

  Deposit Liabilities and Accrued Interest Payable: The fair values disclosed for demand deposits (e.g., interest and noninterest checking and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date. Fair values for fixed-rate time deposits are estimated using a discounted cash flow analysis, using interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest approximates its fair value.

  Short-term Borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.

  The following table summarizes the carrying values and estimated fair values of financial instruments (all of which are held for purposes other than trading):

                                         DECEMBER 31, 1996   DECEMBER 31, 1995
                                        ------------------- -------------------
                                        CARRYING ESTIMATED  CARRYING ESTIMATED
                                         AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                                        -------- ---------- -------- ----------
Assets
  Cash and due from banks.............. $79,734   $79,734   $57,310   $57,310
  Federal funds sold...................  62,954    62,954    23,885    23,885
  Securities available for sale........ 289,217   289,217   295,183   295,183
  Loans, net of allowance.............. 595,451   604,870   433,338   434,036
  Accrued interest receivable..........   6,803     6,803     5,974     5,974
Liabilities
  Deposits............................. 833,569   833,639   672,641   673,147
  Securities sold under repurchase
   agreements.......................... 136,119   136,119    95,638    95,638
  Other short-term borrowings..........  10,027    10,027     1,287     1,287
  Accrued interest payable.............     608       608       598       598

           SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 IS
                                  UNAUDITED)

  The total fair value of the Company's loan commitments and letters of credit was immaterial at December 31, 1996 and 1995.

16. SUPPLEMENTAL CASH FLOW INFORMATION:

  The supplemental cash flow information for the years ended December 31, 1996, 1995, and 1994 is as follows:

                                                             DECEMBER 31,
                                                        -----------------------
                                                         1996    1995    1994
                                                        ------- ------- -------
Cash paid for interest................................. $27,252 $21,774 $11,356
Cash paid for federal income tax.......................   4,890   4,244   3,560

  During the quarter ended March 31, 1997, the Company reduced its federal income tax liability by approximately $1.9 million and recorded a corresponding increase to additional paid-in capital representing the tax benefit related to the exercise of certain stock options.

17. SUBSEQUENT EVENT:

  In January 1997, the Company completed an initial public offering ("IPO") of its common stock. A total of 1,322,500 shares of common stock were sold by the Company at $16.50 per share. Substantially all of the net proceeds from the IPO were contributed to the Bank and used to redeem the 750,000 outstanding shares of Bank Preferred Stock and for general corporate purposes.

  In the first quarter of 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128") and Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129"). These statements will be adopted by the Company effective December 31, 1997. SFAS 128 simplifies the computation of earnings per common share by replacing primary and fully-diluted presentations with the new basic and diluted disclosures. SFAS 129 establishes standards for disclosing information about an entity's capital structure.

  On April 28, 1997, the Company and the Bank entered into an Agreement and Plan of Merger (the "Merger Agreement") with Pinemont Bank, whereby Pinemont Bank will merge into the Bank. The Merger Agreement, which is subject to approval of the shareholders of Pinemont Bank and various regulatory authorities, provides for the exchange of 0.625 of a share of the Company's common stock for each share of Pinemont Bank stock, resulting in the issuance of approximately 1,775,000 shares of the Company's common stock. At March 31, 1997, Pinemont Bank had total assets of approximately $235 million and total deposits of $215 million. The transaction is expected to be accounted for as a pooling of interests.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Southwest Bancorporation of Texas, Inc.:

  Our report on the consolidated financial statements of Southwest Bancorporation of Texas, Inc. and Subsidiaries, which includes an explanatory paragraph regarding the Company's change as of January 1, 1994 in accounting for securities, is included on page F-2 of this registration statement on Form S-4. In connection with our audits of such consolidated financial statements, we have also audited the related financial statement schedule listed in the index on page F-1 of this registration statement on Form S-4.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
January 31, 1997

            SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

           SCHEDULE I--PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

                            CONDENSED BALANCE SHEET

                                 (IN THOUSANDS)

                                                                    DECEMBER 31,
                                                                        1996
                              ASSETS                                ------------
Cash and cash equivalents..........................................   $    55
Investment in subsidiaries.........................................    54,560
Intercompany receivables...........................................        55
Other assets.......................................................        71
                                                                      -------
    Total assets...................................................   $54,741
                                                                      =======
               LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Intercompany payables............................................   $    72
                                                                      -------
    Total liabilities..............................................        72
                                                                      -------
Shareholders' equity
  Common stock.....................................................     7,734
  Additional paid-in capital.......................................    18,030
  Retained earnings................................................    28,730
  Net unrealized appreciation on securities available for sale.....       175
                                                                      -------
    Total shareholders' equity.....................................    54,669
                                                                      -------
    Total liabilities and shareholders' equity.....................   $54,741
                                                                      =======

  These condensed financial statements should be read in conjunction with the
             Consolidated Financial Statements and Notes thereto of
   Southwest Bancorporation of Texas, Inc. and Subsidiaries included herein.

            SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

                         CONDENSED STATEMENT OF INCOME

                                 (IN THOUSANDS)

                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 1996
                                                              ------------------
Equity in undistributed income of subsidiaries...............       $9,588
                                                                    ------
  Income before income taxes.................................        9,588
  Income taxes...............................................           --
                                                                    ------
Net income...................................................       $9,588
                                                                    ======

  These condensed financial statements should be read in conjunction with the
             Consolidated Financial Statements and Notes thereto of
   Southwest Bancorporation of Texas, Inc. and Subsidiaries included herein.

            SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES

                       CONDENSED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                             FOR THE YEAR ENDED
                                                             DECEMBER 31, 1996
                                                             ------------------
Cash flows from operating activities
  Net income................................................      $ 9,588
   Adjustments to reconcile net income to net cash used in
    operating activities:
   Equity in undistributed income of subsidiaries...........       (9,588)
   Increase in other assets.................................         (126)
   Increase in other liabilities............................           72
                                                                  -------
    Net cash used in operating activities...................          (54)
                                                                  -------
Cash flows from investing activities
  Return on investment in subsidiaries......................           20
                                                                  -------
    Net cash provided by investing activities...............           20
                                                                  -------
Cash flows from financing activities
  Net proceeds from issuance of common stock................           89
                                                                  -------
    Net cash provided by financing activities...............           89
                                                                  -------
Net increase in cash and cash equivalents...................           55
Cash and cash equivalents at beginning of year..............           --
                                                                  -------
Cash and cash equivalents at end of year....................      $    55
                                                                  =======
Supplemental noncash investing activities:
  Common stock issued to acquire subsidiaries...............      $44,992
                                                                  =======

  These condensed financial statements should be read in conjunction with the
             Consolidated Financial Statements and Notes thereto of
   Southwest Bancorporation of Texas, Inc. and Subsidiaries included herein.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
Pinemont Bank

  We have audited the balance sheets of Pinemont Bank as of December 31, 1996 and 1995 and the related statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pinemont Bank as of December 31, 1996 and 1995 and the results of its operations and cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

  Effective January 1, 1994, Pinemont Bank adopted Statement of Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities.

                                          GRANT THORNTON LLP

Houston, Texas
February 7, 1997

                                 PINEMONT BANK

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,
                                                 MARCH 31,  ------------------
                                                   1997       1996      1995
                                                ----------- --------  --------
                    ASSETS                      (UNAUDITED)
Cash and cash equivalents
  Cash and due from banks......................  $ 10,954   $ 11,650  $  9,541
  Interest-bearing deposits....................    17,683     18,525    17,595
                                                 --------   --------  --------
      Total cash and cash equivalents..........    28,637     30,175    27,136
Securities.....................................    58,576     56,181    52,725
Loans, net ....................................   135,541    129,010    92,408
Premises and equipment, net....................     8,492      8,509     6,270
Other assets...................................     2,326      1,995     1,676
Cost in excess of fair market value of net
 assets acquired, net..........................     1,739      1,772     1,927
                                                 --------   --------  --------
                                                 $235,311   $227,642  $182,142
                                                 ========   ========  ========
     LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
  Noninterest-bearing..........................  $ 64,486   $ 64,587  $ 54,306
  Interest-bearing deposits....................   150,328    143,291   113,227
                                                 --------   --------  --------
      Total deposits...........................   214,814    207,878   167,533
Other liabilities..............................     1,326      1,018     1,131
                                                 --------   --------  --------
      Total liabilities........................   216,140    208,896   168,664
Commitments and contingencies..................        --         --        --
Shareholders' equity
  Common stock, $.66 2/3 par value, 3,325,000
   shares authorized; 2,775,000, 2,775,000 and
   2,225,000 shares issued; 2,670,000,
   2,670,000 and 2,120,000 shares outstanding..     1,780      1,780     1,413
  Addtional paid in capital....................    10,395     10,395     7,487
  Retained earnings............................     7,423      6,834     4,818
  Net unrealized loss on securities available-
   for-sale, net of tax of $220, $135 and $124.      (427)      (263)     (240)
                                                 --------   --------  --------
                                                   19,171     18,746    13,478
                                                 --------   --------  --------
                                                 $235,311   $227,642  $182,142
                                                 ========   ========  ========

        The accompanying notes are an integral part of these statements.

                                 PINEMONT BANK

                             STATEMENTS OF EARNINGS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           YEAR ENDED DECEMBER
                                      THREE MONTHS ENDED           31,
                                      ------------------- ---------------------
                                      MARCH 31, MARCH 31,
                                        1997      1996     1996    1995   1994
                                      --------- --------- ------- ------ ------
                                          (UNAUDITED)
Interest income
  Loans..............................  $3,190    $2,452   $11,062 $7,925 $4,895
  Securities.........................     859       735     3,036  2,622  2,632
  Federal funds sold and other.......     178       158       726    566    248
                                       ------    ------   ------- ------ ------
    Total interest income............   4,227     3,345    14,824 11,113  7,775
Interest expense
  Deposits...........................   1,468     1,139     5,013  3,619  2,404
                                       ------    ------   ------- ------ ------
    Net interest income..............   2,759     2,206     9,811  7,494  5,371
Provision for loan losses............     103        60       420    196    204
                                       ------    ------   ------- ------ ------
    Net interest income after
     provision for loan losses.......   2,656     2,146     9,391  7,298  5,167
Other income
  Service charges on deposit
   accounts..........................     403       353     1,590    933    736
  Other..............................      98        69       369    222    187
                                       ------    ------   ------- ------ ------
    Total other income...............     501       422     1,959  1,155    923
Other expense
  Salaries and employee benefits.....   1,361     1,115     4,605  3,425  2,725
  Occupancy..........................     389       318     1,406    870    765
  Other..............................     493       429     2,231  1,931  1,631
                                       ------    ------   ------- ------ ------
    Total other expense..............   2,243     1,862     8,242  6,226  5,121
                                       ------    ------   ------- ------ ------
  Earnings before provision for
   income taxes......................     914       706     3,108  2,227    969
Provision for income taxes...........     325       264     1,092    705    321
                                       ------    ------   ------- ------ ------
    NET EARNINGS.....................  $  589    $  442   $ 2,016 $1,522 $  648
                                       ======    ======   ======= ====== ======
Earnings per common share............  $ 0.21    $ 0.21   $  0.78 $ 0.71 $ 0.42
                                       ======    ======   ======= ====== ======


        The accompanying notes are an integral part of these statements.

                                 PINEMONT BANK

                       STATEMENT OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                     NET UNREALIZED
                                                      GAIN (LOSS)
                                 ADDITIONAL          ON SECURITIES      TOTAL
                          COMMON  PAID IN   RETAINED   AVAILABLE-   SHAREHOLDERS'
                          STOCK   CAPITAL   EARNINGS    FOR-SALE       EQUITY
                          ------ ---------- -------- -------------- -------------
Balance at January 1,
 1994...................  $1,000  $ 5,000    $2,648       $  --        $ 8,648
Unrealized gain from
 initial adoption of
 Statement 115 effective
 January 1, 1994, net of
 tax of $163............      --       --        --         316            316
Net proceeds from sale
 of common stock........     413    2,484                                2,897
Net change in unrealized
 loss on securities
 available for sale, net
 of tax of $675.........      --       --        --      (1,310)        (1,310)
Net earnings............      --       --       648          --            648
                          ------  -------    ------      ------        -------
Balance at December 31,
 1994...................   1,413    7,484     3,296        (994)        11,199
Other...................      --        3        --          --              3
Net change in unrealized
 loss on securities
 available for sale, net
 of tax of $389.........      --       --        --         754            754
Net earnings............      --       --     1,522          --          1,522
                          ------  -------    ------      ------        -------
Balance at December 31,
 1995...................   1,413    7,487     4,818        (240)        13,478
Net proceeds from sale
 of common stock........     367    2,908        --          --          3,275
Net change in unrealized
 loss on securities
 available for sale, net
 of tax of $12..........      --       --        --         (23)           (23)
Net earnings............      --       --     2,016          --          2,016
                          ------  -------    ------      ------        -------
Balance at December 31,
 1996...................   1,780   10,395     6,834        (263)        18,746
Net change in unrealized
 loss on securities
 available for sale, net
 of tax of $84
 (unaudited)............      --       --        --        (164)          (164)
Net earnings
 (unaudited)............      --       --       589          --            589
                          ------  -------    ------      ------        -------
Balance at March 31,
 1997 (unaudited).......  $1,780  $10,395    $7,423      $ (427)       $19,171
                          ======  =======    ======      ======        =======


        The accompanying notes are an integral part of these statements.

                                 PINEMONT BANK

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                  THREE MONTHS ENDED       DECEMBER 31,
                                  ------------------- -------------------------
                                  MARCH 31, MARCH 31,
                                    1997      1996     1996     1995     1994
                                  --------- --------- -------  -------  -------
                                      (UNAUDITED)
Cash flows from operating
 activities
  Net earnings..................   $   589   $   442  $ 2,016  $ 1,522  $   648
  Adjustments to reconcile net
   earnings to net cash provided
   by operating activities
    Provision for loan losses...       103        60      420      196      204
    Depreciation and
     amortization...............       231       144      795      384      289
    Amortization and accretion
     of securities premiums and
     discounts, net.............        53        43      236      124      373
    (Gain) loss on disposal of
     premises and equipment.....        --        (7)     (12)      91        9
    Increase in other assets,
     net of Kingwood acquisition
     in 1995....................      (247)     (409)    (200)    (272)     210
    (Decrease) increase in other
     liabilities, net of
     Kingwood acquisition in
     1995.......................       307        66     (112)     386     (160)
                                   -------   -------  -------  -------  -------
      Net cash provided by
       operating activities.....     1,036       339    3,143    2,431    1,573
Cash flows from investing
 activities
  Proceeds from sales of
   available-for-sale
   securities...................     3,137        --       --    4,097    6,566
  Proceeds from principal
   repayments, maturities, and
   calls of available-for-sale
   securities...................     4,685     5,627   15,282    9,495    3,705
  Proceeds from maturity of
   held-to-maturity securities..        --        --       --       --       18
  Purchases of available-for-
   sale securities..............   (10,518)   (3,989) (19,009) (12,071)  (1,577)
  Purchases of held-to-maturity
   securities...................        --        --       --       --   (2,000)
  Net increases in loans, net of
   Kingwood acquisition in 1995.    (6,634)  (11,159) (37,128) (19,116) (17,762)
  Proceeds from sale of premises
   and equipment................        --        10       16       --       --
  Purchases of premises and
   equipment....................      (180)     (259)  (2,885)  (2,760)    (220)
  Net cash paid for Kingwood
   acquisition..................        --        --       --      (93)      --
                                   -------   -------  -------  -------  -------
      Net cash used by investing
       activities...............    (9,510)   (9,770) (43,724) (20,448) (11,270)
Cash flows from financing
 activities
 Net increase in deposits, net
  of Kingwood acquisition in
  1995..........................     6,936     3,183   40,345   27,632   15,176
 Net proceeds from sale of
  common stock..................        --        --    3,275       --    2,898
                                   -------   -------  -------  -------  -------
      Net cash provided by
       financing activities.....     6,936     3,183   43,620   27,632   18,074
                                   -------   -------  -------  -------  -------
   Net increase (decrease) in
    cash and cash equivalents...    (1,538)   (6,248)   3,039    9,615    8,377
Cash and cash equivalents at
 beginning of year..............    30,175    27,136   27,136   17,521    9,144
                                   -------   -------  -------  -------  -------
Cash and cash equivalents at end
 of year........................   $28,637   $20,888  $30,175  $27,136  $17,521
                                   =======   =======  =======  =======  =======
Supplemental disclosure of cash
 flow information
 Cash paid during the year for
   Interest.....................   $ 1,448   $ 1,140  $ 4,916  $ 3,392  $ 2,343
   Income taxes.................        --        --    1,147      767      350
 Nonmonetary transactions
   Real estate acquired in
    satisfaction of loans.......        --        --       67      102       --
   Real estate sold through Bank
    financing...................        --        --      174       --      994

        The accompanying notes are an integral part of these statements.

                                 PINEMONT BANK

                         NOTES TO FINANCIAL STATEMENTS

          (INFORMATION AS OF MARCH 31, 1997 AND RELATING TO THE THREE
         MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996 IS UNAUDITED)
                            (DOLLARS IN THOUSANDS)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Pinemont Bank (the Bank) is a commercial bank chartered by the State of Texas. A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

 1. Cash Equivalents

  For the purpose of presentation in the cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.

 2. Securities

  At the date of purchase, the Bank classifies debt and equity securities into one of three categories: held-to-maturity, trading or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders' equity until realized.

  Gains and losses on sales of securities are determined using the specific-identification method.

  Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are considered to be other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

 3. Loans

  The Bank grants loans primarily to customers in Houston, Texas. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the economy in this area. Loans are stated at the principal amount outstanding, net of the allowance for loan losses and any unearned income. Interest on consumer loans is recognized by a method which approximates the level-yield method. Interest on other loans is recognized by the simple interest method.

  Loan origination and commitment fees are deferred and recognized over the life of the related loan as an adjustment of yield. The unamortized balances of any loan origination, commitment, and other fees and costs that are being recognized as an adjustment of yield are reported as part of the loan balance.

  A loan is identified as impaired when it is probable that the interest and principal will not be collected according to the contractual terms of the loan agreement. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. As of December 31, 1996, the Bank has no significant loans which meet the impairment definition.

                                 PINEMONT BANK

          (INFORMATION AS OF MARCH 31, 1997 AND RELATING TO THE THREE
         MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996 IS UNAUDITED)
                            (DOLLARS IN THOUSANDS)

 4. Allowance for Loan Losses

  The allowance is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged-off are added to the allowance.

  Future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance. Such agencies may require additions to the allowance based on their judgments of information available to them at the time of their examination.

 5. Premises and Equipment

  Premises and equipment are stated at cost less accumulated depreciation. Depreciation and amortization included in operating expenses are computed principally using the straight-line method over estimated useful lives of 3 to 30 years.

 6. Other Real Estate

  Real estate properties acquired by foreclosure are recorded at fair value at the date of foreclosure or acquisition, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other noninterest expenses.

 7. Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. When management determines that its more likely than not that a deferred tax asset will not be realized, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 8. Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with the generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 9. Off-Balance Sheet Financial Instruments

  In the ordinary course of business the Bank enters into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or the related fees are incurred or received.

                                 PINEMONT BANK

          (INFORMATION AS OF MARCH 31, 1997 AND RELATING TO THE THREE
         MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996 IS UNAUDITED)
                            (DOLLARS IN THOUSANDS)

 10. Interim Financial Information

  Financial information as of March 31, 1997 and for the three months ended March 31, 1997 and March 31, 1996, included herein, is unaudited. Such information includes all adjustments (consisting only of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of the financial information in the interim periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results for the full fiscal year.

NOTE B--SECURITIES

  The Bank has classified all securities as available-for-sale.

  The carrying amounts of securities and their approximate fair values at December 31, were as follows:

                                                    GROSS      GROSS
                                        AMORTIZED UNREALIZED UNREALIZED  FAIR
                                          COST      GAINS      LOSSES    VALUE
                                        --------- ---------- ---------- -------
MARCH 31, 1997 (UNAUDITED)
  U.S. Treasury and federal agencies
   securities..........................  $47,620     $ 22      $(587)   $47,055
  Mortgage-backed securities...........    6,801       30       (117)     6,714
  Collateralized mortgage obligations..    2,047        1         (5)     2,043
  Small Business Administration Pools..      555       28         --        583
  Obligations of states and political
   subdivisions........................      942        8        (23)       927
  Debt securities issued by U.S.
   Corporations........................      500       --         (3)       497
  Other................................      757       --         --        757
                                         -------     ----      -----    -------
                                         $59,222     $ 89      $(735)   $58,576
                                         =======     ====      =====    =======
DECEMBER 31, 1996
  U.S. Treasury and federal agencies
   securities..........................  $43,621     $ 57      $(416)   $43,262
  Mortgage-backed securities...........    8,207       41       (110)     8,138
  Collateralized mortgage obligations..    2,086        6         --      2,092
  Small Business Administration Pools..      735       13         (1)       747
  Obligations of states and political
   subdivisions........................      685       13         --        698
  Debt securities issued by U.S.
   Corporations........................      500       --         (2)       498
  Other................................      746       --         --        746
                                         -------     ----      -----    -------
                                         $56,580     $130      $(529)   $56,181
                                         =======     ====      =====    =======
DECEMBER 31, 1995
  U.S. Treasury and federal agencies
   securities..........................  $38,497     $ 70      $(390)   $38,177
  Mortgage-backed securities...........    9,604       49       (122)     9,531
  Collateralized mortgage obligations..    2,166       10                 2,176
  Small Business Administration Pools..      904       --         (1)       903
  Obligations of states and political
   subdivisions........................      686       19         --        705
  Debt securities issued by U.S.
   Corporations........................      525        2         --        527
  Other................................      706       --         --        706
                                         -------     ----      -----    -------
                                         $53,088     $150      $(513)   $52,725
                                         =======     ====      =====    =======

  Securities with book values of approximately $7,450, $7,705 and $2,793 at March 31, 1997, December 31, 1996 and December 31, 1995, respectively were pledged to secure public deposits and for other purposes as required or permitted by law.

                                 PINEMONT BANK

          (INFORMATION AS OF MARCH 31, 1997 AND RELATING TO THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

  Securities with an amortized cost of $14,743 and an estimated market value of $14,477 classified as held-to-maturity were transferred to the available-for-sale category in December 1995.

  The scheduled maturities of securities at December 31, 1996 are as follows. Contractual maturities may differ from expected maturities because borrowers may call or prepay obligations with or without call or prepayment penalties.

                                                              AMORTIZED  FAIR
                                                                COST     VALUE
                                                              --------- -------
Due in one year or less......................................  $11,113  $11,106
Due after one through five years.............................   33,587   33,236
Due after five through ten years.............................      106      116
                                                               -------  -------
  Subtotal...................................................   44,806   44,458
Collateralized mortgage obligations..........................    2,086    2,092
Small Business Administration Pools..........................      735      747
Mortgage-backed securities and other.........................    8,953    8,884
                                                               -------  -------
                                                               $56,580  $56,181
                                                               =======  =======

NOTE C--LOANS AND ALLOWANCE FOR LOAN LOSSES

  Loans classified according to type are summarized as follows:

                                            MARCH 31,  DECEMBER 31, DECEMBER 31,
                                              1997         1996         1995
                                           ----------- ------------ ------------
                                           (UNAUDITED)
Commercial and industrial.................  $ 38,441     $ 35,563     $23,979
Real estate...............................    82,690       79,613      54,199
Consumer..................................    15,791       15,131      15,008
Other.....................................       287          292         588
                                            --------     --------     -------
                                             137,209      130,599      93,774
Less:
Unearned discounts........................       227          212         263
Allowance for loan losses.................     1,441        1,377       1,103
                                            --------     --------     -------
  Loans, net..............................  $135,541     $129,010     $92,408
                                            ========     ========     =======

  Changes in the allowance for loan losses were as follows:

                                           MARCH 31,  DECEMBER 31, DECEMBER 31,
                                             1997         1996         1995
                                          ----------- ------------ ------------
                                          (UNAUDITED)
Balance at January 1.....................   $1,377       $1,103      $   697
Provision charged to operations..........      103          420          196
Loans fully or partially charged off.....      (41)        (212)        (128)
Recoveries of loans previously charged
 off.....................................        2           66           10
Increase from Kingwood acquisition.......       --           --          328
                                            ------       ------      -------
Balance at end of period.................   $1,441       $1,377      $ 1,103
                                            ======       ======      =======

                                 PINEMONT BANK

          (INFORMATION AS OF MARCH 31, 1997 AND RELATING TO THE THREE
         MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996 IS UNAUDITED)
                            (DOLLARS IN THOUSANDS)

  At March 31, 1997, December 31, 1996 and December 31, 1995, executive officers and directors and principal shareholders, and entities in which they have a 10% or more beneficial interest, were indebted to the Bank in the aggregate amounts of $1,483, $908 and $1,036, respectively. In management's opinion, all such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than a normal risk of collectibility or present other unfavorable features.

  There are no significant restructured loans at March 31, 1997, December 31, 1996 and December 31, 1995. Loans on which the accrual of interest had been discontinued were not significant at March 31, 1997, December 31, 1996 and December 31, 1995.

NOTE D--PREMISES AND EQUIPMENT

  Premises and equipment are summarized as follows:

                                           MARCH 31,  DECEMBER 31, DECEMBER 31,
                                             1997         1996         1995
                                          ----------- ------------ ------------
                                          (UNAUDITED)
Premises.................................   $ 6,783     $ 6,619       $5,020
Furniture, fixtures and equipment........     3,665       3,648        2,433
                                            -------     -------       ------
                                             10,448      10,267        7,453
Less accumulated depreciation and
 amortization............................     1,956       1,758        1,183
                                            -------     -------       ------
                                            $ 8,492     $ 8,509       $6,270
                                            =======     =======       ======

NOTE E--INTEREST-BEARING DEPOSITS

  Interest-bearing deposits are summarized as follows:

                                            MARCH 31,  DECEMBER 31, DECEMBER 31,
                                              1997         1996         1995
                                           ----------- ------------ ------------
                                           (UNAUDITED)
Savings...................................  $  7,702     $  7,531     $  6,956
NOW and money market......................    65,604       65,742       50,900
Certificates of deposit...................    77,022       70,018       55,371
                                            --------     --------     --------
                                            $150,328     $143,291     $113,227
                                            ========     ========     ========

  The aggregate amount of certificates of deposit, each with a minimum denomination of $100, was approximately $39,414, $33,350 and $23,660 at March 31, 1997, December 31, 1996 and December 31, 1995, respectively. At December 31, 1996, the scheduled maturities of certificates of deposit are as follows:

      Three months or less............................................. $25,465
      Over three to twelve months......................................  35,495
      Over twelve months...............................................   9,058
                                                                        -------
                                                                        $70,018
                                                                        =======

  Interest expense on time deposits of $100 and greater was approximately $1,251, $915 and $499 for the year ended December 31, 1996, 1995 and 1994, respectively. Interest expense on time deposits of $100 and greater was approximately $445 and $315 for the three months ended March 31, 1997 and 1996, respectively.

                                 PINEMONT BANK

          (INFORMATION AS OF MARCH 31, 1997 AND RELATING TO THE THREE
         MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996 IS UNAUDITED)
                            (DOLLARS IN THOUSANDS)

NOTE F--INCOME TAXES

  Federal income taxes currently receivable and deferred tax assets at December 31, are as follows:

                                                                      1996 1995
                                                                      ---- ----
Federal income taxes receivable...................................... $ 20 $ 33
Deferred tax asset...................................................  374  319

  The provision for income taxes consisted of the following:

                                THREE MONTHS ENDED   YEAR-ENDED DECEMBER 31,
                                ------------------- ---------------------------
                                MARCH 31, MARCH 31,
                                  1997      1996      1996      1995     1994
                                --------- --------- ---------  -------  -------
                                    (UNAUDITED)
Current........................   $309      $202    $   1,127  $   709  $   413
Deferred.......................     16        63          (35)      (4)     (91)
                                  ----      ----    ---------  -------  -------
                                  $325      $265    $   1,092  $   705  $   322
                                  ====      ====    =========  =======  =======

  Deferred tax assets and liabilities consists of the following:

                                                                    DECEMBER
                                                                       31,
                                                                   ------------
                                                                   1996   1995
                                                                   -----  -----
Allowance for loan losses......................................... $ 185  $  97
Unrealized loss on securities.....................................   135    124
Acquired NOL carryforward.........................................   211    275
Other real estate.................................................    19     19
                                                                   -----  -----
 Deferred tax asset...............................................   550    515
Premises and equipment............................................   (87)  (104)
Section 481 adjustment............................................   (42)   (59)
Federal Home Loan Bank stock dividend.............................   (47)   (33)
                                                                   -----  -----
 Deferred tax liability...........................................  (176)  (196)
                                                                   -----  -----
Net deferred tax asset............................................ $ 374  $ 319
                                                                   =====  =====

  The reconciliation between the Bank's effective income tax rate and the statutory federal income tax rate is as follows:

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                        -----------------------
                                                         1996    1995     1994
                                                        ------  ------   ------
Statutory federal income tax rate...................... 34.00%  34.00%   34.00%
Permanent differences..................................  1.63%   0.69%    0.20%
Other.................................................. (0.50%)  (3.03%) (1.07%)
                                                        ------  ------   ------
Effective income tax rate.............................. 35.13%  31.66%   33.13%
                                                        ======  ======   ======

NOTE G--COMMITMENTS AND CONTINGENCIES

  The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk

                                 PINEMONT BANK

          (INFORMATION AS OF MARCH 31, 1997 AND RELATING TO THE THREE
         MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996 IS UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
in excess of the amount recognized in the balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

  The Bank generally requires collateral or other security to support financial instruments with credit risk.

  Financial instruments whose contract amounts represent credit risk at December 31, 1996:

      Commitments to extend credit..................................... $29,145
      Standby letters of credit........................................   2,169

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory; property, plant and equipment and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

  The Bank offers its employees a deferred savings plan. Under the plan, employees may contribute up to 10% of their gross salary. The Bank will match contributions up to a maximum of 6%. The Bank's contributions for the years ended December 31, 1996, 1995 and 1994 were $145, $117 and $59, respectively.

  The Bank has entered into leases for branch office space. One such lease is with a director of the Bank and expires on August 21, 2000. The Bank believes that the terms of this lease are no more favorable to the landlord than would be available in comparable transactions with a third party. Lease expense under this lease was $35, $13 and $0 for the years ended December 31, 1996, 1995 and 1994, respectively.

  The following is a schedule by years of the future minimum rental payments required under the leases as of December 31, 1996:

      YEAR ENDING
      DECEMBER 31,                                                        AMOUNT
      ------------                                                        ------
       1997..............................................................  $110
       1998..............................................................   113
       1999..............................................................   116
       2000..............................................................   169
                                                                           ----
                                                                           $508
                                                                           ====

                                 PINEMONT BANK

          (INFORMATION AS OF MARCH 31, 1997 AND RELATING TO THE THREE
         MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996 IS UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE H--STOCK OPTION PLAN

  In 1994, the Board adopted, and the shareholders approved, the Bank's Incentive Stock Option Plan ("Stock Option Plan") and the Long-Term Incentive Compensation Plan ("Incentive Compensation Plan"). At the time of adoption, the Stock Option Plan authorized the purchase of up to 105,000 shares of Common Stock. At the time of adoption of the Stock Option Plan, applicable state law imposed a restriction on the number of shares which could be authorized under such plan (the "Share Restriction") and provided that no officer or employee who owns or controls more than five percent of the Common Stock could participate (the "5% Restriction"). In 1994, 105,000 shares of common stock were issued and held by the Bank for the Stock Option Plan.

  As a result of the restrictions on the number of shares that could be authorized under the Stock Option Plan, the Incentive Compensation Plan was adopted as an additional incentive program to supplement the Stock Option Plan. Under the Incentive Compensation Plan, up to 200,000 incentive appreciation units ("Units") were authorized to be awarded to key executives. These Units were intended to provide a means of measuring the incentive compensation paid to holders. The compensation amount or value of the Units was measured by the increase in value of the shares of Common Stock. The value of a share of Common Stock subject to Units granted pursuant to the Incentive Compensation Plan was $4.85 on the initial grant date. The Unit holders were eligible to have an account maintained to reflect dividends paid with respect to Common Stock and vesting was similar to the five year vesting for options granted under the Stock Option Plan. The cash payment for the value of the Units was payable by the Bank upon the earlier of (i) termination of employment for any reason (other than cause), (ii) a change of control of the Bank or (iii) December 31, 2004.

  Amendments to the Texas Banking Code in 1995 eliminated the 5% Restriction and Share Restriction. Further, the Texas Banking Code now permits authorized but unissued shares which are not issued until the exercise of the applicable stock option. As a result of the amendments to the Texas Banking Code, the Board determined that it was in the best interest of the Bank to effectively merge the Stock Option Plan and Incentive Compensation Plan by (i) terminating the Incentive Compensation Plan and (ii) amending and restating the Stock Option Plan as described in more detail below. These changes were approved by the shareholders of the Bank on November 21, 1995. The Units previously granted have been terminated and the value of the Units (i.e., increase in stock value) of $167,000 is to be paid as compensation to the holders of such Units. Further, incentive stock options were granted in approximate parity with the Units surrendered, but the exercise price was increased to reflect the value of the stock at the date of grant.

  The amendments to the Stock Option Plan include provisions which increase the number of shares of Common Stock subject to the plan to 305,000 from 105,000, eliminate the prohibition against participation in the plan by an executive who owns or controls more than five percent of the Common Stock, permit the exercise price of a nonqualified option to be below the fair market value of the Common Stock at the grant date, and permit the five year vesting period for nonqualified options to commence on the employment date, the grant date or any other date determined by the committee.

  The Stock Option Plan is now known as the Bank's "Incentive and Nonqualified Stock Option Plan" and provides for awards of options to purchase up to 305,000 shares of Common Stock to key executives of the Bank. The options can now be issued as incentive stock options or nonqualified options with the incentive stock options having an exercise price equal to or greater than the fair market value of the Common Stock on the date the option is granted. The terms of the options (subject to certain provisions and limitations in the plan and the Internal Revenue Code) are left to the discretion of the Board or a committee appointed by the Board to address such matters. The options become exercisable based on a five-year vesting schedule which in the case of

                                 PINEMONT BANK

          (INFORMATION AS OF MARCH 31, 1997 AND RELATING TO THE THREE
         MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996 IS UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
incentive stock options commences on the grant date. All options granted pursuant to the Stock Option Plan have been incentive stock options and it is contemplated that all options granted pursuant to such plan will most likely be incentive stock options. In the event of a change in control of the Bank or the death or disability of the executive, the options become exercisable if the holder is an employee of the Bank or an affiliate immediately prior to such event. The options must expire 10 years from the date of grant or, if earlier, 90 days after termination of employment for any reason other than death or disability or termination for cause. The options also immediately expire on termination for cause, and one year after termination due to disability or death. Option holders are eligible to have an account maintained to reflect dividends paid with respect to the Common Stock underlying the options.

  The Bank applies APB Opinion 25 in accounting for its Stock Option Plan. Accordingly, no compensation cost has been recognized for grants in 1996 or 1995. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net earnings and earnings per common share would have been reduced to the pro forma amounts indicated below (assuming that the fair value of options granted during the year are amortized over the vesting period).

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1996   1995
                                                                   ------ ------
Net earnings
 As reported...................................................... $2,016 $1,522
 Pro forma........................................................ $1,981 $1,521
Earnings per share
 As reported...................................................... $ 0.78 $ 0.71
 Pro forma........................................................ $ 0.76 $ 0.71

  Following is a summary of the status of the Stock Option Plan during 1996 and 1995:

                                                 1996               1995
                                          ------------------ ------------------
                                                    WEIGHTED           WEIGHTED
                                                    AVERAGE            AVERAGE
                                          NUMBER OF EXERCISE NUMBER OF EXERCISE
                                           SHARES    PRICE    SHARES    PRICE
                                          --------- -------- --------- --------
Outstanding at beginning of year.........  286,500   $ 5.63   104,000   $ 4.85
  Granted................................   10,000     6.07   182,500     6.07
  Exercised..............................       --       --        --       --
  Forfeited..............................   (1,000)   (4.85)       --       --
                                           -------            -------
Outstanding at end of year...............  295,500   $ 5.64   286,500   $ 5.63
                                           =======            =======
Options exercisable at end of year.......   57,050   $ 5.24    20,263   $ 4.85
                                           =======            =======
Weighted average fair value of options
 granted.................................  $  1.62            $  1.42
                                           =======            =======

  As of December 31, 1996, the options outstanding have exercise prices between $4.85 and $6.07 and a weighted average remaining contractual life of
8.5 years.

NOTE I--REGULATORY MATTERS

  The Bank is subject to various regulatory capital requirements administered by the State of Texas Department of Banking and the Federal Deposit Insurance Corporation (FDIC). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that if

                                 PINEMONT BANK

          (INFORMATION AS OF MARCH 31, 1997 AND RELATING TO THE THREE
         MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996 IS UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

  As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category. To be categorized as well capitalized the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below:

                                                                    TO BE WELL
                                                                    CAPITALIZED
                                                                   UNDER PROMPT
                                                     FOR CAPITAL    CORRECTIVE
                                                      ADEQUACY        ACTION
                                        ACTUAL        PURPOSES      PROVISIONS
                                     -------------  -------------  -------------
                                     AMOUNT  RATIO  AMOUNT  RATIO  AMOUNT  RATIO
                                     ------- -----  ------- -----  ------- -----
As of December 31, 1996
 Total capital (to risk weighted
  assets)..........................  $18,613 12.37% $12,038 ^8.0%  $15,047 ^10.0%
 Tier 1 capital (to risk weighted
  assets)..........................   17,237 11.46%   6,016 ^4.0%    9,024  ^6.0%
 Tier 1 capital (to average
  assets)..........................   17,237  7.95%   8,672 ^4.0%   10,841  ^5.0%
As of December 31, 1995
 Total capital (to risk weighted
  assets)..........................   12,894 11.79%   8,749 ^8.0%   10,936 ^10.0%
 Tier 1 capital (to risk weighted
  assets)..........................   11,791 10.79%   4,371 ^4.0%    6,557  ^6.0%
 Tier 1 Capital (to average
 assets)...........................   11,791  6.85%   6,885 ^4.0%    8,607  ^5.0%

NOTE J--FAIR VALUES OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

 Cash and cash equivalents, federal funds purchased and repurchase agreements

  The carrying amounts of cash and short-term investments approximate their fair value.

 Securities to be held-to-maturity and securities available-for-sale

  Fair values for investment securities are based on quoted market prices or quotations received from securities dealers. If quoted market prices are not available, fair value estimates may be based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

 Loans

  Fair values of loans are estimated for segregated groupings of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, and consumer loans. Each of these categories is further subdivided into fixed and adjustable rate loans and performing and nonperforming loans. The fair value of performing loans is calculated by discounting scheduled cash flows

                                 PINEMONT BANK

          (INFORMATION AS OF MARCH 31, 1997 AND RELATING TO THE THREE
         MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996 IS UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the various types of loans. The fair value of nonperforming loans is estimated at the value of the underlying collateral.

 Deposits

  The fair value of demand deposits, such as noninterest-bearing deposits and interest-bearing transaction accounts such as savings, NOW and money market accounts are equal to the amount payable on demand as of December 31, 1996 and 1995 (i. e., their carrying amounts).

  The fair value of demand deposits is the amount payable, and adjustment for any value derived from the expected retention of such deposits for a period of time is not considered. That value, commonly referred to as the core deposit base intangible, is neither included in the fair value amounts nor recorded as an intangible asset in the balance sheet.

  The fair value of certificates of deposits are estimated based on the discounted value of contractual cash flows. The discount rate used represents rates currently offered for deposits of similar remaining maturities.

 Off-balance sheet instruments

  Estimated fair values for the Bank's off-balance sheet instruments are based on fees currently charged to enter into similar agreements, considering the remaining terms of the agreements and the counterparties' credit standing.

  The following table presents the carrying amounts and fair values of the Bank's financial instruments at December 31, 1996 and 1995.

                                                               CARRYING  FAIR
                                                                AMOUNT   VALUE
                                                               -------- -------
December 31, 1996
 Financial assets:
  Cash and cash equivalents................................... $30,175  $30,175
  Available-for-sale securities...............................  56,181   56,181
  Loans, net.................................................. 129,010  129,054
 Financial liabilities:
  Deposits
   Noninterest-bearing........................................  64,587   64,587
   Interest-bearing transaction accounts......................  73,273   73,273
   Certificates of deposit....................................  70,018   70,199
December 31, 1995
 Financial assets:
  Cash and cash equivalents...................................  27,136   27,136
  Available-for-sale securities...............................  52,725   52,725
  Loans, net..................................................  92,408   90,136
Financial liabilities:
  Deposits
   Noninterest-bearing........................................  54,306   54,306
   Interest-bearing transaction accounts......................  57,832   57,832
   Certificates of deposit....................................  55,395   55,565

                                 PINEMONT BANK

          (INFORMATION AS OF MARCH 31, 1997 AND RELATING TO THE THREE
         MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996 IS UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE K--KINGWOOD BANK ACQUISITION

  Pinemont Bank purchased all of the assets and liabilities of Kingwood Bank on September 13, 1995 and purchase accounting was applied. The purchase price was allocated based on the fair value of the assets acquired and liabilities assumed, and the excess of cost over the fair value of the net assets acquired was recorded.

  A summary of the purchase cost and its allocation follows:

      Assets acquired:
        Cash and due from banks........................................ $ 2,367
        Interest-bearing deposits......................................     135
        Securities.....................................................   8,362
        Loans..........................................................  13,967
        Fixed assets...................................................   1,146
        Other assets...................................................     520
                                                                        -------
                                                                         26,497
      Liabilities assumed:
        Deposits.......................................................  24,612
        Other liabilities..............................................     150
                                                                        -------
                                                                         24,762
                                                                        -------
      Net assets acquired..............................................   1,735
      Purchase price...................................................   3,309
      Expenses.........................................................     397
                                                                        -------
      Cost in excess of fair market value of net assets acquired....... $ 1,971
                                                                        =======

  The following summarized pro forma (unaudited) information assumes the acquisition had occurred on January 1, 1994.

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1995    1994
                                                                 ------- -------
      Revenues.................................................. $13,974 $11,007
      Net earnings..............................................   1,640     491
      Net earnings per share.................................... $  0.77 $  0.32

                                 PINEMONT BANK

          (INFORMATION AS OF MARCH 31, 1997 AND RELATING TO THE THREE
         MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996 IS UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE M--EARNINGS PER SHARE

  Earnings per share is computed as follows:

                             THREE MONTHS ENDED
                                  MARCH 31,         YEAR ENDED DECEMBER 31,
                             ------------------- -----------------------------
                               1997      1996      1996      1995      1994
                             --------- --------- --------- --------- ---------
                                 (UNAUDITED)
Net earnings................ $     589 $     442 $   2,016 $   1,522 $     648
Divided by average common
 shares and common share
 equivalents:
  Average common shares..... 2,670,000 2,120,000 2,509,583 2,120,000 1,551,417
  Average common share
   equivalents..............    86,876    19,227    85,584    19,227        --
                             --------- --------- --------- --------- ---------
Total average common shares
 and common share
 equivalents................ 2,756,876 2,139,227 2,595,167 2,139,227 1,551,417
Earnings per common share... $    0.21 $    0.21 $    0.78 $    0.71 $    0.42
                             ========= ========= ========= ========= =========

  The FASB has issued Financial Accounting Standards No. 128 Earnings per Share, which is effective for financial statements issued after December 15, 1997. The new standard eliminates primary and fully diluted earnings per share and requires the presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed. The pro forma effect of adopting the new standard would be basic earnings per share of $.22 and $.21, and diluted earnings per share of $.21 and $.21, for the quarters ended March 31, 1997 and 1996.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.,

                  SOUTHWEST BANK OF TEXAS NATIONAL ASSOCIATION

                                      AND

                                 PINEMONT BANK

                               TABLE OF CONTENTS
                                                                     PAGE
                                                                     ----
                                   ARTICLE I

                                   THE MERGER

Section 1.1  The Merger...............................................  1
Section 1.2  Conversion of Bank Common Stock and Bank Stock Options...  3
Section 1.3  Dissenters...............................................  3
Section 1.4  Surrender of Bank Stock Certificates.....................  4

                                   ARTICLE II

                                  THE CLOSING

Section 2.1  Closing Date.............................................  5
Section 2.2  Effective Time; Procedure................................  5

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BANK

Section 3.1  Organization.............................................  6
Section 3.2  Binding Effect...........................................  7
Section 3.3  Capitalization...........................................  7
Section 3.4  Financial Statements and Reports.........................  8
Section 3.5  Compliance with Applicable Laws; Operating Authorities...  9
Section 3.6  Other Activities of the Bank............................. 10
Section 3.7  Contracts and Commitments................................ 10
Section 3.8  Broker's and Finder's Fees............................... 11
Section 3.9  Corporate Records; Other Information..................... 12
Section 3.10  Real Property Owned or Leased........................... 12
Section 3.11  Personal Property....................................... 13
Section 3.12  Accounting Records; Data Processing..................... 13
Section 3.13  Absence of Certain Changes.............................. 13
Section 3.14  Litigation.............................................. 14
Section 3.15  Undisclosed Liabilities................................. 15
Section 3.16  Tax Matters............................................. 15
Section 3.17  Employment and Similar Agreements; Obligations
              Upon Change in Control.................................. 16
Section 3.18  Benefit Plans........................................... 17
Section 3.19  Labor and Employment Matters............................ 19
Section 3.20  Certain Interests....................................... 20
Section 3.21  Registration Statement and Regulatory Applications...... 20
Section 3.22  Insurance............................................... 21
Section 3.23  Environmental Matters................................... 21

Section 3.24  Intellectual Property Rights............................ 22
Section 3.25  Site Locations.......................................... 22
Section 3.26  Loans................................................... 23
Section 3.27  Allowance for Losses.................................... 23
Section 3.28  Real Estate Owned....................................... 23
Section 3.29  Interest Rate Risk Management Instruments............... 24
Section 3.30  Disclosure.............................................. 24

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                                  AND SW BANK

Section 4.1  Organization............................................. 25
Section 4.2  Binding Effect........................................... 25
Section 4.3  Capitalization........................................... 26
Section 4.4  Financial Statements and Reports......................... 26
Section 4.5  Registration Statement and Regulatory Applications....... 26
Section 4.6  Compliance with Applicable Laws; Operating Authorities... 27
Section 4.7  Absence of Certain Changes............................... 27
Section 4.8  Litigation............................................... 28
Section 4.9  Undisclosed Liabilities.................................. 28
Section 4.10 Tax Matters.............................................. 28
Section 4.11 Environmental Matters.................................... 29
Section 4.12 Allowance for Losses..................................... 29
Section 4.13 Disclosure............................................... 29

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

Section 5.1   Preparation of Registration Statement and
              Prospectus/Proxy Statement.............................. 29
Section 5.2   Pursuit of Regulatory Approvals......................... 30
Section 5.3   Other Consents.......................................... 30
Section 5.4   Bank Activities Pending Closing......................... 31
Section 5.5   Ongoing Financial Disclosure............................ 32
Section 5.6   Access to Information................................... 32
Section 5.7   Confidentiality......................................... 33
Section 5.8   Meeting of Shareholders................................. 34
Section 5.9   Stock Listing........................................... 34
Section 5.10  Affiliates' Letters..................................... 34
Section 5.11  Merger of SW Delaware................................... 34
Section 5.12  Plan Amendments and Participation in Company Plans...... 35
Section 5.13  Assumption of Bank Stock Options........................ 35
Section 5.14  Termination of Severance and Consulting Arrangements.... 35
Section 5.15  Certain Notifications................................... 35

Section 5.16  No Shopping............................................. 35
Section 5.17  No Inconsistent Actions; Pooling; Tax Treatment......... 36
Section 5.18  Taxes; Consent.......................................... 36
Section 5.19  Transactions with Affiliates and Insiders............... 37
Section 5.20  Classification of Loans................................. 37
Section 5.21  Compliance with Applicable Law.......................... 37
Section 5.22  Certain Accounting Adjustments.......................... 37
Section 5.24  Employment Agreements................................... 39
Section 5.25  Indemnification of Directors and Officers; Insurance.... 39
Section 5.26  Company Activities Pending Closing...................... 40
Section 5.27  Access to Information................................... 41
Section 5.28  Further Assurances...................................... 42

                                   ARTICLE VI

                             CONDITIONS TO CLOSING

Section 6.1  Conditions to the Bank's Obligation to Close............. 42
Section 6.2  Conditions to the Company's and SW Bank's Obligations
             to Close................................................. 44

                                  ARTICLE VII

                                  TERMINATION

Section 7.1  Termination.............................................. 47
Section 7.2  Effect of Termination.................................... 48

                                  ARTICLE VIII

                                 MISCELLANEOUS

Section 8.1  Non-Survival of Representations and Warranties........... 48
Section 8.2  Notices.................................................. 49
Section 8.3  Governing Law............................................ 50
Section 8.4  Entire Agreement......................................... 50
Section 8.5  Amendments and Waivers................................... 50
Section 8.6  Severability............................................. 50
Section 8.7  Counterparts............................................. 50
Section 8.8  Interpretation of Agreement.............................. 51
Section 8.9  Expenses................................................. 51
Section 8.10  Attorney's Fees......................................... 52
Section 8.11  Publicity............................................... 52
Section 8.12  Binding Effect.......................................... 52
Section 8.13  Third Parties........................................... 52
Section 8.14  Gender; Number.......................................... 52
Section 8.15  Certain Definitions..................................... 53

EXHIBITS

     Exhibit A -    Form of Affiliates' Letter
     Exhibit B-1 - Form of Employment Agreement with J. Nolan Bedford Exhibit B-2 - Form of Employment Agreement with Maurice L. Junod
     Exhibit C -    Form of Opinion of Counsel for the Company
     Exhibit D -    Form of Opinion of Counsel for the Bank
     Exhibit E -    Form of Release (Director)
     Exhibit F -    Form of Release (Officer)

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                    SOUTHWEST BANCORPORATION OF TEXAS, INC.,
                  SOUTHWEST BANK OF TEXAS NATIONAL ASSOCIATION
                                      AND
                                 PINEMONT BANK


     This Agreement and Plan of Merger ("Agreement") is entered into as of April 28, 1997 between Southwest Bancorporation of Texas, Inc., a Texas corporation (the "Company"), Southwest Bank of Texas National Association, a national banking association ("SW Bank"), and Pinemont Bank, a Texas banking association (the "Bank").

                                    RECITALS

     A. The parties hereto desire to effect a business combination pursuant to which (i) the Bank will be merged with and into SW Bank, with SW Bank being the surviving association (the "Merger"), and (ii) the shareholders of record as of the date of the Merger of the common stock, $0.66 2/3 par value, of the Bank ("Bank Common Stock") (such holders of record of Bank Common Stock are hereinafter referred to as the "Shareholders"), will receive the shares of Common Stock, $1.00 par value, of the Company ("Company Common Stock") in accordance with the terms and conditions of this Agreement, all for the purpose of effecting a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

     B. In connection with the Merger, all options to purchase shares of Bank Common Stock ("Bank Stock Options") pursuant to the Bank's Incentive and Nonqualified Stock Option Plan (as amended and restated November 21, 1995) (the "Bank's Stock Option Plan"), shall be converted into options to purchase Company Common Stock as described herein.

     C. The Merger requires certain shareholder and regulatory approvals as described herein and shall be effected only after the necessary approvals have been obtained. Certain capitalized terms not otherwise defined herein shall have the meanings as defined in Section 8.15 hereof.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

      SECTION 1.1  THE MERGER.

     (a) Procedure for Merger. The Merger shall take place upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of 12 U.S.C. (S) 215a and Section 3.501 of the Texas Banking Act ("TBA"), pursuant to which, at the Effective Time:

          (i) the Bank shall be merged with and into SW Bank by a statutory merger, the separate corporate existence of the Bank shall thereupon cease and SW Bank shall continue as the Surviving Association in the Merger (the "Surviving Association");

          (ii) each share of stock of SW Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, continue to be outstanding as one share of stock of SW Bank, as the Surviving Association;

          (iii) each share of Bank Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive from the Company, upon surrender of the certificate representing such share, 0.625 of a share of Company Common Stock, as provided in Section 1.2 hereof;

          (iv) the Articles of Association and the Bylaws of SW Bank shall be the Articles of Association and Bylaws of the Surviving Association.

          (v) the authorized capital stock of the Surviving Association shall be unchanged, consisting of 5,000,000 shares of common stock, $5.00 par value, of which 3,090,349 shares shall be issued and outstanding;

          (vi) the directors of SW Bank at the Effective Time shall be the directors of the Surviving Association and the officers of SW Bank at the Effective Time shall be the officers of the Surviving Association, in each case until their respective successors are duly elected and qualified;

          (vii) the corporate existence of each of the Bank and SW Bank shall be merged into and continued in the Surviving Association and such Surviving Association shall be deemed to be the same corporation as the Bank and SW Bank; all rights, franchises, and interests of the Bank and SW Bank in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Association by virtue of the Merger without any deed or other transfer; the Surviving Association, upon the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by any one of the Bank and SW Bank at the time of the Merger, subject to the conditions provided by Applicable Law; and

          (viii)  the Merger shall have the other effects set forth in 12 U.S.C.
     (S) 215a and Section 3.501 of the TBA, including, without limitation, that the Surviving Association shall be liable for all liabilities of the Bank and SW Bank.

      SECTION 1.2  CONVERSION OF BANK COMMON STOCK AND BANK STOCK OPTIONS.

     (a) Outstanding Bank Common Stock. At the Effective Time, each share of Bank Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Bank Common Stock (x) held for future issuance pursuant to the Bank's Stock Option Plan or (y) which are Dissenting Shares, as such term is defined in Section 1.3 hereof) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 0.625 (the "Exchange Ratio") of a share of Company Common Stock. All of the shares of Bank Common Stock converted into Company Common Stock pursuant to this
Section 1.2(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Bank Common Stock shall thereafter represent the right to receive (i) the number of whole shares of Company Common Stock and (ii) cash in lieu of fractional shares into which the shares of Bank Common Stock represented by such Certificate have been converted pursuant to this Section 1.2(a) and Section 1.4(e) hereof. Certificates previously representing shares of Bank Common Stock shall be exchanged for certificates representing whole shares of Company Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 1.4 hereof, without any interest thereon. If prior to the Effective Time, the Company should split or combine the outstanding shares of Company Common Stock, recapitalize, or pay a dividend or other distribution payable in Company Common Stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, recapitalization, combination, dividend or distribution.

     (b) Treasury Stock. At the Effective Time, all shares of Bank Common Stock that are held in the Bank's treasury or otherwise owned by the Bank as treasury stock or held by or for the benefit of the Bank for future issuance under the Bank's Stock Option Plan shall be canceled and shall cease to exist and no stock of the Company or other consideration shall be delivered in exchange therefor.

     (c) Bank Stock Options. At the Effective Time, each Bank Stock Option shall, in accordance with its terms, be converted into an option, having the same terms as such Bank Stock Option, to purchase a number of shares of Company Common Stock equal to the number of shares of Bank Common Stock subject thereto multiplied by 0.625, at an exercise price per share equal to the exercise price per share subject thereto divided by 0.625; provided, however, that no "Dividend Credits" (as defined in the Bank Stock Option Plan) shall accrue or be paid with respect to any Bank Stock Option after the Effective Time.

      SECTION 1.3 DISSENTERS. Each Shareholder who is entitled to dissenters' rights pursuant to the TBA, the Texas Business Corporation Act (the "TBCA") or 12 U.S.C. (S) 215a(b) on the Bank Meeting Date, and who continues to be so entitled as of the Effective Time, is referred to herein as a "Dissenter." Each Dissenting Share shall be converted into the rights provided by the TBA, the TBCA and 12 U.S.C. (S) 215a.

      SECTION 1.4  SURRENDER OF BANK STOCK CERTIFICATES.

     (a) As soon as practicable after the Effective Time, American Securities Transfer & Trust, Inc., as Exchange Agent (the "Exchange Agent"), shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Company Common Stock and the cash in lieu of fractional shares into which the shares of Bank Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Company Common Stock to which such holder of Bank Common Stock shall have become entitled pursuant to the provisions of Section 1.2 hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Section 1.4, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

     (b) No dividends or other distributions declared after the Effective Time with respect to Company Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section
1.4. After the surrender of a Certificate in accordance with this Section 1.4, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Company Common Stock represented by such Certificate.

     (c) If any certificate representing shares of Company Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to the Company) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Company Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) At the Effective Time, the stock transfer books of the Bank shall be closed, and no transfer of the shares of Bank Common Stock shall thereafter be recognized. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the certificates representing shares of Company Common Stock and cash in lieu of fractional shares as provided in Section 1.2 hereof.

     (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Company Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Company. In lieu of the issuance of any such fractional share, the Company shall pay to each former holder of Bank Common Stock who otherwise would be entitled to receive a fractional share of Company Common Stock an amount in cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Company Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.2 hereof. The term "Average Closing Price" means the average closing sales price per share of Company Common Stock on The NASDAQ Stock Market ("NASDAQ"), (as reported by The Wall Street Journal or, if not reported thereby, another authoritive source selected by the Company), for the five consecutive NASDAQ trading days immediately prior to the Closing Date.

     (f) None of the Company, the Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of Bank Common Stock for any Company Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Company Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE II

                                  THE CLOSING

      SECTION 2.1 CLOSING DATE. The Closing (the "Closing") of the transactions contemplated by this Agreement shall take place on a date to which the Company and the Bank may agree (the "Closing Date"); provided, however, that in the absence of an agreement by the parties to the contrary such Closing Date shall be the last business day of the month in which the last of the conditions to Closing set forth in Sections 6.1 and 6.2 have been satisfied, but in no event later than the date specified in Section 7.1(h) hereof.

      SECTION 2.2  EFFECTIVE TIME; PROCEDURE.

     (a) The Bank and SW Bank shall, in accordance with 12 U.S.C. (S) 215a(a) and the TBA, if necessary, file certified copies of the minutes of all proceedings had by their respective directors and shareholders regarding the Merger, together with copies of this Agreement and such other information as may be required, with the Office of the Comptroller of the Currency ("OCC") and the Texas Banking Commissioner for approval, and upon receipt of such approvals and the expiration of any applicable waiting periods, make such filings as may be necessary to consummate the Merger. The Merger shall become effective at the time that the parties agree is to be the effective time (the "Effective Time"). The parties hereto shall take all such other and further actions as may be required by Applicable Law to make the Merger effective at the Effective Time.

     (b) If at any time the Company shall consider or be advised that any further assignment or assurances in law or any other actions are reasonably necessary or desirable to vest the title of any property or rights of the Bank in the Surviving Association after the Effective Time, the last acting officers and directors of the Bank (prior to the Effective Time) shall execute and make all such proper assignments and assurances and do all things necessary or proper to vest title in such property or rights in the Surviving Association after the Effective Time.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BANK

     The Bank has delivered to the Company prior to the execution hereof a disclosure schedule with respect to the representations and warranties set forth below (the "Disclosure Schedule"). Sections of the Disclosure Schedule are hereinafter sometimes referred to as a "Schedule." The representations and warranties of the Bank made with respect to or subject to the Disclosure Schedule, any exception taken therein or any information or documentation provided or required to be provided thereby shall be deemed to have been made as of the date of this Agreement. The Disclosure Schedule shall in each case specifically reference the Section or subsection of this Agreement to which any exception, information or documentation set forth therein applies (disclosure in any Section or subsection of the Disclosure Schedule shall apply only to the referenced Section or subsection of this Agreement).

     The Bank hereby represents and warrants to the Company and SW Bank as follows:

      SECTION 3.1  ORGANIZATION.

     (a) The Bank is a banking association, duly organized, validly existing and in good standing under the laws of the State of Texas. The deposit accounts of the Bank are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted under Applicable Law. The Bank is duly licensed by the Texas Banking Commissioner to conduct a banking business at all locations at which it is now conducting business. The Bank is not a member of the Federal Reserve System.

     (b) The Bank has all requisite corporate power and corporate authority to own or lease its properties and to carry on its business as currently conducted. The nature of the business of the Bank and its activities, as currently conducted, do not require it to be qualified or registered to do business in any jurisdiction other than the State of Texas.

     (c) The Bank has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein, subject to receipt of the approval of the Shareholders.

     (d) The Bank has delivered to the Company true and complete copies of the Articles of Association and Bylaws of the Bank and all amendments thereto. Such Articles of Association and Bylaws are in full force and effect.

      SECTION 3.2 BINDING EFFECT. Subject to receipt of Shareholder approval, this Agreement has been duly and validly authorized, executed and delivered by the Bank and constitutes the legal, valid and binding obligations of the Bank, enforceable against the Bank in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). The Bank's Board of Directors has unanimously determined that the Merger is fair to, and in the best interest of, the Bank's shareholders and has unanimously resolved to recommend approval and adoption of this Agreement by the Bank's shareholders. Except as otherwise disclosed on Schedule 3.2, neither the execution and delivery of this Agreement by the Bank, nor the consummation by the Bank of the transactions contemplated hereby, nor compliance with any of the provisions hereof will (i) conflict with or result in the breach of any provision of the Bank's Articles of Association or Bylaws, (ii) conflict with or result in the breach of any term, condition or provision of, or constitute a default under (upon the giving of notice, the lapse of time or otherwise), or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Bank or otherwise require the consent of any Person under, any agreement or obligation to which the Bank is a party or by which any of its properties or assets may be bound, which conflict, breach, default, right, lien or right of consent could reasonably be expected to cause a Material Adverse Effect on the Bank, or (iii) violate or conflict with (or require any filing, notification, report, approval or other similar action under) any Applicable Laws, subject to obtaining the approval of the Shareholders and the Regulatory Approvals specified in Section 5.2(a).

      SECTION 3.3  CAPITALIZATION.

     (a) The authorized capital stock of the Bank consists of 3,325,000 shares of Bank Common Stock, 2,775,000 shares of which are issued and outstanding (including 105,000 shares held for future sale under the Bank's Stock Option
Plan), and 200,000 shares are reserved for issuance upon the exercise of options granted under the Bank's Stock Option Plan. All outstanding shares of Bank Common Stock have been and are, duly authorized and validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. There are outstanding Bank Stock Options to purchase 305,000 shares of Bank Common Stock. Schedule 3.3(a) sets forth a list of the exercise prices, vesting schedules, expiration dates, holders of and numbers of shares subject to all such Bank Stock Options. All Bank Stock Options have been duly authorized and all Bank Stock Options (i) were granted at a per share price which is not less than the fair market value per share of the Bank Common Stock at the date of grant, and (ii) meet all other requirements under the Code for treatment as "incentive" stock options under Section 422(b) thereof.

     (b) Except as otherwise disclosed on Schedule 3.3(a), there are no outstanding or authorized subscriptions, options, warrants, convertible securities, calls, rights, commitments or any other agreements of any character relating to the issued or unissued capital stock or other securities of the Bank obligating the Bank to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of the Bank or convertible security or other similar agreement or commitment. There are no outstanding contractual obligations of the Bank to repurchase, redeem or otherwise acquire any outstanding shares of Bank Common Stock and there are no outstanding stock appreciation rights or similar rights granted by the Bank. There are no voting trusts or other agreements with respect to the voting of Bank Common Stock (i) to which the Bank is a party or (ii) to the Bank's knowledge, to which any other Person is a party. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which Shareholders may vote are issued and outstanding, and none will be outstanding as of the Effective Time. All outstanding Bank Common Stock was issued, and all shares of Common Stock issuable pursuant to the Bank Stock Options will be issued, in compliance with Applicable Law. Except as set forth in Schedule 3.3(b), no Person holds of record, or, to the Bank's knowledge, beneficially, 5% or more of the outstanding shares of Bank Common Stock.

     (c) The Bank does not have any Subsidiaries and does not own any equity interest in any other entity. There is no arrangement pursuant to which the stock of any corporation is held in trust (whether express, constructive, resulting or otherwise) for the benefit of the shareholders of the Bank.

      SECTION 3.4  FINANCIAL STATEMENTS AND REPORTS.

     (a) The Bank has delivered to the Company true and complete copies of the Bank's audited balance sheets and related statements of earnings, shareholders' equity and cash flows for the years ended December 31, 1996 and 1995, and the unaudited balance sheets and related statements of earnings for the three-month periods ended March 31, 1997 and 1996. Such financial statements have been prepared from the books and records of the Bank, present fairly the financial condition as of the relevant dates, and the results of operations and cash flows for the relevant periods, all in accordance with generally accepted accounting principles consistently applied throughout the periods covered, except as stated therein (subject, in the case of unaudited financial statements, which are in condensed format, to the exclusion of normal year-end adjustments and footnote disclosures required by generally accepted accounting principles). The Bank does not have any Liabilities of a type which should be included in or reflected in such financial statements, except (i) as to the extent disclosed or reflected in such financial statements, (ii) Liabilities incurred in the ordinary course of business since March 31, 1997, which individually or in the aggregate would not result in a Material Adverse Effect upon the Bank, or (iii) Liabilities under this Agreement and fees and expenses related thereto. The Bank does not have any off-balance sheet Liabilities associated with financial derivative products or potential liabilities associated with financial derivative products. The Bank has delivered to the Company true and complete copies of all management letters delivered to the Bank by Grant Thornton LLP (or any predecessor thereto) relating to the internal controls of the Bank during any period from and after December 31, 1991.

     (b) The Bank has filed all material documents and reports required to be filed by it with the Texas Banking Commissioner, the FDIC and any other Governmental Authority under all other Applicable Laws (the "Governmental Filings"). All such Governmental Filings, as finally amended or corrected, complied in all material respects at the time of filing and at the time of any amended or supplemented filing with all requirements of their respective forms and with all Applicable Laws.

     (c) The Bank has not changed its independent auditing firm since December 31, 1994, and there has been no disagreement (as such term is used in Item 304 of Regulation S-K promulgated under the Securities Act) between the Bank and its independent auditing firm(s) since December 31, 1994 concerning any aspect of the manner in which the Bank maintains its books and records or the manner in which it has reported upon its financial condition and results of operations during such period.

      SECTION 3.5  COMPLIANCE WITH APPLICABLE LAWS; OPERATING AUTHORITIES.

     (a) The business of the Bank and any advertising related to such business or otherwise conducted by or on behalf of the Bank, including without limitation the business of originating, acquiring, holding or disposing of assets and liabilities, is being conducted in compliance in all material respects with all Applicable Laws, and the forms, procedures, disclosures and practices now or previously used by it are or were in compliance in all material respects with all Applicable Laws as in effect at the relevant times. No formal investigation or review by any Governmental Authority concerning any possible conflicts or violations of Applicable Laws is pending, nor to the Bank's knowledge, is any such investigation threatened, nor has any such investigation occurred during the last three years. No Governmental Authority has delivered any written notice to the Bank, or to the Bank's knowledge, otherwise asserted an intention to conduct any such investigation or review, nor, to the Bank's knowledge, is there any basis for any investigation or review of the type described above.

     (b) The Bank is not (i) a party to any written agreement, stipulation, conditional approval, memorandum of understanding or notice of determination with any Governmental Authority or (ii) subject to any judgment, order, decree or directive of such a Governmental Authority which specifically identifies the Bank, that, in either case, restricts or monitors the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or customer base.

     (c) The Bank holds all material registrations, licenses, permits and franchises as are required to conduct its business as now conducted (including, without limitation, any insurance or securities activities), and all such licenses, permits and franchises which it holds are valid and in full force and effect. To the Bank's knowledge, no suspension of any of the foregoing operating rights or cancellation thereof has been initiated or threatened and all filings, applications and registrations with respect thereto are current.
Schedule 3.5(c) contains a list of and true, correct and complete copies of all registrations, licenses, permits and franchises currently held by the Bank.

     (d) To the knowledge of the Bank, no entity is a "bank holding company" as defined in the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder, with respect to the Bank, nor is any person or persons acting in concert deemed to "control" the Bank under the Federal Deposit Insurance Act, as amended, and the regulations promulgated thereunder.

      SECTION 3.6  OTHER ACTIVITIES OF THE BANK.

     (a) The Bank engages only in activities permissible under the TBA and applicable FDIC regulations. To the knowledge of the Bank, the Bank does not currently engage in any activities which would be impermissible for a national bank.

     (b) Except as set forth on Schedule 3.6(b), the Bank does not engage in any insurance activities. Schedule 3.6(b) contains a list of and true and correct copies of all licenses and approvals held by the Bank (and any officer, director or employee of the Bank) to conduct any insurance activities, whether as principal, agent, broker or otherwise.

     (c) Except as set forth in Schedule 3.6(c), the Bank does not engage in any securities sales, underwriting, brokerage, management or dealing activities, whether as principal or agent, either directly or under contractual or other arrangements with third parties. Schedule 3.6(c) contains a list of and true and correct copies of all licenses and approvals held by the Bank (and any officer, director or employee of the Bank) to conduct any such activities.

     (d) Except as set forth on Schedule 3.6(d), the Bank, in connection with its activities relating to funds transfers, (i) is not in default under any agreement to which it is a party relating to the transfer of funds or settlement with respect to such transfers; or (ii) has not agreed to be or is liable for consequential damages for its error or delay in acting on requests for the transfer of funds. The Bank has adopted procedures to avoid such errors and delay; has adopted security procedures for verifying the authenticity of requests received for the transfer or funds, which procedures are identified on or attached to Schedule 3.6(d); and, to the Bank's knowledge, is in compliance with Applicable Law in all material respects relating to the transfer of funds and settlement with respect thereto with the applicable operating laws of each funds transfer system of which it is a member or by which it is bound.

     (e) The Bank does not engage in any trust activities.

      SECTION 3.7  CONTRACTS AND COMMITMENTS.

     (a) Except for Plans, Employee Agreements, deposits, securities sold under repurchase agreements, bankers' acceptances and loans and extensions of credit by the Bank in the ordinary course of business, Schedule 3.7(a) contains a list of each agreement that: (i) obligates the Bank to pay an amount of $50,000 or more in any twelve-month period; (ii) binds the Bank and has an unexpired term in excess of two years and requires aggregate payments by any party of $50,000 or more; (iii) relates to the purchase or sale by the Bank of any loan (including any participation interest), lease or other extension or commitment to extend credit or any interest therein, or the servicing rights or obligations with respect thereto, in each case for an aggregate amount exceeding $50,000, whether or not servicing rights or obligations have been retained by the Bank;
(iv) restricts the Bank (or would, to the Bank's knowledge, restrict the Company or any of its Subsidiaries after the Effective Time) from carrying on its business or any part thereof anywhere in the world or from competing in any line of business with any Person, (v) is a debt obligation of the Bank for borrowed money in excess of $50,000, including, without limitation, guarantees of or agreements to acquire any such debt obligation of others or for a leasing transaction of a type required to be capitalized in accordance with SFAS No. 13 (in the case of any such leasing transaction, under which payments to such third Person exceed $50,000 per annum); (vi) obligates the Bank as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise (including any "recourse" sale of assets) in respect of the obligations of any other Person (other than routine endorsements and other routine bank collection obligations entered into in the ordinary course of the operations of the Bank) in the amount of $50,000 or more; (vii) is an agreement involving the payment of a commission in the amount of $10,000 or more per annum to any Person; (viii) obligates the Bank in an amount of $50,000 or more in respect of any capital expenditure or commitment therefor for additions to property, facilities, equipment or leasehold interests; (ix) is a lease of personal property involving aggregate payments by or to the Bank of $50,000 or more; (x) is a mortgage, pledge, conditional sales contract, security agreement, option or any other similar agreement with respect to any interest of the Bank (other than as mortgagee, secured party or deed of trust beneficiary in the ordinary course of its lending business) in property having a value of $150,000 or more; (xi) is an agreement for the sale of any property or assets having a value of $150,000 or more in which the Bank has an ownership interest (other than leasehold interests that do not become subject to termination upon such sale) or for the grant of any preferential right to purchase any such property or asset (excluding properties and assets in which the Bank holds a security interest granted in the ordinary course of its lending business); or (xii) involves the ownership or licensing of software or hardware or involves the provision of data processing services (other than incidental software products involving annual expenditures of less than $10,000). All items included or required to be included in Schedule 3.7(a) are being referred to herein as "Scheduled Contracts." The Bank has delivered to the Company true and complete copies of each of the Scheduled Contracts.

     (b) Except as disclosed in Schedule 3.7(b), to the knowledge of the Bank, each Scheduled Contract is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; the Bank has duly performed all of its obligations thereunder to the extent that such obligations to perform have accrued; there are no breaches, violations, defaults (or events that have occurred that with notice, lapse of time or the happening or occurrence of any other event would constitute a default) or allegations or assertions of any of the foregoing by the Bank or, to the Bank's knowledge, any other party under any such agreement, except for such non-performances, breaches, violations or defaults which could not in the aggregate reasonably be expected to cause a Material Adverse Effect on the Bank; each such agreement was entered into in the ordinary course of business consistent with prudent banking practice; and, except as disclosed in Schedule 3.7(b), no breaches disclosed therein, individually, could reasonably be expected to result in a loss to the Bank in excess of $50,000 and all of such breaches, in the aggregate, could not reasonably be expected to result in a loss to the Bank in excess of $100,000.

      SECTION 3.8 BROKER'S AND FINDER'S FEES. Except as disclosed in Schedule 3.8, neither the Bank, nor anyone acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder, intermediary, financial advisor or financial consultant or other Person (other than legal and accounting advisors acting as such) in connection with the transactions contemplated hereby (including, without limitation, any restructuring of obligations, refinancings or other transactions that have been entered into as part of the transactions contemplated hereby) and, except as stated above, no Person is entitled to receive from the Bank any such fee or commission.

      SECTION 3.9 CORPORATE RECORDS; OTHER INFORMATION. The minute books of the Bank constitute complete and accurate records of all material actions taken by the Board of Directors, committees of the Board of Directors and the Shareholders. All documents and other written information as to existing facts relating to the Bank and its assets and liabilities provided to the Company by the Bank or its agents in connection with this Agreement are true and complete in all material respects except to the extent that any documents or other written information was later specifically supplemented or corrected prior to the date of this Agreement with additional documents or written information that was provided to the Company.

      SECTION 3.10  REAL PROPERTY OWNED OR LEASED.

     (a) Other than Real Estate Owned, Schedule 3.10(a) contains a true, correct and complete list of all real property owned or leased by the Bank (the "Bank Real Property"). The Bank has delivered to the Company true and complete copies of all of its deeds, leases and title insurance policies for the properties referred to in Schedule 3.10(a).

     (b) No lease with respect to any Bank Real Property and no deed with respect to any Bank Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Bank Real Property. To the Bank's knowledge, each of such leases is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the Bank or, to the Bank's knowledge, the other party thereunder; to the Bank's knowledge, there are no allegations or assertions of such by any party under such agreement or any events that with notice, lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

     (c) None of the buildings and structures located on any Bank Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Bank Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Bank. No condemnation proceeding is pending or, to the Bank's knowledge, threatened, which would preclude or materially impair the use of any Bank Real Property in the manner in which it is currently being used.

     (d) The Bank has good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee's interest in, the Bank Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (b) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

     (e) All buildings and other facilities used in the business of the Bank are adequately maintained and are free from defects which could materially interfere with the current or future use of such facilities.

      SECTION 3.11 PERSONAL PROPERTY. The Bank has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the "Bank Personalty), free and clear of all liens, charges or other encumbrances, except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings, and (b) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Bank Personalty. Subject to ordinary wear and tear, to the knowledge of the Bank, the Bank Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

      SECTION 3.12  ACCOUNTING RECORDS; DATA PROCESSING.

     (a) The Bank maintains records that accurately, validly and fairly reflect its transactions and dispositions of assets and maintains a system of internal accounting controls, policies and procedures sufficient to insure that (i) such transactions are executed in accordance with its management's general or specific authorization, (ii) such transactions are recorded and in such a manner as to permit preparation of financial statements in accordance with generally accepted accounting principles and any other criteria applicable to such statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals as determined by the Bank and appropriate action is taken with respect to any differences, and (v) records of such transactions are retained, protected and duplicated in accordance with prudent banking practices and applicable regulatory requirements.

     (b) The data processing equipment, data transmission equipment, related peripheral equipment and software used by the Bank in the operation of its business (including any disaster recovery facility) to generate and retrieve such records (whether owned or leased by the Bank, or provided under any agreement or other arrangement with a third party for data processing services) are adequate for the needs of the Bank.

      SECTION 3.13 ABSENCE OF CERTAIN CHANGES. There has not been since March 31, 1997.

     (a) any change in or effect on the business of the Bank or any occurrence, development or event of any nature, that has had or may reasonably be expected to have, together with all such other changes and effects, a Material Adverse Effect on the Bank;

     (b) any direct or indirect redemption, purchase or other acquisition of shares of the Bank's capital stock, convertible securities or securities exercisable for capital stock of the Bank, by the Bank, any declaration, setting aside or payment of any dividend by the Bank, or any alteration of any right attaching to any shares of capital stock of the Bank, or any combination or subdivision of any shares of capital stock of the Bank;

     (c) any increase in the compensation or benefits payable or to become payable by the Bank including, without limitation, compensation or benefits under any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees to any of its officers, directors, employees or agents except for routine increases and bonuses (including annual bonuses prorated through the Effective Time) and other than as permitted in this Agreement, as set forth in Schedule 3.13(c) or pursuant to Employee Agreements or as may be required to comply with Applicable Law;

     (d) any amendment or termination of any agreement to which the Bank is a party, other than amendments or terminations which do not and will not, individually or in the aggregate, have a Material Adverse Effect on the Bank;

     (e) any establishment of any new or material modification of any currently existing Plan;

     (f) any amendment to the Articles of Association or Bylaws of the Bank;

     (g) any change by the Bank in accounting principles or methods, except as required by the Financial Accounting Standards Board ("FASB") or FDIC or TBA regulations and listed on Schedule 3.13(g);

     (h) any loss, damage or destruction (whether or not covered by insurance) affecting any of the tangible assets or business of the Bank that may involve a loss of more than $50,000, individually, or $150,000, in the aggregate (including deductibles), in excess of applicable insurance coverage; or

     (i) any sale, transfer or other disposition of any material properties or assets of the Bank except in the ordinary course of business.

      SECTION 3.14  LITIGATION.

     (a) Schedule 3.14(a) contains a true, correct and complete list of as of the date of this Agreement of all suits, claims, actions, investigations or proceedings of any nature by any Person that are pending or, to the Bank's knowledge, threatened (as used in this Agreement, the term "threatened" shall include matters that are under consideration or investigation whether or not any formal demand has been made) (i) against or otherwise involving, directly or indirectly, the Bank, or any of its properties (including, without limitation, any such matter with respect to Taxes), or (ii) against or otherwise involving, directly or indirectly, any officer, director, employee or agent of the Bank (in connection with such officer's, director's, employee's or agent's activities on behalf of it or that otherwise relate, directly or indirectly, to the Bank or any of its properties, securities or activities).

     (b) Schedule 3.14(b) contains a true, correct and complete list as of the date of this Agreement of all pending suits, claims, actions, investigations and proceedings of any nature involving claims in the amount of $50,000 or more or involving claims for specific performance or injunctive relief by or on behalf of the Bank, or any officer, director, employee or agent of the Bank that relate, directly or indirectly to the Bank or any of its properties, securities or activities, including, without limitation, the types of actions referred to in Section 3.14(a), but excluding routine collection actions involving single family home loans and consumer loans in which the debtor has not asserted a counterclaim of $50,000 or more.

      SECTION 3.15 UNDISCLOSED LIABILITIES. Except as disclosed in Schedule 3.15, the Bank is not subject to any Liabilities of any nature (whether or not required to be accrued or disclosed under SFAS No. 5) which exceed or may reasonably be expected to exceed $100,000 in the aggregate except (i) as set forth in the Bank's unaudited financial statements as of March 31, 1997, (ii) Liabilities incurred since March 31, 1997 in the ordinary course of business and consistent with prudent banking practice, which individually or in the aggregate would not result in a Material Adverse Effect upon the Bank, or (iii) Liabilities under this Agreement and fees and expenses related thereto.

      SECTION 3.16  TAX MATTERS.

     (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

          (i) The term "Taxes" shall mean all taxes, however denominated, including, without limitation, any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, without limitation, federal income taxes and state income taxes), payroll and employee withholding taxes, back-up withholding and other withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and Pension Benefit Guaranty Corporation premiums, and other obligations of the same or of a similar nature to any of the foregoing, which the Bank is required to pay, withhold or collect.

          (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be prepared or filed in connection with, any Taxes.

     (b) Returns Filed and Taxes Paid. The Bank has filed with the appropriate agencies all material Returns required to be filed, and having reasonably relied on the advice of its tax advisors, the Bank warrants that such Returns were true, correct and complete in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are owing or payable by the Bank with respect to items or periods covered by such Returns or with respect to any period prior to the date of this representation and warranty. No security interests, liens, encumbrances, attachments or similar interests exist on or with respect to any of the assets of the Bank that arose in connection with any failure or alleged failure to pay any Taxes. The Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any officer, director, employee or agent (including, without limitation, any independent contractor, foreign person or other third Person) in compliance with all tax withholding provisions of applicable federal, state, local and foreign law (including, without limitation, income, social security, employment tax withholding, and withholding under Code Sections 1441 through 1445). The Bank has timely complied in all material respects with all requirements under Applicable Laws relating to information, reporting and withholding and other similar matters for customer and other accounts (including back-up withholding and furnishing of Forms 1099 and all similar reports).

     (c) Tax Reserves. With respect to the periods for which Returns have not yet been filed, the Bank has established adequate reserves determined in accordance with generally accepted accounting principles for the payment of all Taxes.

     (d) Returns Furnished. The Bank has delivered or made available to the Company true and complete copies of the Bank's federal income tax returns for all periods for which the statute of limitations has not expired. The Bank has made available to the Company true and complete copies of all other Returns and other reports and statements relating to Taxes arising during such periods, including, without limitation, income tax audit reports, statements or income or gross receipts tax, franchise tax, sales tax and transfer tax, deficiencies, and closing or other agreements relating to income or gross receipts tax, franchise tax, sales tax and transfer tax received by the Bank. The Bank will promptly furnish to the Company true and correct copies of any other Returns filed by the Bank prior to the Closing Date. The Bank is not (nor ever has been) a party to any tax sharing agreement.

     (e) Tax Deficiencies; Audits; Statutes of Limitations. Except as set forth in Schedule 3.16(e), (i) no deficiencies have been formally asserted with respect to Taxes of the Bank that remain unpaid; (ii) the Bank is not a party to any formal action or proceeding for assessment or collection of Taxes, and such action or proceeding has not been asserted or threatened against the Bank or any of its assets; and (iii) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Bank. Except as set forth in
Schedule 3.16(e), the Returns of the Bank for all tax years for which the statute of limitations has not expired have never been audited by a Governmental Authority (which term includes any taxing authority), nor is any such audit in process, pending or threatened.

      SECTION 3.17 EMPLOYMENT AND SIMILAR AGREEMENTS; OBLIGATIONS UPON CHANGE IN CONTROL. Except as set forth in Schedule 3.17 or Schedule 3.18(a), there are no written or oral employment, consulting, non-competition, retirement, parachutes, severance or indemnification agreements or other agreements of any nature whatsoever (collectively "Employee Agreements") between the Bank, on the one hand, and any officer, director, employee or agent of the Bank, or any of their respective family members, on the other hand, including, without limitation, any such agreement concerning the continued employment or use of such officer, director, employee, agent or family member after the consummation of the transactions contemplated by this Agreement, or any other benefits to be granted to any such officer, director, employee, agent or family member, upon, after or in connection with the consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.17 and except for the Bank Stock Options, there are no such Employee Agreements or any other agreements under which the transactions contemplated by this Agreement (including, without limitation, the change in control resulting from the Merger)

(i) will require any payment by the Bank to, or any consent or waiver from, any officer, director, employee or agent of the Bank, or any other Person, or (ii) will result in a change of any nature in the rights of any party under an agreement with any officer, director, employee or agent of the Bank, or any other Person, including, without limitation, any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of the Bank. Except as set forth in Schedule 3.17, the Bank has no agreements with any employee or officer that are inconsistent with the status of all employees and officers of the Bank being "at-will" employees. Each reference in this Agreement to "officer," "director," "employee" or "agent" of the Bank, unless otherwise specified, shall include, without limitation, consultants of the Bank. The Bank has delivered to the Company true, correct and complete copies of all Employee Agreements.

      SECTION 3.18  BENEFIT PLANS.

     (a) The Bank has delivered to the Company true and complete copies of all Plans (as defined below) to which the Bank is a party and in which any current or former officer, director, employee or agent of the Bank participates. All such Plans are listed on Schedule 3.17 or Schedule 3.18(a). There are no Plans of the Bank which are not evidenced by such written documents. The term "Plan" shall include each of the following: (i) any "employee benefit plan" within the meaning of Section 3(3) of ERISA, (ii) any profit-sharing, pension, deferred compensation, bonus, stock option, stock purchase, severance, retainer, consulting, "cafeteria" benefits under Section 125 of the Code, health, welfare or incentive plan or agreement, including any post-employment benefits, (iii) any plan, agreement, contract, program, arrangement, or policy providing for "fringe benefits" to Bank employees, including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs, and (iv) any Employee Agreement.

     (b)  With respect to each Plan:

          (i) it has been administered in all material respects in accordance with its terms and all Applicable Laws applicable to the Plan, including, without limitation, ERISA and the Code;

          (ii) no formal action, claims (other than routine claims for benefits made in the ordinary course of Plan administration) or investigation by any Governmental Authority are pending, or to the knowledge of the Bank, threatened or imminent against or with respect to the Plan, the Bank or any employer who is participating (or who has participated) in any Plan or any fiduciary of the Plan; and

          (iii) it provides that it may be amended or terminated at any time and, except for benefits already accrued or which will have accrued at the time of closing, claims already incurred or benefits protected under
     Section 411(d) of the Code, all benefits payable to current, terminated or retired employees or any beneficiary, including, without limitation, post-employment health care or insurance benefits, if any, may be amended or terminated by the Bank at any time without liability.

     (c) With respect to each Plan which is an employee benefit plan, as defined under Section 3(3) of ERISA:

          (i) no prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred that could result in a Material Adverse Effect on the Bank;

          (ii) except as set forth in Schedule 3.18(c) and except for any non-compliance that would not have a Material Adverse Effect on the Bank, all reports, forms and other documents required to be filed with any Governmental Authority or distributed to Plan participants (including, without limitation, summary plan descriptions, Forms 5500 and Summary annual reports) have been timely filed (if applicable) and distributed (if applicable) and were accurate. The Bank has made available for inspection by the Company copies of all such reports, forms and documents required to have been filed or distributed since January 1, 1994; and

          (iii) no accumulated funding deficiency (within the meaning of Section 302 or ERISA or Section 412 of the Code) has been incurred with respect to any Plan, whether or not waived.

     (d) Except as set forth in Schedule 3.18(d), each Plan that is intended to qualify under Section 401(a) of the Code and Section 501(a) of the Code and its related trust, if any, complies in all material respects in form and in operation with Section 401(a) and 501(a) of the Code and has been determined by the Internal Revenue Service to comply and nothing has occurred since the date of the determination letter to cause the loss of the Plan's (or the related trust's) qualification.

     (e) The Bank has not within the past six years (i) maintained or made any contribution to, (ii) been a member of a controlled group which has maintained or contributed to, or (iii) been under common control with an employer that maintained or contributed to, any defined benefit pension plan subject to Title IV of ERISA, including a Multiemployer Plan.

     (f) All contributions to each Plan for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the date immediately preceding the Closing Date) that are required to be made prior to the Closing Date by the Bank will be made prior to such date by the Bank in accordance with past practice and the recommended contribution in any applicable actuarial report.

     (g) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for policy years or other applicable policy periods ending before the date of this representation and have been paid as required under the policies for policy years or other applicable policy periods beginning on or before the date of its representation and ending on or after such Closing Date.

     (h) All expenses and Liabilities relating to all of the Plans have been fully and properly accrued on the Bank's books and records in accordance with generally accepted accounting principles.

     (i) As to any Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code.

      SECTION 3.19 LABOR AND EMPLOYMENT MATTERS. Except to the extent set forth in Schedule 3.19, (a) the Bank is and has been in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment ad wages and hours, including, without limitation, the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act ("WARN"), any Applicable Law respecting employment discrimination, disability rights and benefits, equal opportunity, plant closure issues, affirmative action, worker's compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in and has not engaged in any unfair labor practice, except for such noncompliances which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Bank; (b) to the knowledge of the Bank, no investigation or review by or before any Governmental Authority concerning any possible conflicts with or violations of any such Applicable Laws is pending, nor is any such investigation threatened, nor has any such investigation occurred during the last three years and no Governmental Authority has provided any notice to the Bank or otherwise asserted an intention to conduct any such investigation or review, nor is there any basis for any such investigation or review; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Bank, threatened against or directly affecting the Bank; (d) no union representation question or, to the knowledge of the Bank, union organizational activity exists respecting the employees of the Bank; (e) no collective bargaining agreement exists which is binding on the Bank, nor has the Bank been a party to any collective bargaining agreement within the last ten years; (f) the Bank has not experienced any work stoppage or other labor difficulties; (g) the Bank is not delinquent in payments to any of its officers, directors, employees or agents for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such officers, directors, employees or agents; (h) prior to the Effective Time, except as provided in any Plan or Employee Agreement, the Bank has not and will not do anything or enter into any agreement that would cause the Bank, the Company, the Surviving Association or any other Subsidiaries of the Company to be liable to any of said officers, directors, employees or agents, in the event of termination for any reason of the employment of any said officers, directors, employees or agents, for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits; and (i) within the three-year period prior to the date hereof there has not been any termination of employment of any officer, director, employee or agent of the Bank who receives salary or compensation in excess of $40,000 per annum or any termination of any officer, director, employee or agent of the Bank that could result in a Liability to the Company in excess of $40,000. In furtherance and not in limitation of the representations and warranties set forth in Section 3.14, there are no pending or, to the Bank's knowledge, threatened suits, claims, actions, charges, investigations or proceedings of any nature (A) under or alleging violation of IRCA, WARN or any Applicable Law respecting employment and employment practices, including without limitation discrimination, disability rights or benefits, equal opportunity, plant closures, affirmative action, worker's compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements or unemployment insurance and related matters, (B) relating to alleged unfair labor practices (or the equivalent thereof under any Applicable Law).

      SECTION 3.20 CERTAIN INTERESTS. Except as set forth in Schedule 3.20, to the Bank's knowledge: (i) no officer, director, employee or agent of the Bank, any of their respective family members, any corporation or organization (other than the Bank) of which any of the foregoing Persons is an officer, director or beneficial owner of 10% or more of any class of its equity securities, or any trust or other estate in which any of the foregoing Persons has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity, nor any Affiliate of the Bank, nor any current or former beneficial owner of 5% or more of any of the outstanding stock of the Bank has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Bank or in any transaction or series of similar transactions to which the Bank is a party; (ii) no such Person is indebted to the Bank except for (A) normal business expense advances, and (B) loans that have been entered into in the ordinary course of business on terms no less favorable to such Person, or the Bank, as the case shall be, than if the loan had been entered into on an arm's length basis pursuant to normal commercial terms and conditions and in compliance with Applicable Law; (iii) the Bank is not indebted to any such Person except for amounts due under normal salary or reimbursement or ordinary business expenses and (iv) no such Person is a party to an agreement (other than an Employee Agreement, a Plan or Bank Stock Options) with the Bank. Except as set forth in
Schedule 3.20, to the Bank's knowledge, none of the Persons or entities described in clause (i) hereto has any other relationship or has engaged or proposes to engage in any other transaction or series of transactions that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act.

      SECTION 3.21  REGISTRATION STATEMENT AND REGULATORY APPLICATIONS.

     (a) When the Prospectus/Proxy Statement referred to in Section 5.1, or any amendment or supplement thereto, shall be mailed to the Shareholders, and at all times subsequent to such mailing up to and including the Bank Meeting Date, (i) such Prospectus/Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein, other than that relating to the Company and SW Bank, will comply in all material respects with the provisions (to the extent applicable) of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, and (ii) the information set forth in the Prospectus/Proxy Statement, other than that relating to the Company and the Bank, as filed with the SEC under the Securities Act and the Exchange Act and the Registration Statement as filed with the SEC under the Securities Act, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

     (b) When the applications for the Regulatory Approvals are filed, or amended or supplemented, information that is provided to the Company by the Bank for inclusion in applications for such Regulatory Approvals shall comply in all material respects with all Applicable Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

      SECTION 3.22  INSURANCE.

     (a) Schedule 3.22 contains an accurate and complete description of all policies of general liability, theft, life, fire, worker's compensation, health, directors and officers, and other forms of insurance owned or held by the Bank (other than title insurance, FHA mortgage insurance and private mortgage insurance obtained in the ordinary course of business of the Bank that, to the Bank's knowledge, have been entered into on an arm's length basis pursuant to normal commercial terms and conditions) specifying the insurer, amount of coverage, deductions, exclusions, type of insurance, policy number and any pending claims thereunder involving more than $50,000 of which the Bank has knowledge.

     (b) All policies of general liability, theft, life, fire, worker's compensation, health, directors and officers, and other forms of insurance owned or held by the Bank (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of Applicable Law and of all agreements to which the Bank is a party; (iii) are, to the Bank's knowledge, valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (iv) to the Bank's knowledge will remain in full force and effect through the Closing Date. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to review any such policy or bond effective at any time prior to the Closing Date or generally disclaimed liability thereunder. The Bank is not in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. The Bank, during the last three fiscal years, has not been denied or had revoked or rescinded any policy of insurance.

      SECTION 3.23 ENVIRONMENTAL MATTERS. Neither the Bank, nor any properties or businesses owned or operated by the Bank, whether or not held in a fiduciary or representative capacity, has been or is in violation of or liable under any Environmental Law (as hereinafter defined). There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted, pending, or, to the knowledge of the Bank, threatened relating to the liability of any properties or businesses owned or operated by the Bank, whether or not held in a fiduciary or representative capacity, under any Environmental Law. The Bank is not responsible under any Environmental Law for any release by any Person at or in the vicinity of real property of any contaminant, pollutant, hazardous substance, hazardous waste, hazardous pollutant, toxic pollutant, toxic waste or toxic substance ("Contaminant"), including, without limitation, by spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such Contaminant into the environment (collectively, "Release") nor is the Bank responsible for any material costs of any response action required by virtue of any Release of any Contaminant into the environment including, without limitation, costs arising from investigation, removal or remediation of Contaminants, security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body or any other person. The representations contained in the foregoing three sentences are qualified to the extent that there may be certain exceptions to such representations; however, all exceptions to such representations in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Bank. Notwithstanding the foregoing, "Contaminant" shall not include materials employed in normal consumer or office uses, such as gasoline, lubricants, printing materials, cleaners, disinfectants, pesticides, building materials, fluorescent lights and ballasts, batteries and refrigerants, as long as such materials are used and stored only in quantities typical of consumer and office uses. "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release (or threatened release) or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous by any Governmental Authority or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component. The Bank has established policies and procedures for the purpose of complying with applicable laws and regulations of Governmental Authorities relating to Environmental Laws, and has caused its operations to be conducted in compliance therewith in all material respects.

      SECTION 3.24 INTELLECTUAL PROPERTY RIGHTS. Schedule 3.24 contains a true, correct and complete list of all trademarks, service marks, trademark and service mark applications, trade names, copyrights and licenses presently owned or held by the Bank or used by the Bank in the conduct of its business. The Bank owns, has the exclusive right to use, sell, license or dispose of, has the exclusive right to bring actions for the infringement of, and has taken all appropriate actions and made all applicable applications and filings, pursuant to any Applicable Laws to perfect or protect its interest in, all such trademarks, service marks and trade names. The Bank owns or has the right to use and continue to use such copyrights and licenses in the operation of its business. The Bank is not infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has the Bank used any confidential information or any trade secrets owned or otherwise held by any other party, unless a valid licence for such use is held by the Bank. The Bank is not engaging, nor has it been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby will in any way impair the right of the Bank or the Surviving Association to use, sell, license or dispose of or to bring any action for the infringement of, any such trademarks, service marks or trade names. The Bank has taken all reasonable steps necessary or appropriate to safeguard and maintain the Bank's proprietary rights in all such trademarks, service marks and trade names, as applicable.

      SECTION 3.25  SITE LOCATIONS.

     (a) Schedule 3.25(a) contains a true, correct and complete list of all locations of offices in which the Bank is doing business as of the date thereof, including, without limitation, any branch, loan production and agency offices. Except as disclosed on Schedule 3.25(a), the Bank has not applied for or received permission to open any additional offices at any such location or any other locations.

     (b) The Bank has not filed any application, made any agreement or taken any other action to discontinue operations at any existing branch or agency, commence operations at any new branch or agency, or relocate any existing branch or agency, except for such applications, agreements or other actions as are set forth in Schedule 3.25(b).

      SECTION 3.26  LOANS.

     (a) Except as disclosed on Schedule 3.26(a) and except for those matters which, in the aggregate, could not reasonably be expected to cause a Material Adverse Effect on the Bank, (i) each outstanding loan, lease or other extension of credit or commitment to extend credit of the Bank is a legal, valid and binding obligation, is in full force and effect and is enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief; (ii) the Bank has duly performed all of its respective obligations thereunder to the extent that such obligations to perform have accrued; (iii) all documents and agreements necessary to the Bank to enforce such loan, lease or other extension of credit are in existence and in the Bank's possession; (iv) no claims, counterclaims, set-off rights or other rights exist, nor do the grounds for any such claim, counterclaim, set-off rights or other rights exist, with respect to any such loans, leases or other extensions of credit which could impair the collectability thereof; and (v) each such loan, lease and extension of credit has been originated and served in accordance with the Bank's then applicable underwriting guidelines, the terms of the relevant credit documents and agreements and Applicable Law. Except as set forth in
Schedule 3.26(a), as of the date hereof: (i) there are no loans, leases, other extensions of credit or commitments to extend credit of the Bank that have been or, to the Bank's knowledge, should have been classified by the Bank in its reasonable determination as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification, and (ii) there are no loans due to the Bank as to which any payment of principal, interest or any other amount is 30 days or more past due.

     (b) Schedule 3.26(b) lists all loan commitments of the Bank (with conforming single family loan commitments and consumer commitments less than $500,000 listed in the aggregate only) outstanding as of the date hereof.

      SECTION 3.27 ALLOWANCE FOR LOSSES. To the knowledge of the Bank, the Bank's allowance for possible credit losses is adequate in relation to the outstanding loans, leases and other extensions of credit of the Bank and is strictly in accordance with the safety and soundness standards administered by, and the practices and procedures of, the FDIC for state nonmember banks, as such standards, practices and procedures may be amended from time to time (the "FDIC Standards").

      SECTION 3.28  REAL ESTATE OWNED.

     (a) Schedule 3.28(a) contains a true, correct and complete list of all Real Estate Owned by the Bank, stating with respect to each its type and carrying value.

     (b) All Real Estate Owned is booked at the lower of cost or "fair value."

     (c) Except as set forth in Schedule 3.28(c), the Bank has good and indefeasible title to, or a valid and enforceable leasehold interest in, all of the Bank's Real Estate Owned, and such interest is free and clear of all liens, charges or other encumbrances, except those related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

      SECTION 3.29  INTEREST RATE RISK MANAGEMENT INSTRUMENTS.

     (a) Schedule 3.29 contains a true, correct and complete list of all interest rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements to which the Bank is a party or by which any of its properties or assets may be bound. True and complete copies of all such interest rate risk management agreements and arrangements have been provided to the Company.

     (b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which the Bank is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the Bank's knowledge, in accordance with prudent banking practice and all applicable rules, regulations and policies of applicable Governmental Authorities with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. The Bank has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and to the Bank's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

      SECTION 3.30 DISCLOSURE. Without limiting any of the representations and warranties contained herein, no representation or warranty by the Bank in this Agreement, no statement contained in any document (including, without limitation, the financial statements, the Disclosure Schedule, and the information to be provided pursuant to Section 5.5 hereof), certificate or other writing and no other information furnished or to be furnished by the Bank to the Company or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                                  AND SW BANK

     The Company and SW Bank jointly and severally make the following representations and warranties to the Bank:

      SECTION 4.1  ORGANIZATION.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Southwest Bancorporation of Delaware, Inc. ("SW Delaware") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SW Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The Company owns directly all of the outstanding capital stock of SW Delaware, and SW Delaware owns directly all of the outstanding capital stock of SW Bank. Each of the Company, SW Delaware and SW Bank has all requisite corporate power and corporate authority to own or lease its properties and to carry on its business as currently conducted and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under Applicable Law, except for such jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Each of the Company and SW Bank has the corporate power and corporate authority to execute and deliver this Agreement and perform its obligations hereunder.

     (b) As of the date hereof, each of the Company and SW Delaware is a registered bank holding company pursuant to 12 U.S.C. (S)(S) 1841 et seq.

      SECTION 4.2 BINDING EFFECT. This Agreement has been duly and validly authorized, executed and delivered by the Company and SW Bank and constitutes the legal, valid and binding obligation of each of the Company and SW Bank enforceable against each of the Company and SW Bank in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability to equitable remedies). Neither the execution and delivery of this Agreement by the Company or SW Bank nor the consummation by either of them of the transactions contemplated hereby, nor compliance by either of them with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company's or SW Bank's Articles of Incorporation (or, in the case of SW Bank, Articles of Association) or Bylaws, (ii) conflict with or result in the breach of any term, condition or provision of, or constitute a default under (upon the giving of notice, the lapse of time or otherwise), or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company or SW Bank pursuant to, or otherwise require the consent of any Person under, any material agreement obligation to which the Company or SW Bank is a party or by which any of their properties or assets may be bound, which conflict, breach, default, right, lien or right of consent could reasonably be expected to have a Material Adverse Effect on the Company, or
(iii) violate or conflict in any material respect with any Applicable Laws applicable to the Company or SW Bank or any of their respective properties or assets, subject to obtaining any necessary approvals of shareholders and the Regulatory Approvals specified in
Section 5.2(a).

      SECTION 4.3 CAPITALIZATION. The authorized capital stock of the Company consists of 1,000,000 shares of preferred stock, $.01 par value, none of which shares were issued as of March 31, 1997, and 50,000,000 shares of Company Common Stock, of which 9,390,933 shares were issued and outstanding as of March 31, 1997. All outstanding shares of Company Common Stock have been and are duly authorized and validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. The shares of Company Common Stock to be issued to the Shareholders pursuant to the provisions of this Agreement have been duly authorized, will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights of any person. At March 31, 1997 options to purchase a total of 1,229,173 shares of Company Common Stock were outstanding under the Company's stock option plans and a total of 226,775 additional such shares were available for future option grants under such plans.

      SECTION 4.4 FINANCIAL STATEMENTS AND REPORTS. The Company has delivered to the Bank true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 1996 (the "Annual Report"), as filed with the SEC, which contains the Company's audited financial statements for the years ended December 31, 1996 and 1995 and (ii) unaudited balance sheet as of March 31, 1997, unaudited statements of income for the three month periods ending March 31, 1997 and 1996, and unaudited statement of changes in shareholders' equity for the three month period ending March 31, 1997. Such financial statements have been prepared from the books and records of the Company and its Subsidiaries, present fairly the financial position and operating results of the Company and its Subsidiaries as of the date and during the periods indicated and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered, except as stated therein (subject, in the case of unaudited financial statements, to the exclusion of normal year-end adjustments and footnote disclosures required by generally accepted accounting principles). The Company does not have any Liabilities of a type which should be included in or reflected in such financial statements or the notes thereto, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, and that are material in the aggregate to the Company, except as to the extent disclosed or reflected in such financial statements. The Annual Report did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      SECTION 4.5  REGISTRATION STATEMENT AND REGULATORY APPLICATIONS.

     (a) When the Prospectus/Proxy Statement referred to in Section 5.1, or any amendment or supplement thereto, shall be mailed to the Shareholders, and at all times subsequent to such mailing up to and including the Bank Meeting Date, (i) such Prospectus/Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein relating to the Company and its Subsidiaries, will comply in all material respects with the provisions (to the extent applicable) of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, and (ii) the information relating to the Company and its Subsidiaries set forth in the

Prospectus/Proxy Statement as filed with the SEC under the Securities Act and the Exchange Act and the Registration Statement as filed with the SEC under the Securities Act, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

     (b) When the applications for the Regulatory Approvals are filed, or amended or supplemented, the information relating to the Company and its Subsidiaries or to this Agreement that is provided by the Company or any of its Subsidiaries shall comply in all material respects with all Applicable Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

      SECTION 4.6 COMPLIANCE WITH APPLICABLE LAWS; OPERATING AUTHORITIES.

     (a) The business of the Company and SW Bank and any advertising related to such business or otherwise conducted by or on behalf of the Company or SW Bank, including without limitation the business of originating, acquiring, holding or disposing of assets and liabilities, is being conducted in compliance in all material respects with all Applicable Laws, and the forms, procedures, disclosures and practices now or previously used by it are or were in compliance in all material respects with all Applicable Laws, and the forms, procedures, disclosures and practices now or previously used by it are or were in compliance in all material respects with all Applicable Laws as in effect at the relevant times. No investigation or review by any Governmental Authority concerning any possible conflicts or violations of Applicable Laws is pending, nor to the Company's knowledge, is any such investigation threatened, nor has any such investigation occurred during the last three years. No Governmental Authority has delivered any written notice to the Company or SW Bank, or to the Company's knowledge, otherwise asserted an intention to conduct any such investigation or review, nor, to the Company's knowledge, is there any basis for any investigation or review of the type described above.

     (b) Neither the Company nor SW Bank is (i) a party to any written agreement, stipulation, conditional approval, memorandum of understanding or notice of determination with any Governmental Authority or (ii) subject to any judgment, order, decree or directive of such a Governmental Authority, that, in either case, restricts or monitors the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or customer base.

      SECTION 4.7 ABSENCE OF CERTAIN CHANGES. There has not been since March 31, 1997.

     (a) any change in or effect on the business of the Company or any occurrence, development or event of any nature, that has had or may reasonably be expected to have, together with all such other changes and effects, a Material Adverse Effect on the Company;

     (b) any direct or indirect redemption, purchase or other acquisition of shares of the Company's capital stock, convertible securities or securities exercisable for capital stock of the Company, by the Company, any declaration, setting aside or payment of any dividend by the Company, or any alteration of any right attaching to any shares of capital stock of the Company, or any combination or subdivision of any shares of capital stock of the Company;

     (c) any amendment or termination of any agreement to which the Company or SW Bank is a party, other than amendments or terminations which do not and will not, individually or in the aggregate, have a Material Adverse Effect on the Company;

     (d) any amendment to the Articles of Incorporation or Bylaws of the Company;

     (e) any change by the Company in accounting principles or methods, except as required by the Financial Accounting Standards Board ("FASB") or OCC regulations;

     (f) any loss, damage or destruction (whether or not covered by insurance) affecting any of the tangible assets or business of the Company that may involve a loss of more than $200,000, individually, or $500,000, in the aggregate (including deductibles), in excess of applicable insurance coverage; or

     (g) any sale, transfer or other disposition of any material properties or assets of the Company except in the ordinary course of business.

      SECTION 4.8 LITIGATION. As of the date of this Agreement there are no suits, claims, actions, investigations or proceedings of any nature by any Person which are pending or, to the Company's knowledge, threatened (i) against or otherwise involving, directly or indirectly, the Company or SW Bank, or any of their properties (including, without limitation, any such matter with respect to Taxes), or (ii) against or otherwise involving, directly or indirectly, any officer, director, employee or agent of the Company or SW Bank (in connection with such officer's, director's, employee's or agent's activities on behalf of it or that otherwise relate, directly or indirectly, to the Company or SW Bank or any of its properties, securities or activities), which in the aggregate have had or may reasonably be expected to have a Material Adverse Effect on the Company.

      SECTION 4.9 UNDISCLOSED LIABILITIES. The Company is not subject to any Liabilities of any nature (whether or not required to be accrued or disclosed under SFAS No. 5) which exceed or may reasonably be expected to exceed $400,000 in the aggregate except (i) as set forth in the Company's unaudited financial statements as of March 31, 1997, (ii) Liabilities incurred since March 31, 1997 in the ordinary course of business and consistent with prudent banking practice, which individually or in the aggregate would not result in a Material Adverse Effect upon the Company, or (iii) Liabilities under this Agreement and fees and expenses related thereto.

      SECTION 4.10 TAX MATTERS. The Company has filed with the appropriate agencies all Returns required to be filed, and such Returns were true, correct and complete in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are owing or payable by the Bank with respect to items or periods covered by such Returns or with respect to any period prior to the date of this representation and warranty.

      SECTION 4.11 ENVIRONMENTAL MATTERS. Neither the Company, nor any properties or businesses owned or operated by the Company or SW Bank, whether or not held in a fiduciary or representative capacity, has been or is in violation of or liable under any Environmental Law (as hereinafter defined). There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted, pending, or, to the knowledge of the Company, threatened relating to the liability of any properties or businesses owned or operated by the Company, whether or not held in a fiduciary or representative capacity, under any Environmental Law.

      SECTION 4.12 ALLOWANCE FOR LOSSES. The Company's allowance for possible credit losses is adequate in relation to the outstanding loans, leases and other extensions of credit of the Company and is strictly in accordance with the safety and soundness standards administered by, and the practices and procedures of, the OCC, as such standards, practices and procedures may be amended from time to time.

      SECTION 4.13 DISCLOSURE. Without limiting any of the representations and warranties contained herein, no representation or warranty by the Company or SW Bank in this Agreement, no statement contained in any document (including, without limitation, the Annual Report and the Quarterly Report and the information to be provided pursuant to Section 5.5 hereof), certificate or other writing and no other information furnished or to be furnished by the Company or SW Bank to the Bank or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

      SECTION 5.1 PREPARATION OF REGISTRATION STATEMENT AND PROSPECTUS/PROXY STATEMENT. The Bank and the Company contemplate that a Registration Statement on Form S-4 (the "Registration Statement") will be filed with the SEC under the Securities Act for registration of the Company Common Stock to be issued in connection with the transactions contemplated hereby and that the parties will prepare a related Prospectus/Proxy Statement (the "Prospectus/Proxy Statement") to be mailed to the shareholders of the Bank in connection with the Shareholders' Meeting. The parties hereby agree (i) to cooperate with each other in preparing and filing such Registration Statement and Prospectus/Proxy Statement, and (ii) to use reasonable efforts to effectuate such filing with the SEC by May 30, 1997. The parties hereby further agree (i) to file such Prospectus/Proxy Statement with the SEC, the OCC and the Texas Banking Commissioner, as necessary, as soon as reasonably practicable after the date hereof and (ii) to use their reasonable efforts to obtain the clearance of the SEC, the OCC and the Texas Banking Commissioner, as necessary, to issue such Prospectus/Proxy Statement as soon as practicable thereafter. Without limiting the generality of the foregoing, nothing shall be contained in the Registration Statement or the Prospectus/Proxy Statement or any proxy soliciting materials with respect to any party unless approved by such party, which approval shall not be unreasonably withheld.

      SECTION 5.2  PURSUIT OF REGULATORY APPROVALS.

     (a) The parties shall cooperate and use their reasonable efforts (i) to obtain all necessary approvals, consents, authorizations and the like from Governmental Authorities required to consummate the Merger, including, without limitation, the approval of the Federal Reserve, the OCC, the Texas Banking Commissioner and such other Persons as may be required under Applicable Law, and
(ii) to prepare and file the requisite application with the OCC (subject to the determination by the OCC of the completeness of such application) by May 30, 1997. In addition, the consummation of the transactions contemplated hereby is subject to the following:

          (i) the expiration of any applicable waiting period with respect to any of the foregoing matters (including, without limitation, any extension thereof by reason of a request for additional information or as a result of any pending or threatened action, suit or proceeding by the U.S. Department of Justice or the Federal Trade Commission under federal antitrust laws) and the publication of any notice required by Applicable Law;

          (ii) the declaration of effectiveness of the Registration Statement, which must not be the subject of a stop order or threatened stop order on the Closing Date; and

          (iii) the shares of Company Common Stock being delivered by the Company to the Shareholders in exchange for their shares of Bank Common Stock having been qualified or registered for offering and sale under the securities or Blue Sky laws of each jurisdiction in which the Shareholders reside (or exempted therefrom); provided that the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified.

     All such approvals, together with any other approvals of Governmental Authorities that are necessary to effectuate the Merger, are referred to herein as the "Regulatory Approvals."

     (b) The Company shall have primary responsibility for the preparation of all Federal Reserve and OCC applications and filings required in connection with
Section 5.2 above and the parties shall be jointly responsible for the preparation of all applications and filings with the Texas Banking Commissioner required in connection with Section 5.2 above. Each party shall cooperate with the other parties hereto in preparation of all applications for such Regulatory Approvals and will furnish promptly upon request all documents, information, financial statements or other materials as may be required in order to complete such applications. Should the appearance of any of the officers, directors, employees or agents of any of the parties hereto be requested by any of the parties or by any Governmental Authority at any hearing or otherwise in connection with any such application, such party shall promptly use its reasonable efforts to arrange for those appearances.

      SECTION 5.3 OTHER CONSENTS. The Bank and the Company and SW Bank (where appropriate) agree to apply for and reasonably and diligently seek to obtain all waivers, consents and approvals of other Persons required in connection with the transactions contemplated by this Agreement, including, without limitation, the consent of any Person which may be required under any Scheduled Contract.

      SECTION 5.4 BANK ACTIVITIES PENDING CLOSING. Except as otherwise specifically provided in this Agreement and subject to Applicable Law, from the date hereof to and including the Effective Time, the Bank shall, as long as this Agreement remains in effect or unless the Company otherwise consents in writing (which consent shall not be unreasonably withheld):

     (a) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with prudent banking practice and in accordance with Applicable Laws and its compliance, loan and other policies, including, without limitation, making all changes required upon completion of any regulatory examination, and use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with all Persons having business dealings with it, and provided that the Bank shall not make or agree to make any loans or other extensions of credit to any borrower in excess of $500,000 without the prior consent of the Company;

     (b) refrain from issuing or selling or obligating itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, except for shares issued upon the exercise of Bank Stock Options outstanding on the date hereof;

     (c) except as set forth in Schedule 3.25(b), refrain from opening or closing any branch office, or acquiring or selling or agreeing to acquire or sell, any branch office or any deposit liabilities, and otherwise consult with and seek the advice of the Company with respect to basic policies relating to branching, site location and relocation;

     (d) not enter into, amend or terminate any agreement of the type that would be required to be disclosed on Schedule 3.7(a), or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices;

     (e) not grant any severance or termination pay (otherwise than pursuant to the Bank's policies in effect on the date hereof) to, or enter into any employment, consulting, non-competition, retirement, parachute or indemnification agreement with, any officer, director, employee or agent of the Bank;

     (f) not cause or suffer to exist any of the things listed in Section 3.13 to occur;

     (g) not foreclose upon or otherwise acquire any real property described in
Section 3.23 hereof or any non-residential property prior to receipt and approval by the Company of a Phase I environmental review therefor;

     (h) not change its deposit account interest rate pricing policies or its loan pricing policies except in response to changes in the applicable market;

     (i)  not establish any Subsidiary;

     (j) not make any material change in the interest rate risk profile of the Bank as of March 31, 1997;

     (k) not materially deviate from policies and procedures existing as of the date of this Agreement with respect to (i) classification of assets, (ii) the allowance for possible credit losses, and (iii) accrual of interest on assets, except as otherwise required by the provisions of this Agreement; and

     (l) not make or agree to make any overdrafts in excess of $100,000 per account, unless an overdraft line of credit is in place consistent with the Bank's ordinary course of business and policies and Applicable Laws.

      SECTION 5.5 ONGOING FINANCIAL DISCLOSURE. The Bank shall provide to the Company as soon as practicable but in no event later than fifteen (15) days following the end of each calendar month, from the date hereof through the Closing Date, copies of all financial statements and other written information provided to the Board of Directors of the Bank, and, to the extent permitted by Applicable Law, all reports filed by the Bank with federal or state regulatory agencies. The Company shall send to the Bank, promptly after they become publicly available, copies of all Company filings from and after the date hereof made under Sections 13(a) and 14 of the Exchange Act and copies of all news releases made by the Company from and after the date hereof. The Company shall provide to a single designee of the Bank copies of all non-public financial and other written information provided to the Boards of Directors of the Company and SW Bank, and, to the extent permitted by Applicable Law, all reports filed by the Bank with federal or state regulatory agencies. Such designee shall not copy or circulate any such information to anyone without the prior written consent of the Company, which consent shall not be unreasonably withheld, and the Bank hereby acknowledges its obligations under the federal securities laws with respect to maintaining the confidentiality of such information and insider trading matters.

      SECTION 5.6  ACCESS TO INFORMATION OF THE BANK.

     (a) During the period from the date hereof until the Effective Time, the Bank shall provide the information and access described in paragraphs (b) and
(c) below during normal business hours, upon reasonable written or oral notice and in such manner as will not unreasonably interfere with the conduct of the Bank's business.

     (b) To the extent permitted by law, the Bank shall authorize and permit the Company and its representatives, accountants and counsel to have full and complete access to all of the properties, books, records, branch operating reports, branch audit reports, customer accounts and records, any reports of Governmental Authorities and responses thereto, operating instructions and procedures (and all correspondence with Governmental Authorities), tax returns, tax settlement letters, financial statements and other financial information (including the work papers of Grant Thornton LLP used to audit the Bank's balance sheets as of December 31, 1996 and 1995 and its statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994), contracts and documents of the Bank and all other information with respect to the business affairs, financial condition, assets and Liabilities of the Bank as the Company may from time to time request, to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and Liabilities of the Bank with such third persons, including, without limitation, the directors, officers, employees, agents, accountants (including Grant Thornton LLP) and attorneys of the Bank, as the Company considers reasonably necessary or appropriate for the purposes of familiarizing itself with the business and operations of the Bank, determining any breach of the representations, warranties and covenants of the Bank set forth herein, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by Governmental Authorities, conducting further evaluations of the assets and Liabilities of the Bank, and accomplishing the integration of the business operations of the Bank with those of SW Bank at the earliest possible date.

     (c) For purposes of the Company's investigation pursuant to this Section 5.6, the Bank shall use its reasonable efforts to cause any service bureau, accountant, third party servicer or other third party under contract to it to furnish to the Company and its authorized representatives full access to such party's premises and all of its books, records and properties, including, without limitation, all loan, investment, regulatory, financial, accounting, tax and property records and files relating to the operations of the Bank including, without limitation, all files, computer records and customer information, relating to assets serviced by third parties or necessary for the conversion on the Closing Date of all accounts, products and branch operating systems of the Bank to such systems as the Company may designate. The Bank shall use its reasonable efforts to cause any service bureau, accountant, third party servicer or other third party to provide adequate space and facilities and the cooperation of its personnel, including, without limitation, copying facilities, to the end that such examination shall be completed expeditiously, completely and accurately. The Bank shall, upon request, provide the Company and its authorized representatives with reasonable access to any and all real and personal properties securing loans made by the Bank, to the extent legally permissible. Without limiting any of the foregoing, the Company and its authorized representatives shall be specifically entitled to conduct at the Company's own expense (and the Bank shall use its reasonable efforts to enable them to conduct) such tests of accounts receivable and other matters as they deem appropriate. Any examination or investigation made by the Company or other Persons as contemplated by this Section shall not affect any of the representations and warranties hereunder.

      SECTION 5.7 CONFIDENTIALITY. Except as contemplated by this Agreement or as necessary to carry out the transactions contemplated herein, all information or documents furnished hereunder by any party or any other party shall be kept confidential by the party to whom it is furnished (and such party shall use reasonable efforts to cause its agents and representatives to maintain the confidentiality of such documents) and in the event such transactions are not consummated, each shall return to the other or destroy all information furnished hereunder and shall not thereafter use the same for any purpose until such time as such information becomes publicly available, except to the extent (i) it was known by such other party prior to being received other than through the violation or breach of such party or any other Person of any duty of confidentiality, or (ii) it is or thereafter becomes lawfully obtainable from other sources, or (iii) it is necessary or appropriate to disclose the same to any Governmental Authority having jurisdiction over the parties or their Subsidiaries or as otherwise may be required by Applicable Laws (to the extent permitted by law, the party intending to make disclosure in such circumstances shall give the other parties prompt notice prior to making such disclosures so that such other parties may seek a protective order or other appropriate remedy prior to such disclosure), or (iv) such duty of confidentiality is waived in writing by the other party. Notwithstanding the foregoing, information and documents furnished by or on behalf of the Bank hereunder may be disclosed by the Company or SW Bank to the Federal Reserve, the OCC, the Texas Banking Commissioner and any other Governmental Authority whose approval, consent, authorization or other action is necessary for the consummation of the Merger and the transactions contemplated hereby.

      SECTION 5.8  MEETING OF SHAREHOLDERS.

     (a) The Bank shall duly call a meeting of its shareholders (the "Shareholders' Meeting") for the purpose of obtaining the approval of said shareholders to the Merger, this Agreement and all other matters necessary to consummate the transactions contemplated by this Agreement, which meeting shall be held not earlier than 20 nor later than 30 business days following the date upon which the Registration Statement shall have been declared effective. In connection with the Shareholders' Meeting, the Board of Directors of the Bank shall recommend approval of the transactions contemplated by this Agreement, indicate the determination by the Board of Directors that the Merger is fair to and in the best interests of the Bank's shareholders and use its reasonable efforts (including, without limitation, soliciting proxies for such approvals) to obtain such shareholder approval. Notice of the Shareholders' Meeting shall be accompanied by the Prospectus/Proxy Statement.

     (b) In obtaining the approval of shareholders referred to in this Section 5.8, the Bank and its officers, directors and 5% shareholders will comply with applicable provisions of and the rules and regulations under the Securities Act and the Exchange Act, the TBA, the TBCA and any other Applicable Law.

      SECTION 5.9 STOCK LISTING. The Company shall, prior to the Effective Time, notify NASDAQ with respect to the listing of the shares of Company Common Stock to be issued pursuant to the Merger and shall obtain any approval required by NASDAQ necessary in connection with the issuance of the Company Common Stock.

      SECTION 5.10 AFFILIATES' LETTERS. No later than the 30th day following the date hereof, the Bank shall deliver to the Company, after consultation with legal counsel, a list of names and addresses of those persons who are "Affiliates" of the Bank with respect to the Merger within the meaning of Rule 145 under the Securities Act. There shall be added to such list the names and addresses of any other person (within the meaning of such Rule) which the Company identifies (by written notice to the Bank within three business days after receipt of such list) as possibly being a person who may be deemed to be an "Affiliate" of the Bank within the meaning of Rule 145. The Bank shall use all reasonable efforts to deliver, or cause to be delivered, to the Company, not later than the Closing Date from each of the "Affiliates" of the Bank identified as aforesaid, a letter dated as of the date of delivery thereof in the form of Exhibit A attached hereto.

      SECTION 5.11 MERGER OF SW DELAWARE. Prior to the Closing Date, the Company shall cause SW Delaware to be either dissolved or merged into the Company (the "SW Delaware Merger") so that on the Closing Date, the Company will own directly 100% of the outstanding capital stock of SW Bank.

      SECTION 5.12 PLAN AMENDMENTS AND PARTICIPATION IN COMPANY PLANS. The Bank shall execute and deliver such instruments and take such other actions as the Company may reasonably require in order to cause the amendment or termination of any Plan on terms satisfactory to the Company and in accordance with Applicable Law and effective as of the Effective Time.

      SECTION 5.13 ASSUMPTION OF BANK STOCK OPTIONS. The Bank shall use its reasonable efforts to cause each of the holders of Bank Stock Options to execute and deliver to the Company, at least 10 days prior to the Closing Date, an agreement in form and substance satisfactory to the Company, with substantially the same terms as those of the Bank Stock Options, pursuant to which each such Bank Stock Option shall be converted into an option to purchase a number of shares of Company Common Stock equal to the number of shares of Bank Common Stock subject thereto multiplied by 0.625, at an exercise price per share equal to the exercise price per share subject thereto divided by 0.625; provided, however, that no "Dividend Credits" (as defined in the Bank Stock Option Plan) shall be accrued or be paid with respect to any Bank Stock Option after the Effective Time.

      SECTION 5.14 TERMINATION OF SEVERANCE AND CONSULTING ARRANGEMENTS. On or prior to the Closing Date, subject to Applicable Law, the Bank shall use its reasonable efforts to terminate those arrangements (pursuant to reasonable severance arrangements) as the Company or SW Bank shall notify the Bank in writing pursuant to which the Bank is or may be obligated to make payments after the Closing Date to any Person pursuant to any employment, consulting, severance, employment termination or other similar agreement with any current or former officer, director, employee or agent of the Bank.

      SECTION 5.15  CERTAIN NOTIFICATIONS.

     (a) Each party to this Agreement shall notify the other parties promptly both orally and in writing (i) after becoming aware of any misrepresentation or breach of warranty on its part under this Agreement, (ii) after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a breach on its part of any obligation under this Agreement or the occurrence of any event that would cause any representation or warranty made by it herein to be false or misleading in any material respect if such representation and warranty were restated at such time, or (ii) upon the occurrence of, or the discovery of, any event that could reasonably be expected to cause it to be unable to satisfy a condition to any other party's obligation to proceed with the Merger.

     (b) The Bank shall notify the Company promptly both orally and in writing if it becomes aware that there exists a basis for any material suit, claim, action, investigation or proceeding of any nature to be brought against or by or on behalf of the Bank, or any of its properties.

      SECTION 5.16  NO SHOPPING.

     The Bank shall not, directly or indirectly, through any officer, director, employee or agent or otherwise, solicit, initiate, encourage or facilitate any Acquisition Proposal, or, except as otherwise required in the opinion of Brown, Parker & Leahy, L.L.P. or other independent counsel reasonably acceptable to the Company in order for its Board of Directors to fulfill its fiduciary duties, participate in any negotiation in respect of or cooperate with (including, without limitation, by way of furnishing any nonpublic information concerning the business, properties or assets of the Bank or any access to such properties or assets) any Acquisition Proposal. The Bank shall notify the Company promptly by telephone, and thereafter promptly confirm such notification in writing, if any such information is requested from, or any Acquisition Proposal or inquiry with respect to any Acquisition Proposal is received by, the Bank and shall provide the Company with a reasonably detailed description of the contents thereof, including without limitation, the identity of the other persons or entities involved. Unless and until the Bank shall have exercised its right to terminate this Agreement pursuant to Section 7.1(e) hereof, no Acquisition Proposal shall be accepted, approved, adopted or recommended by the Board of Directors of the Bank, or presented by the Bank, or by its Board of Directors or management, to the Shareholders for vote or approval by written consent, and no such meeting of Shareholders shall be called by the Bank or noticed for purposes of taking Shareholder action with respect to any Acquisition Proposal. Unless and until the Bank shall have exercised its right to terminate this Agreement pursuant to Section 7.1(e) hereof, the Board of Directors of the Bank shall not rescind the approval of this Agreement or any of the transactions contemplated hereby. Unless and until the Bank shall have exercised its right to terminate this Agreement pursuant to Section 7.1(e) hereof, or except as otherwise required by any Governmental Authority having jurisdiction with respect to a party, the Bank shall not prepare or assist in the preparation of or file or assist in the filing of any notice or application to any Governmental Authority pertaining to or seeking approval of any change in control incident to or which would result from any Acquisition Proposal.

      SECTION 5.17 NO INCONSISTENT ACTIONS; POOLING; TAX TREATMENT. None of the parties hereto will take or omit to take any action, the effect of the taking or omission of which would reasonably be expected to cause any of its representations and warranties herein to be inaccurate in any material respect at the Closing or at any time prior to the Closing as if such representation and warranty were restated at such time. Each party hereto shall use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a "pooling of interests," and shall not take, and shall use all reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from being treated as such for financial accounting purposes. Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

      SECTION 5.18 TAXES; CONSENT. The Bank shall prepare and timely file all Returns and amendments thereto required to be filed by the Bank on or before the Closing Date. The Company shall have a reasonable opportunity to review all Returns and amendments thereto prior to filing. The Bank shall pay and discharge all Taxes, assessments and governmental charges upon or against it or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as: (a) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any material adverse effect upon the condition (financial or otherwise) or operations of the Bank; and (b) the Bank shall have set aside on its books reserves (segregated to the extent required by sound accounting practice) in the amount of the demanded principal imposition (together with interest and penalties relating thereto, if any).

      SECTION 5.19 TRANSACTIONS WITH AFFILIATES AND INSIDERS. From the date hereof until the Effective Time, the Bank shall not, without the prior written consent of the Company, make any loan or establish any relationship, of the type or engage or propose to engage in any transaction of the type that would be required to be disclosed on Schedule 3.20 had such loan been made, relationship been established or transaction been entered into or proposed as of the date hereof.

      SECTION 5.20 CLASSIFICATION OF LOANS. During the period from the execution of this Agreement until the Effective Time, the Bank (i) to the extent permitted by Applicable Law, shall promptly inform the Company of the amounts and categories of any loans, leases or other extensions of credit that are classified by any Governmental Authority or by the Bank as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification; (ii) shall classify all assets in accordance with FDIC Standards and its own current internal classification system; and (iii) shall apply the standards regarding accrual of interest set forth in the then most recent Call Report Instructions of the Federal Financial Institutions Examination Council.

      SECTION 5.21 COMPLIANCE WITH APPLICABLE LAW. During the period from the date of this Agreement until the Effective Time, the Bank shall take any and all actions reasonably requested by the Company in order to conform the conduct of the business of the Bank, including, without limitation, the business of originating, acquiring, holding or disposing of assets and liabilities, with the requirements of any Applicable Law.

      SECTION 5.22 CERTAIN ACCOUNTING ADJUSTMENTS. After all of the Regulatory Approvals have been obtained, the Bank shall, if requested by the Company, make such accounting entries prior to the Effective Time as the Company may reasonably request in order to conform the accounting records of the Bank to the accounting policies and practices of the Company and its Subsidiaries, such adjustments to be effective immediately prior to the Effective Time. No such adjustment shall of itself constitute grounds for termination of this Agreement or an acknowledgment by the Bank (i) of any adverse circumstances for purposes of determining whether the conditions to the Company's obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to the Company's obligations under this Agreement set forth in Section 6.2(a) hereof or (iii) that such adjustment has any bearing on the number of shares of Company Common Stock issuable hereunder.

     SECTION 5.23  ENVIRONMENTAL INVESTIGATION; RIGHT TO TERMINATE AGREEMENT.

     (a) The Company and its designated consultants, agents and representatives shall have the right to the same extent that the Bank has such right, but not the obligation or responsibility, to inspect any Bank Real Property or Real Estate Owned, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling ("Environmental Inspections") at any time on or prior to May 31, 1997. The Company shall notify the Bank prior to any physical inspections of any such properties, and the Bank may place reasonable restrictions on the time of such inspections. (If, as a result of any such Environmental Inspection, further investigation ("secondary investigation") including, without limitation, test borings, soil, water and other sampling is deemed desirable by the Company, the Company shall (i) notify the Bank of any property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, and (ii) commence such secondary investigation, on or prior to June 30, 1997. All secondary investigations must be approved in advance by the Bank. The Company shall give reasonable notice to the Bank of such secondary investigations, and the Bank may place reasonable time and place restrictions on such secondary investigations.

     (b) The Bank agrees to indemnify and hold harmless the Company for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by the Company or its agents, which damage or injury is attributable to the negligent actions or negligent omissions of the Bank or its agents. The Company agrees to indemnify and hold harmless the Bank for any claims for damage to property, or injury or death to persons, attributable to the negligent actions or omissions of the Company or its agents in performing any Environmental Inspection or secondary investigation except to the extent caused in whole or in part by the negligence of the Bank. The Company shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by the Bank and not by the Company. The Company shall make no such report prior to the Closing unless required to do so by law, and in such case will give the Bank reasonable notice of the Company's intentions.

     (c) The Company shall have the right to terminate this Agreement if (i) the factual substance of any warranty or representation set forth in Section 3.23 is not true and accurate in any material respect; (ii) the results of such Environmental Inspection, secondary investigation or other environmental inspection, secondary investigation or other environmental survey identifies material violations of Environmental Laws; (iii) the Bank has refused to allow the Company to conduct an Environmental Inspection or secondary investigation in a manner that the Company reasonably considers necessary; or (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies any past or present events, conditions or circumstances (including but not limited to the presence of any asbestos-containing material or underground storage tank) that would require remedial or cleanup action at an aggregate estimated cost which is in excess of $500,000. On or prior to July 15, 1997, the Company shall advise the Bank in writing as to whether the Company intends to terminate this Agreement because the Company disapproves of the results of the Environmental Inspection, secondary investigation or other environmental survey. The Bank shall have the opportunity to correct any objected to violations or conditions to the Company's reasonable satisfaction prior to August 31, 1997. In the event that the Bank fails to demonstrate its satisfactory correction of the violations or conditions to the Company, the Company may terminate the Agreement on or before August 31, 1997.

     (d) The Bank agrees to make available to the Company and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Bank Real Property and Real Estate Owned including, without limitation, the results of other environmental inspections and survey. The Bank also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with the Company and shall be entitled to certify the same in favor of the Company and its consultants, agents and representatives and make all other data available to the Company and its consultants, agents and representatives.

      SECTION 5.24 EMPLOYMENT AGREEMENTS. The Company shall use its best efforts to enter into Employment Agreements with J. Nolan Bedford and Maurice L. Junod substantially in the form of Exhibits B-1 and B-2 hereto effective as of the Effective Time.

      SECTION 5.25  INDEMNIFICATION OF DIRECTORS AND OFFICERS; INSURANCE.   (a)
The Articles of Association and By-Laws of the Surviving Association shall contain the provisions with respect to indemnification set forth in the Articles of Association and By-Laws of SW Bank on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Bank in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Applicable Law.

     (b) From and after the Effective Time, the Company and the Surviving Association shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Bank (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts (including all amounts paid in settlement with the approval of the Company and the Surviving Association, which approval shall not unreasonably be withheld) in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was a director, officer, employee or agent of the Bank and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under applicable law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable law, upon receipt from the Indemnified Party to whom expenses are advanced an undertaking to repay such advances, if any, contemplated by applicable law). If the assets of the Surviving Association are insufficient to satisfy its indemnity obligations hereunder, then the Company shall assume and become liable for the performance of such obligations.

     (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective
Time) after the Effective Time (i) the Indemnified Parties may retain the Bank's regularly engaged independent legal counsel, or other independent legal counsel satisfactory to them provided that such other counsel shall be reasonably acceptable to the Surviving Association, (ii) the Surviving Association shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) the Surviving Association will use its reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Association shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.25, upon learning of any such Claim, shall notify the Surviving Association (although the failure so to notify the Surviving Association shall not relieve the Surviving Association from any liability which the Surviving Association may have under this Section 5.25 except to the extent such failure prejudices the Surviving Association), and shall deliver to the Surviving Association the undertaking, if any, contemplated by applicable law. The Indemnified Parties as a group may retain one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event, such additional counsel as may be required may be retained by the Indemnified Parties.

     (d) Commencing at the Effective Time, the directors and officers of the Surviving Association shall be insured under the policies of directors and officers insurance currently or hereafter maintained by the Company. In addition, for a period of four years following the expiration after the Effective Time of the Bank's current directors and officers liability insurance policy, the Company shall secure and cause to be maintained in effect the Bank's existing directors' and officers' liability insurance or "tail" coverage, or policies with terms and conditions substantially similar to the Bank's current insurance policies, with respect to claims arising from facts or events which occurred before the Effective Time (including the transactions which are the subject of this Agreement). Notwithstanding the foregoing, the Company's obligation to maintain liability insurance under the immediately preceding sentence may, prior to the expiration of such four year period, be modified or terminated as agreed between the Company and a committee consisting of Robert J. Adam, Anan Golub, Robert Pond, Robert A. Skilton and Weems Turner (or, if a vacancy occurs therein, any successor(s) thereto appointed by the remaining members thereof), which committee, acting by a majority, is hereby instructed by the Bank to agree to such actions with respect to the maintenance, early termination or modification of such insurance as such committee deems fair, as determined in its sole discretion, to the Company on the one hand and the indemnified parties on the other hand, based on the cost of such insurance and the likelihood of the need to ever file any claim thereunder. Such committee members shall be afforded the same indemnification rights generally available to directors so long as such members shall have acted in good faith.

     (e) This Section 5.25 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on the Company and SW Bank and the Surviving Association and their representative successors and assigns.

      SECTION 5.26  COMPANY ACTIVITIES PENDING CLOSING.   Except as otherwise
specifically provided in this Agreement and subject to Applicable Law, from the date hereof to and including the Effective Time, the Company shall, as long as this Agreement remains in effect or unless the Bank otherwise consents in writing:

     (a) conduct its consolidated affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with prudent banking practice and in accordance with Applicable Laws and its compliance, loan and other policies, including, without limitation, making all changes required upon completion of any regulatory examination;

     (b) refrain from entering into any agreement which would provide for the sale of the Company or its assets to another entity pursuant to which the management of the acquiring or surviving entity would be substantially different form that of the Company at the time such agreement is entered into.

      SECTION 5.27  ACCESS TO INFORMATION OF THE COMPANY.

     (a) During the period from the date hereof until the Effective Time, the Company and SW Bank shall provide the information and access described in paragraphs (b) and (c) below during normal business hours, upon reasonable written or oral notice and in such manner as will not unreasonably interfere with the conduct of the Company's or SW Bank's business.

     (b) To the extent permitted by law, the Company and SW Bank shall authorize and permit the Bank and its representatives, accountants and counsel to have full and complete access to all of the properties, books, records, branch operating reports, branch audit reports, customer accounts and records, any reports of Governmental Authorities and responses thereto, operating instructions and procedures (and all correspondence with Governmental Authorities), tax returns, tax settlement letters, financial statements and other financial information (including the work papers of Coopers & Lybrand L.L.P. used to audit the Company's balance sheets as of December 31, 1996 and 1995 and its statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994), contracts and documents of the Company and SW Bank and all other information with respect to the business affairs, financial condition, assets and Liabilities of the Company and SW Bank as the Bank may from time to time reasonably request, to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and Liabilities of the Company and SW Bank with such third persons, including, without limitation, the directors, officers, employees, agents, accountants (including Coopers & Lybrand L.L.P.) and attorneys of the Company and SW Bank, as the Bank considers reasonably necessary or appropriate for the purposes of familiarizing itself with the business and operations of the Company and SW Bank, determining any breach of the representations, warranties and covenants of the Company and SW Bank set forth herein, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by Governmental Authorities and conducting further evaluations of the assets and Liabilities of the Company and SW Bank.

     (c) For purposes of the Bank's investigation pursuant to this Section 5.27, the Company and SW Bank shall use its reasonable efforts to cause any service bureau, accountant, third party servicer or other third party under contract to it to furnish to the Bank and its authorized representatives full access to such party's premises and all of its books, records and properties, including, without limitation, all loan, investment, regulatory, financial, accounting, tax and property records and files relating to the operations of the Company and SW Bank including, without limitation, all files, computer records and customer information, relating to assets serviced by third parties. The Company and SW Bank shall use their reasonable efforts to cause any service bureau, accountant, third party servicer or other third party to provide adequate space and facilities and the cooperation of its personnel, including, without limitation, copying facilities, to the end that such examination shall be completed expeditiously, completely and accurately. Without limiting any of the foregoing, the Bank and its authorized representatives shall be specifically entitled to conduct at the Bank's own expense (and the Company and SW Bank shall use their reasonable efforts to enable them to conduct) such tests of accounts receivable and other matters as they deem appropriate. Any examination or investigation made by the Bank or other Persons as contemplated by this Section shall not affect any of the representations and warranties hereunder.

      SECTION 5.28 FURTHER ASSURANCES. Each party hereto shall execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

                                  ARTICLE VI

                             CONDITIONS TO CLOSING

      SECTION 6.1 CONDITIONS TO THE BANK'S OBLIGATION TO CLOSE. The obligation of the Bank to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or before the Closing Date (or as otherwise provided below) of all of the following conditions.

     (a) Representations and Warranties.

          (i) Except for such breaches of the representations and warranties contained in Article IV hereof as have not, and cannot reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Company, all representations and warranties of the Company contained in
     Article IV of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as those such representations and warranties were being made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case they shall be deemed to have been made as of the Closing Date but speaking only as of such specific date). Solely for purposes of this Section and in determining compliance with the condition set forth herein, any representation and warranty made by the Company and SW Bank in this Agreement shall be read and interpreted as if the qualification set therein with respect to materiality or Material Adverse Effect were not contained therein;

          (ii) The Company and SW Bank shall have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed and satisfied by any or both of them at or prior to the Closing Date; and

          (iii) There shall have been delivered to the Bank on the Closing Date, a certificate executed by the Chief Executive Officer, the President or any Executive Vice President, of the Company certifying compliance with all the provisions of this Section 6.1(a).

     (b) Regulatory Approvals. All of the Regulatory Approvals for the transactions contemplated by this Agreement shall have been obtained; such Regulatory Approvals shall be in effect and no proceedings shall have been initiated or threatened with respect thereto; all applicable waiting periods with respect to such Regulatory Approvals shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Regulatory Approvals shall have been satisfied.

     (c) Registration Statement. The Registration Statement, as it may have been amended or supplemented, shall have become effective and no stop order suspending the effectiveness of such Registration Statement shall have been issued and shall remain in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC the basis for which shall remain in effect.

     (d) Board and Shareholder Approval.

          (i) The Company shall have furnished the Bank with:

               (A) a certified copy of the resolutions duly adopted by the Boards of Directors of the Company and SW Bank approving this Agreement, the Merger and the transactions contemplated hereby and thereby, and, in the case of SW Bank and the Company, directing the submission thereof to a vote of shareholders; and

               (B) a certified copy of evidence of the consummation of the SW Delaware Merger; and

               (C) a certified copy of resolutions duly adopted by the Company following the SW Delaware Merger, as the holder of 100% of the outstanding shares of SW Bank capital stock entitled to vote thereon, approving this Agreement, the Merger and the transactions contemplated hereby and thereby; and

          (ii) At least two-thirds of the outstanding shares of Bank Common Stock entitled to vote shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby.

     (e) No Violations of Law, Litigation. The transactions contemplated by this Agreement shall not violate any Applicable Law. There shall be no pending or threatened suits, claims, actions, investigations or proceedings by any Person or Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to restrict or prohibit the transactions contemplated hereby or seeking to obtain any material damages against any Person as a result of the transactions contemplated hereby.

     (f) Opinions of Counsel. The Bank shall have received an opinion addressed to them of Vinson & Elkins L.L.P., counsel to the Company and SW Bank, dated the Closing Date, substantially in the form of Exhibit C hereto.

     (g) Tax Opinion. The Bank shall have received from Brown Parker & Leahy L.L.P., an opinion of counsel reasonably satisfactory to the Bank to the effect that for federal income tax purposes (i) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code; (ii) the Company, SW Bank and the Bank will each be a party to that reorganization; (iii) no gain or loss will be recognized to the former Shareholders of the Bank who receive Company Common Stock in exchange for their Bank Common Stock, except to the extent they receive cash; (iv) the basis of the Shareholders in the Company Common Stock received in the Merger will be the same as the basis of the Bank Common Stock surrendered in exchange therefor (reduced by the excess, if any, of the cash received over the amount of gain recognized on the exchange); and (v) the holding period of the shares of Company Common Stock received by a Shareholder will include the holding period of the shares of Bank Common Stock surrendered therefor, provided that such Bank Common Stock was held as a capital asset by such Shareholder. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate, may rely upon representations made in certificates of officers of the Bank and the Company, affiliates of the foregoing, and others.

     (h) The Company shall have entered into Employment Agreements with J. Nolan Bedford and Maurice L. Junod substantially in the form of Exhibits B-1 and B-2 hereto, respectively.

      SECTION 6.2 CONDITIONS TO THE COMPANY'S AND SW BANK'S OBLIGATIONS TO CLOSE. The obligations of the Company and SW Bank to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or before the Closing Date (or as otherwise provided below) of all of the following conditions:

     (a)  Representations and Warranties; Covenants.

          (i) Except for such breaches of the representations and warranties contained in Article III hereof as have not, and cannot reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Bank, all representations and warranties of the Bank contained in Article III of this Agreement shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties were being made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case they shall be deemed to have been made as of the Closing Date but speaking only as of such specific date). Solely for purposes of this Section and in determining compliance with the condition set forth herein, any representation and warranty made by the Bank in this Agreement shall be read and interpreted as if the qualification stated therein with respect to materiality or Material Adverse Effect were not contained therein.

          (ii) The Bank shall have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed and satisfied at or prior to the Closing Date.

          (iii) There shall not have been instituted or threatened any suit, claim, action, investigation or proceeding of any nature by any Person that would have been required to be listed on Schedule 3.14(a) hereto had such suit, claim, action or proceeding been instituted or threatened as of the date of this Agreement, and that, individually or in the aggregate, or when aggregated with the breaches, if any, of representations and warranties contained in Article III hereof, has had, or can reasonably be expected to have, a Material Adverse Effect on the Bank.

          (iv) There shall have been delivered to the Company on the Closing Date a certificate executed by the Chief Executive Officer of the Bank certifying compliance with all the provisions of this Section 6.2(a).

     (b) Regulatory Approvals; Covenants. All the Regulatory Approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions that are or would become applicable to the Company, the Surviving Association, or any other Subsidiary of the Company after the Effective Time that the Company in good faith determines would be burdensome (in the context of the transactions contemplated by this Agreement) upon the conduct of the business of the Company, the Surviving Association, or any other Subsidiary of the Company or the business of the Bank, as such businesses have been conducted prior to the Effective Time or as such businesses are anticipated to be conducted after the Effective Time. All such Regulatory Approvals shall be in effect and no proceedings shall have been instituted or threatened with respect thereto; all applicable waiting periods with respect to such Regulatory Approvals shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Regulatory Approvals shall have been satisfied. All other consents, approvals, waivers and other actions required from any other Person pursuant to the Scheduled Contracts in connection with the transactions contemplated by this Agreement shall have been obtained in form satisfactory to the Company, except where the failure to obtain such consents, approvals, and waivers and to take such other action is not in the Company's good faith judgment material.

     (c) Registration Statement. The Registration Statement, as it may have been amended or supplemented, shall have become effective and not stop order suspending the effectiveness of such Registration Statement shall have been issued and shall remain in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC and the basis for which shall remain in effect.

     (d) Board and Shareholder Approval.

          (i) The holders of at least a two-thirds of the outstanding shares of Bank Common Stock entitled to vote thereon shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby; and

          (ii) the Bank shall have furnished the Company with:

               (A) a certified copy of the resolutions duly adopted by the Board of Directors of the Bank approving this Agreement, the Merger and the transactions contemplated hereby and directing the submission thereof to a vote of the Bank's shareholders;

               (B) a certified copy of resolutions duly adopted by the holders of at least two-thirds of the outstanding shares of Bank Common Stock entitled to vote thereon approving this Agreement, the Merger and the transactions contemplated hereby and thereby.

     (e) No Violations of Law, Litigation. The transactions contemplated by this Agreement shall not violate any Applicable Law. There shall be no pending or threatened suits, claims, actions, investigations, or proceedings by any Person or Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to restrict or prohibit the transactions contemplated hereby or seeking to obtain any damages against any Person as a result of the transactions contemplated hereby.

     (f) Opinion of Counsel. The Company and SW Bank shall have received an opinion addressed to them of Brown Parker & Leahy L.L.P., special counsel to the Bank, dated the Closing Date, substantially in the form of Exhibit D hereto.

     (g) Tax Opinion. The Company shall have received from Vinson & Elkins L.L.P. an opinion of counsel, to the effect that for federal income tax purposes
(i) the Merger will constitute a tax-free reorganization within the meaning of
Section 368(a) of the Code; (ii) the Company, SW Bank and the Bank will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the Company, SW Bank or the Bank by reason of the Merger. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate, may rely upon representations made in certificates of officers of the Bank and the Company, affiliates of the foregoing, and others.

     (h) Banking Crisis. There shall not have occurred and be continuing any general banking moratorium or general suspension of payments in respect of banks in the United States, or any event that significantly and adversely affects the normal functioning or operation of the convertibility of major European currencies into United States dollars.

     (i) Bank Stock Options. Each of the holders of Bank Stock Options shall have executed and delivered to the Company the agreement contemplated by Section
5.13 hereof.

     (j) Releases of Officers and Directors.

          (i) Each director of the Bank shall have delivered to the Company an instrument, substantially in the form of Exhibit E hereto dated as of the Effective Time, releasing the Bank from any and all claims of such directors (except as to their deposits and accounts at the Bank, and as to rights of indemnification pursuant to Applicable Law, this Agreement and the Bylaws of the Bank, which shall survive the Merger) and shall have delivered to the Company their resignations as directors of the Bank.

          (ii) Each officer of the Bank shall have delivered to the Company an instrument, substantially in the form of Exhibit F hereto in form and substance satisfactory to the Company and dated the Effective Time, releasing the Bank from any and all claims of such officers (except as to deposits and accounts, accrued compensation permitted by their respective agreements and rights of indemnification pursuant to Applicable Law, this Agreement and the Bylaws of the Bank, which shall survive the Merger).

     (k) Dissenters. The holders of no more than 10% of the outstanding shares of Bank Common Stock shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders.

     (l) SW Delaware Merger. The SW Delaware Merger shall have been duly consummated.

     (m) Affiliates' Letters. Each Affiliate of the Bank shall have delivered to the Company an executed copy of the letter contemplated by Section 5.10 hereof.

     (n) Pooling of Interests. The Merger shall qualify as a "pooling of interests" for financial accounting purposes, and the Company shall have received appropriate opinions from Coopers & Lybrand L.L.P. and Grant Thornton LLP dated the Closing Date to that effect.

                                  ARTICLE VII

                                  TERMINATION

      SECTION 7.1 TERMINATION. This Agreement and the obligations of the parties hereunder may be terminated:

     (a) By mutual written consent of the parties at any time whether or not theretofore approved by the Company's, SW Bank's or the Bank's shareholders;

     (b) By the Company or the Bank upon the expiration of 15 days after any Governmental Authority having jurisdiction over any of the transactions set forth herein indicates that it intends to deny or to refuse to grant any Regulatory Approval; provided, however, that in the case of a denial or refusal to grant approval by any Governmental Authority other than the OCC or the Texas Banking Commissioner, the parties shall use their reasonable efforts during such 15 day period to obtain the withdrawal of such denial or refusal;

     (c) By the Company immediately upon the expiration of 30 days from the date that the Company has given notice to the Bank of the Bank's material failure to satisfy any covenant or agreement herein, or of the Bank's breach of any warranties or representations contained herein which in the aggregate represent a change in the Bank from that represented to the Company which is equivalent to a Material Adverse Effect on the Bank; provided, however, that no termination under this Section 7.1(c) shall take effect if the Bank shall have fully and completely corrected the grounds for termination as specified in the aforementioned notice within the earlier to occur of (i) 30 days after the date of receipt of such notice and (ii) the date specified in paragraph (h) below, and provided further, however, that solely for purposes of this Section 7.1(c), any representation and warranty made by the Bank in this Agreement shall be read and interpreted as if the qualification stated therein with respect to materiality or Material Adverse Effect were not contained therein;

     (d) By the Bank immediately upon the expiration of 30 days from the date that the Bank has given written notice to the Company of the Company's or SW Bank's material failure to satisfy any covenant or agreement contained herein, or of the Company's breach of any warranties or representations contained herein which in the aggregate represent a change in the Company from that represented to the Bank which is equivalent to a Material Adverse Effect on the Company; provided, however, that no termination under this Section 7.1(d) shall take effect if the Company and SW Bank shall have fully and completely corrected the grounds for termination as specified in the aforementioned notice within the earlier to occur of (i) 30 days after the date of receipt of such notice and
(ii) the date specified in paragraph (h) below, and provided further, however, that solely for purposes of this Section 7.1(d), any representation and warranty made by the Company and SW Bank in this Agreement shall be read and interpreted as if the qualification stated therein with respect to materiality or Material Adverse Effect were not contained therein;

     (e) By either the Company or the Bank (provided that if the terminating party is the Bank, the Bank shall not be in material breach of any of its obligations under this Agreement) if any approval of the Shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the Shareholders' Meeting or any adjournment or postponement thereof or the Board of Directors of the Bank has determined not to recommend approval of the Merger to the Shareholders;

     (f) By the Company, if there shall have occurred since March 31, 1997 any change in or effect on the business of the Bank or any occurrence, development or event of any nature, that has had or may reasonably be expected to have, together with all such other changes and effects, a Material Adverse Effect on the Bank;

     (g) By the Bank, if there shall have occurred since March 31, 1997 any change in or effect on the business of the Company or any occurrence, development or event of any nature, that has had or may reasonably be expected to have, together with all such other changes and effects, a Material Adverse Effect on the Company; or

     (h) Notwithstanding any of the foregoing, immediately by a party hereto that is not in default hereunder, if the Closing has not occurred on or before October 31, 1997.

      SECTION 7.2  EFFECT OF TERMINATION.  In the event of a termination under
Section 7.1, this Agreement shall become void, and there shall be no liability on the part of any party or any of such party's directors, officers, employees, agents or shareholders to the other party or such other party's directors, officers, employees, agents or shareholders; provided, however, that the obligations of any party under Sections 5.7, 5.23, 8.9, 8.10 and 8.11 shall survive the termination of this Agreement; and provided further that a termination under Section 7.1(c) or (d) shall not relieve any party of any liability for breach of this Agreement or for any misrepresentation hereunder or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation. Liability, if any, for an inadvertent or non-intentional breach or misrepresentation under the foregoing provisions shall be limited to the recovery of out-of-pocket costs and expenses and shall not include punitive, special or consequential damages. The parties acknowledge and agree that breaches of representations and warranties which in the aggregate do not give rise to a right of termination hereunder shall not give any right to any party as to offset or any other remedy or right hereunder.

                                 ARTICLE VIII

                                 MISCELLANEOUS

      SECTION 8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, conditions and covenants of the parties contained in this Agreement or in any instrument of transfer or other document delivered in connection with the transactions contemplated hereby shall survive the Closing, and no party, including any of its directors, officers, employees, agents and shareholders, shall be under any liability whatsoever with respect to such representations, warranties, conditions and covenants following the Closing, except that the obligations set forth in Section 2.2(b) (with respect to the Bank) and Section 5.25 (with respect to the Company and SW Bank) shall survive the Closing and the obligations of the Company set forth in Article I hereof shall survive the Closing.

      SECTION 8.2 NOTICES. Any notice or communication required or permitted hereunder shall be sufficiently given if in writing and (i) delivered in person or by overnight delivery or courier service (ii) sent by facsimile or (iii) deposited in the United States mail, by certified mail postage prepaid and return receipt requested (provided that any notice given pursuant to clause (ii) is also confirmed by the means described in clause (i) or (iii)), as follows:

          To the Company or SW Bank:

               Southwest Bancorporation of Texas, Inc.
               4400 Post Oak Parkway
               Houston, Texas 77027
               Attention:  Paul B. Murphy, Jr.
                           President
               Fax:  (713) 439-5905

          With copies to:

               Vinson & Elkins L.L.P.
               2300 First City Tower
               1001 Fannin Street
               Houston, Texas  77002-6760
               Attention:  Michael P. Finch, Esq.
               Fax:  (713) 615-5282

          To the Bank:

               Pinemont Bank
               12130 Hempstead Highway
               Houston, Texas 77092
               Attention:  J. Nolan Bedford
                           President
               Fax:  (713) 462-3486

          With copies to:

               Brown Parker & Leahy L.L.P.
               3600 Two Allen Center
               1200 Smith Street
               Houston, Texas 77002
               Attention:  Charles D. Powell, Esq.
               Fax:  (713) 654-1871

     Such notice or other communication shall be deemed given when so delivered personally, or sent by facsimile transmission, or, if sent by overnight delivery or courier service, the business day after being sent from within the United States, or if mailed, four days after the date of deposit in the United States mails.

      SECTION 8.3 GOVERNING LAW. Except as otherwise provided in any exhibit hereto, this Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of Texas without taking into account provisions regarding choice of law, except to the extent certain matters may be governed by the laws of the United States, as the jurisdiction of organization of SW Bank.

      SECTION 8.4 ENTIRE AGREEMENT. All exhibits and schedules (including, without limitation, the Disclosure Schedule) referred to in this Agreement are integral parts hereof, and this Agreement, together with such exhibits and schedules (including, without limitation, the Disclosure Schedule), constitutes the entire agreement among the parties hereto with respect to the matters herein and therein and supersedes all prior agreements and understandings between the parties with respect thereto, including, without limitation, the Confidentiality Agreement dated April 9, 1997 between the Bank and the Company.

      SECTION 8.5 AMENDMENTS AND WAIVERS. This Agreement may not be amended except upon the written consent of each party hereto. By an instrument in writing, the Company may waive compliance by the Bank and the Bank may waive compliance by the Company or SW Bank with any term or provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself. Unless required by Applicable Law, no such waiver, amendment or modification effected after approval of this Agreement by the shareholders of the Bank shall require any further shareholder approval.

      SECTION 8.6 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

      SECTION 8.7 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall constitute one and the same instrument.

      SECTION 8.8 INTERPRETATION OF AGREEMENT. The article, section and other headings used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. References herein to the transactions contemplated by this Agreement or other similar words shall include, without limitation, the Merger and all of the other transactions contemplated hereunder.

      SECTION 8.9  EXPENSES.

     (a) Subject to paragraphs (b) through (d) below and except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger and all other terms and conditions of this Agreement, and the transactions contemplated hereby, will be paid by the party incurring such costs and expenses.

     (b) In the event this Agreement is terminated pursuant to Section 7.1 hereof, all out-of-pocket costs and expenses of the parties relating to the printing, filing, shipping and distribution of the Registration Statement and Prospectus/Proxy Statement shall be borne equally by the Company and its Subsidiaries, on the one hand, and the Bank, on the other hand.

     (c) In the event this Agreement is terminated pursuant to Section 7.1(e) hereof and the Board of Directors of the Bank has either failed to recommend, or has recommended against, approval of the Merger because of the receipt by the Bank of an Acquisition Proposal, the parties agree that it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, and, therefore, the parties agree that the Bank shall pay to the Company as liquidated damages and not as a penalty, subject to the following provisions, the sum of (i) $500,000 (the "Damages"), plus (ii) all of the Company's reasonable out-of-pocket expenses, not to exceed $400,000 (including, without limitation, amounts paid or payable to accountants, attorneys, printers and investment bankers, provided, however, that reimbursable attorneys' fees shall not exceed $125,000) incurred by the Company or any of its Affiliates in connection with or arising out of the transactions contemplated by this Agreement in respect thereof (the "Expenses"). The parties hereby further agree that such amount represents a reasonable endeavor on their parts to estimate a fair compensation for the foreseeable damages that might be suffered as a result thereof. The Company hereby agrees that its sole remedy therefor shall be the Damages and Expenses provided for herein. The Damages and Expenses shall be payable as follows:

          (i) Following the termination of the Agreement, the Bank shall pay to the Company the Expenses. Such payment shall become due and payable promptly after (but in no event later than three business days following) delivery by the Company to the Bank of an itemization of Expenses.

          (ii) If the Bank consummates the transaction contemplated by an Acquisition Proposal within one year following the termination of the Agreement, the Damages shall become due and payable on the effective date of the consummation of such transaction. If no such transaction is consummated before the expiration of such one year period, no Damages shall be payable by the Bank to the Company.

          (iii)  The Bank acknowledges that the agreements contained in this
     Section 8.9(c) are an integral part of the transactions contemplated in this Agreement, and that without these agreements, the Company would not enter into this Agreement; accordingly, if the Bank fails to promptly pay the Expenses or Damages when due, the Bank shall in addition thereto pay to the Company all costs and expenses (including fees and disbursements of counsel) incurred in collecting such Expenses or Damages, together with interest thereon (or any unpaid portion thereof) from the date such payment was required to be made to the date such payment is received by the Company at the prime rate of SW Bank as in effect from time to time during such period.

     (d) Except as provided in paragraph (c) above, the rights and remedies provided in this Section 8.9 are cumulative and not exclusive of any rights and remedies provided by Applicable Law.

      SECTION 8.10 ATTORNEY'S FEES. In addition to the rights granted pursuant to Section 8.9, if any legal action is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

      SECTION 8.11 PUBLICITY. The parties hereto will consult with each other with regard to the terms and substance of any and all press releases, announcements or other public statements with respect to the transactions contemplated hereby. The parties agree further that none of them will release any such press release, announcement or other public statement without the prior approval of the other parties, unless such release is required by law and the parties cannot reach agreement upon a mutually acceptable form of release, in which event the party releasing the information, announcement or public statement shall not be deemed to be in breach of this Agreement. The parties agree further that such approval will not be unreasonably withheld, and they pledge to make a good faith effort to reach agreement expeditiously on the terms of any such press release, announcement or other public statement.

      SECTION 8.12 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

      SECTION 8.13 THIRD PARTIES. Each party intends that this Agreement shall not benefit or create any right or cause of action or remedy of any nature whatsoever in any Person other than the parties to this Agreement, including, without limitation, conferring upon any person the right to remain an employee of the Bank or the Company or any of its Subsidiaries, or restraining the Bank, the Surviving Association or any of their Subsidiaries from changing the terms and conditions of employment of any person or terminating such person's employment, following the Effective Time.

      SECTION 8.14 GENDER; NUMBER. Whenever the context of this Agreement requires, the masculine gender shall include the feminine or neuter, and the singular number shall include the plural.

      SECTION 8.15  CERTAIN DEFINITIONS.

     "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving the Bank or for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, the Bank.

     "Affiliate" or "Associate" shall have the meaning assigned thereto in Rule 405, as presently promulgated under the Securities Act of 1933, as amended.

     "agent" of the Bank shall have the meaning as defined in Section 3.17 hereof.

     "Agreement" shall mean this Agreement and Plan of Merger.

     "agreement" shall mean with respect to any Person any note, bond, indenture, license, agreement, lease, contract, indenture, mortgage, deed of trust, lien, instrument, commitment, arrangement or other understanding, whether written or oral, to which such Person is a party or by which its properties or assets may be bound or affected or under which it or its respective business, properties or assets receive benefits.

     "Applicable Law" shall mean any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable, in the case of the Bank, to the Bank or its properties, assets, officers, directors, employees or agents (in connection with such officers', directors', employees' or agents' activities on behalf of it), and, in the case of the Company, SW Bank or any other Subsidiary of the Company, to the Company, SW Bank, or such other Subsidiary of the Company, respectively, or the respective properties, assets, officers, directors, employees or agents (in connection with such officers', directors', employees' or agents' activities on behalf of it) of any of them.

     The "Bank" shall mean Pinemont Bank, a Texas banking association.

     "Bank Common Stock" shall mean the common stock, par value $0.667, of the Bank.

     "Bank Meeting Date" shall have the meaning as defined in Section 1.4 (e) hereof.

     "Bank Stock Options" shall have the meaning as defined in Recital B hereof.

     "Bank's Stock Option Plan" shall have the meaning as defined in Recital B hereof.

     "Bank Personalty" shall have the meaning as defined in Section 3.11 hereof.

     "Bank Real Property" shall have the meaning as defined in Section 3.10 (a).

     "Certificate" shall have the meaning as defined in Section 1.2(b) hereof.

     "Closing" shall have the meaning as defined in Section 2.1 hereof.

     "Closing Date" shall have the meaning as defined in Section 2.1 hereof.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1986.

     "Company" shall mean Southwest Bancorporation of Texas, Inc., a Texas corporation.

     "Company Common Stock" shall mean the Company's Common Stock, $1.00 par value.

     "Contaminant" shall have the meaning as defined in Section 3.23 hereof.

     "damages" shall mean all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, judgments, awards, fines, sanctions, penalties, charges, and amount paid in settlement of any such matter, including, without limitation, interest, penalties, costs, fees and expenses of attorneys, experts, witnesses, investigators and any other agents.

     "director" of the Bank shall have the meaning as defined in Section 3.17 hereof.

     "Disclosure Schedule" shall have the meaning as defined in Article III hereof.

     "Dissenter" shall have the meaning as defined in Section 1.3 hereof.

     "Dissenting Shares" shall mean outstanding shares of Bank Common Stock that were not voted in favor of, or otherwise consented to, the Merger and for which there has been compliance with all of the relevant provisions of 12 U.S.C.
(S) 215a and Article 5.12 of the TBCA, as appropriate, for asserting appraisal rights.

     "Effective Time" shall have the meaning as defined in Section 2.2(a) hereof.

     "employee" of the Bank shall have the meaning as defined in Section 3.17 hereof.

     "Employee Agreements" shall have the meaning as defined in Section 3.17 hereof.

     "Environmental Law" shall have the meaning as defined in Section 3.23 hereof.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall have the meaning as defined in Section 1.4(a) hereof.

     "Exchange Ratio" shall have the meaning as defined in Section 1.2(b) hereof.

     "executive officer" shall have the meaning as defined in Section 3.17.

     "FASB" shall have the meaning as defined in Section 3.13(g) hereof.

     "FDIC" shall mean the Federal Deposit Insurance Corporation.

     "FDIC Standards" shall have the meaning as defined in Section 3.27 hereof.

     "FHA" shall mean the U.S. Federal Housing Authority.

     "Governmental Authority" shall mean any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, government or self-regulatory organization , commission, tribunal, organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

     "Governmental Filings" shall have the meaning as defined in Section 3.4(b) hereof.

     "IRCA" shall have the meaning as defined in Section 3.19 hereof.

     "joint venture" shall mean with respect to an entity any general or limited partnership or joint venture an interest in which is owned directly or indirectly by such entity.

     "knowledge" when used with respect to any party means actual knowledge (after inquiry) of any current executive officer or director of such party or any of its Subsidiaries or any other officer with supervising responsibility for the matter to which knowledge refers.

     "Liabilities" shall mean obligations of any nature (absolute, accrued, contingent or otherwise, and whether due or to become due).

     "Material Adverse Effect" shall mean any change or effect that would be material and adverse to the consolidated business, operations, condition (financial or other), properties or results of operations of a specified Person and its Subsidiaries, if any, taken as a whole.

     "Merger" shall have the meaning as defined in Recital A hereof.

     "Multiemployer Plan" shall mean a plan described in Section 3(37) of ERISA.

     "NASDAQ" shall have the meaning as defined in Section 1.4(e) hereof.

     "OCC" shall mean the Office of the Comptroller of the Currency.

     "officer" of the Bank shall have the meaning as defined in Section 3.17 hereof.

     "Person" shall include any individual, partnership, joint venture, corporation, trust or unincorporated organization, any other business entity and any Governmental Authority, in each case whether acting in an individual, fiduciary or other capacity.

     "Plans" shall have the meaning as defined in Section 3.18(a) hereof.

     "Prospectus/Proxy Statement" shall have the meaning as defined in Section
5.1 hereof.

     "Real Estate Owned" shall mean all real estate or loans secured by real estate that are classified or would be classified as: "covered transactions" or "loans to facilitate;" "real estate owned;" "in-substance foreclosure;" "in-substance repossession;" foreclosed real estate; real estate acquisition, or construction arrangements that are accounted for as investments in real estate; real estate that is held for sale (or that is intended to be sold within two years); property formerly but no longer used for the operations of the Bank, property originally acquired for future expansion but that is no longer intended to be used for that purpose; real estate acquired in any manner for debts previously contracted (even if the Bank has not yet received title to the property), real estate sold when (i) less than 10% of the total sales price is in cash, (ii) there is financing by the Bank of all or a portion of the sales price on terms more favorable than those customarily required by the Bank when it is involved only as a lender, or (iii) the transaction does not transfer from the Bank to the purchaser the usual risks and all or most of the rewards of ownership; receivables resulting from sales of other real estate owned accounted for under the installment, cost recovery, reduced profit, or percentage-of-completion method of accounting in accordance with FASB Statement No. 66, "Accounting for Sales of Real Estate," when the buyer's initial investment is less than 10% of the sales value of the real estate sold; other real estate owned sold under contract and accounted for under the deposit method of accounting in accordance with FASB Statement No. 66; and any other similar category of loan or real estate.

     "Registration Statement" shall have the meaning as defined in Section 5.1 hereof.

     "Regulatory Approvals" shall have the meaning as defined in Section 5.2(a) hereof.

     "Release" shall have the meaning as defined in Section 3.23 hereof.

     "Returns" shall have the meaning as defined in Section 3.16(a)(ii) hereof.

     "Scheduled Contracts" shall have the meaning as defined in Section 3.7(a) hereof.

     "SEC" shall mean the U.S. Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "SFAS" shall mean a Statement of Financial Accounting Standards, promulgated by the Financial Accounting Standards Board.

     "Shareholders" shall have the meaning as defined in Recital A hereof.

     "Shareholders' Meeting" shall have the meaning as defined in Section 5.8 hereof.

     "Subsidiary" shall mean, as to any particular parent corporation, any corporation as to which more than 50% of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights are to be exercised) at the time is owned or controlled, directly or indirectly, by such parent corporation and/or by one or more Subsidiaries, and any general partnership, limited partnership, association, joint venture arrangement or trust of any kind with respect to which such parent corporation or any Subsidiary thereof has an equity or management interest or as to which any such entity serves as trustee.

     "Surviving Association" shall mean SW Bank.

     "SW Bank" shall mean Southwest Bank of Texas National Association, a national banking association.

     "SW Delaware" shall mean Southwest Bancorporation of Delaware, Inc., a Delaware corporation.

     "SW Delaware Merger" shall have the meaning as defined in Section 5.24.

     "Taxes" shall have the meaning as defined in Section 3.16(a)(i) hereof.

     "TBA" shall have the meaning as defined in Section 1.1(a) hereof.

     "TBCA" shall have the meaning as defined in Section 1.3 hereof.

     "threatened" shall have the meaning as defined in Section 3.14(a) hereof.

     "WARN" shall have the meaning as defined in Section 3.19 hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                         SOUTHWEST BANCORPORATION OF TEXAS, INC.


                         By:  /s/  WALTER E. JOHNSON
                              ----------------------
                              Walter E. Johnson
                              Chairman of the Board and Chief Executive Officer


                         SOUTHWEST BANK OF TEXAS
                             NATIONAL ASSOCIATION


                         By:  /s/  WALTER E. JOHNSON
                              ----------------------
                              Walter E. Johnson
                              Chairman of the Board and Chief Executive Officer


                         PINEMONT BANK


                         By:  /s/  J. NOLAN BEDFORD
                              ---------------------
                               J. Nolan Bedford
                               President

                                                                       EXHIBIT A

                         [To be dated the closing date]


Southwest Bancorporation of Texas, Inc.
4400 Post Oak Parkway
Houston, Texas 77027

Gentlemen:

     I have been advised that as of the date hereof I am an "affiliate" of Pinemont Bank, Houston, Texas (the "Bank"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated __________________, 1997 (the "Agreement"), between Southwest Bancorporation of Texas, Inc., a Texas corporation (the "Company"), and the Bank, providing for the merger of the Bank with and into Southwest Bank of Texas National Association (the "Merger'), as a result of which I will receive shares of Company Common Stock (the "Company Shares") in exchange for the shares of Bank Common Stock owned by me at the Effective Time of the Merger as defined in the Agreement.

     I represent and warrant that:

     A. I shall not make any sale, transfer or other disposition of the Company Shares in violation of the Act or the Rules and Regulations.

     B. I know of no plan (written or oral) pursuant to which the holders of 50% or more of the outstanding shares of Bank Common Stock intend to sell or otherwise dispose of the Company Shares to be received by them in connection with the Merger. [The following sentence to be included only if the affiliate is a record or beneficial owner of 5% or more of the outstanding Bank Common Stock.] I have no present intention or plan to sell or otherwise dispose of a number of Company Shares which would reduce my holdings of Company Shares to an amount having, in the aggregate, a value at the time of the Merger of less than 50% of all shares of Bank Common Stock owned by me immediately prior to the Merger.

     C. I have been advised that the issuance of the Company Shares to me pursuant to the Merger has been registered with the Company under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Agreement was submitted for a vote of the shareholders of the Bank, I was an "affiliate" of the Bank, any public offering or sale by me of any of the Company Shares will, under current law, require either (i) the further registration under the Act of the Company Shares to be sold or (ii) compliance with Rule 145 promulgated under the Act or (iii) the availability of another exemption from such registration.

                                     A-A-1

     D. I have carefully read this letter and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of the Company Shares, to the extent I felt necessary, with my counsel or counsel for the Bank.

     E. I have carefully read the Agreement and discussed its requirements and impact upon my ability to sell, transfer or otherwise dispose of the Company Shares, to the extent I felt necessary, with my counsel or counsel for the Bank.

     F. I have been informed by the Company that the distribution by me of the Company Shares has not been registered under the Act and that the Company Shares must be held by me indefinitely unless (i) such distribution of the Company Shares has been registered under the Act, (ii) a sale of the Company Shares is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel acceptable to the Company, some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the Company Shares.

     G. I have been informed by the Company that I may not transfer, or in any way reduce my risk with respect to, the Company Shares until such time as the Company shall have publicly released its first regular earnings report after the Effective Time which includes the results of the combined operations of the Company and the Bank for a period of at least thirty (30) days subsequent to the Effective Time.

     H. I understand that the Company is under no obligation to register the sale, transfer or other disposition of the Company Shares by me or on my behalf, or to take any other action necessary in order to make compliance with an exemption from registration available, other than as set forth in the Agreement.

     I. I also understand that stop transfer instructions will be given to the Company's transfer agent with respect to the Company Shares and that there will be placed on the certificates for the Company Shares, or any substitutions therefor, a legend stating in substance:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated ______________, 1997, between the registered holder hereof and Southwest Bancorporation of Texas, Inc., a copy of which agreement is on file at the principal office of Southwest Bancorporation of Texas, Inc."

     J. I also understand that unless the transfer by me of my Company Shares has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, the Company reserves the right to put the following legend on the certificates issued to my transferee:

                                     A-A-2

          "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for the resale in connection with, any distribution thereof, within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     It is understood and agreed that the legend set forth in paragraphs I and J above shall be removed by delivery of substitute certificates without such legend (i) if the undersigned shall have delivered to the Company a copy of a letter from the staff of the Commission or an opinion of counsel in form and substance satisfactory to the Company to the effect that such legend is not required for purposes of the Act or (ii) upon request of the undersigned at any time after two years following the Effective Time, provided that the undersigned has not been an "affiliate" of the Company within the three-month period immediately prior to the date of such request.

                              Very truly yours,


                              --------------------------------

ACCEPTED this _____ day
of ____________, 1997, by

SOUTHWEST BANCORPORATION OF TEXAS, INC.


By __________________________
          David C. Farries
     Executive Vice President
               and
     Chief Financial Officer

                                     A-A-3

                                                                     EXHIBIT B-1

                              EMPLOYMENT CONTRACT

     This Agreement is made this _____ day of ____________, 1997, between Southwest Bancorporation of Texas, Inc., a Texas corporation, having a principal place of business at 5 Post Oak Park, 4400 Post Oak Parkway, Houston, Texas 77027, hereinafter referred to as the "Employer", and J. Nolan Bedford who resides at 16307 Lakestone Drive, Tomball, Texas 77375, hereinafter referred to as the "Employee" (this "Agreement").

                              W I T N E S S E T H:

     WHEREAS, references herein to the Employee's employment by the Employer shall also mean his employment by Southwest Bank of Texas National Association (the "Bank") and references hereto to payments of any nature to be made by the Employer to the Employee shall mean that either the Employer will make such payments or it will cause the Bank to make such payments to the Employee; and

     The Employee is willing to render services to the Employer and the Bank on the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, the Employer and the Employee agree as follows:

                                   ARTICLE I

                               TERM OF EMPLOYMENT

     The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer for a period of three (3) years beginning on the Closing Date (as that term is defined in that certain Agreement and Plan of Merger among the Employer, the Bank and Pinemont Bank dated the _____ day of _____________, 1997); however, this Agreement may be terminated earlier as hereinafter provided.

                                   ARTICLE II

                               DUTIES OF EMPLOYEE

     1. Primary Duties. The Employee is hereby employed by Employer and shall diligently perform such work to the best of his abilities as shall be consistent with the type and nature of work normally performed by senior banking officers, which in this case shall include, but not be limited to the following:

          (a) Being the senior officer in charge of all lending and personnel functions and responsibilities over the present nine branch locations of Pinemont Bank,

                                    A-B1-1

          (b) Being a member of the Bank's Management Committee and Vice Chairman of the Bank's Board of Directors.

     2. Location. Employee shall work at 12130 Hempstead Highway, Houston, Texas 77092 or such other place or places as may be directed by the Employer and shall be furnished with an office and other business facilities and services sufficient to carry out his duties of office.

     3. Changes in Duties - Mutual Consent. The duties of the Employee may be changed from time to time by the mutual consent of the Employer and the Employee without resulting in a rescission of this Agreement. Notwithstanding any such change, the employment of the Employee shall be construed as continuing under this Agreement as modified.

                                  ARTICLE III

                          ENGAGING IN OTHER EMPLOYMENT

     Subject to the below provisions relating to a reduction in the Employee's work week, the Employee shall devote his entire productive time, ability, and attention to the business of the Employer. The Employee shall not directly or indirectly render any services of a business, commercial, or professional nature relating to banking or financial matters to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Employer; whether employed on a full time basis or part time basis.

                                   ARTICLE IV

                                  COMPENSATION

     1. Basic Compensation. As compensation for employment services rendered under this Agreement, the Employee shall be entitled to receive from the Employer a salary ("Base Salary") of $14,797.92 per month prorated for any partial employment period during the entire period of this agreement following the Closing Date; and

     2.   Additional Compensation.

          (a) Salary Increases, Employee Bonus Plan, Stock Option Plans, 401(k) Plan and Health Insurance. Other than the Base Salary set forth in IV.1 above, and the reimbursements and payments set forth in Article V, Employee shall be paid additional compensation from the Employer for services rendered hereunder as the compensation may be adjusted upward from time to time at the time Employer adjusts its normal salaries to other senior officers; provided, however, that any such additional compensation shall be determined in the sole discretion of the Employer. Furthermore, the Employee shall be included in the Employer's employee bonus, stock option plan, 401(k) plan and Health Insurance plan effective as of the Closing Date in the same manner comparable to the Bank's other senior officers.

                                    A-B1-2

     3. Vacation, Etc. Employee shall be entitled to four (4) weeks vacation per year commencing upon the Closing Date, and shall receive the same sick and other leave rights as afforded other senior officers of Employers.

     4. Salary Adjustments. Employee's salary and fringe benefits mentioned above shall continue as described above; however, in the event Employer reduces or cancels any of Employee's fringe benefits (i.e. - health insurance, car allowance, etc.), other than reductions and cancellations which are also made with respect to other similarly situated employees, then Employee's salary shall be increased to equal, after tax, such reduction or cancellation. Such benefits shall include a monthly automobile allowance of $500.00.

     5. Director of the Bank. Employee shall be elected a director of the Bank and shall be paid regular directors' fees and shall be granted all other benefits which are customarily received by directors of the Bank.

                                   ARTICLE V

                  REIMBURSEMENT OF EMPLOYEE BUSINESS EXPENSES

     1. Out of Pocket Expenses. The Employee is authorized to incur reasonable business expenses for promoting the business of the Employer, including expenditures for cellular telephone, entertainment and travel and monthly dues and costs for maintaining Employee's membership at Champions Country Club and Golf Course. The Employer and Employee will mutually determine a reasonable range for such business expenses. The Employer will reimburse the Employee from time to time for all such business expenses provided that the Employee presents the Employer with appropriate documentation of such expenditures in accordance with the Employer's established procedures relating to such reimbursements.

                                   ARTICLE VI

                                PROPERTY RIGHTS

     1. Trade Secrets and Confidentiality. During the term of employment, the Employee will have access to and become familiar with various trade secrets, consisting of customer lists, analytical information, financial data, and compilations of information, records and specifications, owned by the Employer and regularly used in the operation of the business of the Employer. Accordingly, the Employee agrees that he will not, at any time during or after his employment by the Employer, disclose any such trade secrets to any third party, directly or indirectly, nor use them in any way, during the term of this Agreement, except as required in the course of his employment with the Employer. All files, records, documents, drawings, specification, equipment, and similar items relating to the business of the Employer, whether or not prepared by the Employee, shall remain the exclusive property of the Employer and shall not be removed from the premises of the Employer under any circumstances without the prior written consent of the Employer. Notwithstanding the foregoing, if Employee's employment with Employer is terminated, nothing contained herein shall be deemed to prevent the Employee from contacting his previous customers for the purpose of obtaining their business on behalf of his successor employer. The Employee

                                    A-B1-3
acknowledges that, as a result of his employment by Employer, he may from time to time have access to, or knowledge of various such trade secrets of third parties. The Employee agrees to preserve and protect the confidentiality of such third-party trade secrets to the same extent, and on the same basis as Employer trade secrets.

     2. Processes and Improvements. The Employee agrees that he will promptly from time to time fully inform and disclose to the Employer all inventions, processes, designs, improvements and discoveries which he now has or may hereafter have during the term of this Agreement which pertain or relate to the business of the Employer or to any experimental work carried on by the Employer, whether conceived by the Employee alone or with others and whether or not conceived during regular working hours. All such inventions, processes, designs, improvements and discoveries shall be the exclusive property of the Employer. The Employee shall assist the Employer in obtaining patents on all such inventions, designs, improvements and discoveries deemed patentable by the Employer and shall execute all documents and do all things necessary to obtain letters patent, vest the Employer with full and exclusive title thereto, and protect the same against infringement by others.

                                  ARTICLE VII

                               TERMINATION RIGHTS

     1. Employer's Termination Rights. The Employer shall have the right to terminate the Employee, but only for good cause. For purposes of this Agreement, "good cause" shall mean:

          (a) Employee's willful and repeated failure to perform his duties under Article II.1 of this Agreement;

          (b) Employee's willful and repeated violation of Employer's written policies and procedures;

          (c) Habitual use of alcohol or drugs that prevents Employee from performing his duties under Article II.1 of this Agreement;

          (d) Conviction of a felony, or conviction of a misdemeanor involving active and willful fraud or moral turpitude; or

          (e) Acts of gross disloyalty to Employer, including but not limited to theft, embezzlement, intentional unauthorized disclosure of confidential information or engaging in activity competitive with or detrimental to that of the Bank.

     In the event of the termination for good cause factors a., b., c., d. or e. above the Employer's obligations to pay the compensation described in Article IV shall automatically cease. In the event of death or disability of Employee during the term of this Agreement, the Employer's obligation to pay compensation described in Article IV shall automatically cease. As used herein, "disability" means that the Employee is unable to perform the essential functions of his job because he has become permanently disabled within the meaning of, and actually begins to receive disability

                                    A-B1-4
benefits pursuant to, the long-term disability plan in effect for senior executives of the Bank or, if applicable, employees of the Bank at the time of the "disability."

                                   ARTICLE IX

                               GENERAL PROVISIONS

     1. Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing as above prescribed.

     2. Inclusion of Entire Agreement Herein. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

     3. Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     4. Modification. This Agreement shall not be amended, modified, or altered in any manner except in a writing signed by both parties.

     5. Failure to Enforce; Not Waiver. Any failure or delay on the part of either the Employer or the Employee to exercise any remedy or right under this Agreement shall not operate as a waiver. The failure of either party to require performance of any of the terms, covenants, or provisions of this Agreement by other party shall not constitute a waiver of any of the rights under the Agreement. No forbearance by either party to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred. No covenant or condition of this Agreement may be waived except by the written consent of the waiving party. Any such written waiver of any term of this Agreement shall be effective only in the specific instance and for the specific purpose given.

     6. Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect, as if this Agreement had been executed without any such invalid provisions having been included.
Such invalid provision shall be reformed in a manner that is both (i) legal and enforceable, and (ii) most closely represents the parties' original intent.

     7. Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

                                    A-B1-5

     8. Counterparts. This Agreement has been executed in multiple counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same instrument.

     9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Employer and the Employee, and their respective heirs, executors, administrators, successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of the Employer and any entity or person that acquires all or substantially all of the assets of the Employer.

     AGREEMENT FOR BINDING ARBITRATION. The parties agree to be bound by the terms and provision of the Arbitration Program of even date herewith, which is attached as Annex A hereto and incorporated by reference herein and is acknowledged as received by the parties pursuant to which any and all disputes (as defined in the Arbitration Program and/or Arbitration Agreement) shall be resolved by mandatory binding arbitration upon the request of any party.

                              EMPLOYER:

                              SOUTHWEST BANCORPORATION OF TEXAS, INC.


                              ----------------------------------------
                              By:
                              Title:

                              EMPLOYEE:


                              ----------------------------------------
                              J. NOLAN BEDFORD

                                    A-B1-6

STATE OF TEXAS      (S)

COUNTY OF HARRIS    (S)

     This instrument was acknowledged before me on this _____ day of ______________, 19___, by __________________________ of SOUTHWEST
BANCORPORATION OF TEXAS, INC., and in the capacity therein stated.


                              ----------------------------------------
                              Notary Public - State of Texas

                              ----------------------------------------
                              Typed or Printed Name of Notary

                              My Commission Expires:
                                                    ------------------

STATE OF TEXAS      (S)

COUNTY OF HARRIS    (S)

     This instrument was acknowledged before me on this _____ day of _________________, 1997, by J. NOLAN BEDFORD.


                              ----------------------------------------
                              Notary Public - State of Texas

                              ----------------------------------------
                              Typed or Printed Name of Notary

                              My Commission Expires:
                                                    __________________


                                    A-B1-7

                                                                         ANNEX A


                              ARBITRATION PROGRAM


     Re: Employment Contract dated _____________, 1997, by and between Southwest Bancorporation of Texas, Inc., as Employer and J. Nolan Bedford, as Employee


     In consideration of the premises and the mutual agreements herein, the undersigned agree as follows:

     Binding Arbitration. Notwithstanding any provision of any Documents (defined below) to the contrary, upon the request of any of the undersigned (collectively called the "parties" and individually called a "party"), whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind (for example, whether in contract or in tort, under statutory or common law, or legal or equitable) now existing or hereafter arising between or among the parties in any way arising out of, pertaining to or in connection with (1) the referenced contract, any related agreements, documents or instruments (collectively, the "Documents") or any transaction contemplated thereby, or (2) all past, present and future contracts or agreements and all other aspects of any past, present or future relationships of the parties to the Documents shall be resolved by mandatory and binding arbitration in accordance with the terms of this Arbitration Program. The occurrence of any of the foregoing matters shall be referred to as a "Dispute." Any party to this Arbitration Program may bring by summary proceedings (for example, a plea in abatement or motion to stay further proceedings) an action in court to compel arbitration of any Dispute.

     Governing Rules. Notwithstanding any provision in any Documents to the contrary, all Disputes between parties shall be resolved by mandatory and binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with, and in the following order of priority: (1) the terms of this Arbitration Program, (2) in the Commercial Arbitration Rules of the AAA, (3) the Federal Arbitration Act (Title 9 of the United States Code) and
(4) to the extent the foregoing are inapplicable, unenforceable or invalid, under the laws of the State of Texas. The validity and enforceability of this Arbitration Program shall be determined in accordance with this same order of priority. To the extent that any inconsistency exists between this Arbitration Program and such statutes and rules, this Arbitration Program shall control. Judgment upon the award rendered by the arbitrators may be entered in and enforced by any court having jurisdiction and in accordance with the practice of such court; provided, however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protection afforded to it under 12 U.S.C. Sec. 91, Texas Banking Code art. 342-6-09 or 342-705, or any other protection provided by the laws of Texas or the United States.

     Arbitrator Powers and Qualifications; Awards; Modification or Vacation of Award. Arbitrators are empowered to resolved Disputes by summary rulings substantially similar to summary judgments and motions to dismiss. Arbitrators shall resolve all Disputes in accordance with the applicable substantive law. Any arbitrator selected shall be required to be a practicing attorney licensed to practice law in the State of Texas and shall be required to be experienced and

                                    A-B1-8
knowledgeable in the substantive laws applicable to the subject matter of the Dispute. With respect to a Dispute in which the claims or amounts in controversy do not exceed $1,000,000, a single arbitrator shall be chosen and shall resolved the Dispute. In such case, the arbitrator shall be required to make specific, written findings of fact, and shall have authority to render an award up to but not to exceed $1,000,000, including all damages of any kind whatsoever, including costs, fees and expenses. A dispute involving claims or amounts in controversy exceeding $1,000,000, shall be decided by a majority vote of a panel of three arbitrators (an "Arbitration Panel"), the determination of any two of the three arbitrators constituting the determination of the Arbitration Panel, provided, however, that all three Arbitrators on the Arbitration Panel, may grant any remedy or relief deemed just and equitable and within the scope of this Arbitration Program and may also grant such ancillary relief as is necessary to make effective any award. Arbitration Panels shall be required to make specific, written findings of fact and conclusions of law, and in such proceedings before an Arbitration Panel only, the parties shall have the additional right to seek vacation or modification of any award of an Arbitration Panel that is based in whole, or in part, on an incorrect or erroneous ruling of law by appeal to a Federal or State Court of Appeals, following the entry of judgment on the award in Federal or State District Court, as appropriate. For these purposes, the award and judgment entered by the Federal or State District Court shall be considered to be the same as the award and judgment of the Arbitration Panel. All requirements applicable to appeals from any Federal or State District Court judgment shall be applicable to appeals from judgments entered on decisions rendered by Arbitration Panels. The Appellate Courts shall have the power and authority to vacate or modify an award based upon a determination that there has been an incorrect or erroneous ruling of law. The Appellate Court shall also have the power to reverse and/or remand the decision of an Arbitration Panel. Subject to the foregoing, the determination of an Arbitrator or Arbitration Panel shall be binding on all parties and shall not be subject to further review or appeal except as otherwise allowed by applicable law.

     Other Matters and Miscellaneous. To the maximum extent practicable, the AAA, the Arbitrator (or the Arbitration Panel, as appropriate) and the parties shall take any action necessary to require that an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with AAA. Arbitration proceedings hereunder shall be conducted in Houston, Texas. Arbitrators shall be empowered to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Texas Rules of Civil Procedure and applicable law. With respect to any Dispute, each party agrees that all discovery activities shall be expressly limited to matters directly relevant to the Dispute and any Arbitrator, Arbitration Panel and the AAA shall be required to fully enforce this requirement. This Arbitration Program constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations and other communications on dispute resolution. The provisions of this Arbitration Program shall survive any termination, amendment, or expiration of the Documents, unless the parties otherwise expressly agree in writing. To the extent permitted by applicable law, Arbitrators, including any Arbitration Panel, shall have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees, and arbitrators' fees) to the prevailing party. This Arbitration Program may be amended, changed or modified only by the express provisions of a writing which specifically refers to this Arbitration Program and which is signed by all the parties hereto. If any term, covenant, condition or provision of this Arbitration Program is found to be unlawful, invalid or unenforceable, such illegality or invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining

                                    A-B1-9
parts of this Arbitration Program, and all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the illegal, invalid or unenforceable part had not been included. The captions or headings in this Arbitration Program are for convenience of reference only and are not intended to constitute any part of the body or text of this Arbitration Program. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or by applicable law or regulation. To the maximum extent permitted by law, this Arbitration Program modifies and supersedes any and all prior agreements for arbitration between the parties.

     Executed in Houston, Texas, this _____ day of _____________, 1997.

SIGNATURE OF EMPLOYER:                     SIGNATURE OF EMPLOYEE:

SOUTHWEST BANCORPORATION
   OF TEXAS, INC.


-------------------------------            --------------------------------
By:                                        J. Nolan Bedford
Title:

                                    A-B1-10

                                                                     EXHIBIT B-2

                              EMPLOYMENT CONTRACT


     This Agreement is made this _____ day of ____________, 1997, between Southwest Bancorporation of Texas, Inc., a Texas corporation, having a principal place of business at 5 Post Oak Park, 4400 Post Oak Parkway, Houston, Texas 77027, hereinafter referred to as the "Employer", and Maurice L. Junod who resides at 17706 Deep Brook, Spring, Texas 77379, hereinafter referred to as the "Employee" (this "Agreement").

                              W I T N E S S E T H:

     WHEREAS, references herein to the Employee's employment by the Employer shall also mean his employment by Southwest Bank of Texas National Association (the "Bank") and references hereto to payments of any nature to be made by the Employer to the Employee shall mean that either the Employer will make such payments or it will cause the Bank to make such payments to the Employee; and

     The Employee is willing to render services to the Employer and the Bank on the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, the Employer and the Employee agree as follows:

                                   ARTICLE I

                               TERM OF EMPLOYMENT

     The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer for a period of three (3) years beginning on the Closing Date (as that term is defined in that certain Agreement and Plan of Merger among the Employer, the Bank and Pinemont Bank dated the _____ day of _____________, 1997); however, this Agreement may be terminated earlier as hereinafter provided.

                                   ARTICLE II

                               DUTIES OF EMPLOYEE

     1. Primary Duties. The Employee is hereby employed by Employer and shall perform such work to the best of his abilities as shall be consistent with the type and nature of work normally performed by senior banking officers, which in this case shall include, but not be limited to the following:

          (a) Being the senior officer supervising all lending and personnel functions and responsibilities over the present nine branch locations of Pinemont Bank, whose immediate supervisor shall be J. Nolan Bedford or his successor.


                                    A-B2-1

     2. Location. Employee shall work at 12130 Hempstead Highway, Houston, Texas 77092 or such other place or places as may be directed by the Employer and shall be furnished with an office and other business facilities and services sufficient to carry out his duties of office.

     3. Changes in Duties - Mutual Consent. The duties of the Employee may be changed from time to time by the mutual consent of the Employer and the Employee without resulting in a rescission of this Agreement. Notwithstanding any such change, the employment of the Employee shall be construed as continuing under this Agreement as modified.

                                  ARTICLE III

                          ENGAGING IN OTHER EMPLOYMENT

     Subject to the below provisions relating to a reduction in the Employee's work week, the Employee shall devote his entire productive time, ability, and attention to the business of the Employer. The Employee shall not directly or indirectly render any services of a business, commercial, or professional nature relating to banking or financial matters to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Employer; whether employed on a full time basis or part time basis.

                                   ARTICLE IV

                                  COMPENSATION

     1. Basic Compensation. As compensation for employment services rendered under this Agreement, the Employee shall be entitled to receive from the Employer a salary ("Base Salary") of $13,058.33 per month prorated for any partial employment period during the entire period of this agreement following the Closing Date; and

     2.   Additional Compensation.

          (a) Salary Increases, Employee Bonus Plan, Stock Option Plans, 401(k) Plan and Health Insurance. Other than the Base Salary set forth in IV.1 above, and the reimbursements and payments set forth in Article V, Employee shall be paid additional compensation from the Employer for services rendered hereunder as the compensation may be adjusted upward from time to time at the time Employer adjusts its normal salaries to other senior officers; provided, however, that any such additional compensation shall be determined in the sole discretion of the Employer. Furthermore, the Employee shall be included in the Employer's employee bonus, stock option plan, 401(k) plan and Health Insurance plan effective as of the Closing Date in the same manner comparable to the Bank's other senior officers.

     3. Vacation, Etc. Employee shall be entitled to four (4) weeks vacation per year commencing upon the Closing Date, and shall receive the same sick and other leave rights as afforded other senior officers of Employers.

                                    A-B2-2

     4. Salary Adjustments. Employee's salary and fringe benefits mentioned above shall continue as described above; however, in the event Employer reduces or cancels any of Employee's fringe benefits (i.e. - health insurance, car allowance, etc.), other than reductions and cancellations which are also made with respect to other similarly situated employees, then Employee's salary shall be increased to equal, after tax, such reduction or cancellation. Such benefits shall include a monthly automobile allowance of $500.00.

                                   ARTICLE V

                  REIMBURSEMENT OF EMPLOYEE BUSINESS EXPENSES

     1. Out of Pocket Expenses. The Employee is authorized to incur reasonable business expenses for promoting the business of the Employer, including expenditures for cellular telephone, entertainment and travel and monthly dues and costs for maintaining Employee's membership at Woodlands Country Club. The Employer and Employee will mutually determine a reasonable range for such business expenses. The Employer will reimburse the Employee from time to time for all such business expenses provided that the Employee presents the Employer with appropriate documentation of such expenditures in accordance with the Employer's established procedures relating to such reimbursements.

                                   ARTICLE VI

                                PROPERTY RIGHTS

     1. Trade Secrets and Confidentiality. During the term of employment, the Employee will have access to and become familiar with various trade secrets, consisting of customer lists, analytical information, financial data, and compilations of information, records and specifications, owned by the Employer and regularly used in the operation of the business of the Employer. Accordingly, the Employee agrees that he will not, at any time during or after his employment by the Employer, disclose any such trade secrets to any third party, directly or indirectly, nor use them in any way, during the term of this Agreement, except as required in the course of his employment with the Employer. All files, records, documents, drawings, specification, equipment, and similar items relating to the business of the Employer, whether or not prepared by the Employee, shall remain the exclusive property of the Employer and shall not be removed from the premises of the Employer under any circumstances without the prior written consent of the Employer. Notwithstanding the foregoing, if Employee's employment with Employer is terminated, nothing contained herein shall be deemed to prevent the Employee from contacting his previous customers for the purpose of obtaining their business on behalf of his successor employer. The Employee acknowledges that, as a result of his employment by Employer, he may from time to time have access to, or knowledge of various such trade secrets of third parties. The Employee agrees to preserve and protect the confidentiality of such third-party trade secrets to the same extent, and on the same basis as Employer trade secrets.

                                    A-B2-3

     2. Processes and Improvements. The Employee agrees that he will promptly from time to time fully inform and disclose to the Employer all inventions, processes, designs, improvements and discoveries which he now has or may hereafter have during the term of this Agreement which pertain or relate to the business of the Employer or to any experimental work carried on by the Employer, whether conceived by the Employee alone or with others and whether or not conceived during regular working hours. All such inventions, processes, designs, improvements and discoveries shall be the exclusive property of the Employer. The Employee shall assist the Employer in obtaining patents on all such inventions, designs, improvements and discoveries deemed patentable by the Employer and shall execute all documents and do all things necessary to obtain letters patent, vest the Employer with full and exclusive title thereto, and protect the same against infringement by others.

                                  ARTICLE VII

                               TERMINATION RIGHTS

     1. Employer's Termination Rights. The Employer shall have the right to terminate the Employee, but only for good cause. For purposes of this Agreement, "good cause" shall mean:

          (a) Employee's willful and repeated failure to perform his duties under Article II.1 of this Agreement;

          (b) Employee's willful and repeated violation of Employer's written policies and procedures;

          (c) Habitual use of alcohol or drugs that prevents Employee from performing his duties under Article II.1 of this Agreement;

          (d) Conviction of a felony, or conviction of a misdemeanor involving active and willful fraud or moral turpitude; or

          (e) Acts of gross disloyalty to Employer, including but not limited to theft, embezzlement, intentional unauthorized disclosure of confidential information or engaging in activity competitive with or detrimental to that of the Bank.

     In the event of the termination for good cause factors a., b., c., d. or e. above the Employer's obligations to pay the compensation described in Article IV shall automatically cease. In the event of death or disability of Employee during the term of this Agreement, the Employer's obligation to pay compensation described in Article IV shall automatically cease. As used herein, "disability" means that the Employee is unable to perform the essential functions of his job because he has become permanently disabled within the meaning of, and actually begins to receive disability benefits pursuant to, the long-term disability plan in effect for senior executives of the Bank or, if applicable, employees of the Bank at the time of the "disability."

                                    A-B2-4

                                   ARTICLE IX

                               GENERAL PROVISIONS

     1. Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing as above prescribed.

     2. Inclusion of Entire Agreement Herein. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

     3. Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     4. Modification. This Agreement shall not be amended, modified, or altered in any manner except in a writing signed by both parties.

     5. Failure to Enforce; Not Waiver. Any failure or delay on the part of either the Employer or the Employee to exercise any remedy or right under this Agreement shall not operate as a waiver. The failure of either party to require performance of any of the terms, covenants, or provisions of this Agreement by other party shall not constitute a waiver of any of the rights under the Agreement. No forbearance by either party to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred. No covenant or condition of this Agreement may be waived except by the written consent of the waiving party. Any such written waiver of any term of this Agreement shall be effective only in the specific instance and for the specific purpose given.

     6. Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect, as if this Agreement had been executed without any such invalid provisions having been included.
Such invalid provision shall be reformed in a manner that is both (i) legal and enforceable, and (ii) most closely represents the parties' original intent.

     7. Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

     8. Counterparts. This Agreement has been executed in multiple counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same instrument.

                                    A-B2-5

     9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Employer and the Employee, and their respective heirs, executors, administrators, successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of the Employer and any entity or person that acquires all or substantially all of the assets of the Employer.

     AGREEMENT FOR BINDING ARBITRATION. The parties agree to be bound by the terms and provision of the Arbitration Program of even date herewith, which is attached as Annex A hereto and incorporated by reference herein and is acknowledged as received by the parties pursuant to which any and all disputes (as defined in the Arbitration Program and/or Arbitration Agreement) shall be resolved by mandatory binding arbitration upon the request of any party.

                              EMPLOYER:

                              SOUTHWEST BANCORPORATION OF TEXAS, INC.


                              ----------------------------------------
                              By:
                              Title:

                              EMPLOYEE:


                              ----------------------------------------
                              MAURICE L. JUNOD


STATE OF TEXAS      (S)

COUNTY OF HARRIS    (S)

     This instrument was acknowledged before me on this _____ day of ______________, 19___, by __________________________ of SOUTHWEST
BANCORPORATION OF TEXAS, INC., and in the capacity therein stated.


                              ----------------------------------------
                              Notary Public - State of Texas

                              ----------------------------------------
                              Typed or Printed Name of Notary

                              My Commission Expires:
                                                    ------------------

                                    A-B2-6

STATE OF TEXAS      (S)

COUNTY OF HARRIS    (S)

     This instrument was acknowledged before me on this _____ day of _________________, 1997, by MAURICE L. JUNOD.



                              ----------------------------------------
                              Notary Public - State of Texas

                              ----------------------------------------
                              Typed or Printed Name of Notary

                              My Commission Expires:
                                                    ------------------


                                    A-B2-7

                                                                         ANNEX A

                              ARBITRATION PROGRAM


     Re: Employment Contract dated _____________, 1997, by and between Southwest Bancorporation of Texas, Inc., as Employer and Maurice L. Junod, as Employee


     In consideration of the premises and the mutual agreements herein, the undersigned agree as follows:

     Binding Arbitration. Notwithstanding any provision of any Documents (defined below) to the contrary, upon the request of any of the undersigned (collectively called the "parties" and individually called a "party"), whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind (for example, whether in contract or in tort, under statutory or common law, or legal or equitable) now existing or hereafter arising between or among the parties in any way arising out of, pertaining to or in connection with (1) the referenced contract, any related agreements, documents or instruments (collectively, the "Documents") or any transaction contemplated thereby, or (2) all past, present and future contracts or agreements and all other aspects of any past, present or future relationships of the parties to the Documents shall be resolved by mandatory and binding arbitration in accordance with the terms of this Arbitration Program. The occurrence of any of the foregoing matters shall be referred to as a "Dispute." Any party to this Arbitration Program may bring by summary proceedings (for example, a plea in abatement or motion to stay further proceedings) an action in court to compel arbitration of any Dispute.

     Governing Rules. Notwithstanding any provision in any Documents to the contrary, all Disputes between parties shall be resolved by mandatory and binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with, and in the following order of priority: (1) the terms of this Arbitration Program, (2) in the Commercial Arbitration Rules of the AAA, (3) the Federal Arbitration Act (Title 9 of the United States Code) and
(4) to the extent the foregoing are inapplicable, unenforceable or invalid, under the laws of the State of Texas. The validity and enforceability of this Arbitration Program shall be determined in accordance with this same order of priority. To the extent that any inconsistency exists between this Arbitration Program and such statutes and rules, this Arbitration Program shall control. Judgment upon the award rendered by the arbitrators may be entered in and enforced by any court having jurisdiction and in accordance with the practice of such court; provided, however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protection afforded to it under 12 U.S.C. Sec. 91, Texas Banking Code art. 342-6-09 or 342-705, or any other protection provided by the laws of Texas or the United States.

     Arbitrator Powers and Qualifications; Awards; Modification or Vacation of Award. Arbitrators are empowered to resolved Disputes by summary rulings substantially similar to summary judgments and motions to dismiss. Arbitrators shall resolve all Disputes in accordance with the applicable substantive law. Any arbitrator selected shall be required to be a practicing attorney licensed to practice law in the State of Texas and shall be required to be experienced and

                                    A-B2-8
knowledgeable in the substantive laws applicable to the subject matter of the Dispute. With respect to a Dispute in which the claims or amounts in controversy do not exceed $1,000,000, a single arbitrator shall be chosen and shall resolved the Dispute. In such case, the arbitrator shall be required to make specific, written findings of fact, and shall have authority to render an award up to but not to exceed $1,000,000, including all damages of any kind whatsoever, including costs, fees and expenses. A dispute involving claims or amounts in controversy exceeding $1,000,000, shall be decided by a majority vote of a panel of three arbitrators (an "Arbitration Panel"), the determination of any two of the three arbitrators constituting the determination of the Arbitration Panel, provided, however, that all three Arbitrators on the Arbitration Panel, may grant any remedy or relief deemed just and equitable and within the scope of this Arbitration Program and may also grant such ancillary relief as is necessary to make effective any award. Arbitration Panels shall be required to make specific, written findings of fact and conclusions of law, and in such proceedings before an Arbitration Panel only, the parties shall have the additional right to seek vacation or modification of any award of an Arbitration Panel that is based in whole, or in part, on an incorrect or erroneous ruling of law by appeal to a Federal or State Court of Appeals, following the entry of judgment on the award in Federal or State District Court, as appropriate. For these purposes, the award and judgment entered by the Federal or State District Court shall be considered to be the same as the award and judgment of the Arbitration Panel. All requirements applicable to appeals from any Federal or State District Court judgment shall be applicable to appeals from judgments entered on decisions rendered by Arbitration Panels. The Appellate Courts shall have the power and authority to vacate or modify an award based upon a determination that there has been an incorrect or erroneous ruling of law. The Appellate Court shall also have the power to reverse and/or remand the decision of an Arbitration Panel. Subject to the foregoing, the determination of an Arbitrator or Arbitration Panel shall be binding on all parties and shall not be subject to further review or appeal except as otherwise allowed by applicable law.

     Other Matters and Miscellaneous. To the maximum extent practicable, the AAA, the Arbitrator (or the Arbitration Panel, as appropriate) and the parties shall take any action necessary to require that an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with AAA. Arbitration proceedings hereunder shall be conducted in Houston, Texas. Arbitrators shall be empowered to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Texas Rules of Civil Procedure and applicable law. With respect to any Dispute, each party agrees that all discovery activities shall be expressly limited to matters directly relevant to the Dispute and any Arbitrator, Arbitration Panel and the AAA shall be required to fully enforce this requirement. This Arbitration Program constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations and other communications on dispute resolution. The provisions of this Arbitration Program shall survive any termination, amendment, or expiration of the Documents, unless the parties otherwise expressly agree in writing. To the extent permitted by applicable law, Arbitrators, including any Arbitration Panel, shall have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees, and arbitrators' fees) to the prevailing party. This Arbitration Program may be amended, changed or modified only by the express provisions of a writing which specifically refers to this Arbitration Program and which is signed by all the parties hereto. If any term, covenant, condition or provision of this Arbitration Program is found to be unlawful, invalid or unenforceable, such illegality or invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining

                                    A-B2-9
parts of this Arbitration Program, and all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the illegal, invalid or unenforceable part had not been included. The captions or headings in this Arbitration Program are for convenience of reference only and are not intended to constitute any part of the body or text of this Arbitration Program. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or by applicable law or regulation. To the maximum extent permitted by law, this Arbitration Program modifies and supersedes any and all prior agreements for arbitration between the parties.

     Executed in Houston, Texas, this _____ day of _____________, 1997.

SIGNATURE OF EMPLOYER:                SIGNATURE OF EMPLOYEE:

SOUTHWEST BANCORPORATION
   OF TEXAS, INC.

_______________________________       ________________________________
By:                                   Maurice L. Junod
Title:


                                    A-B2-10

                                                                       EXHIBIT C

                       OPINION OF COUNSEL FOR THE COMPANY


     1. The Company is a corporation duly organized and validly existing under the laws of the State of Texas. SW Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The Company owns directly all of the outstanding capital stock of SW Bank. Each of the Company and SW Bank has the corporate power to own or lease its properties and to carry on its business as currently conducted, and is not required to be licensed or qualified to do business as a foreign corporation in any jurisdiction in which the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect on the Company.

     2. The authorized capital stock of the Company consists of 1,000,000 shares of Preferred Stock, $.01 par value, none of which shares were issued as of March 31, 1997, and 50,000,000 Company Common Stock, of which [9,390,933] shares were issued and outstanding as of March 31, 1997. All outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. The shares of Company Common Stock to be issued to the Shareholders pursuant to the provisions of the Agreement have been duly authorized, will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights of any person.

     3. The Company has full power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby. The Agreement has been duly authorized by all necessary corporate action on the part of the Company and SW Bank, has been duly and validly executed and delivered by and constitutes the valid and binding agreement of the Company and SW Bank, enforceable against the Company and SW Bank in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied at law or in equity).

     4. The Company and SW Bank have received approval from all necessary governmental agencies and authorities (including the Federal Reserve, the OCC and the Texas Banking Commissioner) for the consummation of the transactions contemplated by the Agreement. Neither the execution nor delivery of the Agreement nor the consummation by the Company and SW Bank of the transactions contemplated thereby, nor the compliance with and fulfillment of the terms and provisions thereof by the Company and SW Bank will conflict with, or result in a breach of, any term, condition or provisions of, or constitute a default under,
(a) the Articles of Incorporation or Bylaws of the Company, (b) the Articles of Association or Bylaws of SW Bank, (c) to our knowledge, any material agreement or instrument to which the Company or SW Bank is a party or by which either of them is bound, or (d) to our knowledge, any material order, judgment, or decree to which the Company or SW Bank is subject, or result in the creation of any material lien, charge or encumbrance on any properties of the Company or SW Bank.

                                     A-C-1

                                                                       EXHIBIT D

                        OPINION OF COUNSEL FOR THE BANK


1. The Bank is a Texas banking association, duly organized and validly existing under the laws of the State of Texas, has the corporate power to own or lease its properties and to carry on its business as currently conducted, and is not required to be licensed or qualified to do business as a foreign corporation in any jurisdiction in which the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect on the Bank.

2. The authorized capital stock of the Bank consists of 3,325,000 shares of Bank Common Stock, of which, 2,775,000 shares are issued and outstanding (including 105,000 shares held for future sale under the Bank's Stock Option Plan). All such shares have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. To our knowledge, there are no outstanding options, warrants, subscriptions, calls, contracts or other rights, arrangements or commitments of any kind, however denominated, relating to the purchase or other acquisition of capital stock of the Bank, or securities convertible into, capital stock of the Bank, except for the outstanding Bank Stock Options to purchase 305,000 shares of Bank Common Stock. The Bank's Stock Option Plan and the Bank Stock Options have been duly authorized by all necessary corporate action on part of the Bank and constitute valid and legally binding obligations of the Bank, enforceable in accordance with their terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied at law or in equity).

3. The Bank has full power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby, subject to approval by the Federal Reserve, the Comptroller and the Texas Banking Commissioner. The Agreement has been duly authorized by all necessary corporate action on the part of the Bank, has been duly and validly executed and delivered by and constitutes the valid and binding agreement of the Bank, enforceable against the Bank in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied at law or in equity).

4. Except for receipt of approval by the Federal Reserve, the OCC and the Texas Banking Commissioner or as set forth on the Disclosure Schedule, neither the execution nor delivery of the Agreement nor the consummation by the Bank of the transactions contemplated thereby, nor the compliance with and fulfillment of the terms and provisions thereof by the Bank will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, (a) the Articles of Association or Bylaws of the Bank, (b) to our knowledge, any material agreement or instrument to which the Bank is a party or by which it is bound, or (c) to our knowledge, any material order, judgment, or decree to which the Bank is subject, or result in the creation of any material lien, charge or encumbrance on any properties of the Bank.

                                     A-D-1

5. To our knowledge, except as disclosed on the Disclosure Schedule, there is no action, suit, proceeding or claim pending, or any investigation by any government or governmental agency or instrumentality, domestic or foreign, pending or threatened, against the Bank or any employee benefit plan maintained by it or the assets, business or goodwill of the Bank before any court, government or governmental agency or instrumentality, domestic or foreign, nor is there any outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, against the Bank.



                                     A-D-2

                                                                       EXHIBIT E

                                    RELEASE
                                   (Director)


     This Release (the "Release"), dated as of ___________, 1997, is made by ______________ (the "Director"), in favor of Pinemont Bank, Houston, Texas, a Texas banking association (the "Bank").

                              W I T N E S S E T H:

     WHEREAS, pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of _________, 1997, by and between the Bank and Southwest Bancorporation of Texas, Inc., it is a condition to the consummation of the transactions contemplated by the Merger Agreement that the Director shall have executed and delivered to the Bank an instrument releasing the Bank from any and all claims of such Director;

     WHEREAS, the purpose of this Release is to serve as the instrument referred to in Section 6.2(j)(i) of the Merger Agreement as discussed above;

     WHEREAS, the Director desires to enter into this Release in consideration of the matters set forth herein;

     NOW, THEREFORE, for and in consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Director agrees as follows:

     1. The Director acknowledges that he has no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against the Bank, except as a result of the Director's capacity as a depositor with the Bank. The Director for himself and on behalf of his heirs and assigns (the "Director Releasing Parties") releases, acquits and forever discharges the Bank, its predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them, from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Director Releasing Parties, or any of them, has now or might have in the future, known or unknown, now existing or that might arise hereafter, except such claims or causes of action as may exist as a result of or may arise out of (i) the Director's capacity as a depositor with the Bank, (ii) any claim for indemnification by the Bank the Director may have in the future pursuant to applicable laws or the Bank's Articles of Association or Bylaws (a "Statutory Indemnification") or the indemnity and insurance covenants contained in the Merger Agreement (a "Contractual Indemnification"), or (iii) the matters set forth on Schedule A hereto. It is intended that this Release shall release all claims of any kind or nature that any of the Director Releasing Parties might have against those hereby released whether asserted or not and except as may exist as a result of or may arise out of (i) the Director's capacity as a depositor with the Bank or (ii) Statutory Indemnifications and Contractual Indemnifications.

                                     A-E-1

     2. It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, if any, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by the Bank. The Director hereby represents and warrants that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action, if any, herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions and causes of action that the Director may have or be entitled to against the Bank, and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents.

     3. The Director represents and warrants that he has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Director in the capacity in which executed. The Director further represents and warrants that he has entered into this Release freely of his own accord and without reliance on any representations of any kind or character not set forth herein. The Director enters into this release upon the advice of and in concurrence with legal counsel.

     4. This Release shall be construed and enforced in accordance with the laws of the State of Texas, and to the extent applicable, the laws of the United States. If any provision of this Release or the application thereof to any person or circumstances shall be determined to be invalid or unenforceable to any extent, such provision shall be deemed severable, the remainder of this Release and the application of all other provisions shall not be affected thereby and shall be enforced to the greatest extent permitted by law, consistent with the intent of the parties hereto to enter into a mutual release. This Release is executed as of the date first above written. As used herein, the singular includes the plural, the masculine includes the feminine and neuter, and vice versa.

                              THE DIRECTOR:


                              ----------------------------------------
                              Print Name:
                                         -----------------------------


                                     A-E-2

STATE OF TEXAS      (S)
                    (S)
COUNTY OF HARRIS    (S)


     This instrument was acknowledged before me on _________________, 1997, by _______________________, Individually.



                              -------------------------------------------
                              Notary Public in and for the State of Texas

                              Printed Name:
                                           ------------------------------

                              My Commission Expires:
                                                    ---------------------




                                     A-E-3

                                                                       EXHIBIT F

                                    RELEASE
                                   (Officer)


     This Release (the "Release"), dated as of ___________, 1997, is made by ______________ (the "Officer"), in favor of Pinemont Bank, Houston, Texas, a Texas banking association (the "Bank").

                              W I T N E S S E T H:

     WHEREAS, pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of _________, 1997, by and between the Bank and Southwest Bancorporation of Texas, Inc., it is a condition to the consummation of the transactions contemplated by the Merger Agreement that the Officer shall have executed and delivered to the Bank an instrument releasing the Bank from any and all claims of such Officer;

     WHEREAS, the purpose of this Release is to serve as the instrument referred to in Section 6.2(j)(ii) of the Merger Agreement as discussed above;

     WHEREAS, the Officer desires to enter into this Release in consideration of the matters set forth herein;

     NOW, THEREFORE, for and in consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Officer agrees as follows:

     1. The Officer acknowledges that he or she has no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against the Bank, except as a result of the Officer's capacity as a depositor with the Bank, or for salary or bonus due to such Officer in the ordinary course of business. The Officer for himself or herself and on behalf of his heirs or her heirs and assigns (the "Officer Releasing Parties") releases, acquits and forever discharges the Bank, its predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them, from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Officer Releasing Parties, or any of them, has now or might have in the future, known or unknown, now existing or that might arise hereafter, except such claims or causes of action as may exist as a result of or may arise out of (i) the Officer's capacity as a depositor with the Bank, (ii) for salary, bonus and other compensation and benefits due to such Officer in the ordinary course of business (including any pro rata bonus based on 1997 services through the Effective Time), (iii) any claim for indemnification by the Bank the Officer may have in the future pursuant to applicable law or the Bank's Articles of Association or Bylaws (a "Statutory Indemnification") or the indemnity and insurance covenants contained in the Merger Agreement (a "Contractual Indemnification"), or (iv) the matters set forth on Schedule A hereto. It is intended that this Release shall release all claims of any kind or nature that any of the Officer Releasing Parties might have against those hereby released whether asserted or not and except as may exist as a result of or may arise out of (i) the Officer's capacity as a depositor with the

                                     A-F-1

Bank, for salary, bonus and other compensation and benefits due to such Officer in the ordinary course of business or (ii) for Statutory Indemnifications and Contractual Indemnifications.

     2. It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, if any, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by the Bank. The Officer hereby represents and warrants that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action, if any, herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions and causes of action that the Officer may have or be entitled to against the Bank, and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents.

     3. The Officer represents and warrants that he or she has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorized the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Officer in the capacity in which executed. The Officer further represents and warrants that he or she has entered into this Release freely of his or her own accord and without reliance on any representations of any kind or character not set forth herein. The Officer enters into this release upon the advice of and in concurrence with legal counsel.

     4. This Release shall be construed and enforced in accordance with the laws of the State of Texas, and to the extent applicable, the laws of the United States. If any provision of this Release or the application thereof to any person or circumstances shall be determined to be invalid or unenforceable to any extent, such provision shall be deemed severable, the remainder of this Release and the application of all other provisions shall not be affected thereby and shall be enforced to the greatest extent permitted by law, consistent with the intent of the parties hereto to enter into a mutual release. This Release is executed as of the date first above written. As used herein, the singular includes the plural, the masculine includes the feminine and neuter, and vice versa.

                              THE OFFICER:


                              ----------------------------------------
                              Print Name:
                                          ----------------------------


                                     A-F-2

STATE OF TEXAS      (S)
                    (S)
COUNTY OF HARRIS    (S)


     This instrument was acknowledged before me on ______________, 1997, by ______________________, Individually.



                              -------------------------------------------
                              Notary Public in and for the State of Texas

                              Printed Name:
                                           ------------------------------

                              My Commission Expires:
                                                    ---------------------



                                     A-F-3

                                                                      APPENDIX B

                       THE CHARLES T. MEEKS COMPANY, INC.
                        101 WEST SIXTH STREET, SUITE 409
                            AUSTIN, TEXAS 78701-2933


                                 April 23, 1997



Board of Directors
Pinemont Bank
12130 Hempstead Road
Houston, Texas 77240

Members of the Board:

     In our capacity as a banking consultant, analyst and bank stock appraiser, The Charles T. Meeks Company, Inc. ("Meeks") has been asked to render an opinion as to the fairness of the proposed exchange ratio of common stock to be used in the proposed merger of Pinemont Bank, Houston, Texas ("Pinemont") with Southwest Bank of Texas, N.A., Houston, Texas ("SW Bank"), a wholly-owned subsidiary of Southwest Bancorporation of Texas, Inc. (the "Company"), from a financial point of view.

     Charles T. Meeks, the President of Meeks, has served as a banker for thirty-eight years and a bank consultant for eight years. He has familiarity with and involvement with the banking industry nationwide, as well as familiarity with the Texas market and recent transactions in this market. He is continually engaged in the valuation of bank and bank holding company securities in Texas and other states.

     In rendering the Opinion, Meeks reviewed certain publicly available information concerning Pinemont, the Company and SW Bank. Meeks also considered other nonpublic information and factors in making its evaluation. In arriving at the Opinion Meeks reviewed: (i) the terms of the negotiated Merger Agreement; (ii) the most recent audited balance sheets and income statements of Pinemont; (iii) the most recent listing of Pinemont's marketable securities showing rate, maturity and market value as compared to book value; (iv) Pinemont's internal loan classification list; (v) the 1997 budget and performance to date of Pinemont; (vi) the minutes of meetings of Pinemont's Board and special committees; (vii) the most recent monthly report of the Pinemont Board; (viii) the analysis of loan loss reserve adequacy for Pinemont;
(ix) market conditions and current trading levels of Pinemont's outstanding common stock; (x) information regarding lawsuits in which Pinemont is a defendant; (xi) information regarding real estate owned and leased by Pinemont, and (xii) other information as supplied by Pinemont. Meeks also reviewed all of the above with regard to the Company and SW Bank. Reviews were conducted primarily onsite at the applicable corporate headquarters.

     In performing its analysis, Meeks relied upon financial projections for Pinemont which were prepared and furnished by management of Pinemont and certain financial projections made by Meeks. Meeks also relied on financial projections for the Company and SW Bank made by Meeks following discussions with the management of the Company and a review of the financial information supplied by management.

     In rendering the Opinion, Meeks did not independently verify the asset quality and financial condition of Pinemont, the Company or SW Bank, but instead relied upon the data provided by or on behalf of Pinemont, the Company and SW Bank to be true and accurate in all material aspects.

     Having reviewed all factors which we deem to be relevant, and using the assumption that all information provided us was accurate and complete, it is our FAIR OPINION that the proposed exchange ratio, i.e., 0.625 of a share of Southwest Bancorporation of Texas, Inc. for each share of Pinemont Bank, is FAIR AND EQUITABLE to the shareholders of Pinemont Bank, from a financial point of view.

     The Opinion does not constitute an endorsement of the Merger or a recommendation to any shareholder as to how such shareholder should vote in connection with the approval of the Merger and the Merger Agreement.

     Prior to being retained for this assignment, Meeks provided other professional but non-investment banking services to Pinemont. The revenues derived from such services are insignificant when compared to Meeks' total gross revenues.

     We hereby consent to the reference to our firm in the proxy statement related to the merger transaction and to the inclusion of the Opinion as an exhibit to the proxy statement related to the merger transaction.

                              THE CHARLES T. MEEKS COMPANY, INC.


                              ------------------------------------
                              Charles T. Meeks, President

                                                                      APPENDIX C


                         TEXAS BUSINESS CORPORATION ACT

                          ARTICLES 5.11, 5.12 AND 5.13

ART. 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any shareholders of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

ART. 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise the right to dissent only by complying with the following procedures:

          (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

               (b) With respect to proposed corporation action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
     (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporation action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list.
The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Articles of Incorporation of the Company provide that, subject to certain limitations, its officers and directors (and certain other individuals acting on behalf of the Company) will be indemnified by the Company against judgments, penalties, fines, settlements and reasonable expenses actually incurred by such persons, to the fullest extent permitted under the Texas Business Corporation Act (the "TBCA"). Generally, Article 2.01-1 of the TBCA permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, or (b) in other cases, that his conduct was at least not opposed to the corporation's best interests, and
(iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

  The Company's Articles of Incorporation provide that a director of the Company will not be liable to the corporation for monetary damages for an act or omission in the director's capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director's duty of loyalty to the corporation or the shareholders, (ii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's officer, (iv) an action or omission for which the liability of the director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or dividend.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) *Exhibits:

   2.1  --Agreement and Plan of Merger dated April 28, 1997, among Southwest
         Bancorporation of Texas, Inc., Southwest Bank of Texas National
         Association and Pinemont Bank (included as Appendix A to Proxy
         Statement/Prospectus)
   3.1  --Articles of Incorporation of the Company
   3.2  --Bylaws of the Company (Restated as of December 31, 1996)
   3.3  --Amendment dated December 18, 1996 to Articles of Incorporation of the
         Company
   4.1  --Specimen Common Stock certificate
   5.1  --Opinion of Vinson & Elkins L.L.P.
 **8.1  --Form of Tax Opinion of Brown, Parker & Leahy, L.L.P.
  10.1  --1989 Stock Option Plan
  10.2  --1993 Stock Option Plan
  10.3  --Form of Stock Option Agreement under 1989 Stock Option Plan and 1993
         Stock Option Plan
  10.4  --1996 Stock Option Plan
  10.5  --Form of Incentive Stock Option Agreement under 1996 Stock Option Plan
  10.6  --Form of Non-Qualified Stock Option Agreement under 1996 Stock Option
         Plan
  10.7  --Directors Stock Option Plan, adopted October, 1993
  10.8  --Form of Stock Option Agreement under Directors Stock Option Plan
  10.9 --Form of Change in Control Agreement between the Company and each of Walter E. Johnson, Paul B. Murphy, Jr., Joseph H. Argue, David C.
         Farries, Sharon K. Sokol, Yale Smith, Steve D. Stephens and Anthony
         Torentinos
  10.10 --Form Employment Contract between the Company and J. Nolan Bedford
         (included as Exhibit B-1 to Exhibit 2.1 hereof).

   10.11 --Form of Employment Contract between the Company and Maurice L. Junod
          (included as Exhibit B-2 to Exhibit 2.1 hereof).
   21.1  --List of subsidiaries of the Company
 **23.1  --Consent of Coopers & Lybrand L.L.P.
 **23.2  --Consent of Grant Thornton LLP
   23.3  --Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto)
   23.4  --Consent of Brown, Parker & Leahy, L.L.P.
   23.5  --Consent of The Charles T. Meeks Company, Inc. (included in Appendix
          B to Proxy Statement/Prospectus)
   24.1 --Powers of Attorney (included on the signature page to this Registration Statement)
   99.1  --Form of Proxy for Special Meeting of Shareholders of Pinemont Bank
 **99.2 --Consent of Adolph A. Pfeffer, Jr. to being named as about to become a director of the Registrant

--------

 * All Exhibits except Exhibits 2.1, 5.1, 8.1, 10.10, 10.11, 23.1, 23.2, 23.3,
   23.4, 23.5, 24.1, 99.1 and 99.2 are incorporated herein by reference to the Exhibits bearing the same Exhibit numbers in the Registrant's Form S-1 Registration Statement No. 333-16509, declared effective by the Commission on January 27, 1997.
** Filed herewith.

  (b) Financial Statement Schedules:

  All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are omitted either because they are not required or because the required information is included in the financial statements and notes thereto included herein. See "Index to Financial Statements" on page F-1 of the Proxy Statement/Prospectus.

ITEM 23. UNDERTAKINGS

  (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (2) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (3) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THE 27TH DAY OF JUNE, 1997.

                                          SOUTHWEST BANCORPORATION OF TEXAS,
                                           INC.

                                                /s/ David C. Farries
                                          By:__________________________________

                                             Executive Vice President,

                                              Treasurer and Secretary

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul B. Murphy, Jr., David C. Farries and R. John McWhorter, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

                 *                   Chairman of the Board and       June 27, 1997
____________________________________ Chief Executive Officer
         Walter E. Johnson           (Principal Executive
                                     Officer)

      /s/ David C. Farries           Executive Vice President,       June 27, 1997
____________________________________ Treasurer and Secretary
          David C. Farries           (Principal Financial
                                     Officer)

                 *                   Vice President and              June 27, 1997
____________________________________ Controller (Principal
         R. John McWhorter           Accounting Officer)

                 *                   Director                        June 27, 1997
____________________________________
          J. David Heaney

                 *                   Director                        June 27, 1997
____________________________________
          John W. Johnson

                 *                   Director                        June 27, 1997
____________________________________
         John B. Brock III

                 *                   Director                        June 27, 1997
____________________________________
         Ernest H. Cockrell


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

                 *                   Director                        June 27, 1997
____________________________________
        Wilhelmina R. Morian

                 *                   Director and President          June 27, 1997
____________________________________
        Paul B. Murphy, Jr.

                 *                   Director                        June 27, 1997
____________________________________
        Andres Palandjoglou

                 *                   Director                        June 27, 1997
____________________________________
         Michael T. Willis

   /s/ David C. Farries

*By: ______________________

     David C. Farries

     Attorney-in-Fact